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As filed with the Securities and Exchange Commission on March 25, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FAIRPOINT COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4813 (Primary Standard Industrial Classification Code Number)	13-3725229 (I.R.S. Employer Identification Number)

521 East Morehead Street, Suite 250
Charlotte, North Carolina 28202
(704) 344-8150
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Walter E. Leach, Jr.
Senior Vice President and Chief Financial Officer
FairPoint Communications, Inc.
521 East Morehead Street, Suite 250
Charlotte, North Carolina 28202
(704) 344-8150
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

SEE TABLE OF ADDITIONAL REGISTRANTS

Copies To:

Marie Censoplano, Esq. Thomas E. Kruger, Esq. Jeffrey J. Pellegrino, Esq. Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, New York 10022 (212) 318-6000	Shirley J. Linn, Esq. Vice President and General Counsel FairPoint Communications, Inc. 521 East Morehead Street, Suite 250 Charlotte, North Carolina 28202 (704) 344-8150	Peter J. Loughran, Esq. Jeffrey J. Rosen, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000

Approximate date of commencement of sale of the securities to the public:
 As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Income Deposit Securities (IDSs)(2)

Class A Common Stock, $0.01 par value(3)

% Senior Subordinated Notes(4)(5)

Guarantees of Senior Subordinated Notes(6)

Total	$750,000,000	$95,025

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(Continued on next page)

(Continued from previous page)

(2)
Includes an indeterminate number of IDSs of the same series of the IDSs offered hereby, which may be received by holders of IDSs in the future on one or more occasions in replacement of the IDSs offered hereby in the event of a subsequent issuance of IDSs. The IDS units represent      shares of class A common stock of FairPoint Communications, Inc. and $       million aggregate principal amount of      % senior subordinated notes of FairPoint Communications, Inc., including    IDSs subject to the underwriters' over-allotment option. Assuming the underwriters' over-allotment option is exercised in full,    IDSs will be sold to the public in connection with this initial public offering and    IDSs will be sold to our equity holders, in connection with the transactions described in this registration statement under "The Transactions."

(3)
Includes      shares of class A common stock subject to the underwriters' over-allotment option,      shares of class A common stock will be sold to the public in connection with this initial public offering and    shares of class A common stock represented by IDSs being sold to our equity holders, in connection with the transactions. No separate fee is payable with respect to these securities as they are included in the IDSs being registered herein.

(4)
Includes $       million aggregate principal amount of senior subordinated notes issued in the form of IDSs subject to the underwriters' over-allotment option, $       million aggregate principal amount of      % senior subordinated notes issued in the form of IDSs will be sold to the public in connection with this initial public offering and $    million aggregate principal amount of senior subordinated notes represented by IDSs being sold to our equity holders, in connection with the transactions. No separate fee is payable with respect to these securities as these securities are included in the IDSs being registered herein. In addition, $       million aggregate principal amount of       % senior subordinated notes will be sold separately (not in the form of IDSs) to the public in connection with this offering.

(5)
Includes an indeterminate principal amount of senior subordinated notes of the same series as the senior subordinated notes offered hereby, which will be received by holders of senior subordinated notes offered hereby in the future on one or more occasions in the event of a subsequent issuance of IDSs or senior subordinated notes of the same series, upon an automatic exchange of portions of the senior subordinated notes offered hereby for identical portions of such additional senior subordinated notes.

(6)
Each of the subsidiary guarantors listed in the Table of Additional Registrants on the next page will fully and unconditionally guarantee the senior subordinated notes being registered hereby. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the guarantees is payable.

        The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) of the Securities Act of 1933, may determine.

FairPoint Communications, Inc.

Table of Additional Registrants

Name	State of Incorporation/Formation	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.
ST Enterprises, Ltd.	Kansas	4813	480996774
MJD Ventures, Inc.	Delaware	4813	481177379
MJD Services Corp.	Delaware	4813	561922213
FairPoint Carrier Services, Inc.	Delaware	4813	621729497
FairPoint Broadband, Inc.	Delaware	4813	582256315
MJD Capital Corp.	South Dakota	4813	562047160

        The address, including zip code, of the principal offices of the additional registrants listed above is: c/o FairPoint Communications, Inc., 521 East Morehead Street, Suite 250, Charlotte, North Carolina 28202 and the telephone number, including area code, of such additional registrants at that address is (704) 344-8150.

Subject to Completion, Dated March 25, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Income Deposit Securities (IDSs)
representing
Shares of Class A Common Stock and
$     million    % Senior Subordinated Notes due 2014
and
$     million    % Senior Subordinated Notes due 2014

This is an offering of             IDSs. The IDSs represent             shares of our class A common stock being sold by us and the selling securityholders and $     million aggregate principal amount of the    % senior subordinated notes due 2014, subject to extension of maturity as described herein, being sold by us. Each IDS represents:

  •
  one share of our class A common stock; and

  •
  a    % senior subordinated note with $            principal amount.

We are also selling separately (not in the form of IDSs) $       million aggregate principal amount of our      % senior subordinated notes due 2014, subject to extension of maturity as described herein.

This is the initial public offering of our IDSs and senior subordinated notes. We anticipate that the public offering price will be between $            and $            per IDS and the public offering price of the senior subordinated notes sold separately (not in the form of IDSs) will be      % of their stated principal amount.

Holders of IDSs will have the right to separate IDSs into the shares of class A common stock and senior subordinated notes represented thereby at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control. Similarly holders of our class A common stock and senior subordinated notes may, at any time, unless the IDSs have automatically separated, combine the applicable number of shares of class A common stock and principal amount of senior subordinated notes to form IDSs. Separation of IDSs will occur automatically upon a redemption or upon the maturity of the senior subordinated notes.

Upon a subsequent issuance by us of IDSs or senior subordinated notes of the same series (not in the form of IDSs), a portion of your senior subordinated notes may be automatically exchanged for an identical principal amount of the senior subordinated notes issued in such subsequent issuance and, in such event, your IDSs or senior subordinated notes will be replaced with new IDSs or new senior subordinated notes, as the case may be. In addition to the senior subordinated notes offered hereby, the registration statement of which this prospectus is a part also registers the senior subordinated notes and new IDSs to be issued to you upon any such subsequent issuance. For more information regarding these automatic exchanges and the effect they may have on your investment, see "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and subject you to other adverse consequences" on page 32 and "Description of Senior Subordinated Notes—The Notes—Additional Notes" on page 115 and "Certain United States Federal Tax Considerations—Senior Subordinated Notes—Additional Issuances" on page 163.

We intend to apply to list our IDSs on the                        under the trading symbol "      " and on the Toronto Stock Exchange under the trading symbol "      ". In addition, we intend to apply to list our shares of class A common stock on the Toronto Stock Exchange under the trading symbol "      ".

Investing in the IDSs, shares of our class A common stock and/or our senior subordinated notes involves risks. See "Risk Factors" beginning on page 24.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per IDS	Total	Per Senior Subordinated Note(2)		Total
Public offering price(1)	$	$		%	$
Underwriting discount	$	$		%	$
Proceeds to FairPoint Communications, Inc. (before expenses)(3)	$	$		%	$
Proceeds to selling securityholders(4)	$		$—			—

(1)
The offering price in Canada is payable in Canadian dollars and is the approximate equivalent of the U.S. dollar offering price based on the noon buying rate on the date of this prospectus as quoted by the Federal Reserve Bank of New York.

(2)
We are selling $       million aggregate principal amount of senior subordinated notes separately (not in the form of IDSs).

(3)
We are selling             IDSs in the offering. We will not receive any proceeds from the sale by the existing preferred stockholders of            shares of class A common stock represented by IDSs being sold in the offering, nor will we receive any proceeds from the sale of             IDSs by certain existing common stockholders. See "The Transactions."

(4)
Existing preferred stockholders will receive $     million in proceeds from their sale of shares of class A common stock represented by IDSs being sold in the offering. Certain existing common stockholders will receive $     million in proceeds from their sale of IDSs in the offering.

Certain existing common stockholders have granted the underwriters an option to purchase up to            additional IDSs at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. This prospectus also relates to      IDSs being sold to our equity holders in exchange for equity interests owned by them.

The underwriters expect to deliver the IDSs and the senior subordinated notes to purchasers on or about                        , 2004.

Joint Book–Running Managers

CIBC World Markets	Citigroup	Deutsche Bank Securities

Banc of America Securities LLC	Credit Suisse First Boston	RBC Capital Markets	UBS Investment Bank

                      , 2004

[Map of United States indicating the
locations of our operations]

        In making your investment decision, you should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provided you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, consolidated financial condition, results of operations, liquidity and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information in this prospectus is correct as of any date subsequent to the date on the cover of this prospectus.

Industry and Market Data

        Industry and market data used throughout this prospectus were obtained from our own research, studies conducted by third parties and industry and general publications published by third parties and, in some cases, are management estimates based on its industry and other knowledge. Neither we nor the underwriters have independently verified market and industry data from third-party sources, and neither we nor the underwriters make any representations as to the accuracy of such information. While we believe internal company estimates are reliable and market definitions are appropriate, they have not been verified by any independent sources and the underwriters make no representation as to the accuracy of such estimates and definitions.

Prospectus Summary

        The following is a summary of the principal features of this offering of IDSs and senior subordinated notes and should be read together with more detailed information and financial data and statements contained elsewhere in this prospectus. Except as otherwise required by the context, references in this prospectus to FairPoint, our company, we, us, or our refer to the combined businesses of FairPoint Communications, Inc. and all of its subsidiaries. All references to the Company refer to FairPoint Communications, Inc., excluding its subsidiaries.

Our Company

Overview

        We are a leading provider of communications services in rural communities, offering an array of services, including local voice, long distance, data, Internet and broadband product offerings. We are one of the largest rural telephone companies, and we believe that we are the 16th largest local telephone company, in the United States. We operate in 17 states with approximately 264,300 access line equivalents (including voice access lines and digital subscriber lines, or DSL) in service as of December 31, 2003. For the year ended December 31, 2003, we had pro forma revenues of $238.7 million.

        We were incorporated in February 1991 for the purpose of operating and acquiring incumbent telephone companies in rural markets. We have acquired 30 such businesses, 26 of which we continue to own and operate. Many of our telephone companies have served their respective communities for over 75 years. The majority of the rural communities we serve have fewer than 2,500 residents. All of our telephone company subsidiaries qualify as rural local exchange carriers, or RLECs, under the Telecommunications Act of 1996, or the Telecommunications Act.

        RLECs generally are characterized by stable operating results and strong cash flow margins and operate in supportive regulatory environments. In particular, existing state and federal regulations permit us to charge rates that enable us to recover our operating costs, plus a reasonable rate of return on our invested capital (as determined by relevant regulatory authorities). Competition is typically limited because RLECs primarily serve sparsely populated rural communities with predominantly residential customers, and the cost of operations and capital investment requirements for new entrants is high. As a result, in our markets, we have experienced virtually no wireline competition and limited competition from cable providers. While most of our markets are served by wireless service providers, their impact on our business has been limited.

Our Competitive Strengths

        We believe we are distinguished by the following competitive strengths:

  •
  Consistent and predictable cash flows and strong margins.    We have the leading market position in the rural communities we serve, with limited competition. Demand for telephone services from our residential and local business customers has historically been very stable despite changing economic conditions. As a result, we have experienced a relatively stable access line count during the last two years compared to regional bell operating companies, or RBOCs. Additionally, our telephone companies operate in generally supportive regulatory environments. These factors have permitted us to generate consistent cash flows and strong margins.

  •
  Geographically diversified markets.    We currently operate 26 RLECs in 17 states, clustered in five regions, enabling us to capitalize on economies of scale and operating efficiencies. Our geographic diversity significantly enhances our cash flow stability by limiting our exposure to competition, local economic downturns and state regulatory changes. In addition, we believe that we have achieved significant scale efficiencies by centralizing many functions, such as marketing, network planning, accounting and customer service.

  •
  Technologically advanced infrastructure. Our advanced network infrastructure enables us to provide a wide array of communications services. Our network consists of central office hosts and remote sites with all digital switches, primarily manufactured by Nortel and Siemens, operating with current software. As a result of our historic capital investments, our network infrastructure requires predictable capital expenditures and allows us to implement certain broadband enabled services with minimal incremental cost. As of December 31, 2003, approximately 86% of our exchanges are capable of providing DSL services, which allows us to provide high speed internet access.

  •
  Broadest service offerings in our markets. We believe that, as a result of our advanced network and switching infrastructure, we offer the only comprehensive suite of communications services in our markets, including local voice, long distance, data and Internet services. In addition, we offer enhanced features such as caller identification, call waiting, call forwarding, teleconferencing, video conferencing and voicemail. We also offer broadband communications solutions to most of our customers primarily through DSL technology.

  •
  Management team with proven track record.    We have an experienced management team that has demonstrated its ability to grow our rural telephone business over the past decade. Our senior management team has an average of 21 years of experience working with a variety of telephone companies. Our regional presidents have an average of 29 years of experience in the telecommunications industry. Our management team has successfully integrated 30 business acquisitions since 1993, improving revenues and cash flow significantly while enhancing service quality and broadening service offerings.

Our Strategy

        The key elements of our strategy are to:

  •
  Increase revenue per customer.    We are focused on increasing our revenues by introducing innovative product offerings and marketing strategies for enhanced and ancillary services to meet the growing needs of our customers. Our long standing relationships with our customers have helped us to successfully cross-sell broadband and value-added services, such as DSL, long distance, Internet dial-up, voicemail and other services. We will continue to evaluate and implement technologies that will allow us to offer new products and services.

  •
  Continue to improve operating efficiencies and profitability.    We have achieved significant operating efficiencies by applying our operational, regulatory, marketing and management expertise to our acquired businesses. We intend to continue to increase our operating efficiencies by consolidating various administrative functions and implementing best practices across all of our regions. For example, we have begun to integrate all billing systems into a single, outsourced billing platform, which will allow us to improve our customer service and enhance sales and marketing efforts.

  •
  Enhance customer loyalty.    We believe that our service driven customer relationships and long-standing local presence lead to high levels of customer satisfaction and increased demand for enhanced and ancillary services. We continue to build long-term relationships with our customers by actively participating in the communities we serve and by offering an array of communications services and quality customer care.

  •
  Pursue selective acquisitions.    We believe that our acquisition strategy has been successful because of our ability to integrate acquisitions and improve operating efficiencies in the businesses we acquire. Our management team has consistently produced strong operating cash flow improvements in our acquired businesses. We continue to evaluate and pursue acquisitions which provide the opportunity to enhance revenues and cash flows. Given these objectives, we believe that such acquisitions will be primarily in regions where we already operate.

The Transactions

        Concurrently with this offering, we will enter into a new senior secured $             million credit facility, which we refer to as the new credit facility, consisting of a revolving facility in an aggregate principal amount of up to $             million and a term facility in an aggregate principal amount of $             million. We expect to receive proceeds from this offering of approximately $             million, assuming an initial public offering price of $            per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus, and an initial public offering price of            % of the stated principal amount per senior subordinated note sold separately (not in the form of IDSs). These proceeds, together with approximately $             million in borrowings we expect to receive under the term facility of the new credit facility, will be used to:

  •
  Repay in full all $             million of outstanding loans under our existing credit facility.

  •
  Consummate tender offers and consent solicitations for all of our outstanding $115.2 million aggregate principal amount of 9 1/2% senior subordinated notes due 2008, which we refer to as the 9 1/2% notes; all of our outstanding $75.0 million aggregate principal amount of floating rate notes due 2008, which we refer to as the floating rate notes; all of our outstanding $193.0 million aggregate principal amount of 12 1/2% senior subordinated notes due 2010, which we refer to as the 12 1/2% notes; and all of our outstanding $225.0 million aggregate principal amount of 11 7/8% senior notes due 2010, which we refer to as the 11 7/8% notes.

  •
  Repay in full all $             million of our subsidiaries' outstanding debt, except for trade payables.

  •
  Establish a cash reserve of $             million primarily for real property lease payments associated with certain of our discontinued operations.

  •
  Pay fees and expenses of $             million.

        Concurrently with this offering, the following transactions will also occur:

  •
  In lieu of our obligation to mandatorily redeem our series A preferred stock upon the consummation of this offering, the holders of shares of our $             million liquidation preference of series A preferred stock will exchange their shares of preferred stock for shares of our class A common stock. The class A common stock so received will be sold to the underwriters and will be represented by IDSs being sold in this offering. The series A preferred stock was initially issued in May 2002 in exchange for debt of one of our subsidiaries whose operations we discontinued.

  •
  Except as described below, the holders of our existing common stock will be offered the right to exchange their common stock for IDSs. Certain of these holders will sell a portion of their IDSs in this offering in order to enable them to pay taxes incurred as a result of the exchange.

  •
  Affiliates of Thomas H. Lee Equity Fund IV, L.P., or THL, affiliates of Kelso & Company, or Kelso, certain other significant equity holders and certain members of our management will exchange a portion of the class A common stock held by them for shares of our class B common stock, rather than IDSs. The expected dividend rate on the class B common stock will be the weighted average of the coupon on the senior subordinated notes and the dividend yield on the class A common stock represented by the IDSs. Dividends will be paid on the class A common stock and the class B common stock on a pro rata basis based on their respective dividend rates. The class B common stock will be exchangeable for IDSs which will be registered under the

    Securities Act of 1933, or the Securities Act, at the holders option, during specified periods beginning on the              anniversary of the closing date of this offering.

  •
  The holders of our existing in-the-money stock options are expected, promptly following this offering, to exercise any vested and exercisable options for IDSs or shares of class B common stock. In addition, the holders of our existing restricted stock units are expected, promptly following this offering, to exchange their restricted stock units for IDSs that will be subject to certain vesting restrictions.

        In this prospectus, we refer to this offering, the new credit facility and the transactions described above collectively as the transactions. For additional information concerning the transactions, see "The Transactions," "Use of Proceeds," "Description of Certain Indebtedness" and "Capitalization."

Our Investors

        Upon the completion of this offering and assuming the exchange of all of our class B common stock for IDSs, THL and Kelso will own approximately             % and            %, respectively, of our class A common stock. Kelso has granted the underwriters an option to purchase up to            additional IDSs at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. If the over-allotment option is exercised in full, Kelso will own approximately            % of our class A common stock.

Our Organizational Structure After this Offering

        The chart below depicts our organizational structure immediately after the transactions.

Public
__%
Existing securityholders
__%(1)
FairPoint Communications, Inc.
(Issuer of IDSs and senior subordinated notes and borrower under new credit facility)
Holders of senior subordinated notes
(not in the form of IDSs)
Guarantors of senior subordinated notes and new credit facility
Guarantors of senior subordinated notes and new credit facility
ST Enterprises(2)
MJD Ventures(2)
FairPoint Broadband(2)
MJD Services(2)
MJD Capital(2)
FairPoint Carrier Services(2)
3 RLECS(3)
17 RLECS(3)
6 RLECS(3)

(1)
Includes class A common stock and class B common stock.

(2)
ST Enterprises, Ltd., MJD Ventures, Inc., MJD Services Corp., FairPoint Carrier Services, Inc., FairPoint Broadband, Inc., and MJD Capital Corp. are each direct wholly-owned subsidiaries of the Company. Each of these first tier subsidiaries will fully and unconditionally guarantee on a senior basis the new credit facility and each of these first tier subsidiaries and/or certain of their direct and/or indirect subsidiaries will pledge all outstanding shares of the RLECs they own to the lenders under the new credit facility. Each of these first tier subsidiaries also will fully and unconditionally guarantee on a senior subordinated unsecured basis the senior subordinated notes.

(3)
These 26 companies are indirect subsidiaries of the Company and are the operating entities through which the Company conducts its operations.

Recent and Pending Acquisitions

        On December 1, 2003, we purchased all of the capital stock of Community Service Telephone Co., or CST, and Commtel Communications, Inc., or CCI. CST and CCI serve approximately 13,280 access line equivalents in central Maine. This acquisition is referred to herein as the Maine acquisition.

        On June 18, 2003, we executed an agreement and plan of merger with Berkshire Telephone Corporation, or Berkshire, to merge FairPoint Berkshire Corporation with Berkshire, pending required state regulatory approvals. Shareholders of Berkshire would receive approximately $19.2 million in the merger, subject to adjustment. Berkshire is an independent local exchange carrier, or ILEC, that provides voice communication services to over 7,200 access line equivalents, serving five communities in New York State. Berkshire's communities of service are adjacent to Taconic Telephone Corp., one of the Company's subsidiaries. This acquisition is expected to close during the third quarter of 2004, pending regulatory approval. The acquisition of Berkshire is referred to herein as the Berkshire acquisition.

Where You Can Find Us

        We were incorporated in New York in 1991 and reincorporated in Delaware in 1993 as MJD Communications, Inc. In April 2000, we changed our name to FairPoint Communications, Inc. Our principal offices are located at 521 East Morehead Street, Suite 250, Charlotte, North Carolina 28202 and our telephone number is (704) 344-8150. Our web site is located at www.fairpoint.com. The information on our web site is not part of this prospectus.

General Information About This Prospectus

        Throughout this prospectus, unless otherwise noted, we have assumed:

  •
  no exercise of the underwriters' over-allotment option;

  •
  no exercise of our existing stock options or exchange of our existing restricted stock units for IDSs; and

  •
  a            for            reverse split and reclassification of our existing class A common stock that will become effective immediately prior to this offering.

        Unless the context otherwise requires, references in this prospectus to the "offering" refer collectively to the offering of        IDSs to the public and    IDSs to our equity holders in exchange for equity interests owned by them, including the shares of class A common stock and senior subordinated notes represented by such IDSs, and $             million aggregate principal amount of senior subordinated notes offered separately (not in the form of IDSs).

The Offering

Summary of the IDSs and Senior Subordinated Notes

        This offering consists of                        IDSs being sold at an initial public offering price of $            per IDS, which represents the midpoint of the range set forth on the cover page of this prospectus, and $            million principal amount of senior subordinated notes at an initial public offering price of        % of the stated principal amount of each senior subordinated note sold separately (not in the form of IDSs). As described below, assuming we make our scheduled interest payments and pay dividends in the amounts contemplated by the dividend policies our board of directors will adopt upon the closing of this offering, you will receive in the aggregate approximately $            per year in dividends and interest on the class A common stock and senior subordinated note represented by each IDS.

What are IDSs?

        IDSs are securities comprised of class A common stock and senior subordinated notes. Each IDS represents:

  •
  one share of our class A common stock; and

  •
  a    % senior subordinated note with $            principal amount.

        The ratio of class A common stock to the principal amount of senior subordinated notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our class A common stock. For example, if we elect to effect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of class A common stock and the same principal amount of senior subordinated notes as it previously represented. Likewise, if we effect a recombination or reclassification of our class A common stock, each IDS will thereafter represent the appropriate number of shares of class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of senior subordinated notes as it previously represented.

What payments can I expect to receive as a holder of IDSs or senior subordinated notes?

        You will be entitled to receive quarterly interest payments at an annual rate of    % of the aggregate principal amount of senior subordinated notes or, in the case of senior subordinated notes represented by IDSs, approximately $            per IDS per year, subject to our right, under specified circumstances, to defer interest payments on the senior subordinated notes on one or more occasions for not more than eight quarters in the aggregate and not beyond                        , 2009; and subject further to our right, on not more than two occasions for not more than three quarters per occasion between                        , 2009 and                        , 2014, to defer interest payments on the senior subordinated notes; in each case, so long as, at the time or during the pendency of such deferral (i) we are not in default under such senior subordinated notes and, if the default is not a payment default, the senior subordinated notes have not been accelerated as a result of such default, and (ii) there is no default under $        million or more of our other debt that is pari passu with or subordinated to the senior subordinated notes that has resulted in acceleration of the maturity of such debt.

        You will also receive quarterly dividends on the shares of our class A common stock represented by your IDSs, if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our then existing indebtedness, and which will be taxed as dividends to the extent of our current and accumulated earnings and profits. The indenture governing the senior subordinated notes contains restrictions on our ability to declare and pay dividends on our class A common stock. We will adopt a dividend policy which contemplates that initial annual dividends will be approximately $            per share of our class A common stock. However, our board of directors may, in its discretion, modify or repeal our dividend policies. We cannot assure you that we will pay dividends at this level in the future or at all. See "Description of Senior Subordinated Notes—Certain Covenants."

        We expect to make interest and dividend payments on or about the            day of each            ,             ,            and            to holders of record on the            day of such month. The cash used to make such interest and dividend payments is expected to come from distributions by our operating subsidiaries. Our new credit facility will contain provisions limiting our ability to make distributions in the event various financial tests are not met. See "Description of Certain Indebtedness—New Credit Facility—Senior Subordinated Notes—Interest Deferral/Suspension of Dividends."

Will my rights as a holder of IDSs be any different than the rights of a direct holder of the class A common stock or senior subordinated notes?

        No. As a holder of IDSs you are the beneficial owner of the class A common stock and senior subordinated notes represented by your IDSs. As such, you will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of the class A common stock and senior subordinated notes, as applicable.

Will the IDSs be listed on an exchange?

        Yes. We intend to list the IDSs on the                        under the trading symbol "            " and on the Toronto Stock Exchange under the trading symbol "            ".

Will the senior subordinated notes or shares of our class A common stock represented by the IDSs be listed on an exchange?

        The senior subordinated notes will not be listed on any exchange. We intend to list our class A common stock on the Toronto Stock Exchange under the trading symbol "    ." We do not anticipate that our class A common stock will trade on any other exchange, and we currently do not expect an active trading market for our class A common stock to develop. However, if a sufficient number of our outstanding shares of class A common stock are no longer held in the form of IDSs for a period of 30 consecutive trading days and we otherwise meet the applicable listing requirements, we will apply to list our shares of class A common stock for separate trading on the                        . The IDSs and the senior subordinated notes and shares of our class A common stock will be separately and freely tradable without restriction or further registration under the Securities Act or securities legislation in all the provinces of Canada, unless they are held by our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933.

Will the senior subordinated notes to be sold separately (not in the form of IDSs) be the same as the senior subordinated notes issued as a component of the IDSs?

        Yes. The senior subordinated notes to be sold separately (not in the form of IDSs) will be substantially identical to the senior subordinated notes represented by IDSs and will be part of the same series of notes and issued under the same indenture. Accordingly, holders of senior subordinated notes sold separately and holders of senior subordinated notes represented by IDSs will vote together as a single class, in proportion to the aggregate principal amount of notes they hold, on all matters on which holders of senior subordinated notes are entitled to vote under the indenture governing the senior subordinated notes.

In what form will IDSs and the securities represented by the IDSs and the senior subordinated notes sold separately be issued?

        The IDSs and the securities represented by the IDSs and the senior subordinated notes sold separately (not in the form of IDSs) will be issued in book-entry form only. This means that you will not be a registered holder of IDSs or the securities represented by the IDSs or the senior subordinated notes sold separately (not in the form of IDSs), and you will not be entitled to receive a certificate for your IDSs or the securities represented by your IDSs or the senior subordinated notes sold separately (not in the form of IDSs). You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs or senior subordinated notes.

How can I separate my IDSs into shares of class A common stock and senior subordinated notes or combine shares of class A common stock and senior subordinated notes to form IDSs?

        Holders of IDSs, whether purchased in this offering or in subsequent offerings of IDSs of the same series, may, at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control, through a broker or other financial institution, separate each of their IDSs into the shares of our class A common stock and senior subordinated notes represented thereby. Similarly, any holder of shares of our class A common stock and senior subordinated notes may, at any time, through a broker or other financial institution, combine the applicable number of shares of class A common stock and senior subordinated notes to form IDSs. Separation and recombination of IDSs may involve transaction fees charged by your broker and/or other financial intermediaries. See "Description of IDSs—Book Entry, Settlement and Clearance—Separation and Recombination."

What will happen if we issue additional IDSs or senior subordinated notes of the same series in the future?

        We may conduct future financings by selling additional IDSs or senior subordinated notes of the same series. Additional IDSs or senior subordinated notes will have terms that are identical to those of the IDSs or senior subordinated notes, respectively, being sold in this offering, except that if additional IDSs are issued 45 days or more from the closing of this offering, they will be immediately separable, and if they are issued less than 45 days from the closing of this offering, they will be separable on the same date as the IDSs issued hereunder may separate. Additional IDSs will also represent the same proportion of class A common stock and senior subordinated notes as are represented by the then outstanding IDSs. In addition, we will be required to issue additional IDSs in the future upon the exchange of our class B common stock to be held by certain existing security holders after the completion of this offering. Although the senior subordinated notes represented by such IDSs or sold separately (not in the form of IDSs) will have terms that are substantially identical (except for the issuance date) to the senior subordinated notes being sold in this offering and will be part of the same series of senior subordinated notes for all purposes under the indenture, it is possible that the new senior subordinated notes will be sold with original issue discount, which we refer to as OID, for U.S. federal income tax purposes. If such senior subordinated notes are issued with OID, all holders of IDSs of the same series (including the IDSs being offered hereby) and of outstanding senior subordinated notes not held in IDSs (including the senior subordinated notes being offered hereby) will automatically exchange a ratable portion of their outstanding senior subordinated notes for a portion of the new senior subordinated notes, whether held directly or in the form of IDSs, and will thereafter hold a unit consisting of new senior subordinated notes and old senior subordinated notes with a new CUSIP number or a new IDS (consisting of such note unit and class A common stock) with a new CUSIP number. As a result of such exchanges, we intend to allocate and report the OID associated with the sale of the new senior subordinated notes among all holders of senior subordinated notes on a pro rata basis, which may adversely affect your tax treatment. See "—What will be the U.S. federal income tax consequences of a subsequent issuance of senior subordinated notes?" In addition, if such senior subordinated notes are issued with OID, holders of such senior subordinated notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the senior subordinated notes or our bankruptcy prior to the maturity of the senior subordinated notes. See "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and subject you to other adverse tax consequences."

        We will immediately file a Current Report on Form 8-K (or any other applicable form) to announce and quantify any changes in the ratio of IDS components or changes in OID attributed to the senior subordinated notes.

What will be the U.S. federal income tax consequences of an investment in the IDSs?

        Certain aspects of the U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs in this offering are not clear. We intend to treat the purchase of IDSs in this offering as the purchase of shares of our class A common stock and senior subordinated notes and, by purchasing IDSs, you will agree to such treatment. You must allocate the purchase price of the IDSs between those shares of class A common stock and senior subordinated notes in proportion to their respective initial fair market values, which will establish your initial tax basis. Assuming an initial public offering price of $                  per IDS, which represents the midpoint of the range set forth on the cover page of this prospectus, we expect to report the initial fair market value of each share of class A common stock as $                  and the initial fair market value of each $                  aggregate principal amount of senior subordinated notes as $    and, by purchasing IDSs, you will agree to and be bound by such allocation.

        We believe that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes; however, this conclusion is not free from doubt. If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the senior subordinated notes could be treated as a dividend, to the extent of our current or accumulated earnings and profits, and interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes, which could materially increase our taxable income and significantly reduce our future cash flow. In addition, payments on the senior subordinated notes to foreign holders would be subject to U.S. federal withholding taxes at rates of up to 30%. Payments to foreign holders would not be grossed-up on account of any such taxes.

        Dividends paid by us, to the extent paid out of our current or accumulated tax "earnings and profits," will generally be taxable to you at long-term capital gains rates under recently-enacted legislation, which is scheduled to expire in 2008. Interest income on the senior subordinated notes will generally be taxable to you at ordinary income rates. See "Certain United States Federal Tax Considerations."

What will be the U.S. federal income tax consequences of a subsequent issuance of senior subordinated notes?

        The U.S. federal income tax consequences to you of the subsequent issuance of senior subordinated notes with OID upon a subsequent sale of IDSs or senior subordinated notes are not certain. In order to achieve fungibility of all of our IDSs and therefore ensure the maximum trading liquidity, the indenture governing the senior subordinated notes and the agreements with The Depository Trust Company, or DTC, will provide that, in the event there is a subsequent issuance of senior subordinated notes by us having substantially identical terms as the senior subordinated notes, each holder of senior subordinated notes or IDSs (as the case may be) agrees that a portion of such holder's senior subordinated notes will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes, and the records of any record holders of senior subordinated notes will be revised to reflect such exchanges.

Consequently, following each such subsequent issuance and exchange, without any further action by such holder, each holder of senior subordinated notes or IDSs (as the case may be) will own an indivisible unit composed of senior subordinated notes of each separate issuance in the same proportion as each other holder (and, for any such holder of IDSs, such indivisible unit composed of senior subordinated notes will be included in such holder's IDSs). However, the aggregate stated principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. It is unclear whether the exchange of senior subordinated notes for subsequently issued senior subordinated notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange. Even if the exchange is not treated as a taxable event, such exchange may result in holders having to include OID in taxable income prior to the receipt of cash and other potentially adverse U.S. federal income tax consequences to holders. Because a subsequent issuance will affect the senior subordinated notes in the same manner regardless of whether the senior subordinated notes are held as part of IDSs or directly, the recombination of senior subordinated notes and shares of class A common stock to form IDSs or the separation of IDSs should not affect your tax treatment. See "Certain United States Federal Tax Considerations."

        Following the subsequent issuance and exchange, we (and our agents) will report any OID on the subsequently issued senior subordinated notes ratably among all holders of senior subordinated notes and IDSs, and each holder of senior subordinated notes and IDSs will, by purchasing IDSs, agree to report OID in a manner consistent with this approach. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees) and thus may challenge the holders' reporting of OID on their tax returns. Such a challenge could create significant uncertainties in the pricing of IDSs and senior subordinated notes and could adversely affect the market for IDSs and senior subordinated notes.

        Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the IDSs or instruments similar to the IDSs, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the IDSs. For additional information, see "Certain United States Federal Tax Considerations."

Summary of Our Class A Common Stock

Issuer	FairPoint Communications, Inc.
Shares of class A common stock represented by IDSs being offered hereby	shares (or shares if the underwriters' over-allotment option is exercised in full). Each offered share of class A common stock initially will be represented by IDSs.
Shares of class A common stock outstanding following this offering	shares (or shares assuming exchange of all of our class B common stock for IDSs).
Voting rights	Each outstanding share of our class A common stock will carry one vote per share and will vote as a single class with the holders of our class B common stock
Dividends
You will receive quarterly distributions, which will be taxed as dividends to the extent of our current or accumulated earnings and profits, on the shares of our class A common stock represented by your IDSs if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our then outstanding indebtedness. Specifically, the senior subordinated notes indenture and the new credit facility both restrict our ability to declare and pay dividends on our class A common stock as described in detail under "Dividend Policies". Upon the closing of this offering, our board of directors will adopt dividend policies which contemplate that, subject to applicable law and the terms of our then existing indebtedness, initial annual dividends will be approximately $ per share of our class A common stock. However, our board of directors may, in its discretion, modify or repeal the dividend policies. We cannot assure that we will pay dividends at this level in the future or at all. Dividends will be paid on the class A common stock and the class B common stock on a pro rata basis based on their respective dividend rates.
Dividend payment dates	If declared, dividends will be paid quarterly on the day of each quarter to holders of record on the or the immediately preceding business day of such quarter.

Listing
We intend to list our class A common stock on the Toronto Stock Exchange under the trading symbol " ." We do not anticipate that our class A common stock will trade on any other exchange, and we currently do not expect an active trading market for our class A common stock to develop. However, if a sufficient number of our outstanding shares of class A common stock are no longer held in the form of IDSs for a period of 30 consecutive trading days and we otherwise meet the applicable listing requirements, we will apply to list our shares of class A common stock for separate trading on the . Our class A common stock will be freely tradable without restriction or further registration under the Securities Act or securities legislation in all the provinces of Canada, unless held by our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933.

Summary of Our Senior Subordinated Notes

Issuer	FairPoint Communications, Inc.
Senior subordinated notes being offered hereby	• $ million aggregate principal amount of % senior subordinated notes (or $ million aggregate principal amount assuming the underwriters' over-allotment option is exercised in full) represented by IDSs; and
• $ million aggregate principal amount of % senior subordinated notes sold separately (not in the form of IDSs).
Assuming exchange of all of our class B common stock for IDSs, $ million aggregate principal amount of senior subordinated notes would be outstanding following this offering.
Interest rate	% per year.
Interest payment dates	Interest will be paid quarterly in arrears on the day of each , , and , commencing , 2004 to holders of record on the day of such month.
Interest deferral	Subject to certain limitations, we may, at our option, defer interest payments on the senior subordinated notes on one or more occasions, so long as, at the time or during the pendency of such deferral (i) we are not in default under such senior subordinated notes and, if the default is not a payment default, the senior subordinated notes have not been accelerated as a result of such default, and (ii) there is no default under $ million or more of our other debt that is pari passu with or subordinated to the senior subordinated notes that has resulted in acceleration of the maturity of such debt. Interest payments will not be deferred under this provision for more than eight quarters in the aggregate and not beyond , 2009. In addition, subject to certain limitations, on not more than two occasions for not more than three quarters per occasion between , 2009 and , 2014, interest payments may again be deferred, at our option, on the senior subordinated notes, so long as, at the time or during the pendency of such deferral (i) we are not in default under such senior subordinated notes and, if the default is not a payment default, the senior subordinated notes have not been accelerated as a result of such default, and (ii) there is no default under $ million or more of our other debt that is pari passu with or subordinated to the senior subordinated notes that has resulted in acceleration of the maturity of such debt. Deferred interest on the senior subordinated notes will bear interest at an annual rate of %. We will repay all interest deferred prior to , 2009 (together with accrued interest thereon) on , 2009. We will repay all interest deferred after , 2009 and prior to , 2014 (together with accrued interest thereon) on , 2014; provided that we must pay all deferred interest and accrued interest thereon in full prior to deferring interest on a second occasion during such period. We may prepay deferred interest at any time, except when an interest deferral period is in effect.

In the event that interest payments on the senior subordinated notes are deferred, you would be required to include interest in your income for U.S. federal income tax purposes on an economic accrual basis even if you do not receive any cash interest payments.
Maturity date
The senior subordinated notes will mature on , 2014. We may extend the maturity of the senior subordinated notes for up to two additional successive five-year terms if our leverage ratio (as defined under "Description of Senior Subordinated Notes—Certain Definitions") under the indenture for the most recent twelve-month period ended on the last day of the fiscal quarter ending at least 45 days before the end of the then current term is less than to 1.0 and so long as we are not in default under our senior subordinated notes or more than $ million of any of our other outstanding indebtedness and no event of default under more than $ million of our other outstanding indebtedness could occur as a result of the extension.
Ranking
The senior subordinated notes will be senior subordinated indebtedness, will be subordinated in right of payment to all our existing and future senior indebtedness, will rank pari passu in right of payment with all our existing and future senior subordinated indebtedness, and will rank senior to all our future subordinated obligations. The senior subordinated notes will be structurally subordinated to all indebtedness of our operating subsidiaries. In addition, payments on the senior subordinated notes will be blocked upon the occurrence of certain events of default with respect to our senior indebtedness. See "Description of Senior Subordinated Notes—Subordination."

As of December 31, 2003, after giving pro forma effect to the transactions, we had approximately $ million of total consolidated indebtedness, of which $ million was senior indebtedness under our new credit facility.
Guarantees
The senior subordinated notes will be fully and unconditionally guaranteed by our first tier subsidiaries on a senior subordinated basis on the terms set forth in the indenture. All guarantors of the new credit facility will be guarantors of the senior subordinated notes. The senior subordinated note guarantees will be subordinated in right of payment to all existing and future senior indebtedness of our first tier subsidiaries, including their senior guarantees of indebtedness under our new credit facility and will be structurally subordinated to all indebtedness of our operating subsidiaries. See "Description of Senior Subordinated Notes—Guarantees."
Optional redemption
We may, at our option, redeem the senior subordinated notes on the terms set forth in the indenture governing the senior subordinated notes. If the senior subordinated notes are redeemed in whole or in part, the senior subordinated notes and class A common stock represented by each IDS will be automatically separated. See "Description of Senior Subordinated Notes—Optional Redemption."
Change of control
Upon the occurrence of a change of control, as defined under "Description of Senior Subordinated Notes—Change of Control," unless we have exercised our right to redeem all senior subordinated notes as described above, each holder of the senior subordinated notes will have the right to require us to repurchase that holder's senior subordinated notes at a price equal to 101% of the principal amount of the senior subordinated notes being repurchased, plus any accrued but unpaid interest to the date of repurchase. In order to exercise this right, a holder must separate the senior subordinated notes and class A common stock represented by such holder's IDSs.
Procedures relating to subsequent issuances
The indenture governing the senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes by us having substantially identical terms as the senior subordinated notes but a different CUSIP number, each holder of senior subordinated notes or IDSs (as the case may be) agrees that a portion of such holder's senior subordinated notes (whether held directly in book-entry form or held as part of IDSs) will be automatically exchanged for a portion of the senior subordinated notes purchased by the holders of such subsequently issued senior subordinated notes, and the records of any record holders of senior subordinated notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and automatic exchange, without any action by such holder, each holder of senior subordinated notes or IDSs (as the case may be) will own an indivisible unit composed of senior subordinated notes of each separate issuance in the same proportion as each other holder. However, the aggregate stated principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. The indenture governing the senior subordinated notes will permit issuances of additional senior subordinated notes, subject to compliance with restrictive covenants contained in the indenture, for permitted purposes in connection with issuances of our IDSs or class A common stock. However, we may not issue additional senior subordinated notes if and for so long as an event of default with respect to the senior subordinated notes has occurred and is continuing. The automatic exchange of senior subordinated notes summarized above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or any of our agents, including the underwriters, with respect to the full amount of senior subordinated notes purchased by such holder. However, any subsequent issuance of senior subordinated notes by us may adversely affect the tax and non-tax treatment of the holders of senior subordinated notes and IDSs. See "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and subject you to other adverse tax consequences" and "Certain U.S. Federal Income Tax Considerations—Additional Issuances."
Restrictive covenants	The indenture governing the senior subordinated notes will contain covenants with respect to us and our restricted subsidiaries that will restrict:
	•	the incurrence of additional indebtedness and the issuance by our restricted subsidiaries of preferred stock;
	•	our ability to incur layered indebtedness;

	•	the payment of dividends on, and purchase or redemption of, capital stock;
	•	a number of other restricted payments, including investments;
	•	the creation of liens;
	•	the ability of our restricted subsidiaries to guarantee our and their indebtedness;
	•	specified sales of assets;
	•	the creation of encumbrances or restrictions on the ability of restricted subsidiaries to distribute and advance funds or transfer assets to us or any other restricted subsidiary;
	•	specified transactions with affiliates;
	•	sale and leaseback transactions;
	•	our ability to designate restricted and unrestricted subsidiaries;
	•	our ability to enter lines of business outside the communications business; and
	•	certain consolidations, mergers and sales and transfers of assets by or involving us.
The limitations and prohibitions described above are subject to a number of other important qualifications and exceptions described under "Description of Senior Subordinated Notes—Certain Covenants."
Listing	We do not anticipate that our senior subordinated notes will be separately listed on any exchange.

Risk Factors

        You should carefully consider the information under "Risk Factors" beginning on page 24 of this prospectus and all other information included in this prospectus prior to making a decision to invest in the IDSs and the shares of our class A common stock and/or senior subordinated notes.

Summary Historical and Pro Forma Financial Data

        The following financial information should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto contained elsewhere in this prospectus. Amounts in thousands, except access lines and ratios.

	Year Ended December 31,			Pro Forma(1)
	2001	2002	2003	2003
				(unaudited)
Statement of Operations:
Revenues	$230,176	$230,819	$231,432	$238,663
Income from operations	57,995	73,320	72,140	72,990
Loss from continuing operations(2)	(25,422)	(8,694)	(8,250)	(8,190)
Income (loss) from discontinued operations(3)	(186,178)	21,933	9,921	9,921
Net income (loss)(2)	(211,600)	13,239	1,671	1,731
Operating Data:
EBITDA(4)	$106,404	$107,654	$129,827	$132,128
Adjusted EBITDA(4)	120,951	131,656	132,574	134,875
Capital expenditures	43,175	38,803	33,595	34,218
Access line equivalents(5)	247,862	248,581	264,308	264,308
Residential access lines	191,570	189,803	196,145	196,145
Business access lines	53,056	51,810	50,226	50,226
DSL lines	3,236	6,968	17,937	17,937
Balance Sheet Data:
Cash	$2,919	$5,394	$5,603	$5,603
Total assets	875,015	829,253	843,068	843,068
Total long term debt, including current portion	907,602	804,190	825,560	825,560
Preferred shares subject to mandatory redemption	—	90,307	96,699	96,699
Total shareholders' equity (deficit)	(149,510)	(146,150)	(147,953)	(147,953)

(1)
Information gives pro forma effect to the Maine acquisition, as if such acquisition had occurred on January 1, 2003. The information does not give effect to the transactions described under "The Transactions".

(2)
Interest expense includes amortization of debt issue costs aggregating $4,018, $3,664 and $4,171 for the fiscal years ended December 31, 2001, 2002 and 2003, respectively. We prospectively adopted the provisions of SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity," effective July 1, 2003. SFAS 150 requires us to classify as a long-term liability our series A preferred stock and to reclassify dividends and accretion from the series A preferred stock as interest expense. Such stock is now described as "Preferred Shares Subject to Mandatory Redemption" in the balance sheet and dividends and accretion on these preferred shares are now included in pre-tax income whereas previously they were presented as a reduction to equity (a dividend), and, therefore, a reduction of net income available to common stockholders. In 2003, interest expense includes $9,049 related to dividends and accretion on preferred shares subject to mandatory redemption.

(3)
Income (loss) from discontinued operations reflects (i) the sale by us of all the capital stock of Union Telephone of Harford, Armour Independent Telephone Co., WMW Cable TV Co. and Kadoka Telephone Co. to the Golden West Telephone Properties, Inc. on September 30, 2003, which we refer to as the South Dakota disposition; and (ii) the discontinuation of our competitive local exchange carrier, or CLEC, operations through FairPoint Carrier Services, Inc., or Carrier Services, in November 2001.

(4)
EBITDA means net income (loss) before income (loss) from discontinued operations, interest expense, income taxes, and depreciation and amortization. We believe EBITDA is useful to investors because EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. We believe EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies. While providing useful information, EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with generally accepted accounting principles. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        A reconciliation of net income (loss) to EBITDA follows (in thousands):

	Year Ended December 31,			Pro Forma
	2001	2002	2003	2003
				(unaudited)
Net income (loss)	$(211,600)	$13,239	$1,671	$1,731
(Income) loss from discontinued operations	186,178	(21,933)	(9,921)	(9,921)

Loss from continuing operations	(25,422)	(8,694)	(8,250)	(8,190)
Adjustments:
Interest expense(2)	76,314	69,520	90,224	91,086
Provision (benefit) for income tax expense	431	518	(236)	(93)
Depreciation and amortization	55,081	46,310	48,089	49,325

EBITDA	$106,404	$107,654	$129,827	$132,128

Covenants in the indenture governing our senior subordinated notes and in our new credit facility will contain ratios based on Adjusted EBITDA. Adjusted EBITDA for any period is defined in our senior subordinated note indenture and our new credit facility as (1) the sum of consolidated net income, as defined therein, plus the following to the extent deducted from consolidated net income: provision for taxes, consolidated interest expense, depreciation, amortization and certain other non-cash items, each as defined, minus (2) all non-cash items increasing consolidated net income for the period. If our Adjusted EBITDA were to decline below certain levels, covenants in the agreements governing our indebtedness that are based on Adjusted EBITDA, including our interest coverage ratio covenant, may be violated and could cause, among other things, a default or mandatory prepayment under our new credit facility, or result in our inability to pay dividends or a requirement that we defer interest payments on the senior subordinated notes. These covenants are summarized under "Description of Certain Indebtedness—New Credit Facility" and "Description of Senior Subordinated Notes." A reconciliation of EBITDA to Adjusted EBITDA is as follows (in thousands):

	Year Ended December 31,			Pro Forma
	2001	2002	2003	2003
				(unaudited)
EBITDA	$106,404	$107,654	$129,827	$132,128
Net (gain) loss on sale of investments and other assets	648	(34)	(608)	(608)
Impairment on investments	—	12,568	—	—
Equity in net earnings of investees	(4,930)	(7,798)	(10,092)	(10,092)
Distributions from investments	5,013	9,018	10,775	10,775
Realized and unrealized (gains) losses on interest rate swaps	12,873	9,577	1,387	1,387
Loss on early retirement of debt	—	—	1,503	1,503
Non-cash stock based compensation	1,337	924	15	15
Deferred patronage dividends	(394)	(253)	(233)	(233)

Adjusted EBITDA	$120,951	$131,656	$132,574	$134,875

(5)
Total access line equivalents includes both voice access lines and DSL lines.

Interest and Dividend Payments to IDS Holders

        The table below shows certain information relating to our available cash in 2003 on a pro forma basis to give effect to:

  •
  the Maine acquisition, as if it were consummated on January 1, 2003; and

  •
  the South Dakota disposition (shown below in discontinued operations), as if it were consummated on January 1, 2003.

        The additions (deductions) to Adjusted EBITDA below give effect to the transactions (as if the transactions had occurred on January 1, 2003) and assume:

  •
  that all of the 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes are purchased pursuant to the applicable tender offers and consent solicitations; and

  •
  the exchange of all of our outstanding common stock, stock options and restricted stock for IDSs or class B common stock.

        The information in the table below does not include any interest associated with our letter of credit.

Pro Forma Year Ended December 31, 2003
(in thousands)
(unaudited)
Net income	$1,731
Income from discontinued operations	(9,921)
Interest expense	91,086
Provision for income tax expense	(93)
Depreciation and amortization	49,325

EBITDA	$132,128
Net (gain) loss on sale of investments and other assets	(608)
Equity in net earnings of investees	(10,092)
Distributions from investments	10,775
Realized and unrealized (gains) losses on interest rate swaps	1,387
Loss on early retirement of debt	1,503
Non-cash stock based compensation	15
Deferred patronage dividends	(233)

Adjusted EBITDA	$134,875
Additions (deductions) to Adjusted EBITDA:
Management fees paid to affiliates of THL and Kelso(1)	$1,021
Estimated annual public company administrative expenses(2)	(2,000)
Estimated income tax expense(3)	(650)
Capital expenditures(4)	(34,218)
Estimated interest expense on new credit facility(5)
Interest expense on senior subordinated notes(6)

Available cash for dividends, working capital and general corporate purposes
Dividends on class A common stock(7)
Dividends on class B common stock(7)

Remaining available cash(8)	$

(1)
In connection with this offering, we will terminate our management agreements with THL and Kelso and payment of the management fees thereunder. See "Certain Relationships and Related Party Transactions—Financial Advisory Agreements."

(2)
Consists of estimated incremental audit fees, director and officer liability insurance premiums, expenses related to stockholders meetings, printing expenses, investor relations expenses, additional filing fees, additional trustee fees, registrar and transfer agent fees, directors' fees, additional legal fees, listing fees and miscellaneous fees.

(3)
Consists of estimated federal and state taxes based on our capital structure after this offering. We expect our tax expense to be approximately $     million in 2005.

(4)
Represents our actual capital expenditures for fiscal 2003. We expect capital expenditures for fiscal 2004 to be approximately $36.6 million, which includes a $3.8 million non-recurring capital expenditure relating to our billing platform and DSL related investments. We expect capital expenditures in fiscal 2005 to be approximately $32.5 million.

(5)
Assumes interest at current rates, estimated as    % average interest on $         million outstanding borrowings under the new term loan facility,     % interest on an estimated average balance of $     million under the new credit facility's revolving loan facility and a    % commitment fee on the average unused balance of $         million under the new credit facility's revolving loan facility.

(6)
Represents an assumed    % interest on the senior subordinated notes represented by the IDSs and the $         million of    % senior subordinated notes sold separately (not in the form of IDSs).

(7)
Dividends will be paid on the class A common stock and the class B common stock on a pro rata basis based on their respective dividend rates.

(8)
Remaining available cash will be used for working capital and other general corporate purposes.

        Based on the foregoing, payments to IDS holders and holders of the senior subordinated notes (not in the form of IDSs) sold separately for the year ended December 31, 2003 would have been as follows:

	Aggregate	Per IDS	Per Senior Subordinated Note
(in thousands)
Interest on senior subordinated notes(1)	$	$	$
Dividends on shares of class A common stock represented by IDSs(2)				—

Total	$	$	$

(1)
We may defer interest payments on our senior subordinated notes, at our option, on one or more occasions for not more than eight quarters in the aggregate prior to            , 2009, and we may defer interest payments on our senior subordinated notes, at our option, on not more than two occasions for not more than three quarters per occasion between            , 2009 and             , 2014. In addition, we will be required to defer interest payments on our senior subordinated notes under specified circumstances and subject to the limitations described in "Description of Senior Subordinated Notes—The Notes—Interest Deferral." Deferred interest on our senior subordinated notes will bear interest at an annual rate equal to the stated rate of interest on the senior subordinated notes.

(2)
Dividends are payable if and to the extent they are declared by our board of directors and permitted by applicable law and the terms of our then existing indebtedness. Dividends are taxed as dividends for federal income tax purposes to the extent of our current and accumulated earnings and profits, and generally thereafter as a non-taxable return of tax basis and then a taxable capital gain. See "Certain United States Federal Tax Considerations." The indenture governing our senior subordinated notes restricts our ability to declare and pay dividends on our class A common stock as described under "Dividend Policies." In addition, the new credit facility restricts our ability to declare and pay dividends on our class A common stock as described under "Dividend Policies" and "Description of Certain Indebtedness—New Credit Facility—Suspension of Dividend Payments."

Risk Factors

        An investment in the IDSs and the shares of our class A common stock and/or our senior subordinated notes involves a number of risks. In addition to the other information contained in this prospectus, prospective investors should give careful consideration to the following factors. Any of the following risks could materially and adversely affect our business, consolidated financial conditions, results of operations or liquidity. In such case, you may lose all or part of your original investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.

Risks Relating to the IDSs, the Shares of Class A Common Stock and the Senior Subordinated Notes

Our substantial indebtedness could restrict our ability to pay interest and principal on the senior subordinated notes and to pay dividends with respect to shares of our class A common stock and have an adverse impact on our financing options and liquidity position.

        As of December 31, 2003, after giving pro forma effect to the transactions, we would have had approximately $             million of total consolidated indebtedness. Our substantial indebtedness could have important adverse consequences to the holders of the IDSs and to the holders of the senior subordinated notes, including:

  •
  limiting our ability to pay interest and principal on the senior subordinated notes, pay dividends with respect to shares of our class A common stock or make payments in connection with our other obligations, including, under our new credit facility;

  •
  limiting our ability in the future to obtain additional financing for working capital, capital expenditures or acquisitions;

  •
  we may not be able to refinance our indebtedness on terms acceptable to us or at all;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the communications industry;

  •
  a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on our indebtedness, thereby reducing funds available for future operations, acquisitions, dividends on our class A common stock and/or capital expenditures;

  •
  we may be more vulnerable to economic and industry downturns and conditions, including changes in interest rates; and

  •
  placing us at a competitive disadvantage compared to those of our competitors that have less indebtedness.

Despite our substantial indebtedness, we may still be able to incur substantially more debt, which could further exacerbate the risks described above.

        Subject to certain covenants, the indenture governing our senior subordinated notes and our new credit facility will permit us to incur additional indebtedness. The indenture governing the senior subordinated notes will also permit our subsidiaries to incur certain additional indebtedness. Any additional indebtedness that we may incur would exacerbate the risks described in the preceding risk factor.

Our new credit facility will contain significant limitations on distributions and other payments. In addition, we may amend the terms of our new credit facility, or we may enter into new agreements that govern our senior indebtedness, and the amended terms or new agreements may further significantly affect our ability to pay interest to holders of our IDSs and our senior subordinated notes and dividends to holders of our IDSs.

        Our new credit facility contains significant restrictions on our ability to pay interest on the senior subordinated notes and dividends on the shares of class A common stock based on meeting our total leverage ratio, senior secured leverage ratio, interest coverage ratio and compliance with other conditions, as described in detail under "Description of Certain Indebtedness—New Credit Facility."

        As a result of general economic conditions, conditions in the lending markets, the results of our business or for any other reason, we may elect or be required to amend or refinance our new credit facility, at or prior to maturity, or enter into additional agreements for senior indebtedness. Regardless of any protection you have in the indenture governing the senior subordinated notes, any such amendment, refinancing or additional agreement may contain covenants which could limit in a significant manner our ability to pay interest payments and dividends to you.

The Company and the subsidiary guarantors are holding companies and rely on dividends, interest and other payments, advances and transfers of funds from the Company's non-guarantor operating subsidiaries to meet their debt service and other obligations.

        The Company and the subsidiary guarantors are holding companies and conduct all of their operations through the Company's non-guarantor operating subsidiaries. The Company currently has no significant assets other than equity interests in its first tier subsidiaries, all of which will be subject to the first priority claims of the lenders under our new credit facility. The subsidiary guarantors have no significant assets other than direct or indirect equity interest in the Company's non-guarantor operating subsidiaries. As a result, the Company and the subsidiary guarantors will rely on dividends and other payments or distributions from the Company's non-guarantor operating subsidiaries to pay interest on the senior subordinated notes, pay dividends with respect to our class A common stock and to meet their debt service obligations generally. The ability of the Company's subsidiaries to pay dividends or make other payments or distributions to the Company and/or the subsidiary guarantors will depend on their respective operating results and may be restricted by, among other things:

  •
  the laws of their jurisdiction of organization, which may limit the amount of funds available for the payment of dividends;

  •
  agreements of those subsidiaries;

  •
  the terms of our new credit facility; and

  •
  the covenants of any future outstanding indebtedness we or our subsidiaries incur.

        The Company's non-guarantor operating subsidiaries have no obligation, contingent or otherwise, to pay amounts pursuant to the senior subordinated notes or to make funds available to the Company and/or the subsidiary guarantors, whether in the form of loans, dividends or other distributions. In addition, to the extent we have minority investments and investments in joint ventures, we may not have access to the cash flows of such entities. Accordingly, our ability to pay interest on the senior subordinated notes, pay dividends with respect to shares of our class A common stock and to repay the senior subordinated notes at maturity or otherwise may be dependent upon factors beyond our control. Subject to limitations in the indenture governing the senior subordinated notes, the Company's subsidiaries may also enter into agreements that contain covenants prohibiting them from distributing or advancing funds or transferring assets to us under certain circumstances, including to fund interest payments in respect of the senior subordinated notes and pay dividends.

To expand our business through acquisitions and service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We may not generate sufficient funds from operations to consummate acquisitions, pay interest on the senior subordinated notes, pay dividends with respect to shares of our class A common stock or repay or refinance our indebtedness at maturity or otherwise.

        Our ability to consummate acquisitions and to make payments on our indebtedness, including the senior subordinated notes, will depend on our ability to generate cash flow from operations in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our ability to continue to expand through acquisitions will, to a certain extent, be dependent upon our ability to borrow funds under our new credit facility and to obtain other third-party financing, including through the sale of IDSs or other securities. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the senior subordinated notes, or to fund our other liquidity needs.

        A significant portion of our cash flow from operations will be dedicated to capital expenditures and debt service. In addition, we currently expect to distribute a significant portion of any remaining cash earnings to our stockholders in the form of quarterly dividends. Prior to the maturity of our new credit facility and the senior subordinated notes, we will not be required to make any payments of principal on our senior subordinated notes or our new credit facility, and it is not likely that we will generate sufficient funds from operations to repay the principal amount of our indebtedness at maturity. We therefore likely will need to refinance our debt, raise additional capital or sell assets and, if we are forced to pursue any of these options under distressed conditions, our business and the value of your investment in our IDSs or senior subordinated notes could be adversely affected. In addition, these alternatives may not be available to us when needed or on satisfactory terms due to prevailing market conditions, a decline in our business, legislative and regulatory factors or restrictions contained in our senior indebtedness.

We may not have sufficient funds to purchase the senior subordinated notes upon the exercise by holders of their rights upon a change of control.

        Under the indenture governing the senior subordinated notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding senior subordinated notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchase of the senior subordinated notes. In addition, a change of control would require the repayment of all borrowings under our new credit facility. Our failure to make or complete an offer to repurchase the senior subordinated notes would place us in default under the indenture governing the senior subordinated notes. We may therefore need to refinance our debt, raise additional capital or sell assets and, if we are forced to pursue any of these options under distressed conditions, our business and the value of your investment in our IDSs or senior subordinated notes could be adversely affected. In addition, these alternatives may not be available to us when needed or on satisfactory terms due to prevailing market conditions, a decline in our business, legislative and regulatory factors or restrictions contained in our senior indebtedness. You should also be aware that a number of important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture governing the senior subordinated notes.

We are subject to restrictive debt covenants and other requirements related to our outstanding debt that limit our business flexibility by imposing operating and financial restrictions on our operations.

        The agreements governing our indebtedness impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things:

  •
  the incurrence of additional indebtedness and the issuance by our restricted subsidiaries of preferred stock;

  •
  the ability to incur layered indebtedness;

  •
  the payment of dividends on, and purchase or redemption of, capital stock;

  •
  a number of other restricted payments, including investments;

  •
  the creation of liens;

  •
  the ability of our restricted subsidiaries to guarantee our and their indebtedness;

  •
  specified sales of assets;

  •
  the creation of encumbrances or restrictions on the ability of restricted subsidiaries to distribute and advance funds or transfer assets to us or any other restricted subsidiary;

  •
  specified transactions with affiliates;

  •
  sale and leaseback transactions;

  •
  our ability to designate restricted and unrestricted subsidiaries;

  •
  our ability to enter lines of business outside the communications business; and

  •
  certain consolidations, mergers and sales and transfers of assets by or involving us.

        The terms of the new credit facility include other and more restrictive covenants and prohibit us from prepaying our other indebtedness, including the senior subordinated notes, while indebtedness under the new credit facility is outstanding. The new credit facility also requires us to maintain specified financial ratios and satisfy financial condition tests, including, without limitation, the following: a maximum total leverage ratio, a maximum senior secured leverage ratio and a minimum interest coverage ratio.

        Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants, ratios or tests could result in a default under the new credit facility and/or the indenture governing the senior subordinated notes. Certain events of default under the new credit facility would prohibit us from making payments on the senior subordinated notes, including payment of interest when due. In addition, upon the occurrence of an event of default under the new credit facility, the lenders could elect to declare all amounts outstanding under the new credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the security granted to them to secure that indebtedness. An acceleration by the lenders of payments of indebtedness under the new credit facility may cause an acceleration of amounts outstanding under the senior subordinated notes which we may not be able to repay. If the lenders accelerate the payment of the indebtedness under the new credit facility, our assets may not be sufficient to repay in full the indebtedness under our new credit facility and our other indebtedness, including the senior subordinated notes.

Subject to certain limitations, we may defer interest at any time at our option. If we defer interest we will not be permitted to make any payment of dividends so long as any deferred interest or interest on deferred interest remains outstanding.

        Prior to            2009, subject to certain limitations, interest payments on the senior subordinated notes may be deferred, at our option, on one or more occasions for eight quarters in the aggregate. In addition, after            , 2009 but before            , 2014, subject to certain limitations, interest payments may be deferred, at our option, on not more than two occasions for not more than three quarters per occasion. After the end of any interest deferral period occurring before            , 2009, deferred interest, together with any accrued interest thereon, will be required to be repaid on            , 2009. Consequently, you may be owed a substantial amount of deferred interest that will not be due and payable until such date. All interest deferred after                        , 2009 and prior to                        , 2014, together with any accrued interest thereon, must be repaid on                        , 2014; provided that we must pay all deferred interest and accrued interest thereon in full prior to deferring interest on a second occasion during such period. Consequently, you may be owed a substantial amount of deferred interest that will not be due and payable until such date. During any interest deferral period and so long as any deferred interest or interest on deferred interest remains outstanding, we will not be permitted to make any payment of dividends with respect to shares of our class A common stock.

You may not receive the level of dividends provided for in the dividend policies our board of directors is expected to adopt upon the closing of this offering or any dividends at all.

        Our board of directors may, in its discretion, amend or repeal the dividend policies it is expected to adopt upon the closing of this offering. Future dividends with respect to shares of our class A common stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. Our board of directors may decrease the level of dividends provided for in the dividend policies or entirely discontinue the payment of dividends. The indenture governing our senior subordinated notes and the new credit facility contain significant restrictions on our ability to make dividend payments, including, if we have been required to defer interest on the senior subordinated notes under the new credit facility or the indenture, restrictions on the payment of dividends until we have paid all deferred interest.

The indenture governing our senior subordinated notes and our new credit facility permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends.

        Although the indenture governing our senior subordinated notes and our new credit facility have some limitations on our payment of dividends, they permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends and, following completion of this offering, we intend to pay quarterly dividends on the class A common stock and class B common stock in the aggregate of approximately $            per year. The indenture governing our senior subordinated notes permits us to pay such dividends as long as we meet specified thresholds. See "Description of Senior Subordinated Notes—Certain Covenants." The new credit facility permits us to use available cash, as defined in the new credit facility and described in detail in "Description of Certain Indebtedness—New Credit Facility," to fund dividends on our shares of common stock. Any amounts paid by us in the form of dividends will not be available in the future to satisfy our obligations under the senior subordinated notes.

Deferral of interest payments would have adverse tax consequences for you and may adversely affect the trading price of the IDSs or the separately held senior subordinated notes.

        If interest payments on the senior subordinated notes are deferred, you will be required to recognize interest income for U.S. federal income tax purposes in respect of interest payments on the senior subordinated notes represented by the IDSs or the separately held senior subordinated notes, as the case may be, held by you before you receive any cash payment of this interest. In addition, you will not receive this cash if you sell the IDSs or the separately held senior subordinated notes, as the case may be, before the end of any deferral period or before the record date relating to interest payments that are to be paid.

        If interest is deferred, the IDSs or the separately held senior subordinated notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the senior subordinated notes. In addition, the requirement that we defer payments of interest on the senior subordinated notes under certain circumstances may mean that the market price for the IDSs or the separately held senior subordinated notes may be more volatile than other securities that do not have this requirement.

Because of the subordinated nature of the senior subordinated notes and the related note guarantees, holders of our senior subordinated notes may not be entitled to be paid in full, if at all, in a bankruptcy, liquidation or reorganization or similar proceeding.

        As a result of the subordinated nature of our senior subordinated notes and related note guarantees, upon any distribution to our creditors or the creditors of the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior indebtedness and senior indebtedness of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to our senior subordinated notes or the note guarantees. In addition, all payments on the senior subordinated notes and note guarantees will be blocked in the event of a payment default on our senior indebtedness and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior indebtedness.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of our senior subordinated notes will participate with all other holders of unsecured indebtedness of ours or the subsidiary guarantors similarly subordinated in the assets remaining after we and the subsidiary guarantors have paid all senior indebtedness. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of our senior subordinated notes may receive less, ratably, than the holders of senior indebtedness.

        The senior subordinated notes will be senior subordinated obligations of the Company ranking equal in right of payment to all of the Company's existing and future senior subordinated indebtedness, senior to all of the Company's future subordinated indebtedness and junior in right of payment to all of the Company's existing and future senior indebtedness. As of December 31, 2003, after giving pro forma effect to the transactions, we would have had approximately $             million of total consolidated indebtedness outstanding (excluding unused commitments under our new credit facility). In addition, as of December 31, 2003, on a pro forma basis, the Company would have had the ability to borrow up to an additional amount of $             million under the new credit facility, which would have ranked senior in right of payment to our senior subordinated notes. If we are unable to repurchase all of our outstanding 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes in the tender offers and consent solicitations, the mix of our senior and subordinated indebtedness outstanding may change. See "Description of Certain Indebtedness."

        In addition, the subsidiary guarantors are guarantors under our new credit facility, so any claims of holders of the senior subordinated notes will be subordinated in right of payment to the satisfaction of the claims that the lenders may have under the guarantees granted pursuant to our new credit facility.

Holders of our senior subordinated notes and the note guarantees will be structurally subordinated to the debt of our non-guarantor subsidiaries.

        The Company and the subsidiary guarantors are holding companies, which means that they conduct substantially all of their operations through subsidiaries. The Company's operating subsidiaries will not be guarantors of the senior subordinated notes. As a result, no payments are required to be made to the Company from the assets of these subsidiaries. Claims of holders of the notes and the note guarantees will be structurally subordinated to the indebtedness and other liabilities and commitments of the Company's non-guarantor subsidiaries, and claims by the Company and any subsidiary guarantor as an equity holder in such subsidiaries will be limited to the extent of their respective direct or indirect investment in such entities. The ability of creditors, including the holders of the senior subordinated notes, to participate in the assets of any of the Company's non-guarantor subsidiaries upon any bankruptcy, liquidation or reorganization or similar proceeding of any such entity will be subject to the prior claims of that entity's creditors, including trade creditors, and any prior or equal claim of any other equity holder. In addition, the ability of the Company's creditors, including the holders of senior subordinated notes, to participate in distributions of assets of the Company's non-guarantor subsidiaries will be limited to the extent that the outstanding shares of any of the Company's subsidiaries are either pledged to secure other creditors (including lenders under our new credit facility) or are not owned by the Company.

        As of December 31, 2003, after giving pro forma effect to the transactions, the Company's non-guarantor subsidiaries would have had no debt outstanding, other than trade payables.

If the note guarantees of the senior subordinated notes by the subsidiary guarantors are held to be invalid or unenforceable or are limited in accordance with their terms, the senior subordinated notes also would be structurally subordinated to the debt of the subsidiary guarantors.

        Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a note guarantee could be voided, or claims in respect of a note guarantee could be subordinated to all other debt of a subsidiary guarantor, if, among other things, the subsidiary guarantor, at the time that it assumed the guarantee:

  •
  issued the note guarantee to delay, hinder or defraud present or future creditors; or

  •
  received less than reasonably equivalent value or fair consideration for issuing the note guarantee and, at the time it issued the note guarantee:

  •
  was insolvent or rendered insolvent by reason of issuing the note guarantee and the application of the proceeds of the note guarantee;

  •
  was engaged or about to engage in a business or a transaction for which the subsidiary guarantor's remaining assets available to carry on its business constituted unreasonably small capital;

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature; or

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

        In addition, any payment by a subsidiary guarantor under its note guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor or the note guarantee could be subordinated to other debt of the subsidiary guarantor.

        The measures of insolvency for the purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We believe that immediately after the issuance of the senior subordinated notes and the note guarantees, the Company and each of the subsidiary guarantors will be solvent, will have sufficient capital to carry on their respective businesses and will be able to pay their respective debts as they mature. However, we cannot be sure as to what standard a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues. Regardless of the standard that the court uses, we cannot be sure that the issuance by the subsidiary guarantors of the note guarantees would not be voided or that the note guarantees would not be subordinated to other debt of the subsidiary guarantors.

        The note guarantee of our senior subordinated notes by any subsidiary guarantor could be subject to the claim that, since the note guarantee was incurred for the benefit of the Company, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the subsidiary guarantor were incurred for less than fair consideration. If such a claim were successful and it was proven that the subsidiary guarantor was insolvent at the time the note guarantee was issued, a court could void the obligations of the subsidiary guarantor under the note guarantee or subordinate these obligations to the subsidiary guarantor's other debt or take action detrimental to holders of the senior subordinated notes. If the guarantee of any subsidiary guarantor were voided, the senior subordinated notes would be effectively subordinated to the indebtedness of that subsidiary guarantor.

The U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs are uncertain and our cash available for dividends and interest could be reduced if the senior subordinated notes were treated as equity for tax purposes.

        No statutory, judicial or administrative authority directly addresses the treatment of the IDSs or instruments similar to the IDSs for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs are uncertain. We believe that an IDS should be treated as a unit representing a share of class A common stock and senior subordinated notes. However, the Internal Revenue Service or the courts may take the position that the senior subordinated notes represented by IDS are equity, which, if such position were to prevail, would result in our inability to take tax deductions on the interest that accrues on such senior subordinated notes and could adversely affect the amount, timing and character of income, gain or loss in respect of your investment in IDSs, and materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. This would reduce our after-tax cash flow and materially and adversely impact our ability to make interest and dividend payments on the senior subordinated notes and the class A common stock represented by the IDSs. In such an event, the interest paid on the senior subordinated notes could be treated as a dividend (or a return of capital, depending on our current and accumulated earnings and profits). Foreign holders could be subject to withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the class A common stock. Payments to foreign holders would not be grossed-up for any such taxes. For discussion of these tax-related risks, see "Certain United States Federal Tax Considerations."

The allocation of the purchase price of the IDSs may not be respected.

        The purchase price of each IDS must be allocated between the share of class A common stock and the senior subordinated notes represented thereby in proportion to their respective fair market values at the time of purchase. We expect to report the initial fair market value of each share of class A common stock as $            and the initial fair market value of each of our senior subordinated notes represented by IDS, as $            and, by purchasing IDSs, you will agree to be bound by such allocation, assuming an initial public offering price of $            per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus. If our allocation is not respected, it is possible that the senior subordinated notes will be treated as having been issued with original issue discount if the allocation to such senior subordinated notes were determined to be too high or amortizable bond premium if the allocation to such senior subordinated notes were determined to be too low. You generally would have to include original issue discount in income in advance of the receipt of cash attributable to that income and would be able to elect to amortize bond premium over the term of such senior subordinated notes.

If we subsequently issue senior subordinated notes with significant original issue discount, we may not be able to deduct all of the interest on those senior subordinated notes.

        It is possible that senior subordinated notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have "significant original issue discount" and thus be classified as "applicable high yield discount obligations," or AHYDOs. If any such senior subordinated notes were so treated, a portion of the original issue discount on such notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our stockholders.

Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and subject you to other adverse consequences.

        The indenture governing our senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes with a new CUSIP number having terms that are otherwise identical (other than issuance date) to the senior subordinated notes represented by the IDSs or the senior subordinated notes sold separately in this offering, each holder of IDSs or separately held senior subordinated notes, as the case may be, agrees that a portion of such holder's senior subordinated notes will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, immediately following such subsequent issuance, each holder of subsequently issued senior subordinated notes, held either as part of IDSs or separately, and each holder of existing senior subordinated notes, held either as part of IDSs or separately, will own an inseparable unit composed of a proportionate percentage of both the old senior subordinated notes and the newly-issued senior subordinated notes. Therefore, subsequent issuances of senior subordinated notes with original issue discount pursuant to an IDS or otherwise offering by us may adversely affect your tax treatment by increasing the original issue discount, if any, that you were previously accruing with respect to the senior subordinated notes represented by your IDSs or separately held. As a result, you may be required to include any original issue discount in ordinary income as it accrues, in advance of cash attributable to such income. Because any newly-issued senior subordinated notes may be issued with original issue discount in amounts different from the senior subordinated notes represented by the already existing IDSs or separately held, the Internal Revenue Service may assert that you have exchanged a portion of your senior subordinated notes, whether held as part of IDSs or separately, for the newly-issued senior subordinated notes in a taxable exchange for U.S. federal income tax purposes.

        Following any subsequent issuance of senior subordinated notes with original issue discount, we and our agents will report any original issue discount on the subsequently issued notes ratably among all holders of IDSs and separately held senior subordinated notes, and each holder of IDSs and separately held senior subordinated notes will, by purchasing IDSs, agree to report original issue discount in a manner consistent with this approach. However, we cannot assure you that the Internal Revenue Service will not assert that any original issue discount should be reported only to the persons that initially acquired such subsequently issued notes and their transferees. In such case, the Internal Revenue Service might further assert that, unless a holder can establish that it is not a person that initially acquired such subsequently issued senior subordinated notes or a transferee thereof, all of the senior subordinated notes held by such holder have original issue discount. Any of these assertions by the Internal Revenue Service could create significant uncertainties in the pricing of IDSs and senior subordinated notes and could adversely affect the market for IDSs and senior subordinated notes.

        For a discussion of these tax related risks, see "Certain United States Federal Tax Considerations."

        Under New York and federal bankruptcy law, holders of subsequently issued senior subordinated notes having original issue discount may not be able to collect the portion of their principal face amount that represents unamortized original issue discount as of the acceleration or filing date in the event of an acceleration of the senior subordinated notes or a bankruptcy of the Company prior to the maturity date of the senior subordinated notes. As a result, an automatic exchange that results in a holder receiving a subordinated note with original issue discount could have the effect of ultimately reducing the amount such holder can recover from us in the event of an acceleration or bankruptcy.

Before this offering, there has not been a public market for our IDSs, class A common stock or senior subordinated notes. The price of the IDSs may fluctuate substantially, which could negatively affect holders of IDSs or holders of senior subordinated notes sold separately.

        None of the IDSs, class A common stock or senior subordinated notes has a public market history. In addition, there has not been an active market in the United States or in Canada for securities similar to the IDSs. We cannot assure you that an active trading market for the IDSs and the senior subordinated notes sold separately in this offering will develop in the future, which may cause the price of the IDSs and the senior subordinated notes sold separately in this offering to fluctuate substantially, and we currently do not expect that an active trading market for the shares of our class A common stock will develop until the senior subordinated notes are redeemed or mature. If the senior subordinated notes represented by your IDSs are redeemed or mature, your IDSs will automatically separate and you will then hold the shares of our class A common stock. We do not intend to list our senior subordinated notes on any securities exchange. Accordingly, we cannot assure you that there will be a market for the senior subordinated notes.

        The initial public offering price of the IDSs and the senior subordinated notes sold separately in this offering has been determined by negotiations among us, the existing equity investors and the representatives of the underwriters and may not be indicative of the market price of the IDSs and the senior subordinated notes sold separately in this offering after the offering. Factors such as announcements by us or others, developments affecting us, general interest rate levels and general market volatility could cause the market price of the IDSs and the senior subordinated notes sold separately in this offering to fluctuate significantly.

Future sales or the possibility of future sales of a substantial amount of IDSs, shares of our class A common stock or our senior subordinated notes may depress the price of the IDSs and the shares of our class A common stock and our senior subordinated notes.

        Future sales or the availability for sale of substantial amounts of IDSs or shares of our class A common stock or a significant principal amount of our senior subordinated notes in the public market could adversely affect the prevailing market price of the IDSs and the shares of our class A common stock and our senior subordinated notes and could impair our ability to raise capital through future sales of our securities.

        Upon consummation of this offering and assuming the exchange of all of our class B common stock for IDSs, we anticipate that our existing equity investors will own    % of the outstanding shares of our class A common stock or    % if the underwriters exercise their over-allotment option in full. Sales by our existing equity investors could cause a decline in the market price of the IDSs.

        Subject to certain limitations set forth in the new credit facility, the indenture governing the senior subordinated notes and our amended and restated by-laws, we may issue additional shares of our class A common stock and senior subordinated notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our class A common stock and the aggregate principal amount of senior subordinated notes, which may be in the form of IDSs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those IDSs, shares of our class A common stock, senior subordinated notes or other securities in connection with any such acquisitions and investments.

Our restated certificate of incorporation and amended and restated by-laws and several other factors could limit another party's ability to acquire us and deprive our investors of the opportunity to obtain a takeover premium for their securities.

        A number of provisions in our restated certificate of incorporation and amended and restated by-laws will make it difficult for another company to acquire us and for you to receive any related takeover premium for your securities. For example, our restated certificate of incorporation provides that certain provisions of our restated certificate of incorporation can only be amended by a vote of two-thirds or more in voting power of all the outstanding shares of capital stock and that stockholders generally may not act by written consent and only stockholders representing at least 50% in voting power may request that our board of directors call a special meeting. Our restated certificate of incorporation provides for a classified board of directors and authorizes the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our class A common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future.

Risks Related to our Business

We are subject to competition that may adversely impact us.

        As an incumbent carrier, we historically have experienced little competition in our rural telephone company markets. Nevertheless, the market for telecommunications services is highly competitive. Regulation and technological innovation change quickly in the telecommunications industry, and changes in these factors historically have had, and may in the future have, a significant impact on competitive dynamics. In certain of our rural markets, we face competition from wireless telephone system operators, which may increase as wireless technology improves. We also face competition from cable television operators. In the future, we may face additional competition from new market entrants, such as providers of wireless broadband and voice over internet protocol and electric utilities. The Internet services market is also highly competitive, and we expect that competition will intensify. Some of our competitors have brand recognition and financial, personnel, marketing and other resources that are significantly greater than ours. In addition, consolidation and strategic alliances within the communications industry or the development of new technologies could affect our competitive position. We cannot predict the number of competitors that will emerge, especially as a result of existing or new federal and state regulatory or legislative actions, but increased competition from existing and new entities could have a material adverse effect on our business.

We may not be able to successfully integrate new technologies, respond effectively to customer requirements or provide new services.

        The communications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. We cannot predict the effect of these changes on our competitive position, profitability or industry. Technological developments may reduce the competitiveness of our networks and require unbudgeted upgrades or the procurement of additional products that could be expensive and time consuming. In addition, new products and services arising out of technological developments may reduce the attractiveness of our services. If we fail to adapt successfully to technological changes or obsolescence or fail to obtain access to important new technologies, we could lose customers and be limited in our ability to attract new customers and/or sell new services to our existing customers. An element of our business strategy is to deliver enhanced and ancillary services to customers. The successful delivery of new services is uncertain and dependent on many factors, and we may not generate anticipated revenues from such services.

We face risks associated with acquired businesses and potential acquisitions.

        We have grown rapidly by acquiring other businesses. Since 1993, we have acquired 30 rural telephone businesses and we continue to own and operate 26 such businesses. We expect that a portion of our future growth will result from additional acquisitions, some of which may be material. Growth through acquisitions entails numerous risks, including:

  •
  strain on our financial, management and operational resources, including the distraction of our management team in identifying potential acquisition targets, conducting due diligence and negotiating acquisition agreements;

  •
  difficulties in integrating the network, operations, personnel, products, technologies and financial, computer, payroll and other systems of acquired businesses;

  •
  difficulties in enhancing our customer support resources to adequately service our existing customers and the customers of acquired businesses;

  •
  the potential loss of key employees or customers of the acquired businesses;

  •
  unanticipated liabilities or contingencies of acquired businesses;

  •
  not achieving projected cost savings or cash flow from acquired businesses;

  •
  fluctuations in our operating results caused by incurring considerable expenses to acquire businesses before receiving the anticipated revenues expected to result from the acquisitions;

  •
  difficulties in finding suitable acquisition candidates on attractive terms due to increased competitiveness; and

  •
  difficulties in obtaining and maintaining any required regulatory authorizations in connection with acquisitions.

        We cannot assure you that we will be able to successfully complete the integration of the businesses that we have already acquired or successfully integrate any businesses that we might acquire in the future. If we fail to do so, or if we do so but at greater cost than we anticipated, or if our acquired businesses do not experience significant growth, there will be a risk that our business may be adversely affected.

We may need additional capital to continue growing through acquisitions.

        We may need additional financing to continue growing through acquisitions. Such additional financing may be in the form of additional debt, which would increase our leverage. We may not be able to raise sufficient additional capital at all or on terms that we consider acceptable. In addition, sellers may not accept IDSs as acquisition currency to finance future acquisitions. If we are unable to obtain adequate funds on acceptable terms and on a timely basis or use IDSs as acquisition currency, our ability to implement our expansion plans, operate and deploy our networks or respond to competitive pressures would be significantly impaired.

A system failure could cause delays or interruptions of service, which could cause us to lose customers.

        To be successful, we will need to continue to provide our customers reliable service over our network. Some of the risks to our network and infrastructure include:

  •
  physical damage to access lines;

  •
  power surges or outages;

  •
  software defects; and

  •
  disruptions beyond our control.

        Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers and incur expenses.

We may face significant future liabilities or compliance costs in connection with environmental and worker health and safety matters.

        Our operations and properties are subject to federal, state and local laws and regulations relating to protection of the environment, natural resources, and worker health and safety, including laws and regulations governing the management, storage and disposal of hazardous substances, materials and wastes. Under certain environmental laws, we could be held liable, jointly and severally and without regard to fault, for the costs of investigating and remediating any contamination at owned or operated properties; or for contamination arising from the disposal by us or our predecessors of hazardous wastes at formerly-owned properties or at third-party waste disposal sites. In addition, we could be held responsible for third-party property or personal injury claims relating to any such contamination or relating to violations of environmental laws. Changes in existing laws or regulations or future acquisitions of businesses could require us to incur substantial costs in the future relating to such matters.

Risks Related to our Regulatory Environment

We are subject to significant regulations that could change in a manner adverse to us.

        We operate in a heavily regulated industry, and the majority of our revenues generally have been supported by regulations, including in the form of support for the provision of telephone services in rural areas. Laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts, and could be changed by Congress or regulators at any time. In addition, any of the following have the potential to have a significant impact on us:

        Risk of loss or reduction of network access charge revenues.    Almost 48% of our revenues come from network access charges, which are paid to us by intrastate and interstate long distance carriers for originating and terminating calls in the regions served. The amount of access charge revenues that we receive is based on rates set by federal and state regulatory bodies, and such rates could change at any time. Further, from time to time federal and state regulatory bodies conduct rate cases and/or "earnings" reviews, which may result in rate changes. The FCC has reformed and continues to reform the federal access charge system. States often mirror these federal rules in establishing intrastate access charges. In October 2001, the FCC reformed the system to reduce interstate access charges and shift a portion of cost recovery, which historically have been based on minutes-of-use, to flat-rate, monthly per line charges on end-user customers rather than long distance carriers. As a result, the aggregate amount of access charges paid by long distance carriers to access providers, such as our RLECs, has decreased and may continue to decrease. It is unknown at this time what additional changes, if any, the FCC may eventually adopt. Furthermore, to the extent our RLECs become subject to competition, such access charges could be paid to competing communications providers rather than to us. Additionally, the intrastate access charges we receive may be reduced as a result of wireless competition. Regulatory developments of this type could adversely affect our business, revenue or profitability.

        Risk of loss or reduction of Universal Service Support.    We receive Universal Service Fund, or USF, revenues to support the high cost of our operations in rural markets. For the year ended December 31, 2003, approximately 8% of our revenues resulted from the high cost loop support we received from the USF and was based upon our average cost per loop compared to the national average cost per loop. This support fluctuates based upon the historical costs of our operating companies. Also our interstate access revenues include USF payments consisting of local switching support, long term support and interstate common line support. If our RLECs were unable to receive support from the USF, or if such support was reduced, many of our RLECs would be unable to operate as profitably as they have historically.

        The Telecommunications Act provides that eligible telecommunications carriers, including competitors to RLECs, may obtain the same per line support as the RLECs receive if a state commission determines that granting such support to competitors would be in the public interest. In fact, wireless telecommunications providers in certain of our markets have obtained matching support payments from the USF, but that has not led to a loss of revenues for our RLECs. Any shift in universal service regulation could have an adverse effect on our business, revenue or profitability.

        During the last three years, pursuant to recommendations made by the MAG and the Rural Task Force, or RTF, the FCC has made certain modifications to the universal service support system that changed the sources of support and the method for determining the level of support. These changes, which, among other things, removed the implicit universal service support from access charges and made the support explicit, have been revenue neutral to our operations. It is unclear whether the changes in methodology will continue to accurately reflect the costs incurred by our RLECs, and whether it will provide for the same amount of universal service support that our RLECs have enjoyed in the past. In addition, several parties have raised objections to the size of the universal service support fund and the types of services eligible for support. A number of issues regarding the source and amount of contributions to, and eligibility for payments from, the USF need to be resolved in the near future and will likely be addressed by the FCC or Congress. The outcome of any proceedings or, possibly, other legislative or regulatory changes could affect the amount of universal service support that we receive, and could have an adverse effect on our business, revenue or profitability.

        The Federal State Joint Board, or the Joint Board, is currently considering recommendations for the resolution of portability of USF support. The Joint Board recommended that:

  •
  a set of permissive federal guidelines be developed to ensure that the public interest is served before eligible telecommunications carriers are designated;

  •
  support be limited to a single connection that provides access to the public telephone network; and

  •
  the basis for providing support be considered and further clarified during the comprehensive review of the USF to be completed in 2006.

        The FCC statutorily must act on these recommendations by February 27, 2005. In addition, the FCC is considering resolution of the method by which contributions to the USF are determined.

        Risk of loss of protected status under interconnection rules.    Our RLECs are exempt from the Telecommunications Act's more burdensome requirements governing the rights of competitors to interconnect to incumbent local exchange carrier networks. If state regulators decide that it is in the public's interest to impose these more burdensome interconnection requirements on us, we would be required to provide unbundled network elements to competitors. As a result, more competitors could enter our traditional telephone markets than are currently expected and we could incur additional administrative and regulatory expenses.

        Risks posed by costs of regulatory compliance.    Regulations create significant compliance costs for us. Our subsidiaries that provide intrastate services are generally subject to certification, tariff filing and other ongoing regulatory requirements by state regulators. Our interstate access services are provided in accordance with tariffs filed with the FCC. Challenges to our tariffs by regulators or third parties or delays in obtaining certifications and regulatory approvals could cause us to incur substantial legal and administrative expenses, and, if successful, such challenges could adversely affect the rates that we are able to charge our customers.

        For a more thorough discussion of the regulatory issues that may affect our business, see "Regulation."

Regulatory changes in the telecommunications industry could adversely affect our business by facilitating greater competition against us, reducing potential revenues or raising our costs.

        The Telecommunications Act provides for significant changes and increased competition in the telecommunications industry, including the local telecommunications and long distance industries. This statute and the FCC's implementing regulations remain subject to judicial review and additional rulemakings of the FCC, thus making it difficult to predict what effect the legislation will have on us, including our operations and our revenues and expenses, and our competitors. Several regulatory and judicial proceedings have recently concluded, are underway or may soon be commenced, that address issues affecting our operations and those of our competitors. We cannot predict the outcome of these developments, nor can we assure that these changes will not have a material adverse effect on us or our industry.

        For a more thorough discussion of the regulatory issues that may affect our business, see "Regulation."

The failure to obtain necessary regulatory approvals could impede the consummation of a potential acquisition.

        Our acquisitions likely will be subject to federal, state and local regulatory approvals. We cannot assure you that we will be able to obtain any necessary approvals, in which case a potential acquisition could be delayed or not consummated. For example, in June 2003, we executed an agreement and plan of merger with respect to the Berkshire acquisition and we have not yet received the regulatory approvals required to consummate that transaction.

Forward-Looking Statements

        Some statements in this prospectus are known as "forward-looking statements". Forward-looking statements may relate to, among other things, our dividend policies, future performance generally, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and competition. Many statements under the captions "Prospectus Summary," "Risk Factors," "Dividend Policies," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Regulation" and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors" and other parts of this prospectus. You should not place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus.

Dividend Policies

        Upon the closing of this offering, our board of directors will adopt a dividend policy for our class A common stock pursuant to which, in the event and to the extent we have any available cash for distribution to the holders of shares of our class A common stock as of the      day of any quarter, and subject to applicable law and the terms of the new credit facility, the indenture governing our senior subordinated notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our class A common stock. The expected initial dividend rate on the class A common stock is expected to be equal to $      per share per annum, subject to adjustment. We will pay those dividends on or about the      day of each quarter.

        Upon the closing of this offering, our board of directors will also adopt a dividend policy for our class B common stock pursuant to which, in the event and to the extent we have any available cash for distribution to the holders of shares of our class B common stock as of the       day of any quarter, and subject to applicable law and the terms of the new credit facility, the indenture governing our senior subordinated notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our class B common stock. The expected initial dividend rate on the class B common stock is expected to be the weighted average of the coupon on the senior subordinated notes and the dividend yield on the class A common stock represented by the IDSs. We will pay those dividends on or about the     day of each quarter.

        Dividends will be paid on the class A common stock and the class B common stock on a pro rata basis based on their respective dividend rates.

        If we have any remaining cash after the payment of dividends as contemplated above, our board of directors will, in its sole discretion, decide to use that cash to fund capital expenditures or acquisitions, repay indebtedness, pay additional dividends or for general corporate purposes. If in any quarter cash available for distribution is insufficient to pay the dividends on both the class A common stock and the class B common stock, the dividends on each class would be reduced by an equivalent percentage on a pro rata basis until the aggregate dividends paid in the quarter equal the cash available for distribution.

        The indenture governing our senior subordinated notes restricts our ability to declare and pay dividends on our common stock as follows:

  •
  the aggregate amount of dividends paid in any fiscal quarter may not exceed 25% of the sum of (i)       , and (ii) 90% of the increase in the Company's Adjusted EBITDA above $       million;

  •
  we may not pay any dividends if and so long as our interest coverage ratio is less than the dividend suspension threshold described under "Description of Senior Subordinated Notes—Certain Covenants—Limitation on Restricted Payments";

  •
  we may not pay any dividends while interest on the senior subordinated notes is being deferred or, after the end of any interest deferral, so long as any deferred interest has not been paid in full; and

  •
  we may not pay any dividends if a default or event of default under the indenture governing the senior subordinated notes has occurred and is continuing.

        In addition, our new credit facility will not allow us to pay dividends on our common stock if and for as long as (a) a default or an event of default under the new credit facility has occurred or is continuing, (b) we have any deferred and unpaid interest outstanding on our senior subordinated notes, or (c) our interest coverage ratio is less than the dividend suspension thresholds described under "Description of Certain Indebtedness—New Credit Facility."

        Our board of directors may, in its discretion, amend or repeal these dividend policies. Our board of directors may decrease the level of dividends provided for in these dividend policies or discontinue entirely the payment of dividends.

        Future dividends, if any, with respect to shares of our common stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our "surplus" (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years. The distributions you receive on the class A common stock portion of our IDSs, or on separately held class A common stock, will be taxed as dividends for federal income tax purposes to the extent of our current and accumulated earnings and profits, and generally thereafter as a non-taxable return of tax basis and then a taxable capital gain. See "Certain United States Federal Tax Considerations."

        We have not paid dividends on our common stock in the past.

The Transactions

        Concurrently with this offering, we will effect the transactions described below. For additional information concerning the transactions, see "Use of Proceeds," "Description of Certain Indebtedness" and "Capitalization."

        New Credit Facility.    We will enter into a new senior secured credit facility with a syndicate of financial institutions, including Deutsche Bank Trust Company Americas as administrative agent. The new credit facility will be comprised of a revolving credit facility in an aggregate principal amount of up to $       million (less amounts reserved for letters of credit) and a term facility in an aggregate principal amount of $       million. While the new credit facility will permit us to pay interest and dividends to IDS holders, it will contain significant restrictions on our ability to make such interest and dividend payments. The revolving credit facility will have a      year maturity and the term facility will have a      year maturity.

        Repayment of Existing Credit Facility.    We will repay all $       million of outstanding loans under our existing credit facility, plus accrued and unpaid interest. The terms of the existing credit facility allow us to prepay loans without premium or penalty.

        Tender Offers and Consent Solicitations.    We intend to commence tender offers and consent solicitations with respect to all of the outstanding 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes. The closing of this offering is conditioned upon the receipt of the tenders and consents of at least a majority in aggregate principal amount of the outstanding 9 1/2% notes, floating rate notes, 12 1/2% notes and the 11 7/8% notes. Holders of the 9 1/2% notes, floating rate notes, 12 1/2% notes or the 11 7/8% notes that provide consents will be obligated to tender their notes in the tender offers, and holders of the 9 1/2% notes, floating rate notes, 12 1/2% notes or the 11 7/8% notes that tender their notes in the tender offers will be obligated to provide consents. The consummation of the tender offers will be conditioned upon this offering. To the extent that any holders of 9 1/2% notes and floating rate notes do not tender their notes in the tender offers, we intend to redeem the remaining outstanding 9 1/2% notes and floating rate notes following this offering.

        Repayment of Subsidiary Debt.    The Company will repay in full all $       million of our subsidiaries' outstanding debt, except for trade payables.

        Preferred Stock.    In lieu of our obligation to mandatorily redeem the series A preferred stock upon the consummation of this offering, the holders of shares of our $       million liquidation preference of series A preferred stock will exchange their shares of preferred stock for shares of our class A common stock. The exchange ratio per share of preferred stock will be equal to $      per share. The shares of class A common stock will then be sold to the underwriters who will also purchase senior subordinated notes from us. In connection with the purchase of the senior subordinated notes, we will agree to issue IDSs to the underwriters representing such senior subordinated notes and the class A common stock purchased from the series A preferred stockholders, which IDSs will be sold as part of this offering. The series A preferred stock was initially issued in May 2002 in exchange for debt of one of the Company's subsidiaries whose operations we discontinued.

        Exchange of Current Class A Common Stock.    Except as described below, the holders of our existing common stock, including holders of our existing class C common stock which will be converted into common stock upon the consummation of this offering, will be offered the right to exchange their class A common stock for IDSs. Certain of these holders will sell a portion of their IDSs in this offering in order to enable them to pay taxes incurred as a result of the exchange.

        Exchange of Certain Class A Common Stock for Class B Common Stock.    THL, Kelso, certain other significant equity holders and certain members of our management will exchange a portion of the class A common stock held by them for shares of our class B common stock, rather than IDSs. The expected initial dividend rate on the class B common stock will be the weighted average of the coupon on the senior subordinated notes and the dividend yield on the class A common stock represented by the IDSs. Dividends will be paid on the class A common stock and the class B common stock on a pro rata basis based on their respective dividend rates. The class B common stock will be exchangeable for IDSs which will be registered under the Securities Act, at the holders option, during specified periods beginning on the             anniversary of the closing date of this offering. See "Description of Capital Stock—Class B Common Stock."

        Treatment of Stock Options and Restricted Stock Units.    The holders of our in-the-money existing stock options are expected, promptly following this offering, to exercise any vested and exercisable in-the-money options for IDSs or shares of class B common stock. We will withhold a portion of each of these holders' IDSs to cover exercise price and taxes incurred as a result of the exercise. We expect that, promptly following the offering, any unvested and unexercisable and out-of-the money options held by such individuals will be exchanged for awards having a substantially equivalent economic value. In addition, the holders of our existing restricted stock units are expected, promptly following this offering, to exchange their restricted stock units for IDSs that will be subject to certain vesting restrictions. As a result of the transactions, we expect to recognize a stock based compensation expense of $       million.

Use of Proceeds

        The table below sets forth our estimate of the sources of the funds required to effect the transactions and our uses of such funds, assuming the transactions all occurred on December 31, 2003. As indicated in this table below, certain proceeds from this offering will be received by our existing securityholders. See "The Transactions." The estimated sources and uses are based on an assumed initial public offering price of $      per IDS. The table assumes that we have repurchased all outstanding 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes in the tender offers and consent solicitations for such notes. Actual amounts may vary from the amounts shown below.

(in millions)
Sources of Funds:
IDSs offered hereby	$
Senior subordinated notes sold separately (not in the form of IDSs)
New credit facility(1)

Total sources of funds	$

Uses of Funds:
Repay existing credit facility (2)	$
Repurchase 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes(3)
Tender premium
Proceeds to selling securityholders(4)(5)
Repay subsidiary debt(6)
Fees and expenses(7)
Cash reserve(8)
Working capital

Total uses of funds	$

(1)
Our new credit facility will consist of a $       million term facility and a $       million revolving facility.

(2)
Represents all loans under our existing credit facility. All revolving loans under our existing credit facility mature on March 31, 2007 and bear interest per annum at LIBOR plus 4.00%. We used the proceeds from revolving loans to fund acquisitions, capital expenditures and for general corporate purposes. Tranche A term loans under our existing credit facility mature on March 31, 2007 and bear interest per annum at LIBOR plus 4.50%. Tranche C term loans under our existing credit facility mature on March 31, 2007 and bear interest per annum at LIBOR plus 4.50%.

(3)
The 9 1/2% notes and the floating rate notes each mature on May 1, 2008. The floating rate notes bear interest at a rate per annum equal to LIBOR plus 418.75 basis points. The 12 1/2% notes mature on May 1, 2010. The 11 7/8% notes mature on March 1, 2010.

(4)
In lieu of our obligation to mandatorily redeem our series A preferred stock upon the consummation of this offering, the holders of our $       million liquidation preference of series A preferred stock will exchange their shares of preferred stock for shares of our class A common stock. The class A common stock so received will be sold to the underwriters and will be represented by IDSs being sold in this offering. The series A preferred stock was initially issued in May 2002 in exchange for debt of one of our subsidiaries whose operations we discontinued.

(5)
The holders of our common stock will be offered the right to exchange their common stock for IDSs. Certain of these holders will sell a portion of their IDSs in this offering.

(6)
Represents senior secured floating rate and fixed rate notes issued by three of our operating subsidiaries which were assumed in connection with our acquisition of these RLECs. In addition, we have a seller unsecured subordinated note incurred in connection with the acquisition of one of our operating RLECs. The maturities of these obligations range from 2005 to 2016. For additional information, see note    to our consolidated financial statement.

(7)
Includes the underwriting discount of $       million payable to the underwriters in connection with this offering, $       million payable to the providers of our new credit facility and $       million in other professional fees. Includes a transaction fee of approximately $8.4 million payable to Kelso. See "Certain Relationships and Related Party Transactions—Financial Advisory Agreements."

(8)
Represents a cash reserve primarily for real property lease payments associated with certain of our discontinued operations.

        Affiliates of certain of the underwriters are lenders and/or agents under our existing credit facility. Affiliates of certain of the underwriters own shares of series A preferred stock, which will be exchanged for class A common stock. The class A common stock so received will be represented by IDSs being sold in this offering. Accordingly, affiliates of certain of the underwriters will receive a substantial portion of the net proceeds of this offering. See "Underwriting."

Capitalization

        The following table sets forth our capitalization as of December 31, 2003:

  •
  on an actual basis; and

  •
  on an adjusted basis to give effect to the transactions described under "The Transactions" as if they were consummated as of December 31, 2003.

        This table should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.

	December 31, 2003
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$5,603	$

Long-term debt, including current portion:
New credit facility:
Term facility(1)	—
Revolving facility(2)	—
% senior subordinated notes(3)	—
Existing credit facility	171,091
9 1/2% notes and floating rate notes	190,207
12 1/2% notes	193,000
11 7/8% notes	225,000
Other debt	46,262

Total consolidated long-term debt, including current portion	825,560

Series A preferred stock	96,699

Common stock before this offering:
Class A voting, par value $0.01 per share	456
Class B nonvoting, convertible, par value $0.01 per share	—
Class C nonvoting, convertible, par value $0.01 per share	43
Common stock after this offering:
Class A voting, par value $0.01 per share
Class B voting, par value $0.01 per share
Additional paid-in capital	198,065
Accumulated other comprehensive loss	1,366
Accumulated deficit	(347,883)

Total stockholders' equity (deficit)	(147,953)

Total capitalization	$779,909	$

(1)
Assumes all of the 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes are purchased pursuant to the tender offers and consent solicitations for such notes.

(2)
Under the revolving facility, we will have revolving loan availability of up to $       million.

(3)
Includes senior subordinated notes represented by IDSs and senior subordinated notes sold separately (not in the form of IDSs).

Dilution

        Dilution is the amount by which:

  •
  the portion of the offering price paid by the purchasers of the IDSs to be sold in the offering that is allocated to our shares of class A common stock represented by the IDSs, exceeds

  •
  the net tangible book value or deficiency per share of our class A common stock after the offering.

        Net tangible book value or deficiency per share of our class A common stock is determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of class A common stock deemed to be outstanding at that date.

        Our net tangible book deficiency as of December 31, 2003 was approximately $             million, or $               per share of class A common stock. After giving effect to our receipt and intended use of approximately $       million of estimated net proceeds (after deducting estimated underwriting discounts and commissions and offering expenses) from our sale of IDSs and senior subordinated notes (not in the form of IDSs) in this offering, and assuming that all of the 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes are tendered pursuant to the applicable tender offer and all of our existing common stock, stock options and restricted stock units are converted to IDSs, our pro forma as adjusted net tangible book deficiency as of December 31, 2003 would have been approximately $       million, or $      per share of class A common stock. This represents an immediate increase in net tangible book value of $      per share of our class A common stock to existing stockholders and an immediate dilution of $      per share of our class A common stock to new investors purchasing IDSs in this offering.

        The following table illustrates this substantial and immediate dilution to new investors:

	Per Share of Class A Common Stock	Per Share of Class A Common Stock Assuming Full Exercise of the Over-Allotment Option
Portion of the assumed initial public offering price of $ per IDS allocated to one share of class A common stock	$	$
Net tangible book value (deficiency) per share as of December 31, 2003
Increase per share attributable to cash payments made by investors in this offering

Pro forma as adjusted net tangible book value (deficiency) after this offering	$	$

Dilution in net tangible book value per share to new investors	$	$

        The following table sets forth on a pro forma basis as of December 31, 2003, assuming no exercise of the over-allotment option:

  •
  the total number of shares of our class A common stock owned by our existing equity investors and to be owned by the new investors purchasing IDSs in this offering, as represented by the IDSs to be sold in this offering;

  •
  the total consideration paid by our existing equity investors and to be paid by the new investors purchasing IDSs in this offering; and

  •
  the average price per share of class A common stock paid by our existing equity investors (cash and stock) and to be paid by new investors purchasing IDSs in this offering:

Shares of Class A Common Stock Purchased
				Total Consideration			Average Price Per Share of Class A Common Stock
	Number	Percent		Amount	Percent
Existing equity investors			%	$		%	$
New investors			%			%

Total			%	$		%	$

Selected Financial Data

        Certain of the selected financial data presented below under the captions "Statement of Operations," "Operating Data," "Summary Cash Flow Data" and "Balance Sheet Data" as of December 31, 2002 and 2003, and for each of the years in the three-year period ended December 31, 2003, are derived from the consolidated financial statements of the Company and its subsidiaries, which financial statements have been audited by KPMG LLP, independent auditors. The consolidated financial statements as of December 31, 2002 and 2003, and of each of the years in the three-year period ended December 31, 2003, and the report thereon, are included elsewhere in this prospectus. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto contained elsewhere in this prospectus. Amounts in thousands, except access lines and ratios.

	Year Ended December 31,
	1999	2000	2001	2002	2003
Statement of Operations:
Revenues	$133,475	$190,786	$230,176	$230,819	$231,432
Operating expenses:
Operating expenses	71,214	95,540	115,763	110,265	111,188
Depreciation and amortization(1)	29,964	46,146	55,081	46,310	48,089
Stock based compensation expense	3,386	12,323	1,337	924	15
Total operating expenses	104,564	154,009	172,181	157,499	159,292
Income from operations	28,911	36,777	57,995	73,320	72,140
Interest expense(2)	(50,464)	(59,556)	(76,314)	(69,520)	(90,224)
Other income (expense), net(3)	4,877	13,198	(6,670)	(11,974)	9,600
Loss from continuing operations before income taxes	(16,676)	(9,581)	(24,989)	(8,174)	(8,484)
Income tax (expense) benefit(3)	(2,179)	(5,607)	(431)	(518)	236
Minority interest in income of subsidiaries	(100)	(3)	(2)	(2)	(2)
Loss from continuing operations	(18,955)	(15,191)	(25,422)	(8,694)	(8,250)
Income (loss) from discontinued operations	(10,085)	(73,926)	(186,178)	21,933	9,921
Net income (loss)	(29,040)	(89,117)	(211,600)	13,239	1,671
Redeemable preferred stock dividends and accretion(2)	—	—	—	(11,918)	(8,892)
Gain on repurchase of redeemable preferred stock	—	—	—	—	2,905
Net income (loss) attributable to common shareholders	$(29,040)	$(89,117)	$(211,600)	$1,321	$(4,316)
Basic and diluted shares outstanding	36,203	49,381	50,131	50,122	50,043
Basic and diluted loss from continuing operations per share	$(0.52)	$(0.31)	$(0.51)	$(0.41)	$(0.28)
Operating Data:
EBITDA(4)	$63,652	$96,118	$106,404	$107,654	$129,827
Adjusted EBITDA(4)	66,241	100,034	120,951	131,656	132,574
Capital expenditures	27,773	49,601	43,175	38,803	33,595
Access line equivalents(5)	150,612	237,294	247,862	248,581	264,308
Residential access lines	120,387	184,798	191,570	189,803	196,145
Business access lines	30,225	51,025	53,056	51,810	50,226
DSL lines	—	1,471	3,236	6,968	17,937
Ratio of earnings to fixed charges(6)	—	—	—	—	—

Summary Cash Flow Data:
Net cash provided by operating activities of continuing operations	$26,411	$44,706	$35,717	$55,632	$32,834
Net cash used in investing activities of continuing operations	(59,986)	(284,953)	(57,161)	(30,258)	(54,010)
Net cash provided by (used in) financing activities of continuing operations	46,979	300,088	101,234	(12,546)	(1,976)
Net cash contributed (from) to continuing operations (to) from discontinued operations	(17,862)	(64,466)	(80,862)	(10,353)	23,361
Balance Sheet Data (at period end):
Cash	$8,616	$3,991	$2,919	$5,394	$5,603
Property, plant and equipment	357,444	552,776	599,592	624,091	674,554
Property, plant and equipment, net	157,236	272,228	278,277	271,690	266,706
Total assets	517,356	863,547	875,015	829,253	843,068
Total long term debt	462,395	756,812	907,602	804,190	825,560
Preferred shares subject to mandatory redemption	—	—	—	90,307	96,699
Total stockholders' equity (deficit)	(11,581)	64,378	(149,510)	(146,150)	(147,953)

(1)
On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Pursuant to the requirements of SFAS No. 142, we ceased amortizing goodwill beginning January 1, 2002, and instead test for goodwill impairment annually. Amortization expense for goodwill and equity method goodwill was $5,335, $9,762 and $11,962 in fiscal 1999, 2000 and 2001, respectively. Depreciation and amortization excludes amortization of debt issue costs.

(2)
Interest expense includes amortization of debt issue costs aggregating $1,575, $2,362, $4,018, $3,664 and $4,171 for the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003, respectively. In 1999, interest expense includes $13,331 related to the retirement of put warrants of one of our subsidiaries. We prospectively adopted the provisions of SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity," effective July 1, 2003. SFAS No. 150 requires us to classify as a long-term liability our series A preferred stock and to reclassify dividends and accretion from the series A preferred stock as interest expense. Such stock is now described as "Preferred Shares Subject to Mandatory Redemption" in the balance sheet and dividends and accretion on these shares are now included in pre-tax income whereas previously they were presented as a reduction to equity (a dividend), and, therefore, a reduction of net income available to common stockholders. In 2003, interest expense includes $9,049 related to dividends and accretion on shares subject to mandatory redemption.

(3)
On January 1, 2001, we adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities," as amended by SFAS No. 138. On the date of adoption, the Company recorded a cumulative adjustment of $4,664 in accumulated other comprehensive income for the fair value of interest rate swaps. Because the interest rate swaps do not qualify as accounting hedges under SFAS No. 133, the change in fair value of the interest rate swaps are recorded as non operating gains or losses, which the Company classifies in other income (expense). We also recorded other income (expense) in 2001, 2002 and 2003 for the amortization of the transition adjustment of the swaps initially recognized in accumulated other comprehensive income. In the second quarter of 2002, we adopted SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections." This statement eliminates the requirement that gains and losses from the extinguishment of debt be required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. In 2003, other income (expense) includes a $3,465 gain on the extinguishment of debt and a $4,967 loss for the write-off of debt issue costs related to this extinguishment of debt.

(4)
EBITDA means net income (loss) before income (loss) from discontinued operations, interest expense, income taxes, and depreciation and amortization. We believe EBITDA is useful to investors because EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. We believe EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies While providing useful information, EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with generally accepted accounting principles. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

A reconciliation of net income (loss) to EBITDA follows (in thousands):

	Year Ended December 31,
	1999	2000	2001	2002	2003
Net income (loss)	$(29,040)	$(89,117)	$(211,600)	$13,239	$1,671
(Income) loss from discontinued operations	10,085	73,926	186,178	(21,933)	(9,921)

Loss from continuing operations	(18,955)	(15,191)	(25,422)	(8,694)	(8,250)
Adjustments:
Interest expense(2)(3)	50,464	59,556	76,314	69,520	90,224
Provision (benefit) for income tax expense	2,179	5,607	431	518	(236)
Depreciation and amortization	29,964	46,146	55,081	46,310	48,089

EBITDA	$63,652	$96,118	$106,404	$107,654	$129,827

Covenants in the indenture governing our senior subordinated notes and in our new credit facility will contain ratios based on Adjusted EBITDA. Adjusted EBITDA for any period is defined in our senior subordinated note indenture and our new credit facility as (1) the sum of consolidated net income, as defined, plus the following to the extent deducted from consolidated net income: provision for taxes, consolidated interest expense, depreciation, amortization and certain other non-cash items, each as defined, minus (2) all non-cash items increasing consolidated net income for the period. If our Adjusted EBITDA were to decline below certain levels, covenants in the agreements governing our indebtedness that are based on Adjusted EBITDA, including our interest coverage ratio covenant, may be violated and could cause, among other things, a default or mandatory prepayment under our new credit facility, or result in our inability to pay dividends or a requirement that we defer interest payments on the senior subordinated notes. These covenants are summarized under "Description of Certain Indebtedness—New Credit Facility" and "Description of Senior Subordinated Notes." A reconciliation of EBITDA to Adjusted EBITDA is as follows (in thousands):

	Year Ended December 31,
	1999	2000	2001	2002	2003
EBITDA	$63,652	$96,118	$106,404	$107,654	$129,827
Net (gain) loss on sale of investments and other assets	(514)	(6,642)	648	(34)	(608)
Impairment on investments	—	—	—	12,568	—
Equity in net earnings of investees	(2,495)	(4,807)	(4,930)	(7,798)	(10,092)
Distributions from investments	2,592	3,155	5,013	9,018	10,775
Realized and unrealized (gains) losses on interest rate swaps	—	—	12,873	9,577	1,387
Loss on early retirement of debt	—	—	—	—	1,503
Non-cash Stock based compensation	3,386	12,323	1,337	924	15
Deferred patronage dividends	(380)	(113)	(394)	(253)	(233)

Adjusted EBITDA	$66,241	$100,034	$120,951	$131,656	$132,574

(5)
Total access line equivalents includes voice access lines and DSL.

(6)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (losses) from continuing operations before income taxes, minority interest and income or loss from equity investments, plus distributed income of equity investments, amortization of capitalized interest, and fixed charges. Fixed charges include interest expense on indebtedness, capitalized interest and rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. We had a deficiency to cover fixed charges of $16,583, $11,232, $24,906, $6,954 and $7,801 for the years ended December 31, 1999, 2000, 2001, 2002 and 2003, respectively.

Management's Discussion and Analysis
of Financial Condition and Results of Operations

        The following discussion should be read in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors, including the continuing development of our business, actions of regulatory authorities and competitors and other factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see "Risk Factors."

Overview

        We are a leading provider of communications services in rural communities, offering an array of services, including local voice, long distance, data, Internet and broadband product offerings. We are one of the largest rural telephone companies, and we believe that we are the 16th largest local telephone company, in the United States. We operate in 17 states with approximately 264,300 access line equivalents in service as of December 31, 2003.

        Since 1993, we have acquired 30 such businesses, 26 of which we continue to own and operate. Many of our telephone companies have served their respective communities for over 75 years. The majority of the rural communities we serve have fewer than 2,500 residents. All of our telephone company subsidiaries qualify as RLECs under the Telecommunications Act.

        RLECs generally are characterized by stable operating results and strong cash flow margins and operate in supportive regulatory environments. In particular, existing state and federal regulations permit us to charge rates that enable us to recover our operating costs, plus a reasonable rate of return on our invested capital (as determined by relevant regulatory authorities). Competition is typically limited because RLECs primarily serve sparsely populated rural communities with predominantly residential customers, and the cost of operations and capital investment requirements for new entrants is high. As a result, in our markets, we have experienced virtually no wireline competition and limited competition from cable providers. While most of our markets are served by wireless service providers, their impact on our business has been limited.

Revenues

        We derive our revenues from:

  •
  Local calling services.    We receive revenues from providing local exchange telephone services, including monthly recurring charges for basic service, usage charges for local calls and service charges for special calling features.

  •
  Universal Service Fund—high cost loop support.    We receive payments from the USF to support the high cost of our operations in rural markets. This revenue stream is based upon our average cost per loop compared to the national average cost per loop. This support fluctuates based upon the historical costs of our operating companies.

  •
  Interstate access revenues.    These revenues are primarily based on a regulated return on rate base and recovery of allowable expenses associated with the origination and termination of toll calls both to and from our customers. Interstate access charges to long distance carriers and other customers are based on access rates filed with the FCC. These revenues also include USF payments for local switching support, long term support and interstate common line support.

  •
  Intrastate access revenues.    These revenues consist primarily of charges paid by long distance companies and other customers for access to our networks in connection with the origination and termination of long distance telephone calls both to and from our customers. Intrastate access charges to long distance carriers and other customers are based on access rates filed with the state regulatory agencies.

  •
  Long distance services.    We receive revenues from long distance services we provide to our residential and business customers. In addition, our subsidiary Carrier Services provides our RLECs and other non-affiliated communications providers with wholesale long distance services.

  •
  Data and Internet services.    We receive revenues from monthly recurring charges for services, including digital subscriber line, special access, private lines, Internet and other services.

  •
  Other services.    We receive revenues from other services, including billing and collection, directory services and sale and maintenance of customer premise equipment.

        The following summarizes our revenues and percentage of revenues from continuing operations from these sources:

	Years ended December 31,			Years ended December 31,
	2001	2002	2003	2001	2002	2003
	Revenues (in thousands)			% of Revenues
Revenue Source
Local calling services	$50,629	$54,000	$56,078	22%	23%	24%
Universal service fund—high cost loop support	19,019	22,429	18,903	8	10	8
Interstate access revenues	66,002	65,769	66,564	29	29	29
Intrastate access revenues	48,671	43,848	43,969	21	19	19
Long distance services	19,459	16,763	15,440	9	7	7
Data and Internet services	7,684	10,257	13,431	3	4	6
Other services	18,712	17,753	17,047	8	8	7

Total	$230,176	$230,819	$231,432	100%	100%	100%

Operating Expenses

        Our operating expenses are categorized as operating expenses; depreciation and amortization; and stock based compensation.

  •
  Operating expenses includes cash costs incurred in connection with the operation of our central offices and outside plant facilities and related operations. In addition to the operational costs of owning and operating our own facilities, we also purchase long distance services from RBOCs, large independent telephone companies and third party long distance providers. In addition, our operating expenses include expenses relating to sales and marketing, customer service and administration and corporate and personnel administration.

  •
  Depreciation and amortization includes depreciation of our communications network and equipment. Prior to January 1, 2002, and the implementation of SFAS No. 142, this category also included amortization of goodwill relating to our acquisitions.

  •
  Stock based compensation consists of non-cash compensation charges incurred in connection with the employee stock options granted to our executive officers, and stockholder appreciation rights agreements granted to two of our executive officers.

Acquisitions

        We intend to continue to pursue selective acquisitions:

  •
  On December 1, 2003, we purchased all of the capital stock of CST and CCI. CST and CCI serve approximately 13,280 access line equivalents in central Maine.

  •
  On June 18, 2003, we executed an agreement and plan of merger with Berkshire to merge FairPoint Berkshire Corporation with Berkshire, pending required state regulatory approvals. Shareholders of Berkshire would receive approximately $19.2 million in the merger, subject to adjustment. Berkshire is an ILEC that provides voice communication services to over 7,200 access line equivalents serving five communities in New York State. Berkshire's communities of service are adjacent to Taconic Telephone Corp., one of the Company's subsidiaries. This acquisition is expected to close during the third quarter of 2004.

  •
  During 2002, we made no acquisitions.

  •
  During 2001, we acquired one RLEC and certain assets of additional telephone exchanges for an aggregate purchase price of $24.2 million, which included $0.7 million of acquired debt. At the respective dates of acquisition, these businesses served an aggregate of approximately 5,600 access lines.

Stock Based Compensation

        In 2003, we did not recognize any material non-cash compensation charges, primarily due to the fact that the fair market value per share of our common stock remained relatively stable.

        In March 2002, we recognized a non-cash compensation benefit of $0.2 million associated with the reduction in estimated fair market value of the stockholder appreciation rights agreements. In December 2002, an additional benefit of $0.1 million was recognized in connection with these agreements. This benefit was offset by a non-cash compensation charge of $1.2 million in connection with the modification of employee stock options by one of our executive officers.

        In December 2001, we recognized a non-cash compensation charge of $2.2 million in connection with the modification of employee stock options by one of our executive officers. This charge was offset by a non-cash compensation benefit of $0.9 million associated with the reduction in estimated fair market value of the stockholder appreciation rights agreements.

Discontinued Operations

        On September 30, 2003, MJD Services Corp., or MJD Services, a wholly-owned subsidiary of the Company, completed the sale of all of the capital stock owned by MJD Services of Union Telephone Company of Hartford, Armour Independent Telephone Co., WMW Cable TV Co. and Kadoka Telephone Co. to Golden West Telephone Properties, Inc., or Golden West. The sale was completed in accordance with the terms of the purchase agreement, dated as of May 9, 2003, between MJD Services and Golden West, which we refer to as the South Dakota purchase agreement. The divestiture is referred to herein as the South Dakota disposition. MJD Services received approximately $24.2 million in proceeds from the South Dakota disposition, subject to certain escrow obligations as set forth in the South Dakota purchase agreement. The companies sold to Golden West served approximately 4,150 voice access lines located in South Dakota. The operations of these companies were presented as discontinued operations beginning in the second quarter of 2003. Therefore, the balances associated with these activities were reclassified as "held for sale." All prior period financial statements have been restated accordingly. We recorded a gain on disposal of the South Dakota companies of $7.7 million during the third quarter of 2003.

        In November 2001, we decided to discontinue the competitive local exchange carrier, or CLEC, operations of Carrier Services. This decision was a proactive response to the deterioration in the capital markets, the general slow-down of the economy and the slower-than-expected growth in Carrier Services CLEC operations.

        Carrier Services provides wholesale long distance services and support to our RLECs and other non-affiliated communications providers. These services allow such companies to operate their own long distance communication services and sell such services to their respective customers. Our long distance business is included as part of continuing operations in the accompanying financial statements.

        The information in our year to year comparisons below represents only our results from continuing operations.

Results of Operations

        The following table sets forth the percentages of revenues represented by selected items reflected in our consolidated statements of operations. The year-to-year comparison of financial results are not necessarily indicative of future results:

	Year Ended December 31,
	2001	2002	2003
Revenues	100.0%	100.0%	100.0%
Operating expenses	50.3	47.8	48.0
Depreciation and amortization	23.9	20.1	20.8
Stock based compensation	0.6	0.4	0.0

Total operating expenses	74.8	68.3	68.8

Income from operations	25.2	31.7	31.2
Net gain (loss) on sale of investments and other assets	(0.3)	0.0	0.3
Interest and dividend income	0.9	0.8	0.8
Interest expense	(33.2)	(30.1)	(39.0)
Impairment of investments	0.0	(5.4)	0.0
Equity in net earnings of investees	2.1	3.4	4.4
Realized and unrealized losses on interest rate swaps	(5.6)	(4.1)	(0.6)
Other non-operating, net	0.0	0.2	(0.7)

Total other expenses	(36.1)	(35.3)	(34.8)

Loss from continuing operations before income taxes	(10.9)	(3.5)	(3.7)
Income tax benefit (expense)	(0.2)	(0.2)	0.1
Minority interest in income of subsidiaries	0.0	0.0	0.0

Loss from continuing operations	(11.0)%	(3.8)%	(3.6)%

Year Ended December 31, 2003 Compared with Year Ended December 31, 2002

  Revenues

        Revenues.    Revenues increased $0.6 million to $231.4 million in 2003 compared to $230.8 million in 2002. Of this increase, $0.7 million was attributable to the Maine acquisition and $1.5 million in revenues from our existing operations. This was offset by a decrease to revenues of $1.6 million from our wholesale long distance company. We derived our revenues from the following sources:

        Local calling services.    Local calling service revenues increased $2.1 million from $54.0 million in 2002 to $56.1 million in 2003. Despite a slight decline in access lines, revenues from our existing operations increased $1.8 million due to increases in local calling features and local interconnection revenues. The remaining increase of $0.3 million was attributable to the Maine acquisition.

        Universal service fund—high cost loop.    Universal service fund—high cost loop receipts decreased $3.5 million to $18.9 million in 2003 from $22.4 million in 2002. Our existing operations accounted for all of this decrease. The support from the high cost loop fund is associated with historical expense levels of our companies that exceed the national average cost per loop. The historical expenses occur two years prior to the receipt of the USF revenues. Historical expenses related to a performance share plan paid in 2000 by an acquired company resulted in USF receipts in 2002 which did not recur in 2003. In addition to this decrease, the USF receipts declined due to increases in the national average cost per loop.

        Interstate access revenues.    Interstate access revenues increased $0.8 million from $65.8 million in 2002 to $66.6 million in 2003. Our existing operations accounted for $0.5 million of this increase due to operating expense increases that resulted in higher interstate revenue requirements and $0.3 million was attributable to the Maine acquisition.

        Intrastate access revenues.    Intrastate access revenues increased slightly from $43.8 million in 2002 to $44.0 million in 2003. This slight increase was attributable to the Maine acquisition. While consolidated access revenues were relatively flat, lower access rates in a few of the states in which we operate were generally offset by higher minutes of use in other states in which we operate.

        Long distance services.    Long distance services revenues decreased $1.4 million from $16.8 million in 2002 to $15.4 million in 2003. An approximately $0.2 million increase was attributable to our existing RLEC operations. Carrier Services revenues decreased by $1.6 million as a result of rate increases from its underlying toll carriers, which resulted in the loss of wholesale customers by Carrier Services.

        Data and Internet services.    Data and Internet services revenues increased $3.1 million from $10.3 million in 2002 to $13.4 million in 2003. This increase is primarily from an increase of DSL customers from 6,659 to 17,937, an increase of 169%.

        Other services.    Other revenues decreased by $0.8 million from $17.8 million in 2002 to $17.0 million in 2003 at our existing operations. This decrease is mainly associated with reductions in billing and collections revenues, as interexchange carriers, or IXCs, continue to take back the billing function for their more significant long distance customers. We expect this trend to continue.

  Operating Expenses

        Operating expenses.    Operating expenses increased $0.9 million to $111.2 million in 2003 from $110.3 million in 2002. Expenses of our wholesale long distance company decreased $0.7 million as a result of lower minutes of use from our wholesale customers. This decrease was offset by an increase of $1.3 million related to our existing operations and $0.3 million related to expenses of the companies we acquired in 2003 in the Maine acquisition. Several items contributed to the expense increase, including network operations expense, transport and network costs associated with our broadband initiatives. Expenses also increased because of an increase in the USF life line fund contribution expense which is directly assigned to the interstate revenue requirement and is fully recovered via our interstate revenues. Marketing and promotion expenses increased due to higher levels of activity related to the promotion of custom calling features, data services and other performance products. The increased expenses in 2003 would have been larger except for lower compensation costs in 2003 as a result of employee termination costs incurred in 2002, as well as a $1.9 million bad debt expense incurred in 2002 when a carrier declared bankruptcy and a $0.6 million recovery of this write-off received in 2003 resulting in a year over year decrease in bad debt expense of $2.5 million.

        Depreciation and Amortization.    Depreciation and amortization from continuing operations increased $1.8 million to $48.1 million in 2003 from $46.3 million in 2002. An increase of $1.7 million was attributable to the increased investment in our communications network by existing operations we acquired prior to 2003 and $0.1 million was attributable to the Maine acquisition.

        Stock Based Compensation.    For the year ended December 31, 2002, stock based compensation of $0.9 million was incurred, including $1.2 million resulting from a modification of an employee stock option agreement with an executive officer, offset by the decrease in the estimated value of fully vested stockholder appreciation rights agreements of $0.3 million. Stock based compensation for the year ended December 31, 2003 was not material.

        Income from Operations.    Income from continuing operations decreased $1.1 million to $72.2 million in 2003 from $73.3 million in 2002. A $0.5 million decrease attributable to our existing operations and a decrease of $0.9 million from our wholesale long distance company was offset by a $0.3 million increase attributable to the Maine acquisition.

        Other Income (Expense).    Total other expense from continuing operations decreased $0.9 million to $80.6 million in 2003 from $81.5 million in 2002. The expense consisted primarily of interest expense on long-term debt. Interest expense increased $20.7 million to $90.2 million in 2003 from $69.5 million in 2002, mainly attributable to our March 2003 debt refinancing and our early adoption of SFAS 150, as of July 1, 2003, the latter of which resulted in our recording $9.0 million in interest expense related to dividends and accretion on preferred shares subject to mandatory redemption. During 2002, we recorded non-cash impairment of investments of $12.6 million which is associated with other than temporary declines in fair value of approximately $8.2 million of Choice One stock and a write-down of $4.4 million for certain investments accounted for under the equity method. There were no similar impairment losses recorded in 2003. Earnings in equity investments increased $2.3 million to $10.1 million in 2003 from $7.8 million in 2002. Other non-operating income (expense) includes net gain (loss) on the extinguishment of debt and expenses related to the loss on the write off of loan origination costs. As a result of the issuance of $225.0 million in senior notes during the first quarter of 2003, we recorded $2.8 million and $0.7 million of non-operating gains on the extinguishment of the senior subordinated notes and the Carrier Services loans, respectively. Additionally, we recorded a non-operating loss of $5.0 million for the write-off of debt issue costs related to this extinguishment of debt in 2003.

        The following is a summary of amounts included in realized and unrealized gains (losses) on interest rate swaps (dollars in thousands):

	2002	2003
Change in fair value of interest rate swaps	$2,135	$7,693
Reclassification of transition adjustment included in other comprehensive income (loss)	(1,437)	(1,029)
Realized gains (losses)	(10,275)	(8,051)

Total	$(9,577)	$(1,387)

        Income Tax Benefit.    Income tax benefit from continuing operations increased $0.7 million to $0.2 million in 2003 from an expense of $0.5 million in 2002. The income tax benefit related primarily to income taxes owed in certain states offset by investment tax credits in certain states.

        Discontinued Operations.    In November 2001, we decided to discontinue the CLEC operations of Carrier Services. Net income from discontinued operations of our CLEC operations was $0.3 million and $19.5 million for 2003 and 2002, respectively. The income in 2002 was a result of a gain on extinguishment of debt attributable to Carrier Services. Net income from discontinued operations of our existing operations sold in the South Dakota disposition was $1.9 million and $2.4 million for 2003 and 2002, respectively. The Company recorded a gain on disposal in connection with the South Dakota disposition of $7.7 million in 2003.

        Net Income (Loss).    Our 2003 net loss attributable to common shareholders was $4.3 million after giving effect to $8.9 million in dividends and accretion related to our series A preferred stock and the repurchase of series A preferred stock at a discount of $2.9 million. Additionally, as a result of the adoption of SFAS 150 on July 1, 2003, the dividends and accretion of $9.0 million related to these instruments is included as a reduction of net income for the third and fourth quarters of 2003. Our 2002 net income attributable to common shareholders was $1.3 million after giving effect to $11.9 million in dividends and accretion related to our series A preferred stock. The differences between the 2003 and 2002 net income (loss) are a result of the factors discussed above.

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

  Revenues

        Revenues.    Revenues increased $0.6 million to $230.8 million in 2002 compared to $230.2 million in 2001. Of this increase, $4.2 million was attributable to revenues from companies we acquired in 2001. This was offset by a reduction of $0.7 million in revenues from our existing operations and a decrease in revenues of $2.9 million attributable to revenues from our wholesale long distance company. We derived our revenues from the following sources.

        Local calling services.    Local calling service revenues increased $3.4 million from $50.6 million in 2001 to $54.0 million in 2002, including an increase of $2.2 million from an increase in the number of access lines and local services provided in our existing operations, as well as an increase of $1.2 million from the companies we acquired in 2001.

        Universal service fund—high cost loop.    Universal service fund—high cost loop receipts increased $3.4 million to $22.4 million in 2002 from $19.0 million in 2001. Our existing operations accounted for $3.2 million of the increase with the balance obtained from companies we acquired in 2001. The support from the high cost loop fund is associated with historical expense levels of our companies that exceed the national average cost per loop.

        Interstate access revenues.    Interstate access revenues were relatively flat from year to year, decreasing $0.2 million from $66.0 million in 2001 to $65.8 in 2002. A reduction of $1.2 million from our existing operations was offset by $1.0 million associated with companies we acquired in 2001. The $1.2 million revenue reductions are due mainly to our cost reductions at acquired entities, which correspondingly lower our revenue requirement.

        Intrastate access revenues.    Intrastate access revenues decreased $4.9 million from $48.7 million in 2001 to $43.8 in 2002. An increase of $1.6 million from companies we acquired in 2001 was offset by a reduction of $6.5 million from our existing operations. The decrease was mainly due to rate and state support reductions in Maine, Kansas, Vermont and Illinois. We continue to expect downward pressure on our intrastate access rates. To the extent these pressures reduce our earnings levels below authorized rates of return, our companies are allowed to file and seek approval from the state public utility commissions for recovery of these reductions through increases in local rates and, where they exist, state universal service funds.

        Long distance services.    Long distance services revenues decreased $2.7 million from $19.5 million in 2001 to $16.8 million in 2002, all attributed to a reduction in Carrier Services' long distance wholesale operations. Wholesale customers were lost when one of our underlying wholesale carriers declared bankruptcy.

        Data and Internet services.    Data and Internet services revenues increased $2.6 million from $7.7 million in 2001 to $10.3 million in 2002, including an increase of $0.1 million from acquisitions and an increase of $2.5 million as a result of increased service offerings to our customers of our existing operations.

        Other services.    Other revenues decreased by $0.9 million from $18.7 million in 2001 to $17.8 million in 2002 as other revenue contributed by the companies we acquired in 2001 of $0.1 million was offset by a reduction in other revenues of $1.0 million from our existing operations.

This decrease is mainly associated with reductions in billing and collections revenues, as interexchange carriers, or IXCs, "take back" the billing function for their long distance customers. This trend is expected to continue.

  Operating Expenses

        Operating expenses.    Operating expenses decreased $5.5 million, or 4.7%, to $110.3 million in 2002 from $115.8 million in 2001. Expenses of our wholesale long distance company decreased $2.5 million as a result of lower minutes of use from our wholesale customers. In addition, expenses of our existing operations decreased by $4.4 million, mainly attributable to overall cost reduction efforts throughout the company. This decrease was offset by an increase of $1.4 million attributable to expenses of the RLECs we acquired in 2001.

        Depreciation and Amortization.    Depreciation and amortization from continuing operations decreased $8.8 million to $46.3 million in 2002 from $55.1 million in 2001. The decrease of $12.0 million attributable to the discontinuance of amortizing goodwill upon the implementation of SFAS No. 142 was offset by increases in depreciation of property, plant and equipment consisting of $2.5 million attributable to the increased investment in our communications network by existing operations we acquired prior to 2001 and $0.7 million related to the companies we acquired in 2001.

        Stock Based Compensation.    For the year ended December 31, 2002, stock based compensation of $0.9 million was incurred, including $1.2 million related to a modification of an employee stock option agreement with an executive officer, offset by the decrease in the estimated value of fully vested stockholder appreciation rights agreements of $0.3 million. For the year ended December 31, 2001, stock based compensation of $0.9 million was related to the decrease in the estimated value of fully vested stockholder appreciation rights agreements. This is offset by a $2.2 million non-cash stock based compensation charge related to a modification of an employee stock option agreement with an executive officer. The net charge for the year ended December 31, 2001 was $1.3 million.

        Income from Operations.    Income from continuing operations increased $15.3 million to $73.3 million in 2002 from $58.0 million in 2001. Of this increase, $13.2 million was attributable to our existing operations and $2.1 million was attributable to the RLECs we acquired in 2001. Income from our wholesale long distance company decreased $0.4 million, and stock based compensation expense decreased $0.4 million.

        Other Income (Expense).    Total other expense from continuing operations decreased $1.5 million to $81.5 million in 2002 from $83.0 million in 2001. The expense consists primarily of interest expense on long-term debt. Interest expense decreased $6.8 million to $69.5 million in 2002 from $76.3 million in 2001. During 2002, we recorded non-cash impairment of investments of $12.6 million which is associated with other than temporary declines in fair value of approximately $8.2 million of Choice One stock and a write-down of $4.4 million for certain investments accounted for under the equity method. Earnings in equity investments increased $2.9 million to $7.8 million in 2002 from $4.9 million in 2001.

        The following is a summary of amounts included in realized and unrealized gains (losses) on interest rate swaps (dollars in thousands):

	2001	2002
Change in fair value of interest rate swaps	$(6,896)	$2,135
Reclassification of transition adjustment included in other comprehensive income (loss)	(1,238)	(1,437)
Realized gains (losses)	(4,739)	(10,275)

Total	$(12,873)	$(9,577)

        Income Tax Expense.    Income tax expense from continuing operations increased $0.1 million to $0.5 million in 2002 from $0.4 million in 2001. The income tax expense relates primarily to income taxes owed in certain states.

        Discontinued Operations.    Income from discontinued operations was $21.9 million in 2002. $2.4 million was a result of the South Dakota disposition and $17.5 million was a result of a gain on extinguishment of debt at Carrier Services. Losses from discontinued operations for 2001 were $186.2 million. This loss was associated with a loss on the disposition of the CLEC operations of $95.3 million, losses from the discontinued operations of the CLEC operations of $93.0 million, offset with income from the South Dakota disposition of $2.1 million.

        Net Income (Loss).    Our 2002 net income attributable to common shareholders was $1.3 million after giving effect to $11.9 million in dividends and accretion related to the series A preferred stock. Our net loss was $211.6 million for 2001, as a result of the factors discussed above and mainly associated with the loss from discontinued operations.

Liquidity and Capital Resources

        Following consummation of the transactions, our short-term and long-term liquidity needs will arise primarily from: (i) interest payments primarily related to our new credit facility and our senior subordinated notes; (ii) capital expenditures, which are expected to be approximately $36.6 million in 2004 (which includes a $3.8 million non-recurring capital expenditure relating to our billing platform and DSL related investments) and approximately $32.5 million in 2005; (iii) working capital requirements as may be needed to support the growth of our business; (iv) dividend payments on our common stock; and (v) potential acquisitions.

        After the transactions, we intend to fund our operations, interest expense, capital expenditures, working capital requirements and dividend payments on our common stock from cash from operations. To fund future acquisitions, we intend to use borrowings under our new revolving facility, or, subject to the restrictions in the new credit facility and the indenture governing the senior subordinated notes, to arrange additional funding through the sale of public or private debt and/or equity securities, including IDSs, or obtain additional senior bank debt.

        Our ability to service our indebtedness will depend on our ability to generate cash in the future. The first principal payment on our indebtedness will be required to be made beginning in 2009. We likely will need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance our indebtedness on commercially reasonable terms or at all. For the years ended December 31, 2003, 2002 and 2001, cash provided by operating activities of continuing operations was $32.8 million, $55.6 million and $35.7 million, respectively.

        Upon consummation of this offering, we will use net proceeds received from this offering, together with approximately $             million of borrowings under our new credit facility, to, among other things, repay all outstanding loans under our existing credit facility, repay all of our subsidiary debt (other than trade payables) and consummate tender offers and consent solicitations in respect of our existing 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes. To the extent not all of the holders of 9 1/2% notes and floating rate notes tender their notes in the tender offer and consent solicitation, we intend to redeem the remaining outstanding 9 1/2% notes and floating rate notes following this offering. See "The Transactions" and "Use of Proceeds."

        Net cash used in investing activities from continuing operations was $54.0 million, $30.3 million and $57.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. These cash flows primarily reflect capital expenditures of $33.6 million, $38.8 million and $43.2 million for the years ended December 31, 2003, 2002 and 2001, respectively, and acquisitions of telephone properties, net of cash acquired of $33.1 million, $0 million and $18.9 million for the years ended December 31, 2003,

2002 and 2001, respectively. Offsetting capital expenditures were distributions from investments of $10.8 million, $9.0 million and $5.0 million for the years ended December 31, 2003, 2002 and 2001, respectively. These distributions represent passive ownership interests in partnership investments. We do not control the timing or amount of distributions from such investments.

        Net cash provided by (used in) financing activities from continuing operations was $(2.0) million, $(12.5) million and $101.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. These cash flows primarily represent net proceeds of long term debt of $23.3 million and $104.2 million for the years ended December 31, 2003 and 2001, respectively. For the year ended December 31, 2002, net repayments were $11.5 million.

        Our annual capital expenditures for our rural telephone operations have historically been significant. Because existing regulations allow us to recover our operating and capital costs, plus a reasonable return on our invested capital in regulated telephone assets, capital expenditures constitute an attractive use of our cash flow. Net capital expenditures were approximately $33.6 million for the year ended December 31, 2003 and are expected to be approximately $36.6 million in 2004 (which includes a $3.8 million non-recurring capital expenditure relating to our billing platform and DSL related investments) and approximately $32.5 million in 2005.

        We intend to use borrowings under the new credit facility to fund the Berkshire acquisition, which we expect to close in the third quarter of 2004.

        Our existing credit facility consists of an $85.0 million revolving loan facility of which $14.7 million was outstanding at December 31, 2003 and two term facilities, a tranche A term loan facility of $40.0 million with $30.0 million outstanding at December 31, 2003 that matures on March 31, 2007, and a tranche C term loan facility with $126.4 million principal amount outstanding as of December 31, 2003 that matures on March 31, 2007. We will repay all of the borrowings under our existing credit facility with a portion of the net proceeds from this offering, together with borrowings under our new credit facility. See "The Transactions" and "Use of Proceeds."

        In 1998, the Company issued $125.0 million aggregate principal amount of 9 1/2% senior subordinated notes and $75.0 million aggregate principal amount of floating rate notes. Both series of these notes mature on May 1, 2008. These notes are general unsecured obligations of the Company, subordinated in right of payment to all of the Company's senior debt. In 2000, the Company issued $200.0 million aggregate principal amount of 12 1/2% senior subordinated notes. These notes mature on May 10, 2010. These notes are general unsecured obligations of the Company, subordinated in right of payment to all of the Company's senior debt. In 2003, the Company issued $225.0 million aggregate principal amount of 11 7/8% senior notes. These notes mature on March 1, 2010. These notes are general unsecured obligations of the Company, ranking pari passu in right of payment with all existing and future senior debt of the Company, including all obligations under our existing credit facility, and senior in right of payment to all existing and future subordinated indebtedness of the Company.

        In connection with this offering, the Company will conduct tender offers and consent solicitations for all of the outstanding 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes. This offering is conditioned upon the receipt of the tender and consent of at least a majority in aggregate principal amount of the outstanding 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes.

        For a summary description of our debt, see "Description of Certain Indebtedness."

        In May 2002, Carrier Services entered into an amended and restated credit facility with its lenders to restructure its obligations under its credit facility. In the restructuring, (i) Carrier Services paid certain of its lenders $5.0 million to satisfy $7.0 million of obligations under the credit facility, (ii) the lenders converted approximately $93.9 million of the loans under the credit facility into shares of the Company's series A preferred stock and (iii) the remaining loans under the credit facility and certain swap obligations were converted into $27.9 million of new term loans. In March 2003, the Company used a portion of the proceeds from the offering of the 11 7/8% notes and borrowings under the existing credit facility's tranche A term loan facility to repay $2.2 million principal amount of loans under the Carrier Services credit facility, at approximately a 30% discount to par. On January 30, 2004, the Company used additional borrowings under its existing credit facility's tranche A loan facility and a portion of the borrowings under its existing credit facility's revolving loan facility to repay in full all indebtedness under the Carrier Services credit facility.

        The Company's series A preferred stock is non-voting, except as required by applicable law, and is not convertible into class A common stock of the Company. The series A preferred stock provides for the payment of dividends at a rate equal to 17.428% per annum. Dividends on the series A preferred stock are payable, at the option of the Company, either in cash or in additional shares of series A preferred stock. The Company has the option to redeem the series A preferred stock at any time. The redemption price for such shares is payable in cash in an amount equal to $1,000 per share plus any accrued but unpaid dividends thereon, which we refer to as the preference amount. Under certain circumstances, the Company would be required to pay a premium of up to 6% of the preference amount in connection with the redemption of the series A preferred stock. In addition, upon the occurrence of certain events, the Company would be required to redeem all outstanding shares of the series A preferred stock at a price per share equal to the preference amount. Certain holders of the series A preferred stock have agreed with the Company to reduce the dividend rate payable on the shares they hold for a period of two years. In lieu of our obligation to mandatorily redeem our series A preferred stock upon the consummation of this offering, the holders of shares of our $            million liquidation preference of series A preferred stock will exchange their shares of preferred stock for shares of our class A common stock. The class A common stock so received will be sold to the underwriters and will be represented by IDSs being sold in this offering. The series A preferred stock was initially issued in May 2002 in exchange for debt of one of our subsidiaries whose operations we discontinued.

  Summary of Contractual Obligations

        The tables set forth below contain information with regard to disclosures about contractual obligations and commercial commitments.

        The following table discloses aggregate information about our contractual obligations as of December 31, 2003 and the periods in which payments are due:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(Dollars in thousands)
Contractual obligations:
Debt maturing within one year	$21,982	$21,982	—	—	—
Long term debt	803,578	—	69,710	312,319	421,549
Preferred shares subject to mandatory redemption(1)	96,699	—	—	—	96,699
Capital leases	—	—	—	—	—
Operating leases(2)	12,863	5,428	5,073	1,749	613
Deferred transaction fee(3)	8,445	—	—	—	8,445
Common stock subject to put options	2,136	1,000	1,136	—	—
Non-compete agreements	245	145	100	—	—
Minimum purchase contract	4,027	2,833	1,194	—	—

Total contractual cash obligations	$949,975	$31,388	$77,213	$314,068	$527,306

        The following table discloses aggregate information about our contractual obligations as of December 31, 2003 after giving effect to the transactions and the periods in which payments are due:

Payments due by period
	Total		Less than 1 year		1-3 years		3-5 years		More than 5 years
(Dollars in thousands)
Contractual obligations:
Debt maturing within one year	$		$		$		$		$
Long term debt
Capital leases		—		—		—		—		—
Operating leases(2)
Deferred transaction fee(3)
Common stock subject to put options
Noncompete agreements
Minimum purchase contract

Total contractual cash obligations	$		$		$		$		$

(1)
The Company has the option to redeem the series A preferred stock at any time. Under certain circumstances, the Company would be required to pay a premium of up to 6% in connection with a redemption. The Company is required to redeem the series A preferred stock upon the occurrence of one of the following events: (i) a merger, consolidation, sale, transfer or disposition of at least 50% of the assets or business of the Company and its subsidiaries, (ii) a public offering of the Company's common stock which yields in the aggregate at least $175.0 million, or (iii) the first anniversary of the maturity of the 12 1/2% notes (which first anniversary will occur in May 2011), unless prohibited by its credit facility or the indentures governing its 9 1/2% notes, floating rate notes and 12 1/2% notes.

(2)
Real property lease obligations of $9.9 million associated with the discontinued operations discussed in note (12) to our consolidated financial statements which are stated in this table at total contractual amounts. However, we have negotiated lease terminations or subleases on these properties to reduce the total obligation. Operating leases from continuing operations of $3.0 million are also included.

(3)
Payable to affiliates of Kelso upon the occurrence of certain events. See "Certain Relationships and Related Party Transactions—Financial Advisory Agreements."

        The following table discloses aggregate information about our commercial commitments as of December 31, 2003. Commercial commitments are items that we could be obligated to pay in the future. They are not included in our condensed consolidated balance sheets.

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(Dollars in thousands)
Source of fair value:
Financial guarantee	$1,511	$617	$894	$—	$—

        The following table discloses aggregate information about our derivative financial instruments as of December 31, 2003, the source of fair value of these instruments and their maturities.

	Fair Value of Contracts at Period End
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(Dollars in thousands)
Source of fair value:
Derivative financial instruments(1)	$874	$874	$—	$—	$—

(1)
Fair value of interest rate swaps at December 31, 2003 was provided by the counterparties to the underlying contracts using consistent methodologies.

Critical Accounting Policies

        Our critical accounting policies are as follows:

  •
  Accounting for income taxes; and

  •
  Valuation of long-lived assets, including goodwill

        Accounting for income taxes.    As part of the process of preparing our consolidated financial statements we were required to estimate our income taxes. This process involves estimating our actual current tax exposure and assessing temporary differences resulting from different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheets. We must then assess the realizability of our deferred tax assets. In performing the assessment, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies.

        We had $250.8 million in federal and state net operating loss carryforwards as of December 31, 2003. In order to fully utilize the deferred tax assets, mainly generated by the net operating losses, we will need to generate future taxable income of approximately $176.4 million prior to the expiration of the net operating loss carryforwards beginning in 2019 through 2022. Based upon the level of projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe we will realize the benefits of these deductible differences, net of the valuation allowance of $64.4 million at December 31, 2003. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

        Valuation of long-lived assets, including goodwill.    We review our long-lived assets, including goodwill for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Several factors could trigger an impairment review such as (1) significant underperformance relative to expected historical or projected future operating results, (2) significant regulatory changes that would impact future operating revenues, (3) significant negative industry or economic trends and (4) significant changes in the overall strategy in which we operate our overall business. Net goodwill was $468.8 million at December 31, 2003.

        We are required to perform an annual impairment review of goodwill as required by Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. No impairment of goodwill or other long-lived assets resulted from the annual valuation of goodwill.

New Accounting Standards

        The Financial Accounting Standards Board (FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations, which was effective January 1, 2003. This statement requires, among other things, the accounting and reporting of legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal operation of a long-lived asset. The FCC has ordered that companies subject to regulatory accounting rules not adopt SFAS No. 143 and accordingly, the Company will not adopt this standard for its regulated operations. The adoption of this pronouncement, effective January 1, 2003, did not have a material effect on the financial statements of our non-regulated entities.

        In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS No. 146). SFAS No. 146 will apply to exit ("restructuring") plans initiated after December 31, 2002. Under SFAS No. 146, restructuring costs associated with a plan to exit an activity are required to be recognized when incurred. The Company's previously recorded restructuring liabilities were recognized when the Company committed to an exit plan, consistent with the guidance in EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an

Activity (including Certain Costs Incurred in a Restructuring). In the event the Company initiates new exit plans after December 31, 2002, the liability recognition of SFAS No. 146 will apply.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS No. 5, 57 and 107 and rescission of FASB Interpretation No. 34. This interpretation requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also specifies the requirements for liability recognition (at fair value) for obligations undertaken in issuing the guarantee. The disclosure requirements were effective in 2002. The initial recognition and measurement provisions are effective for all guarantees within the scope of Interpretation 45 issued or modified after December 31, 2002. The adoption of this pronouncement did not have a material effect on our financial statements.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock Based Compensation—Transition and Disclosure, an amendment to FASB Statement 123. This Statement amends SFAS No. 123, Accounting for Stock Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Although we have adopted the disclosure provisions required by SFAS No. 148, we do not expect to voluntarily adopt the fair value based method of accounting for our stock based compensation plans. The adoption of SFAS No. 148 did not impact our financial position or results of operations.

        In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. In December 2003, the FASB revised Interpretation No. 46, which clarifies the application of Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements. As per ARB No. 51, a general rule for preparation of consolidated financial statements of a parent and its subsidiary is ownership by the parent, either directly or indirectly, of over fifty percent of the outstanding voting shares of a subsidiary. However, application of the majority voting interest requirement of ARB No. 51 to certain types of entities may not identify the party with a controlling financial interest because the controlling financial interest may be achieved through arrangements that do not involve voting interest. Interpretation No. 46 clarifies applicability of ARB No. 51 to entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. Interpretation No. 46 requires an entity to consolidate a variable interest entity even though the entity does not, either directly or indirectly, own over fifty percent of the outstanding voting shares. Interpretation No. 46 is applicable for financial statements issued for reporting periods that end after March 15, 2004. We are in the process of reviewing the recent provisions of Interpretation No. 46. Any potential changes, as a result of implementation of Interpretation No. 46, are not expected to have a significant impact on our results of operations or equity.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements either as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a non-public entity, in which case this statement shall be effective for fiscal periods beginning after December 15, 2003. For purposes of SFAS No. 150, we meet the definition of a nonpublic entity. As described in note 7 to our consolidated financial statements contained elsewhere in this prospectus, we adopted SFAS No. 150 early, as of July 1, 2003.

        In March 2003, the Emerging Issues Task Force, or EITF, reached consensus on EITF 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, or EITF 00-21. This guidance addresses the determination of whether an arrangement involving multiple deliverables contains more than one unit of accounting. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The implementation of EITF 00-21 did not have a material impact on our financial statements.

        In November 2003, the EITF reached consensus on EITF 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments, that certain quantitative and qualitative disclosures are required for equity and fixed maturity securities that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The guidance requires companies to disclose the aggregate amount of unrealized losses and the related fair value of investments with unrealized losses for securities that have been in an unrealized loss position for less than 12 months and separately for those that have been in an unrealized loss position for over 12 months, by investment category. We have adopted the disclosure requirements in these financial statements. Further discussion on the meaning of other-than-temporary impairments for EITF 03-1 is expected at a future EITF meeting.

Inflation

        We do not believe inflation has a significant effect on our operations.

Quantitative and Qualitative Disclosures About Market Risk

        At December 31, 2003, we recorded our marketable available-for-sale equity securities at a fair value of $1.9 million. These securities have exposure to price risk. A hypothetical ten percent adverse change in quoted market prices would decrease the recorded value by approximately $0.2 million.

        Approximately 75% of our debt bears interest at fixed rates or effectively at fixed rates. We have limited our exposure to material future earnings or cash flow changes due to changes in interest rates on our floating rate long-term debt through the use of interest rate swaps. However, our earnings are affected by changes in interest rates as our long-term debt under our credit facilities have variable interest based on either the prime rate or LIBOR. If interest rates on our variable rate debt averaged 10% more, our interest expense would have increased, and our loss from continuing operations before taxes would have increased by approximately $1.4 million for the year ended December 31, 2003.

        We have entered into interest rate swaps to manage our exposure to fluctuations in interest rates on our variable rate debt. Our liability for the fair value of these swaps was approximately $0.9 million at December 31, 2003. The fair value indicates an estimated amount we would have to pay to cancel the contracts or transfer them to other parties. In connection with our credit facility, we used two interest rate swap agreements, with notional amounts of $25.0 million each, to effectively convert a portion of our variable interest rate exposure to fixed rates ranging from 8.07% to 10.34%. The swap agreements expire in May 2004.

Business

Our Business

        We are a leading provider of communications services in rural communities, offering an array of services, including local voice, long distance, data, Internet and broadband product offerings. We are one of the largest rural telephone companies, and we believe that we are the 16th largest local telephone company, in the United States. We operate in 17 states with approximately 264,300 access line equivalents in service as of December 31, 2003. For the year ended December 31, 2003, we had pro forma revenues of $238.7 million.

        We were incorporated in February 1991 for the purpose of operating and acquiring incumbent telephone companies in rural markets. We have acquired 30 such businesses, 26 of which we continue to own and operate. Many of our telephone companies have served their respective communities for over 75 years. The majority of the rural communities we serve have fewer than 2,500 residents. All of our telephone company subsidiaries qualify as RLECs under the Telecommunications Act.

        RLECs generally are characterized by stable operating results and strong cash flow margins and operate in supportive regulatory environments. In particular, existing state and federal regulations permit us to charge rates that enable us to recover our operating costs, plus a reasonable rate of return on our invested capital (as determined by relevant regulatory authorities). Competition is typically limited because RLECs primarily serve sparsely populated rural communities with predominantly residential customers, and the cost of operations and capital investment requirements for new entrants is high. As a result, in our markets, we have experienced virtually no wireline competition and limited competition from cable providers. While most of our markets are served by wireless service providers, their impact on our business has been limited.

Our Competitive Strengths

        We believe we are distinguished by the following competitive strengths:

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  Consistent and predictable cash flows and strong margins.    We have the leading market position in the rural communities we serve, with limited competition. Demand for telephone services from our residential and local business customers has historically been very stable despite changing economic conditions. As a result, we have experienced a relatively stable access line count during the last two years compared to regional bell operating companies, or RBOCs. Additionally, our telephone companies operate in generally supportive regulatory environments. These factors have permitted us to generate consistent cash flows and strong margins.

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  Geographically diversified markets.    We currently operate 26 RLECs in 17 states, clustered in five regions, enabling us to capitalize on economies of scale and operating efficiencies. Our geographic diversity significantly enhances our cash flow stability by limiting our exposure to competition, local economic downturns and state regulatory changes. In addition, we believe that we have achieved significant scale efficiencies by centralizing many functions, such as marketing, network planning, accounting and customer service.

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  Technologically advanced infrastructure.    Our advanced network infrastructure enables us to provide a wide array of communications services. Our network consists of central office hosts and remote sites with all digital switches, primarily manufactured by Nortel and Siemens, operating with current software. As of December 31, 2003, we maintained over 24,000 miles of copper plant and approximately 2,800 miles of fiber optic plant in order to service our 264,300 access line equivalents. As a result of our historic capital investments, our network infrastructure requires predictable capital expenditures and allows us to implement certain broadband enabled services with minimal incremental cost. As of December 31, 2003, approximately 86% of our exchanges are capable of providing DSL services.

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  Broadest service offerings in our markets.    We believe that, as a result of our advanced network and switching infrastructure, we offer the only comprehensive suite of communications services in our markets, including local voice, long distance, data and Internet services. In addition, we offer enhanced features such as caller identification, call waiting, call forwarding, teleconferencing, video conferencing and voicemail. We also offer broadband communications solutions to most of our customers primarily through DSL technology.

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  Management team with proven track record.    We have an experienced management team that has demonstrated its ability to grow our rural telephone business over the past decade. Our senior management team has an average of 21 years of experience working with a variety of telephone companies. Our regional presidents have an average of 29 years of experience in the telecommunications industry. Our management team has successfully integrated 30 business acquisitions since 1993, improving revenues and cash flow significantly while enhancing service quality and broadening service offerings.

Our Strategy

        The key elements of our strategy are to:

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  Increase revenue per customer.    We are focused on increasing our revenues by introducing innovative product offerings and marketing strategies for enhanced and ancillary services to meet the growing needs of our customers. Our long standing relationships with our customers have helped us to successfully cross-sell broadband and value-added services, such as DSL, long distance, Internet dial-up, voicemail and other services. We will continue to evaluate and implement technologies that will allow us to offer new products and services.

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  Continue to improve operating efficiencies and profitability.    We have achieved significant operating efficiencies by applying our operational, regulatory, marketing and management expertise to our acquired businesses. We intend to continue to increase our operating efficiencies by consolidating various administrative functions and implementing best practices across all of our regions. For example, we have begun to integrate all billing systems into a single, outsourced billing platform, which will allow us to improve our customer service and enhance sales and marketing efforts. When completed, we plan to use this platform to develop regional customer service and call centers and to create a significantly improved customer data base. These call centers and customer data base will allow us to enhance our operating efficiency and optimize our marketing initiatives. The billing platform will also enable our customers to directly access, via the Internet, their accounts and will allow us to provide virtual call centers.

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  Enhance customer loyalty.    We believe that our service driven customer relationships and long-standing local presence lead to high levels of customer satisfaction and increased demand for enhanced and ancillary services. We continue to build long-term relationships with our customers by actively participating in the communities we serve and by offering an array of communications services and quality customer care.

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  Pursue selective acquisitions.    We believe that our acquisition strategy has been successful because of our ability to integrate acquisitions and improve operating efficiencies in the businesses we acquire. Our management team has consistently produced strong operating cash flow improvements in our acquired businesses. We continue to evaluate and pursue acquisitions which provide the opportunity to enhance revenues and cash flows. Given these objectives, we believe that such acquisitions will be primarily in regions where we already operate.

Our Services

        We offer a broad portfolio of high-quality communications services for residential and business customers in each of the markets in which we operate. We have a long history of operating in our markets and a recognized and respected brand identity within each of our service areas. Our companies are locally managed and staffed, which enables us to efficiently and reliably provide an array of communications services to meet our customer needs. These include services traditionally associated with local telephone companies, as well as other services such as long distance, Internet and broadband enabled services. Based on our understanding of our local customers' needs, we have attempted to be proactive by offering bundled services designed to simplify the customer's purchasing and management process.

Generation of Revenue

        We primarily generate revenue through: (i) the provision of our basic local telephone service to customers within our service areas; (ii) the provision of network access to interexchange carriers, or IXCs, for origination and termination of interstate and intrastate long distance phone calls; (iii) Universal Service Fund—high cost loop payments; and (iv) the provision of other services such as long distance resale, data and Internet and broadband enabled services, enhanced services, such as caller name and number identification, and billing and collection for IXCs.

        The following chart summarizes our revenue sources for the year ended December 31, 2003:

Revenue Source	% Revenue	Description
Local Calling Services	24%	Enables the local customer to originate and receive an unlimited number of calls within a defined "exchange" area. The customer is charged a flat monthly fee for basic service and service charges for special calling features.
Network Access Charges	48%
		Enables long distance companies to utilize our local network to originate or terminate intrastate and interstate calls. The network access charges are paid by the IXC to us and are regulated by state regulatory agencies and the FCC, respectively. This also includes USF payments for local switching support, long term support and interstate common line support.
Universal Service Fund—high cost loop	8%	We receive payments from the USF to support the high cost of our operations in rural markets. This support fluctuates based upon the historical costs of our operating companies.
Long Distance Services	7%	We receive revenues for intrastate and interstate long distance services provided to our retail customers and our wholesale long distance customers.
Data and Internet Services	6%	We receive revenues from monthly recurring charges for services, including broadband, DSL, special access, private lines, Internet and other services.
Other Services	7%	We generate revenues from other services, including enhanced services and billing and collection.

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information regarding our revenue sources.

Local Calling Services

        Local calling services include basic local lines, private lines and switched data services. We provide local calling services to residential and business customers, generally for a fixed monthly charge. In an RLEC's territory, the amount that we can charge a customer for local service is determined by rate proceedings involving the appropriate state regulatory authorities.

Network Access Charges

        Network access charges relate to long distance, or toll calls, that typically involve more than one company in the provision of telephone service. Since toll calls are generally billed to the customer originating the call, a mechanism is required to compensate each company providing services relating to the call. We bill access charges to long distance companies and other customers for the use of our facilities to access the customer, as described below.

        Intrastate Access Charges.    We generate intrastate access revenue when an intrastate long distance call involving an IXC is originated by a customer in our RLEC exchange to a customer in another of our exchanges in the same state. The IXC pays us an intrastate access payment for either terminating or originating the call. We record the details of the call through our carrier access billing system, or CABS, and receive the access payment from the IXC. The access charge for intrastate services is regulated and approved by the state regulatory authority.

        Interstate Access Charges.    We generate interstate access revenue when an interstate long distance call is originated by a customer calling from one state to a customer in another state. We bill interstate access charges in the same manner as we bill intrastate access charges; however, the interstate access charge is regulated and approved by the FCC instead of the state regulatory authority.

Universal Service Fund—High Cost Loop

        The USF supplements the amount of local service revenue received by us to ensure that basic local service rates for customers in high cost rural areas are consistent with rates charged in lower cost urban and suburban areas. The USF, which is funded by monthly fees charged to IXCs and local exchange carriers, or LECs, distributes funds to us on a monthly basis based upon our costs for providing local service.

Long Distance Services

        We offer switched and dedicated long distance services throughout our service areas through resale agreements with national IXCs. In addition, through Carrier Services, we offer wholesale long distance services to our RLECs and other non-affiliated communications providers.

Data and Internet Services

        We offer Internet access via DSL technology, dedicated T-1 connections, Internet dial-up, high speed cable modem and wireless broadband. Customers can utilize this access in combination with customer owned equipment and software to establish a presence on the web. In addition, we offer enhanced Internet services, which include obtaining Internet protocol addresses, basic web site design and hosting, domain name services, content feeds and web-based e-mail services. Our services include access to 24-hour, 7-day a week customer support.

Other Services

        We seek to capitalize on our RLECs' local presence and network infrastructure by offering enhanced services to customers, as well as billing and collection services for IXCs.

        Enhanced Services.    Our advanced digital switch and voicemail platforms allows us to offer enhanced services such as call waiting, call forwarding and transferring, call hunting, three-way calling, automatic callback, call hold, caller name and number identification, voice mail, teleconferencing, video conferencing, store-and-forward fax, follow-me numbers, Centrex services and direct inward dial, or DID.

        Billing and Collection.    Many IXCs provide long distance services to our RLEC customers and may elect to use our billing and collection services. Our RLECs charge IXCs a billing and collection fee for each call record generated by the IXC's customer.

        Directory Services.    Through our local telephone companies, we publish telephone directories in the majority of our locations. These directories provide white page listings, yellow page listings and community information listings. These directories generate revenues and operating cash flow from the sale of yellow page and related advertising to businesses. We contract out with leading industry providers to assist in the sale of advertising, compilation of information, as well as the production, publication and distribution of these directories.

Our Markets

        Our 26 RLECs operate as the incumbent local exchange carrier in each of their respective markets. Our RLECs serve an average of approximately 13 access lines per square mile versus the non-rural carrier average of approximately 128 access lines per square mile. Approximately 80% of these access lines serve residential customers. Our business customers account for approximately 20% of our access lines. Our business customers are predominantly in the agriculture, light manufacturing and service industries.

        The following chart identifies the number of access line equivalents in each of our 17 states as of December 31, 2003:

State	Access Line Equivalents
Maine	66,206
Florida	53,041
Washington	44,613
New York	43,219
Ohio	9,487
Virginia	7,945
Illinois	7,787
Vermont	6,599
Kansas	6,008
Idaho	5,951
Oklahoma	3,731
Colorado	3,068
Pennsylvania	3,000
Other States(1)	3,653

Total:	264,308

(1)
Includes Massachusetts, New Hampshire, Georgia and Alabama.

Sales and Marketing

        Our marketing approach emphasizes locally-managed, customer-oriented sales, marketing and service. We believe most telecommunications companies devote their resources and attention primarily toward customers in more densely populated markets. We seek to differentiate ourself from our competitors by providing a superior level of service to each of our customers.

        Each of our RLECs has a long history in the communities it serves. It is our policy to maintain and enhance the strong brand identity and reputation that each RLEC enjoys in its markets, as we believe this is a significant competitive advantage. As we market new services, we will seek to continue to utilize our brand identity in order to attain higher recognition with potential customers.

        To demonstrate our commitment to the markets we serve, we maintain local offices in most of the population centers within our service territories. These offices are typically staffed by local residents and provide sales and customer support services in the community. We believe that local offices facilitate a direct connection to the community, which improves customer satisfaction and loyalty.

        In addition, our strategy is to enhance our telecommunications services by offering comprehensive bundling of services and deploying new technologies to build upon the strong reputation we enjoy in our markets and to further promote rural economic development in the rural communities we serve.

        Many of the RLECs acquired by us traditionally have not devoted a substantial amount of their operating budget to sales and marketing activities. After acquiring the RLECs, we typically change this practice to provide additional support for existing products and services as well as to support the introduction of new services. As of December 31, 2003, we had 235 employees engaged in sales, marketing and customer service.

        We have two basic tiers of customers: (i) local customers located in our local access and transport areas, or LATAs, who pay for local phone service and (ii) the IXCs which pay us for access to customers located within our LATAs. In general, the vast majority of our local customers are residential, as opposed to business, which is typical for rural telephone companies.

Information Technology and Support Systems

        Our approach to billing and operational support systems focuses on implementing best-of-class applications that allow consistent communication and coordination throughout our entire organization. Our objective is to improve profitability by reducing individual company costs through the sharing of best practices, centralization or standardization of functions and processes, and deployment of technologies and systems that provide for greater efficiencies and profitability.

        We have begun to integrate all billing systems into a single, outsourced billing platform. When completed, we plan to use this platform to develop regional customer service and call centers and to create a significantly improved customer data base. These call centers and customer data base will allow us to enhance our operating efficiency and optimize our marketing initiatives. The billing platform will also enable our customers to directly access, via the Internet, their accounts and will allow us to provide virtual call centers.

Network Architecture and Technology

        Our RLEC networks consist of central office hosts and remote sites with advanced digital switches, primarily manufactured by Nortel and Siemens, operating with current software. The outside plant consists of transport and distribution delivery networks connecting our host central office with remote central offices and ultimately with our customers. As of December 31, 2003, we maintained over 24,000 miles of copper plant and 2,800 miles of fiber optic plant. We own fiber optic cable, which has been deployed throughout our current network and is the primary transport technology between our host and remote central offices and interconnection points with other incumbent carriers.

        Our fiber optic transport system is primarily a synchronous optical network capable of supporting increasing customer demand for high bandwidth transport services. This system supports advanced services including Asynchronous Transfer Mode, Frame Relay and/or Internet Protocol Transport, facilitating delivery of advanced services as demand warrants.

        In our RLEC markets, DSL-enabled integrated access technology is being deployed to provide significant broadband capacity to our customers. As of December 31, 2003, we had invested approximately $14.7 million and deployed this technology in all 26 of our RLECs, reaching 123 of our 143 exchanges.

        Rapid and significant changes in technology are expected in the communications industry. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes. We believe that our network architecture enables us to efficiently respond to these technological changes.

Competition

        We believe that the Telecommunications Act and other recent actions taken by the FCC and state regulatory authorities promote competition in the provision of telecommunications services; however, many of the competitive threats now confronting the large telephone companies do not currently exist in the RLEC marketplace. Our RLECs historically have experienced little competition as the incumbent carrier because the demographic characteristics of rural telecommunications markets generally will not support the high cost of operations and significant capital investment required for new entrants to offer competitive services. For instance, the per minute cost of operating both telephone switches and interoffice facilities is higher in rural areas, as RLECs typically have fewer, more geographically dispersed customers and lower calling volumes. Also, the distance from the telephone switch to the customer is typically longer in rural areas, which results in increased distribution facilities costs. These relatively high costs tend to discourage competitors from entering territories serviced by RLECs. As a result, RLECs generally are not faced with the threat of significant competition. In fact, we have virtually no wireline competition in any of our RLEC markets.

        In most of our rural markets, we face competition from wireless technology. We do not expect this technology to represent a significant competitive threat to us in the near term, but as technology and economies of scale improve, we may experience increased competition from wireless carriers. We also face competition from new market entrants, such as cable television and electric utility companies. Cable television companies are entering the telecommunications market by upgrading their networks with fiber optics and installing facilities to provide fully interactive transmission of broadband voice, video and data communications. However, we believe that the unfavorable economics of constructing and operating competitive systems in our sparsely populated areas and the difficulties inherent in selling such services to a predominantly residential customer base has resulted in limited competition from cable service providers. Electric utilities have existing assets and access to low cost capital that could allow them to enter a market rapidly and accelerate network development. In addition, in the future, we may face additional competition from new market entrants, such as providers of wireless broadband and voice over internet protocol.

        The Internet services market is also highly competitive, and we expect that competition to continue to intensify. Internet services, meaning both Internet access (wired and wireless) and on-line content services, are provided by Internet service providers, satellite-based companies, long distance carriers and cable television companies. Many of these companies provide direct access to the Internet and a variety of supporting services to businesses and individuals. In addition, many of these companies, such as America Online, Inc., Microsoft Network and Yahoo, offer on-line content services consisting of access to closed, proprietary information networks. Long distance companies and cable television operators, among others, are aggressively entering the Internet access markets. Long distance carriers have substantial transmission capabilities, traditionally carry data to large numbers of customers and have an established billing system infrastructure that permits them to add new services. Satellite companies are offering broadband access to the Internet from desktop PCs. Many of these competitors have substantially greater financial, technological, marketing, personnel, name-brand recognition and other resources than those available to us.

        In addition, we could face increased competition from CLECs, particularly in offering services to Internet service providers.

Employees

        As of December 31, 2003, we employed a total of 831 full-time employees. 126 employees of our RLECs are represented by four unions. We believe the state of our relationship with our union and non-union employees is good. Within our Company, 33 employees are employed at our corporate office, 790 employees are employed at our RLECs and 8 employees are employed by Carrier Services.

Properties

        We own all of the properties material to our business. Our headquarters is located in Charlotte, North Carolina. We also have administrative offices, maintenance facilities, rolling stock, central office and remote switching platforms and transport and distribution network facilities in each of the 17 states in which we operate our RLEC business. Our administrative and maintenance facilities are generally located in or near the rural communities served by our RLECs and our central offices are often within the administrative building and outlying customer service centers. Auxiliary battery or other non-utility power sources are at each central office to provide uninterrupted service in the event of an electrical power failure. Transport and distribution network facilities include fiber optic backbone and copper wire distribution facilities, which connect customers to remote switch locations or to the central office and to points of presence or interconnection with the long distance carriers. These facilities are located on land pursuant to permits, easements or other agreements. Our rolling stock includes service vehicles, construction equipment and other required maintenance equipment.

        We believe each of our respective properties is suitable and adequate for the business conducted therein, is being appropriately used consistent with past practice and has sufficient capacity for the present intended purposes.

Legal Proceedings

        We currently and from time to time are involved in litigation and regulatory proceedings incidental to the conduct of our business, but currently we are not a party to any lawsuit or proceeding which, in our opinion, is likely to have a material adverse effect on us.

Discontinued Operations

        On September 30, 2003, MJD Services, a wholly-owned subsidiary of the Company, completed the sale of all of the capital stock owned by MJD Services of Union Telephone Company of Hartford, Armour Independent Telephone Co., WMW Cable TV Co. and Kadoka Telephone Co. to Golden West. The sale was completed in accordance with the terms of the Purchase Agreement. MJD Services received approximately $24.2 million in proceeds from the South Dakota disposition, subject to certain escrow obligations as set forth in the Purchase Agreement. The companies sold to Golden West served approximately 4,150 voice access lines located in South Dakota. The operations of these companies were presented as discontinued operations beginning in the second quarter of 2003. Therefore, the balances associated with these activities were reclassified as "held for sale." All prior period financial statements have been restated accordingly. We recorded a gain on disposal of the South Dakota companies of $7.7 million during the third quarter of 2003.

        In early 1998, we launched our CLEC enterprise through our wholly-owned subsidiary, Carrier Services. In November 2001, we decided to discontinue such CLEC operations. This decision was a proactive response to the deterioration in the capital markets, the general slow-down of the economy and the slower-than-expected growth in Carrier Services' CLEC operations. Carrier Services completed the termination or sale of its CLEC operations in the second quarter of 2002.

        Carrier Services provides wholesale long distance service and support to our RLECs and to other non-affiliated communications providers. These services allow such companies to operate their own long distance communication services and sell such services to their respective customers.

Regulation

        The following summary does not describe all present and proposed federal, state and local legislation and regulations affecting the telecommunications industry. Some legislation and regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change the manner in which this industry operates. Neither the outcome of any of these developments, nor their potential impact on us, can be predicted at this time. Regulation can change rapidly in the telecommunications industry, and such changes may have an adverse effect on us in the future. See "Risk Factors—Regulatory Risks."

Overview

        Our communications services are subject to extensive federal, state and local regulation. We hold various regulatory authorizations for our service offerings. At the federal level, the Federal Communications Commission, or FCC, generally exercises jurisdiction over all facilities and services of telecommunications common carriers, such as us, to the extent those facilities are used to provide, originate, or terminate interstate or international communications. State regulatory commissions generally exercise jurisdiction over such facilities and services to the extent those facilities are used to provide, originate or terminate intrastate communications. In addition, pursuant to the Telecommunications Act, state and federal regulators share responsibility for implementing and enforcing the domestic pro-competitive policies introduced by that legislation. In particular, state regulatory agencies have substantial oversight over the provision by incumbent telephone companies of interconnection and non-discriminatory network access to competitive communications providers. Local governments often regulate the public rights-of-way necessary to install and operate networks, and may require communications services providers to obtain licenses or franchises regulating their use of public rights-of-way. Additionally, municipalities and other local government agencies may regulate limited aspects of our business, including our use of public rights of way, and by requiring us to obtain construction permits and abide by building codes.

        We believe that competition in our telephone service areas will increase in the future as a result of the Telecommunications Act, although the ultimate form and degree of competition cannot be ascertained at this time. To date, we do not believe that we have encountered significant competition in our traditional telephone markets.

Federal Regulation

        We must comply with the Communications Act of 1934, as amended, which requires, among other things, that communications carriers offer services at just and reasonable rates and on non-discriminatory terms and conditions. The amendments to the Communications Act contained in the Telecommunications Act dramatically changed and are expected to continue to change the landscape of the telecommunications industry. The central aim of the Telecommunications Act was to open local telecommunications marketplaces to competition while enhancing universal service. Most significantly, the Telecommunications Act governs the removal of barriers to market entry into local telephone services, requires incumbent local exchange carriers to interconnect with competitors, establishes procedures pursuant to which incumbent local exchange carriers may provide other services, such as the provision of long distance services by RBOCs, and imposes on incumbent local exchange carriers duties to negotiate interconnection arrangements in good faith.

        Removal of Entry Barriers.    Prior to the enactment of the Telecommunications Act, many states limited the services that could be offered by a company competing with an incumbent local exchange carrier. The Telecommunications Act preempts state and local laws that prevent competitive entry into the provision of any communications service. However, states can modify conditions of entry into areas served by RLECs where the state regulatory commission determines that competitive entry is in the public interest. Since the passage of the Telecommunications Act, we have experienced only limited competition from cable and wireless service providers.

        Interconnection with Local Telephone Companies and Access to Other Facilities.    In order to create an environment in which local competition is a practical possibility, the Telecommunications Act imposes a number of access and interconnection requirements on all local communications providers. All local carriers must interconnect with other carriers, permit resale of their services, provide local telephone number portability and dialing parity, provide access to poles, ducts, conduits, and rights-of-way, and complete calls originated by competing carriers under reciprocal compensation or mutual termination arrangements.

        All of our 26 subsidiaries qualify as RLECs under the Telecommunications Act. Accordingly, they have an exemption from the incumbent local telephone company interconnection requirements until they receive a bona fide request for interconnection and the applicable state regulatory commission lifts the exemption.

        Access Charges.    The FCC regulates the prices that incumbent local telephone companies charge for the use of their local telephone facilities in originating or terminating interstate transmissions. The FCC has structured these prices, also referred to as "access charges," as a combination of flat monthly charges paid by the end-users and usage sensitive charges paid by long distance carriers. State regulatory commissions regulate intrastate access charges. Many states generally mirror the FCC price structure. A significant amount of our revenues come from network access charges, which are paid to us by intrastate carriers and interstate long distance carriers for originating and terminating calls in the regions served by our RLECs. The amount of access charge revenues that we receive is based on rates set by federal and state regulatory bodies, and such rates are subject to change at any time.

        The FCC regulates the levels of interstate access charges by imposing price caps on larger incumbent local telephone companies. These price caps can be adjusted based on various formulae, such as inflation and productivity, and otherwise through regulatory proceedings. Smaller incumbents may elect to base access charges on price caps, but are not required to do so unless they elected to use price caps in the past or their affiliated incumbent local telephone companies base their access charges on price caps. Each of our 26 incumbent local telephone subsidiaries elected not to apply the FCC's price caps. Instead, our subsidiaries employ rate-of-return regulation for their interstate access charges.

        The FCC has made, and is continuing to consider, various reforms to the existing rate structure for charges assessed on long distance carriers for connection to local networks. States often mirror federal rules in establishing intrastate access charges. In 2001, the FCC adopted an order implementing the beginning phases of the Multi-Association Group, or MAG, plan to reform the access charge system for rural carriers. The MAG plan is revenue neutral to our operating companies. Among other things, the MAG plan reduces access charges and shifts a portion of cost recovery, which historically have been based on minutes-of-use, to flat-rate, monthly per line charges on end-user customers rather than long distance carriers. As a result, the aggregate amount of access charges paid by long distance carriers to access providers, such as our RLECs, has decreased and may continue to decrease. In adopting the MAG plan, the FCC also determined that rate-of-return carriers will continue to be permitted to set rates based on the authorized rate of return of 11.25%. Additionally, the FCC initiated a rulemaking proceeding to investigate the MAG's proposed incentive regulation plan and other means of allowing rate-of-return carriers to increase their efficiency and competitiveness. The MAG plan expires in 2006 and will need to be renewed or replaced at such time. In addition, to the extent our RLECs become subject to competition in their own local exchange areas, such access charges could be paid to competing local exchange carriers rather than to us. Additionally, the access charges we receive may be reduced as a result of wireless competition. Such a circumstance could have a material adverse effect on our financial condition and results of operations. In addition, the FCC has sought comment on broad policy changes that could harmonize the rate structure and levels of all forms of intercarrier compensation, and could, as a result, substantially modify the current forms of carrier-to-carrier payments for interconnected traffic. Furthermore, in the notice of proposed rulemaking on voice over internet protocol services the FCC adopted in February 2004, the FCC has sought comment on whether access charges should apply to voice over internet protocol or other internet protocol-based services. It is unknown at this time what additional changes, if any, the FCC may eventually adopt and the effect of any such changes on our business.

        RLEC Services Regulation.    Our RLEC services segment revenue is subject to regulation including regulation by the FCC and incentive regulation by various state regulatory commissions. We believe that state lawmakers will continue to review the statutes governing the level and type of regulation for telecommunications services. It is expected that over the next few years, legislative and regulatory actions will provide opportunities to restructure rates, introduce more flexible incentive regulation programs and possibly reduce the overall level of regulation. We expect the election of incentive regulation plans and the expected reduction in the overall level of regulation to allow us to introduce new services more expeditiously than in the past.

        The FCC generally must approve in advance most transfers of control and assignments of operating authorizations by FCC-regulated entities. Therefore, if we seek to acquire companies that hold FCC authorizations, in most instances we will be required to seek approval from the FCC prior to completing those acquisitions. The FCC has the authority to condition, modify, cancel, terminate or revoke operating authority for failure to comply with applicable federal laws or rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations. Our interstate common carrier services are also subject to nondiscrimination requirements and requirements that rates be just and reasonable.

        The FCC has required that incumbent independent local exchange carriers that provide interstate long distance services originating from their local exchange service territories must do so in accordance with "structural separation" rules. These rules require that our long distance affiliates (i) maintain separate books of account, (ii) not own transmission or switching facilities jointly with the local exchange affiliate, and (iii) acquire any services from its affiliated local exchange telephone company at tariffed rates, terms and conditions. The FCC has initiated a rulemaking proceeding to examine whether there is a continuing need for such requirements; however, we cannot predict the outcome of that proceeding.

        The Telecommunications Act required all carriers to offer local number portability, or LNP. This requirement allows telephone customers to change service providers but keep their existing telephone numbers. Initially, the FCC set November 24, 2003 as the LNP deadline for carriers within the Top 100 Metropolitan Statistical Areas, or MSAs, and May 24, 2004 for carriers outside the Top 100 MSAs. On January 16, 2004, the FCC granted an extension of time, to May 24, 2004, to LECs with fewer than two percent of the nation's subscriber lines, regardless of whether the companies operate in a Top 100 MSA. All LECs with bona fide LNP requests must be prepared to port numbers from wireline to wireless carriers on or before May 24, 2004. We will file for state waivers to extend the time for implementation beyond the May 24th date in certain states where technical limitations hinder compliance by this date.

State Regulation

        Most states have some form of certification requirement that requires providers of telecommunications services to obtain authority from the state regulatory commission prior to offering common carrier services. Each of our 26 RLECs operates as the incumbent local telephone company in the states in which it operates and is certified in those states to provide local telephone services. State regulatory commissions generally regulate the rates incumbent local exchange carriers charge for intrastate services, including rates for intrastate access services paid by providers of intrastate long distance services. Although the FCC has preempted certain state regulations pursuant to the Telecommunications Act, states have retained authority to impose requirements on carriers necessary to preserve universal service, protect public safety and welfare, ensure quality of service and protect consumers. For instance, incumbent local exchange carriers must file tariffs setting forth the terms, conditions and prices for their intrastate services, and such tariffs may be challenged by third parties. From time to time, states conduct rate cases or "earnings" reviews. These reviews may result in the disallowance of certain investments or expenses for ratemaking puroposes. Subsidiaries of the Company recently completed rate cases in Vermont, Illinois, Kansas and Maine. We currently have "earnings" reviews of our rates being conducted in Idaho, New York and Vermont.

        Under the Telecommunications Act, state regulatory commissions have jurisdiction to arbitrate and review interconnection disputes and agreements between incumbent local exchange carriers and competitive local exchange carriers, in accordance with rules set by the FCC. However, because all of our 26 subsidiaries qualify as RLECs under the Telecommunications Act, they have an exemption from the incumbent local telephone company interconnection requirements until they receive a bona fide request for interconnection and the applicable state regulatory commission lifts the exemption. State regulatory commissions may also formulate rules regarding taxes and fees imposed on providers of telecommunications services within their respective states to support state universal service programs. States often require prior approvals or notifications for certain acquisitions and transfers of assets, customers, or ownership of regulated entities. Therefore, in most instances we will be required to seek state approval prior to completing new acquisitions of RLECs. States generally retain the right to sanction a carrier or to revoke certifications if a carrier materially violates relevant laws and/or regulations.

Local Government Authorizations

        We may be required to obtain from municipal authorities permits for street opening and construction or operating franchises to install and expand facilities in certain rural communities. Some of these franchises may require the payment of franchise fees. We have obtained such municipal franchises as were required. In some rural areas, we do not need to obtain such permits or franchises because the subcontractors or electric utilities with which we have contracts already possess the requisite authorizations to construct or expand our networks.

The Promotion of Local Service Competition and Traditional Telephone Companies

        As discussed above, the Telecommunications Act provides, in general, for the removal of barriers to entry into the telecommunications industry in order to promote competition for the provision of local service. Congress, however, has recognized that states should not be prohibited from taking actions necessary to preserve and advance universal service, and has further recognized that special consideration should be given to the appropriate conditions for competitive entry in areas served by rural telephone companies.

        Pursuant to the Telecommunications Act, all local exchange carriers, including both incumbents and new competitive carriers, are required to: (i) allow others to resell their services at retail rates; (ii) ensure that customers can keep their telephone numbers when changing carriers; (iii) ensure that competitors' customers can use the same number of digits when dialing and receive nondiscriminatory access to telephone numbers, operator service, directory assistance and directory listing; (iv) ensure access to telephone poles, ducts, conduits and rights of way; and (v) compensate competitors for the competitors' costs of completing calls to competitors' customers. Competitors are required to compensate the incumbent telephone company for the cost of providing these interconnection services. Under the Telecommunications Act, our RLECs may request from state regulatory commissions exemption, suspension or modification of any or all of the requirements described above. A state regulatory commission may grant such a request if it determines that such exemption, suspension or modification is consistent with the public interest and necessary to avoid a significant adverse economic impact on communications users and generally avoid imposing a requirement that is technically unfeasible or unduly economically burdensome. If a state regulatory commission denies some or all of any such request made by one of our RLECs, or does not allow us adequate compensation for the costs of providing interconnection, our costs could increase. In addition, with such a denial, competitors could enjoy benefits that would make their services more attractive than if they did not receive such interconnection rights. We have not filed any such requests.

        The Telecommunications Act, with certain exceptions, imposes the following additional duties on incumbent telephone companies by requiring them to: (i) interconnect their facilities and equipment with any requesting telecommunications carrier at any technically feasible point; (ii) unbundle and provide nondiscriminatory access to network elements such as local loops, switches and transport facilities, at nondiscriminatory rates and on nondiscriminatory terms and conditions; (iii) offer their retail services for resale at wholesale rates; (iv) provide reasonable notice of changes in the information necessary for transmission and routing of services over the incumbent telephone company's facilities or in the information necessary for interoperability; and (v) provide, at rates, terms and conditions that are just, reasonable and nondiscriminatory, for the physical co-location of equipment necessary for interconnection or access to unbundled network elements at the premises of the incumbent telephone company. Competitors are required to compensate the incumbent local exchange carrier for the cost of providing these interconnection services. However, pursuant to the Telecommunications Act, our RLECs are automatically exempt from these additional incumbent telephone company requirements, except in Florida where the legislature has determined that all local exchange carriers are required to provide interconnection services as prescribed in the Telecommunications Act. This exemption can be rescinded or modified by a state regulatory commission if a competing carrier files a bona fide request for interconnection services or access to network elements. If such a request is filed by a potential competitor with respect to one of our operating territories, we are likely to ask the relevant state regulatory commission to retain the exemption. A state regulatory commission may grant such a potential competitor's request if it determines such interconnection request is not unduly economically burdensome, is technically feasible and is consistent with universal service obligations. If a state regulatory commission rescinds such exemption in whole or in part and if the state regulatory commission does not allow us adequate compensation for the costs of providing the interconnection, our costs would significantly increase, we would face new competitors in that state and we could suffer a significant loss of customers. In addition, we could incur additional administrative and regulatory expenses as a result of the interconnection requirements.

Promotion of Universal Service

        The USF payments received by our RLECs from the USF fund are intended to support the high cost of our operations in rural markets. Such USF payments related to the high cost loop represented 8% of our revenues for the year ended December 31, 2003. If our RLECs were unable to receive USF payments, or if such payments were reduced, many of our RLECs would be unable to operate as profitably as they have historically. Furthermore, under the current regulatory scheme, as the number of access lines that we have in any given state increases, the per access line rate at which we can recover certain payments decreases.

        Universal service rules have been adopted by both the FCC and some state regulatory commissions. USF funds may be distributed only to carriers that are designated as eligible telecommunications carriers, or ETCs, by a state regulatory commission. All of our RLECs have been designated as ETCs pursuant to the Telecommunications Act. However, under the Telecommunications Act, competitors could obtain the same support payments as we do if a state regulatory commission determined that granting such support payments to competitors would be in the public interest.

        Two notable regulatory changes enacted by the FCC in the last three years are the adoption, with certain modifications, of the Rural Task Force, or RTF, proposed framework for rural high-cost universal service support and the implementation of the beginning phases of the MAG plan. The FCC's RTF order modifies the existing universal service support mechanism for RLECs and adopts an interim embedded, or historical, cost mechanism for a five-year period that provides predictable levels of support to rural carriers. The FCC has stated its intention to develop a long-term plan based on forward-looking costs when the five-year period expires in 2006. The MAG plan created a new universal service support mechanism, Interstate Common Line Support, to replace carrier common line access charges. In a recent order, the FCC added Long Term Support, previously part of access charges, to USF.

        The Federal State Joint Board, or the Joint Board, is currently considering recommendations on the question of which carriers can obtain USF support in a market. The Joint Board recommended that:

  •
  a set of permissive federal guidelines be developed to ensure that the public interest is served before ETCs are designated;

  •
  support be limited to a single connection that provides access to the public telephone network; and

  •
  the basis for providing support be considered and further clarified during the comprehensive review of the USF to be completed in 2006.

        The FCC statutorily must act on these recommendations by February 27, 2005. Also, the FCC is considering resolution of the method by which contributions to the USF are determined.

        In addition, there are a number of judicial appeals challenging several aspects of the FCC's universal service rules. It is not possible to predict at this time whether the FCC or Congress will order modification to those rules, or the ultimate impact any such modification might have on us.

Potential Internet Regulatory Obligations

        In connection with our Internet access offerings, we could become subject to laws and regulations as they are adopted or applied to the Internet. There is currently only a small body of laws and regulations applicable to access to or commerce on the Internet. As the significance of the Internet expands, federal, state and local governments may adopt rules and regulations, or apply existing laws and regulations to the Internet. The FCC is currently reviewing the appropriate regulatory framework governing broadband access to the Internet through telephone and cable operators' communications networks. The outcome of these proceedings may affect our regulatory obligations and the form of competition for these services. In February 2004, the FCC initiated a proceeding to examine the regulatory implications of voice over Internet protocol technology. We cannot predict the results of these proceedings, the nature of these regulations or their impact on our business.

Management

        The following table sets forth the names and positions of our current directors and executive officers, as well as our nominees for our board of directors pending closing of this offering, and their ages.

        Upon the closing of this offering, we expect to restructure our board of directors and appoint four new independent directors, including David L. Hauser and Claude C. Lilly. To accommodate the inclusion of these new independent directors, we expect three of our current directors to resign upon the closing of this offering. See "—Composition of the Board After the Offering" below. Pursuant to our amended and restated stockholders agreement and subject to the satisfaction of certain conditions, THL and Kelso will have the right to jointly designate two members of our board of directors. See "Certain Relationships and Related Party Transactions—Stockholders Agreement and Registration Rights Agreement."

Name	Age	Position
Eugene B. Johnson	56	Co-Founder, Chairman of the Board of Directors and Chief Executive Officer
Peter G. Nixon	51	Chief Operating Officer
Walter E. Leach, Jr.	52	Senior Vice President and Chief Financial Officer
John P. Duda	56	President
Shirley J. Linn	53	Vice President, General Counsel and Secretary
Timothy W. Henry	48	Vice President of Finance and Treasurer
Lisa R. Hood	38	Vice President and Controller
Daniel G. Bergstein	60	Co-Founder and Director
Frank K. Bynum, Jr.	41	Director
Anthony J. DiNovi	41	Director
George E. Matelich	47	Director
Kent R. Weldon	36	Director
David L. Hauser	52	Director Nominee
Claude C. Lilly	57	Director Nominee

        Eugene B. Johnson.    Mr. Johnson has served as our Chairman since January 1, 2003 and as our Chief Executive Officer since January 1, 2002. Prior to his current responsibilities, Mr. Johnson was our Chief Development Officer from May 1993 to December 2002 and Vice Chairman from August 1998 to December 2002. Mr. Johnson is a co-founder and has been a director of our company since 1991. From 1997 to 2002, Mr. Johnson served as a director of the Organization for the Promotion and Advancement of Small Telecommunications Companies, or OPASTCO, the primary industry organization for small independent telephone companies. From 1987 to 1993, Mr. Johnson served as President and principal shareholder of JC&A, Inc., an investment banking and brokerage firm providing services to the cable television, telephone and related industries. From 1985 to 1987, Mr. Johnson served as the director of the mergers and acquisitions department of Cable Investments, Inc., an investment banking firm. Mr. Johnson currently is chairman of OPASTCO's USF committee.

        Peter G. Nixon.    Mr. Nixon has served as our Chief Operating Officer since November 2002. Previously, Mr. Nixon was our Senior Vice President of Corporate Development from February 2002 to November 2002 and President of our Telecom Group from April 2001 to February 2002. Prior to this, Mr. Nixon served as President of our Eastern Region Telecom Group from June 1999 to April 2001 and President of Chautauqua & Erie Telephone Corporation, or C&E, from July 1997, when we acquired C&E, to June 1999. From April 1, 1989 to June 1997, Mr. Nixon served as Executive Vice President of C&E. From April 1, 1978 to March 31, 1989, Mr. Nixon served as Vice President of Operations for C&E. Mr. Nixon has served as the past Chairman of the New York State Telephone Association, in addition to his involvement in several community and regional organizations.

        Walter E. Leach, Jr.    Mr. Leach has served as our Chief Financial Officer since October 1994 and our Senior Vice President since February of 1998. From October 1994 to December 2000, Mr. Leach was our Secretary. From 1984 through September 1994, Mr. Leach served as Executive Vice President of Independent Hydro Developers, where he had responsibility for all project acquisition, financing and development activities.

        John P. Duda.    Mr. Duda has served as our President since April 2001. Mr. Duda is primarily responsible for industry relations, public policy and regulatory and legislative affairs. Prior to his current responsibilities, Mr. Duda was our Chief Operating Officer from April 2001 to November 2002. Mr. Duda also served as President of our Telecom Group and was responsible for all aspects of our RLEC operations from January 1994 to April 2001. Prior to 1994, Mr. Duda served as Vice President, Operations and Engineering of Rochester Tel Mobile Communications, State Vice President Minnesota, Nebraska and Wyoming and Director of Network Planning and Operations for Pennsylvania and New Jersey for Sprint and served in various management positions with C&P Telephone and Bell Atlantic. Mr. Duda is currently a member of the United States Telecom Association's Board of Directors. Mr. Duda is also currently a member of the OPASTCO Board of Directors.

        Shirley J. Linn.    Ms. Linn has served as our Vice President and General Counsel since October 2000 and our Secretary since December 2000. Prior to joining us, Ms. Linn was a partner, from 1984 to 2000, in the Charlotte, North Carolina law firm of Underwood Kinsey Warren & Tucker, P.A., where she specialized in general business matters, particularly mergers and acquisitions.

        Timothy W. Henry.    Mr. Henry has served as our Vice President of Finance and Treasurer since December 1997. From 1992 to December 1997, Mr. Henry served as Vice President/Portfolio Manager at CoBank, ACB, and managed a $225 million telecommunications loan portfolio, which included responsibility for CoBank's relationship with us.

        Lisa R. Hood.    Ms. Hood has served as our Vice President and Controller since December 1993. Prior to joining our company, Ms. Hood served as manager of a local public accounting firm in Kansas. Ms. Hood is certified as a public accountant in Kansas.

        Daniel G. Bergstein.    Mr. Bergstein is a co-founder and has been a director of our company since 1991. Mr. Bergstein served as Chairman of our board of directors from 1991 until August 1998. Since 1988, Mr. Bergstein has been a senior partner in the New York office of the international law firm Paul, Hastings, Janofsky & Walker LLP, where he is the Chairman of the Firm's global Telecommunications and Media Practice. Mr. Bergstein is also a co-founder of Cequel III LLC and is a Director of AAT Communications, Inc., Cebridge Connections and MxEnergy Inc. He also serves as a board member of the National Trustees of the Foundation Fighting Blindness.

        Frank K. Bynum, Jr.    Mr. Bynum has served as a director of our company since July 1997. He is also a Managing Director of Kelso. Mr. Bynum joined Kelso in 1987 and has held positions of increasing responsibility at Kelso prior to becoming a Managing Director. Mr. Bynum is a director of CDT Holdings, plc, Citation Corporation, Endurance Business Media, Inc., eMarkets, Inc. and 21st Century Newspapers, Inc. He is also a Trustee of Prep for Prep and a member of the Board of Trustees of the College Foundation of the University of Virginia.

        Anthony J. DiNovi.    Mr. DiNovi has served as a director of our company since January 2000. He is currently a Managing Director of Thomas H. Lee Partners, L.P., where he has been employed since 1988. Mr. DiNovi is a director of American Media, Inc., Endurance Specialty Holdings Ltd., Eye Care

Centers of America Inc., Fisher Scientific International, Inc., Michael Foods, Inc., National Waterworks, Inc., US LEC Corp., Vertis, Inc. and various private corporations.

        George E. Matelich.    Mr. Matelich has served as a director of our company since July 1997. Mr. Matelich is currently a Managing Director of Kelso, with which he has been associated since 1985. Mr. Matelich is a director of Capital Environmental Resource, Inc. Mr. Matelich is also a Trustee of the University of Puget Sound.

        Kent R. Weldon.    Mr. Weldon has served as a director of our company since January 2000. He is currently a Managing Director of Thomas H. Lee Partners, L.P. Mr. Weldon worked at the firm from 1991 to 1993 and rejoined it in 1995. Prior to 1991, Mr. Weldon worked at Morgan Stanley & Co. Incorporated in the Corporate Finance Department. Mr. Weldon is a director of Michael Foods, Inc. and Syratech Corporation.

        David L. Hauser.    Mr. Hauser will be appointed as a director of our company upon consummation of this offering. He is currently the CFO and Group Vice President of Duke Energy, where he has been employed for 30 years. Mr. Hauser is a certified public accountant and a certified purchasing manager. He is a board member of the North Carolina Zoological Society and is a member of the North Carolina Association of Certified Public Accountants, American Institute of Certified Public Accountants and Financial Executives Institute.

        Claude C. Lilly.    Dr. Lilly will be appointed as a director of our company upon consummation of this offering. Dr. Lilly is currently dean and James J. Harris Chair of Risk Management and Insurance in The Belk College of Business Administration at The University of North Carolina at Charlotte. Dr. Lilly has served as Assistant Deputy Insurance Commissioner for the State of Georgia and as a director of several corporations. He holds the Chartered Property Casualty Underwriters and Chartered Life Underwriter designations and is a member of numerous professional associations.

Composition of the Board After the Offering

        Pursuant to our restated certificate of incorporation, our board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for a three-year term at the annual meeting of stockholders in the year in which their term expires. We currently anticipate that the classes will be comprised as follows:

  •
  Class I Directors.                         will be Class I directors whose terms will expire at the 2005 annual meeting of stockholders;

  •
  Class II Directors.                         will be Class II directors whose terms will expire at the 2006 annual meeting of stockholders; and

  •
  Class III Directors.                         will be Class III whose terms will expire at the 2007 annual meeting of stockholders.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of the company.

Committees of the Board of Directors

        Our board of directors has standing audit and compensation committees. Upon completion of this offering, we anticipate that we will appoint three independent directors to the audit committee and the compensation committee. Upon completion of this offering, we will create a nominating and corporate governance committee. We anticipate our nominating and corporate governance committee will consist of three independent directors.

Audit Committee

        Our audit committee currently consists of Frank K. Bynum, Jr., George E. Matelich and Kent R. Weldon. The board of directors has determined that George E. Matelich is the current audit committee financial expert serving on the audit committee for purposes of the Securities Exchange Act of 1934. At the completion of this offering we anticipate our audit committee to consist of three independent directors, including Claude C. Lilly and David L. Hauser, and we anticipate that David L. Hauser will serve as the audit committee financial expert. Upon completion of this offering, among other functions, the principal duties and responsibilities of our audit committee will be to:

  •
  have direct responsibility for the selection, compensation, retention and oversight of the work of our independent auditors;

  •
  set clear hiring policies for employees or former employees of the independent auditors;

  •
  review, at least annually, the results and scope of the audit and other services provided by our independent auditors and discuss any audit problems or difficulties and management's response;

  •
  review our annual audited financial statement and quarterly financial statements and discuss the statements with management and the independent auditors (including our disclosure in "Management's Discussion and Analysis of Financial Condition and Results of Operations");

  •
  review and evaluate our internal control functions;

  •
  review our compliance with legal and regulatory independence;

  •
  review and discuss the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

  •
  review and discuss the Company's risk assessment and risk management policies;

  •
  prepare an audit committee report required by the SEC to be included in the Company's annual proxy statement; and

  •
  establish procedures regarding complaints received by the Company or its employees regarding accounting, accounting controls or accounting matters.

        The audit committee will be required to report regularly to our board of directors to discuss any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, or the performance of the internal audit function.

Compensation Committee

        Our compensation committee currently consists of Anthony J. DiNovi and George E. Matelich. At the completion of this offering, we anticipate our compensation committee will consist of three independent directors, including Claude C. Lilly. Upon completion of this offering, among other functions, the principal duties and responsibilities of our compensation committee will be to:

  •
  review and approve corporate goals and objectives relevant to our Chief Executive Officer's, or CEO, and other named executive officers' compensation;

  •
  evaluate our CEO's and our other named executive officers' performance in light of the goals and objectives;

  •
  either as a committee, or together with the other independent directors, determine and approve the CEO's and our other named executive officers' compensation;

  •
  make recommendations to our board of directors regarding the salaries, incentive compensation plans and equity-based plans for our employees; and

  •
  produce a compensation committee report on executive compensation as required by the SEC to be included in the Company's annual proxy statement or annual report on Form 10-K filed with the SEC.

Compensation Committee Interlocks and Insider Participation

        For the fiscal year ended December 31, 2003, our compensation committee consisted of Anthony J. DiNovi and George E. Matelich. Mr. DiNovi has served as a director of our company since January 2000. Mr. Matelich has served as a director of our company since July 1997. None of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of our company or member of our compensation committee.

Nominating and Corporate Governance Committee

        At the completion of this offering, we will create a nominating and corporate governance committee. We anticipate our nominating and corporate governance committee will consist of three independent directors. Upon completion of this offering, among other functions, the principal duties and responsibilities of our nominating and corporate governance committee will be to:

  •
  identify individuals qualified to become board members, consistent with criteria approved by the board;

  •
  recommend the individuals identified be selected as nominees for the next annual meeting of shareholders;

  •
  develop and recommend to the board a set of corporate governance principles applicable to the corporation; and

  •
  oversee the evaluation of the board and management.

Director Compensation

        Currently, we reimburse non-employee directors for any expenses incurred in attending meetings of our board of directors and committees of our board. After this offering, we expect our non-employee directors to receive an annual fee of $              for serving as directors and an annual fee of $              for serving on each committee of our board of directors.

Executive Compensation

        The following table sets forth information concerning compensation paid to our chief executive officer and our other four most highly compensated executive officers in the years indicated.

Summary Compensation Table

					Long-term Compensation Awards
		Annual Compensation				Number of Securities Underlying Options/SARs
Name and Principal Position				Other Annual Annual Compensation(1)	Restricted Stock Awards(2)		All Other Compensation(3)
	Year	Salary	Bonus
Eugene B. Johnson	2003	$341,923	$166,450	$45,353	—	—	$13,252
Chairman and Chief	2002	256,500	69,543	46,093	—	358,131	11,038
Executive Officer	2001	285,000	—	37,511		—	10,540
Peter G. Nixon.	2003	$198,789	$95,200	—	31,381	125,525	$9,690
Chief Operating Officer	2002	155,000	47,024	—	—	44,426	9,690
	2001	151,827	60,014	—	—	—	8,243
Walter E. Leach, Jr.	2003	$199,219	$95,200	$36,130	25,000	—	$11,661
Senior Vice President and	2002	171,074	45,752	20,077	—	408,278	9,822
Chief Financial Officer	2001	186,250	33,000	21,191	—	—	8,100
John P. Duda	2003	$189,000	$61,625	$31,127	—	—	$10,435
President	2002	189,081	50,568	37,431	—	285,640	10,435
	2001	200,000	—	29,701	—	—	10,839
Shirley J. Linn	2003	$188,758	$76,700	—	18,750	75,000	$11,379
Vice President, General	2002	180,000	40,157	—	—	48,594	9,898
Counsel and Secretary	2001	168,294	64,782	—	—	—	9,378

(1)
Reflects the value of certain benefits provided pursuant to employment arrangements.

(2)
There were 144,506 restricted stock units outstanding as of December 31, 2003, with an aggregate value of $890,000.

(3)
Reflects matching contributions made under our 401(k) plan and the value of group term life insurance coverage.

1995 Stock Option Plan

        Our 1995 Stock Option Plan, or the 1995 plan, was adopted on February 22, 1995. The 1995 plan provides for the grant of options to purchase up to an aggregate of 1,136,800 shares of our class A common stock. The 1995 plan is administered by our compensation committee, which makes discretionary grants of options to our officers, directors and employees. As of March 15, 2004, a total of 592,460 options to purchase shares of our class A common stock were outstanding under the 1995 plan. Such options all have an exercise price equal to $.25 per share, and are vested and exercisable.

        In connection with the offering, our compensation committee intends to take action to provide that upon any exercise of these options promptly following the offering, the holders will receive registered IDSs or shares of class B common stock rather than our class A common stock and that the holders who exercise promptly following the offering will be entitled to exercise such options on a cashless basis, net of the exercise price and the appropriate withholding for tax purposes.

1998 Stock Incentive Plan

        In August 1998, we adopted our 1998 Stock Incentive Plan, or the 1998 plan. The 1998 plan provides for grants to members of management of up to 6,952,540 nonqualified options to purchase our class A common stock, at the discretion of the compensation committee. As of March 15, 2004, a total of 4,413,700 options to purchase shares of our class A common stock were outstanding under the 1998 plan. Such options all have an exercise price equal to $1.71 per share and are vested.

        In connection with the offering, our compensation committee intends to take action to provide that upon any exercise of these options promptly following the offering, the holders will receive registered IDSs or shares of class B common stock rather than our class A common stock and that the holders who exercise promptly following the offering will be entitled to exercise such options on a cashless basis, net of the exercise price and the appropriate withholding for tax purposes.

2000 Employee Stock Incentive Plan

        In May 2000, the Company adopted the 2000 Employee Stock Incentive Plan, or the 2000 plan. The 2000 plan provides for grants to members of our management and other key employees of up to 10,019,200 options to purchase shares of our class A common stock, at the discretion of the compensation committee. During 2002, the Company amended the 2000 Plan to limit the number of shares available for grant to 2,365,510. As of March 15, 2004, 1,585,729 options to purchase shares of our class A common stock were outstanding under the 2000 plan. Such options have an exercise price of $7.00 per share.

        In connection with this offering, our compensation committee intends to take actions to provide that these options will be exchanged promptly following the offering for awards having a substantially equivalent economic value.

        In December 2003, we amended the 2000 plan to allow for the grant to members of our management restricted stock units in addition to stock options. As a result, the 2000 plan provides for the grant to members of management of up to 10,019,200 shares of our class A common stock represented by restricted stock units and/or options to purchase our class A common stock, at the discretion of the compensation committee. As of March 15, 2004, 144,506 restricted stock units were outstanding.

        In connection with this offering, our compensation committee intends to take action to provide that promptly following the offering restricted stock units will be exchanged for registered IDSs that will be subject to certain vesting restrictions.

New Long Term Incentive Plan

        Members of our management team will be identified by our compensation committee to participate in our new long term incentive plan, or LTIP. The purpose of the LTIP is to provide eligible participants with compensation opportunities that will strengthen the mutuality of interests between the LTIP participants and holders of IDSs, enhance our ability to attract, retain and motivate key personnel and reward key senior management for significant performance and cash flow growth. The LTIP will be administered by our compensation committee, which shall have the power to, among other things, determine:

  •
  those individuals who will participate in the LTIP;

  •
  the level of participation of each participant;

  •
  the conditions that must be satisfied in order for the participants to vest and receive any amounts under the LTIP (including establishing specified performance targets that must be achieved in order for payment to occur); and

  •
  other conditions that the participants must satisfy in order to receive payment of amounts under the LTIP. The LTIP is an unfunded plan.

Options/SAR Grants in the Last Fiscal Year

        The following table sets forth the information with respect to the named executive officers set forth in the Summary Compensation Table concerning the grant of options during fiscal year 2003.

	Individual Grants				Grant-Date Value
Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price($/sh)	Expiration Date	Grant-date Present Value $(1)
Peter G. Nixon	125,525	20.2%	$7.00	12/13/2013	$1.59
Peter G. Nixon	31,381	5.0%	$0.00	12/13/2013	$1.59
Walter E. Leach, Jr.	25,000	4.0%	$0.00	12/13/2013	$1.59
Shirley J. Linn	75,000	12.0%	$7.00	12/13/2013	$1.59
Shirley J. Linn	18,750	3.0%	$0.00	12/13/2013	$1.59

(1)
The per share weighted average fair value of stock options granted under the 2000 plan during 2003 was $1.59 on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a weighted average risk free interest rate of 4.26% and an estimated option life of 10 years. Because the Company was nonpublic on the date of grant, no assumption as to the volatility of the stock prices was made.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

        The following table sets forth the information with respect to the named executive officers set forth in the Summary Compensation Table concerning the exercise of options during fiscal year 2003, the number of securities underlying options as of December 31, 2003 and the year-end value of all unexercised in-the-money options held by such individuals.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Numbers of Securities Underlying Unexercised Options/SARs At Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In The Money Options/SARs at Fiscal Year End ($) Exercisable/Unexercisable(1)
Eugene B. Johnson	0	0	267,266/1,499,065	$1,260,012/$5,314,763
Peter G. Nixon	0	0	12,627/288,705	—/$627,807
Walter E. Leach, Jr.	0	0	204,139/838,539	—/$3,210,410
John P. Duda	0	0	157,880/632,820	$561,805/$2,169,578
Shirley J. Linn	0	0	19,182/123,162	—/$115,500

(1)
Represents the difference between the exercise price and the fair market value of our common stock at December 31, 2003.

Employment Agreements

  Eugene B. Johnson

        In December 2002, we entered into an employment agreement with Mr. Johnson, pursuant to which we named Mr. Johnson Chief Executive Officer of the Company and/or Chairman of the Company's Board of Directors from December 31, 2002 to December 31, 2006. The employment agreement provides that Mr. Johnson will receive an annual base salary of $350,000, an annual discretionary bonus, and Mr. Johnson shall be entitled to participate in all incentive, savings, stock option and retirement plans, practices, policies and programs applicable generally to other senior management. The employment agreement also provides that upon (i) the expiration of Mr. Johnson's employment period, or (ii) the termination of Mr. Johnson's employment as Chief Executive Officer without cause, Mr. Johnson is entitled to receive certain benefits. These benefits include continued medical coverage for Mr. Johnson and his wife until each has reached age 65, the accelerated vesting of all options granted to Mr. Johnson under the Company's 1998 plan and 2000 plan and extension of

Mr. Johnson's right to exercise all of his vested options under the 1995 plan and the 2000 plan within certain time periods. If we terminate Mr. Johnson for cause or he voluntarily resigns he is not entitled to any benefits under the employment agreement. If Mr. Johnson's employment is terminated without cause during the term of his employment agreement he is entitled to receive payment of his salary as of the termination event for two years, subject to suspension for a breach of Mr. Johnson's covenant not to compete with us. Upon the expiration of the term of Mr. Johnson's employment agreement at December 31, 2006, unless extended, he is entitled to receive payment of his salary as of such expiration date for one year thereafter, subject to suspension for a breach of Mr. Johnson's covenant not to compete with us. The employment agreement supersedes and terminates all prior employment agreements and severance arrangements between Mr. Johnson and us.

  Jack H. Thomas

        In December 2001, we entered into a succession agreement with Mr. Thomas, pursuant to which Mr. Thomas resigned from his position as Chief Executive Officer of the Company and we retained him to serve as a non-executive member of our board of directors. In December 2003, Mr. Thomas resigned from his position as a member of the board of directors. The succession agreement provides for Mr. Thomas' right to exercise all of his vested options until the termination of the succession period and the immediate vesting of all unvested options upon a change of control or an early termination of the succession agreement without cause. In December 2003, we entered into a letter agreement with Mr. Thomas, supplementing and modifying the succession agreement. The letter agreement provides that Mr. Thomas and his wife shall continue to receive certain benefits until each is 65 years of age. In addition, the letter agreement extends Mr. Thomas' right to exercise certain fully vested options, subject to certain terms, conditions and trigger events. Furthermore, the letter agreement confirms that the restrictive covenants set forth in certain option plans continue to be in full force and effect until December 11, 2004, unless we subsequently waive the covenants.

  Walter E. Leach, Jr.

        In January 2000, we entered into an employment agreement with Mr. Leach. The employment agreement provides that upon the termination of Mr. Leach's employment due to a change of control, the executive is entitled to receive from us in a lump sum payment an amount equal to such executive's base salary as of the date of termination for a period ranging from twelve months to twenty-four months. For purposes of the previous sentence, a change of control shall be deemed to have occurred if: (a) certain of our stockholders no longer own, either directly or indirectly, shares of our capital stock entitling them to 51% in the aggregate of the voting power for the election of our directors as a result of a merger or consolidation, a transfer of our capital stock or otherwise; or (b) we sell, assign, convey, transfer, lease or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of our property or assets to any other person or entity. In addition, we have agreed to maintain Mr. Leach's long term disability and medical benefits for a similar period following a change of control.

        In December 2003, we entered into a letter agreement with Mr. Leach, supplementing and modifying his employment agreement. The letter agreement provides that following the expiration of his employment agreement, Mr. Leach shall continue as an employee at will. During this period, Mr. Leach is entitled to receive certain benefits. The letter agreement also provides that upon termination of Mr. Leach's employment by us without cause (including upon a change of control), Mr. Leach is entitled to receive from us in a lump sum payment an amount equal to his base salary as of the date of termination for a period of twelve months, plus all accrued and unpaid base salary and benefits as of the date of termination. In addition, Mr. Leach is entitled to receive certain benefits following his termination for twelve months following such date of termination.

  John P. Duda

        In January 2000, we entered into an employment agreement with Mr. Duda. In November 2002, we entered into a letter agreement with Mr. Duda, supplementing and modifying his employment agreement. The letter agreement provides that upon the termination of Mr. Duda's employment with us without cause, Mr. Duda is entitled to receive certain benefits. These benefits include continued long-term disability, term life insurance and medical benefits for twelve months and a lump sum payment from us in an amount equal to twelve months of his base salary as of the date of termination, plus accrued and unpaid base salary and benefits as of the date of termination.

  Peter G. Nixon and Shirley J. Linn

        In November 2002, we entered into a letter agreement with each of Mr. Nixon and Ms. Linn. The letter agreements provide that upon the termination of their respective employment with us without cause, each is entitled to receive from us in a lump sum payment an amount equal to twelve months of such executive's base salary as of the date of termination, plus the continuation of certain benefits, including medical benefits, for twelve months.

Certain Relationships
and Related Party Transactions

Financial Advisory Agreements

        We entered into a Management Services Agreement with THL Equity Advisors IV, LLC, or THL Advisors, dated as of January 20, 2000, and an Amended and Restated Financial Advisory Agreement, dated as of January 20, 2000, with Kelso, pursuant to which THL Advisors and Kelso provide us certain consulting and advisory services related, but not limited to, equity financings and strategic planning. Each of these agreements expires on the earlier to occur of (i) December 31, 2006 or (ii) solely with respect to the Management Services Agreement, the date that THL Advisors ceases to own, and solely with respect to the Amended and Restated Financial Advisory Agreement, the date that Kelso Investment Associates V, L.P., or KIAV, and Kelso Equity Partners V, L.P., or KEPV, collectively cease to own at least 10% of the number of shares of our stock they held as of January 20, 2000. Pursuant to these agreements, we pay to each of THL Advisors and Kelso annual advisory fees of $500,000, payable on a quarterly basis, we reimburse them for out of pocket expenses, and we have agreed to indemnify them against certain liabilities they may incur in connection with their provision of advisory services. In addition, we agreed to pay a transaction fee of approximately $8.4 million to Kelso, which fee is payable upon the earlier of (i) an initial public offering of our class A common stock, (ii) a sale of the Company to a third party or parties, whether structured as a merger, sale of stock, sale of assets, recapitalization or otherwise or (iii) KIAV and KEPV ceasing to own, collectively, at least 10% of the number of shares of our stock they held collectively as of January 20, 2000. In connection with our equity financing and recapitalization in January 2000, we terminated our financial advisory agreement with Carousel Capital Partners, L.P., a former significant stockholder, and the original financial advisory agreement with Kelso. The $8.4 million transaction fee referred to above will be paid to Kelso upon the consummation of this offering. We paid advisory fees and out of pocket expenses of approximately $1,020,850, $1,042,662 and $1,120,117 in the aggregate to THL Advisors and Kelso in 2003, 2002 and 2001, respectively. We will terminate the Management Services Agreement with THL Advisors and the Amended and Restated Financial Advisory Agreement with Kelso upon the closing of this offering.

Legal Services

        Daniel G. Bergstein, a director of the Company, is a senior partner of Paul, Hastings, Janofsky & Walker LLP, a law firm which provides legal services to us. In the years ended December 31, 2003, 2002 and 2001, we paid Paul Hastings approximately $1,270,575, $791,724 and $820,206, respectively, for legal services and expenses.

Stockholders Agreement and Registration Rights Agreement

        In connection with our January 2000 equity financing and recapitalization, we entered into a stockholders agreement with our stockholders, dated as of January 20, 2000, which contains provisions relating to, among other things: (i) the designation of members to our board of directors (including two members to be designated by THL, two members by Kelso and the designation jointly by THL and Kelso of Daniel G. Bergstein, Eugene B. Johnson and Jack H. Thomas, (ii) restrictions on transfers of shares, (iii) procedures to be followed under certain circumstances with respect to a sale of the Company, (iv) the requirement that our stockholders take certain actions in connection with an initial public offering or a sale of the Company, (v) the requirement of the Company to sell shares to the stockholders under certain circumstances upon authorization of an issuance or sale of additional shares, (vi) the participation rights of stockholders in connection with a sale of shares by other stockholders, and (vii) our right to purchase all (but not less than all) of the shares of a management stockholder in the event of resignation, termination of employment, death or disability. The stockholders agreement also provides that we must obtain the consent of THL and Kelso in order for us to incur debt in excess of $5 million.

        In connection with this offering, we will enter into an amended and restated stockholders agreement. The amended and restated stockholders agreement will provide, among other things, that as long as each of THL and Kelso maintains ownership of a specified amount of our outstanding class A common stock (including class A common stock represented by IDSs), they will have the right to jointly designate two members of our board of directors. If either THL or Kelso fails to maintain its specified ownership amount, the other stockholder will have the right in its sole discretion to designate two members of our board of directors for as long as such stockholder maintains its specified ownership amount.

        We entered into a registration rights agreement with certain of our stockholders, dated as of January 20, 2000, pursuant to which such stockholders have the right in certain circumstances and, subject to certain conditions, to require us to register shares of our common stock held by them under the Securities Act of 1933. Under the registration rights agreement, except in limited circumstances, we are obligated to pay all expenses in connection with such registration.

        In connection with this offering, we will enter into an amended and restated registration rights agreement. The amended and restated registration rights agreement will require us to use our commercially reasonable efforts to prepare, file and have declared effective by the SEC a shelf registration statement covering the IDSs held by THL, Kelso, certain other significant stockholders and certain members of our management.

Founder Compensation Arrangements

        Daniel G. Bergstein, Jack H. Thomas, Meyer Haberman and Eugene B. Johnson, our founding stockholders, have entered into an arrangement with Walter E. Leach, Jr. and John P. Duda pursuant to which such stockholders have agreed to provide compensation to Mr. Leach and Mr. Duda upon the occurrence of certain specified liquidation events with respect to us, based on our value at the time of such liquidation event.

Principal and Selling Securityholders

        The following table sets forth information regarding beneficial ownership of our common stock as of December 31, 2003 before and after giving effect to the offering for (i) each executive officer named in the "Summary Compensation Table" (ii) each director, (iii) all of our named executive officers and directors as a group, (iv) each person who beneficially owns 5% or more of the outstanding shares of our common stock, and (v) each selling securityholder.

        The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

        Our existing class C common stock will be converted into shares of our class A common stock upon the consummation of this offering in accordance with the terms of the class C common stock. We anticipate that our class A common stock will be exchanged by the holders thereof for IDSs and class B common stock, as the case may be, in connection with this offering. The column below titled "Shares to be Sold in this Offering" represents the shares of class A common stock represented by IDSs being sold in this offering by selling securityholders and shares of class A common stock being sold by our existing preferred stockholders and represented by IDSs being sold by us. See "The Transactions." The column below titled "Principal Amount of Senior Subordinated Notes" represents the senior subordinated notes represented by IDSs being sold in this offering.

	Shares Beneficially Owned Prior to this Offering(1)		Shares to be Sold in this Offering	Principal Amount of Senior Subordinated Notes	Shares Beneficially Owned After this Offering Assuming No Exercise of the Over-allotment Option		Shares Beneficially Owned After this Offering Assuming No Exercise of the Over-allotment Option
	Number	%	Number	Amount	Number	%	Number	%
Executive Officers and Directors:
Eugene B. Johnson(2)	694,446	1.4%
Peter G. Nixon(3)	21,827	*
Walter E. Leach, Jr.(4)	204,139	*
John P. Duda(5)	157,880	*
Shirley J. Linn(6)	19,182	*
Daniel G. Bergstein(7)	2,300,140	4.6%
Frank K. Bynum, Jr.(8)	18,199,496	36.4%
Anthony J. DiNovi(9)	21,461,720	42.9%
George E. Matelich(8)	18,199,496	36.4%
Kent R. Weldon(9)	21,461,720	42.9%
All Executive Officers and Directors as a group (11 persons)	43,058,830	84.9%
5% Stockholders:
Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P.(8)	18,199,496	36.4%
320 Park Avenue, 24th Floor New York, New York 10022
Thomas H. Lee Equity Fund IV, L.P. and affiliates(9)(10)	21,461,720	42.9%
75 State Street Boston, Massachusetts 02109
Other Selling Securityholders:

*
Less than 1%.

(1)
Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. The percentage of beneficial ownership is based on 50,043,224 shares of common stock outstanding as of December 31, 2003.

(2)
With respect to shares beneficially owned prior to this offering: (i) includes 267,266 shares of class A common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 1,499,065 shares of class A common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days and (iii) does not include            shares of our class A common stock underlying unvested restricted stock units. With respect to shares beneficially owned after this offering, does not include: (i)     shares of class A common stock issuable upon the exchange of class B common stock that is not currently exchangeable and will not become exchangeable during the next 60 days, (ii)             IDSs or shares of class B common stock issuable upon exercise of the options that are not currently exercisable or do not become exercisable during the next 60 days and (iii)            IDSs or shares of class A common stock to be received upon exchange of unvested restricted stock units. See "Description of Capital Stock—Class B Common Stock."

(3)
With respect to shares beneficially owned prior to this offering: (i) includes 12,627 shares of class A common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 288,705 shares of class A common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days and (iii) does not include            shares of our class A common stock underlying unvested restricted stock units. With respect to shares beneficially owned after this offering, does not include: (i)     shares of class A common stock issuable upon the exchange of class B common stock that is not currently exchangeable and will not become exchangeable during the next 60 days, (ii)             IDSs or shares of class B common stock issuable upon exercise of the options that are not currently exercisable or do not become exercisable during the next 60 days and (iii)            IDSs or shares of class A common stock to be received upon exchange of unvested restricted stock units. See "Description of Capital Stock—Class B Common Stock."

(4)
With respect to shares beneficially owned prior to this offering: (i) includes 204,139 shares of class A common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 838,539 shares of class A common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days and (iii) does not include            shares of our class A common stock underlying unvested restricted stock units, With respect to shares beneficially owned after this offering, does not include: (i)     shares of class A common stock issuable upon the exchange of class B common stock that is not currently exchangeable and will not become exchangeable during the next 60 days, (ii)             IDSs or shares of class B common stock issuable upon exercise of the options that are not currently exercisable or do not become exercisable during the next 60 days and (iii)            IDSs or shares of class A common stock to be received upon exchange of unvested restricted stock units. See "Description of Capital Stock—Class B Common Stock."

(5)
With respect to shares beneficially owned prior to this offering: (i) includes 157,880 shares of class A common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 632,820 shares of class A common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days and (iii) does not include            shares of our class A common stock underlying unvested restricted stock units. With respect to shares beneficially owned after this offering: (i) does not include    shares of class A common stock issuable upon the exchange of class B common stock that is not currently exchangeable and will not become exchangeable during the next 60 days (ii) does not include             IDSs or shares of class B common stock issuable upon exercise of the options that are not currently exercisable or do not become exercisable during the next 60 days and (iii)             IDSs or shares of class A common stock to be received upon exchange of unvested restricted stock units. See "Description of Capital Stock—Class B Common Stock."

(6)
With respect to shares beneficially owned prior to this offering: (i) includes 19,182 shares of class A common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 123,162 shares of class A common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days and (iii) does not include            shares of our class A common stock underlying unvested restricted stock units. With respect to shares beneficially owned after this offering, does not include: (i)     shares of class A common stock issuable upon the exchange of class B common stock that is not currently exchangeable and will not become exchangeable during the next 60 days, (ii)             IDSs or shares of class B common stock issuable upon exercise of the options that are not currently exercisable or do not become exercisable during the next 60 days and (iii)             IDSs or shares of class A common stock to be received upon exchange of unvested restricted stock units. See "Description of Capital Stock—Class B Common Stock."

(7)
With respect to shares beneficially owned prior to this offering, includes 2,135,140 shares of class A common stock owned by JED Communications Associates, Inc., a corporation owned 100% by Mr. Bergstein and members of his immediate family and 165,000 shares of class A common stock owned by certain of Mr. Bergstein's family members, for which Mr. Bergstein has both voting and disposition power. With respect to shares beneficially owned after this offering, does not include shares of class A common stock that are not currently exchangeable and will not become exchangeable during the next 60 days. See "Description of Capital Stock—Class B Common Stock."

(8)
With respect to shares beneficially owned prior to this offering, includes 16,427,726 shares of class A common stock owned by Kelso Investment Associates V, L.P., or KIAV, and 1,771,770 shares of class A common stock owned by Kelso Equity Partners V, L.P., or KEPV. KIAV and KEPV, due to their common control, could be deemed to beneficially own each other's shares, but each disclaims such beneficial ownership. Joseph S. Schuchert, Frank T. Nickell, Thomas R. Wall, IV, George E.

  Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr. and Philip E. Berney may be deemed to share beneficial ownership of shares of class A common stock owned of record by KIAV and KEPV, by virtue of their status as general partners of the general partner of KIAV and as general partners of KEPV. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment and voting power with respect to securities owned by KIAV and KEPV, but disclaim beneficial ownership of such securities. With respect to shares beneficially owned after this offering, does not include shares of class A common stock that are not currently exchangeable and will not become exchangeable during the next 60 days. See "Description of Capital Stock—Class B Common Stock."

(9)
Shares of class A common stock held by Thomas H. Lee Equity Fund IV, L.P. may be deemed to be beneficially owned by THL Equity Advisors IV, LLC, the general partner of Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Partners, L.P., Thomas H. Lee Advisors, LLC, the general partner of Thomas H. Lee, L.P., Mr. DiNovi, Mr. Weldon and the other members of Thomas H. Lee Advisors, LLC. Each of such persons disclaims beneficial ownership of such shares. With respect to shares beneficially owned after this offering, does not include shares of class A common stock that are not currently exchangeable and will not become exchangeable during the next 60 days. See "Description of Capital Stock—Class B Common Stock."

(10)
Includes shares of class A common stock received upon exchange of series A preferred stock in connection with this offering.

IDSs Eligible For Future Sales

        Future sales or the availability for sale of substantial amounts of IDSs or shares of our class A common stock or a significant principal amount of our senior subordinated notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Upon completion of this offering, we will have                        IDSs outstanding, in respect of            shares of our class A common stock and $                  million aggregate principal amount of our senior subordinated notes. All of these IDSs and securities represented thereby will be freely tradable without restriction or further registration under the Securities Act or securities legislation in all the provinces of Canada, unless the IDSs or securities represented thereby are held by our "affiliates", as that term is defined in Rule 144 under the Securities Act of 1933. The amended and restated registration rights agreement will require us to use our commercially reasonable efforts to prepare, file and have declared effective by the SEC a shelf registration statement covering the IDSs held by THL, Kelso, certain other significant stockholders and certain members of our management. See "Certain Relationships and Related Party Transactions—Stockholders Agreement and Registration Rights Agreement." Upon completion of this offering and assuming exchange of all of our class B common stock for IDSs, our existing equity investors will own shares of class A common stock representing an aggregate            % ownership interest in us after the offering, or            % if the underwriters' over-allotment option is exercised in full.

        Subject to certain limitations, we may issue shares of our class A common stock or senior subordinated notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our class A common stock or senior subordinated notes, which may be in the form of IDSs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our class A common stock or senior subordinated notes and IDSs, if applicable, or other securities in connection with any such acquisitions and investments.

Description of Certain Indebtedness

New Credit Facility

        Concurrently with the closing of this offering, we will enter into a new secured credit facility, which will replace our existing credit facility.                         . We expect that the new credit facility will consist of a credit agreement among us and a syndicate of financial institutions, with Deutsche Bank Trust Company Americas, as administrative agent, which we refer to as the new credit agreement. The Company will be the borrower under the new credit facility and the subsidiary guarantors will guarantee the Company's obligations. The terms of the new credit facility have not yet been agreed upon. Because the terms, conditions and covenants of the proposed new credit facility are subject to negotiation, execution and delivery of definitive loan documents, certain of the actual terms, conditions and covenants of the new credit facility may differ from those described below. This offering is conditioned upon the closing of the proposed new credit facility.

        We expect that the new credit facility will consist of:

  •
  a revolving credit facility, or the new revolver, in a total principal amount of up to $           million; and

  •
  a term loan, or the new term loan, in a total principal amount of $          million.

        We expect that the new revolver will have a swingline subfacility in an amount to be determined and a letter of credit subfacility in an amount to be determined, which will allow issuances of letters of credit for our account. The new credit facility will also include interest rate and currency exchange swaps and similar arrangements that we may enter into with the lenders under the new credit agreement and/or their affiliates.

        We expect that the new term loan will be drawn in full upon the closing of this offering. We expect approximately $                  million of borrowing capacity under the new revolver upon the closing of this offering. We intend to use the borrowings under the new term loan together with the proceeds of the IDS offering to repay all outstanding loans under our existing credit facility and to consummate the tender offer and consent solicitation in respect of our existing 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes. To the extent not all of the holders of 9 1/2% notes and floating rate notes tender their notes in the tender offer and consent solicitation, we intend to redeem the remaining outstanding 9 1/2% notes and floating rate notes following this offering. See "The Transactions." We expect to borrow additional amounts under the new revolver from time to time to provide for working capital and general corporate needs, including to finance permitted acquisitions.

        We expect that the new credit facility will mature five years after the closing of this offering.

        We expect that the new credit facility will have several features similar to credit facilities of this nature, including but not limited to:

        Interest Rate and Fees.    Borrowings will bear interest, at our option, for the new revolver and for the new term loan at either (a) LIBOR plus an applicable margin or (b) a base rate, as such term will be defined in the new credit agreement, plus an applicable margin.

        The LIBOR rate applicable margin and the base rate applicable margin for the new term loan are expected to be            % and            %, respectively, and the LIBOR rate applicable margin and the base rate applicable margin for the new revolver are expected to be            % and            %, respectively. Interest on swing line loans will bear interest at the base rate plus the base rate margin applicable to the new revolver. Interest with respect to base rate loans will be payable quarterly in arrears and interest with respect to LIBOR loans will be payable at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Prior to the closing of the new credit facility, the syndication agent, in consultation with the Company, can elect to have all or a portion of the term loan bear interest at a fixed rate equal to the fixed rate equivalent of the sum of the LIBOR rate plus the LIBOR rate applicable margin.

        The new revolver will provide for payment to the lenders of a commitment fee on any unused commitments initially equal to            % per annum, payable quarterly in arrears, as well as other fees.

        Mandatory Prepayments.    The new credit facility will require us first to prepay outstanding term loans under the new credit facility and, thereafter, to repay loans under the new revolver and/or reduce revolver commitments under the new credit facility (i) with, subject to certain conditions and exceptions,             % of the net cash proceeds we receive from any sale, transfer or other disposition of any assets,            % of net casualty insurance proceeds,            % of the net cash proceeds we receive from the incurrence of any subordinated indebtedness (other than IDSs) and permitted unsecured notes, and            % of the net cash proceeds we receive from the issuance of any IDSs, except to the extent such proceeds are used to finance a permitted acquisition under the new credit facility and/or repay revolving loans incurred to finance a permitted acquisition within 180 days prior to the issuance of such IDSs and (ii) subject to certain exceptions, with all or a portion of our available cash (as defined below) during any dividend suspension period or interest deferral period, as described below under "—Senior Subordinated Note Interest Deferral/Suspension of Dividends." Reductions to the revolving commitments under the new credit facility from the foregoing recapture events will not reduce the revolving commitments under the new credit facility below $     million.

        Voluntary Prepayments.    The new credit agreement will provide for voluntary prepayments of the new revolver and the new term loan and voluntary commitment reductions of the new revolver, subject to giving proper notice and compensating the lenders for standard LIBOR breakage costs, if applicable.

        Covenants.    We expect that the new credit facility will contain financial covenants, including, without limitation, the following tests: a minimum interest coverage ratio, a maximum senior secured leverage ratio and a maximum leverage ratio.

        The new credit facility will contain customary affirmative covenants. The new credit facility will also contain negative covenants and restrictions, including, among others, with respect to redeeming and repurchasing our other indebtedness (including the senior subordinated notes), loans and investments, additional indebtedness, liens, capital expenditures, changes in the nature of our business, mergers, acquisitions, asset sales and transactions with affiliates.

        Senior Subordinated Notes Interest Deferral/Suspension of Dividend.    If we fail to meet the financial tests set forth below (or fail to timely deliver financial statements with respect to such tests) we will be required to defer interest payments under the senior subordinated notes. In addition, the payment of interest will be suspended at any time a default or event of default exists under the new credit facility. If we are required to defer interest on the senior subordinated notes,            % of the deferred interest would then be applied as a mandatory repayment and/or commitment reduction under the new credit facility under the new credit facility (subject to the applicable amount of cash "available", or the available cash, after payments of accrued interest (subject to certain exceptions), required principal repayments on debt, administrative expenses, capital expenditures and taxes).

        Our minimum interest coverage ratio will be tested quarterly and for purposes of the restricted payments covenant for the payment of interest on the senior subordinated notes will be required to be greater than the following amounts:

Quarter Ended	Interest Deferral Threshold

        As of December 31, 2003, on a pro forma basis after giving effect to the transactions, our interest coverage ratio would have been            .

        Our maximum permitted leverage ratio will be tested quarterly and for purposes of the restricted payments covenant for the payment of interest on the senior subordinated notes will be required to be less than the following amounts:

Quarter Ended	Interest Deferral Threshold

        As of December 31, 2003, on a pro forma basis after giving effect to the transactions, our leverage ratio would have been            .

        Each of the financial tests described above will be tested quarterly. A determination as to whether interest on the senior subordinated notes may be paid will be based on the financial test as of the end of the quarter ending immediately prior to the date of the proposed interest payment.

        If we fail to achieve any of these financial levels for any quarter but resume compliance for two consecutive quarters thereafter, we may resume payment of current interest on the senior subordinated notes, including current interest on any deferred interest, unless some other event described in the new credit facility requiring deferral of interest occurs.

        Such deferrals of interest may not continue for more than            quarters in the aggregate. So long as no interest is being deferred and no default has occurred and is continuing under the new credit facility, deferred interest on the senior subordinated notes may be paid on each senior subordinated note interest payment date from available cash (after giving effect to the payment of all other current interest on the senior subordinated notes paid on such date). Interest on the senior subordinated notes may not be deferred if the senior subordinated notes have been accelerated as a result of a default under the indenture governing the senior subordinated notes.

        If we fail to meet the financial tests set forth below (or fail to timely deliver financial statements with respect to such tests) we will be required to suspend the payment of dividends on the class A common stock. In addition, the payment of dividends will be suspended at any time a default or event of default exists under the new credit facility, when interest payments on the senior subordinated notes are being deferred or when deferred interest on the senior subordinated notes has not been paid in full. If dividends have not been suspended, the new credit facility permits the payment of dividends in amounts not in excess of available cash.

        Our minimum interest coverage ratio will be tested quarterly and for purposes of the restricted payments covenant for the payment of dividends on the IDSs will be required to be greater than the following amounts:

Quarter Ended	Dividend Suspension Threshold

        As of December 31, 2003, on a pro forma basis after giving effect to the transactions, our interest coverage ratio would have been            .

        Our maximum permitted leverage ratio will be tested quarterly and for purposes of the restricted payments covenant for the payment of dividends on the IDSs will be required to be less than the following amounts:

Quarter Ended	Dividend Suspension Threshold

        As of December 31, 2003, on a pro forma basis after giving effect to the transactions, our leverage ratio would have been            .

        Each of the financial tests described above will be tested quarterly. A determination as to whether dividend payments may be made will be based on the financial test as of the end of the quarter ending immediately prior to the date of the proposed dividend payment.

        If we fail to achieve any of these financial levels for any quarter but resume compliance for two consecutive quarters thereafter, we may resume dividend payments unless some other event described in the new credit facility requiring suspension of dividend payments occurs.

        If we are required to suspend dividend payments, we will be required to apply      % of available cash in excess of permitted current interest payments and permitted deferred interest payments on the senior subordinated notes, as a mandatory repayment and/or commitment reduction under the new credit facility.

        Guarantees/Collateral.    The new credit facility will be guaranteed, subject to certain exceptions, by all of the first tier subsidiaries of the Company. We will provide to Deutsche Bank Trust Company Americas, as collateral agent for the benefit of the lenders under the new credit agreement and certain hedging creditors under permitted hedging agreements, collateral consisting of (subject to certain exceptions) 100% of the equity interests and promissory notes owned by us of our subsidiaries. Newly acquired or formed direct or indirect subsidiaries of the Company which own equity interests of any subsidiary that is an operating company will be required to provide the collateral described above.

        Events of Default.    The new credit facility will contain customary events of default, including but not limited to, failure to pay principal, interest or other amounts when due, breach of covenants or representations, cross-defaults to certain other material agreements and indebtedness in excess of specified amounts, judgment defaults in excess of specified amounts, certain ERISA defaults, failure of any guaranty or security document supporting the new credit facility or the subordination provisions of the senior subordinated notes to be in full force and effect, and certain events of bankruptcy and insolvency.

Our Existing Credit Facility

        Our existing credit facility consists of an $85.0 million revolving loan facility of which $14.7 million was outstanding at December 31, 2003 and two term facilities, a tranche A term loan facility of $40.0 million with $30.0 million outstanding at December 31, 2003 that matures on March 31, 2007, and a tranche C term loan facility with $126.4 million principal amount outstanding as of December 31, 2003 that matures on March 31, 2007. We will repay all of the borrowings under our existing credit facility with a portion of the net proceeds from this offering, together with borrowings under our new credit facility. See "The Transactions" and "Use of Proceeds."

9 1/2% Notes and Floating Rate Notes issued in 1998

        The Company issued $125.0 million aggregate principal amount of the 9 1/2% notes and $75.0 million of the floating rate notes in 1998. The 9 1/2% notes bear interest at the rate of 9 1/2% per annum and the floating rate notes bear interest at a rate per annum equal to LIBOR plus 418.75 basis points, in each case payable semi-annually in arrears. The LIBOR rate on the floating rate notes is determined semi-annually.

        The 9 1/2% notes and floating rate notes mature on May 1, 2008. The Company may redeem the 9 1/2% notes and the floating rate notes at any time, in each case, at the redemption prices stated in the indenture under which those notes were issued, together with accrued and unpaid interest, if any, to the redemption date. In the event of a change of control, the Company must offer to repurchase the outstanding 9 1/2% notes and floating rate notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date of repurchase.

        The 9 1/2% notes and floating rate notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, including all obligations under our existing credit facility.

        The indenture governing the 9 1/2% notes and floating rate notes contains certain customary covenants and events of default.

        The closing of this offering is conditioned upon the receipt of the tender and consent of at least a majority in aggregate principal amount of the 9 1/2% notes and the floating rate notes. Upon receipt of tenders and consents from a majority in aggregate principal amount of the 9 1/2% and the floating rate notes, the Company and the trustee for the 9 1/2% and the floating rate notes will enter into a supplemental indenture that eliminates all of the material restrictive covenants and events of default contained in the indenture governing the 9 1/2% and the floating rate notes, which supplemental indenture will become effective upon the consummation of the tender offer and consent solicitation for the 9 1/2% and the floating rate notes.

12 1/2% Notes issued in 2000

        The Company issued $200.0 million aggregate principal amount of the 12 1/2% notes in 2000. The 12 1/2% notes bear interest at the rate of 12 1/2% per annum payable semi-annually in arrears.

        The 12 1/2% notes mature on May 1, 2010. The Company may redeem the 12 1/2% notes at any time on or after May 1, 2005 at the redemption prices stated in the indenture under which the 12 1/2% notes were issued, together with accrued and unpaid interest, if any, to the redemption date. In the event of a change of control, the Company must offer to repurchase the outstanding 12 1/2% notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date of repurchase.

        The 12 1/2% notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, including all obligations under our existing credit facility.

        The indenture governing the 12 1/2% notes contains certain customary covenants and events of default.

        The closing of this offering is conditioned upon the receipt of the tender and consent of at least a majority in aggregate principal amount of the 12 1/2% notes. Upon receipt of tenders and consents from a majority in aggregate principal amount of the 12 1/2% notes, the Company and the trustee for the 12 1/2% notes will enter into a supplemental indenture that eliminates all of the material restrictive covenants and events of default contained in the indenture governing the 12 1/2% notes, which supplemental indenture will become effective upon the consummation of the tender offer and consent solicitation for the 12 1/2% notes.

11 7/8% Notes issued in 2003

        The Company issued $225.0 million aggregate principal amount of the 11 7/8% notes in 2003. The 11 7/8% notes bear interest at the rate of 11 7/8% per annum payable semi-annually in arrears.

        The 11 7/8% notes mature on March 1, 2010. The Company may redeem the 11 7/8% notes at any time on or after March 1, 2007 at the redemption prices stated in the indenture under which the 11 7/8% notes were issued, together with accrued and unpaid interest, if any, to the redemption date. In the event of a change of control, the Company must offer to repurchase the outstanding senior notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date of repurchase.

        The 11 7/8% notes are general unsecured obligations of the Company, ranking pari passu in right of payment with all existing and future senior debt of the Company, including all obligations under our existing credit facility, and senior in right of payment to all existing and future subordinated indebtedness of the Company.

        The indenture governing the 11 7/8% notes contains certain customary covenants and events of default

        The closing of this offering is conditioned upon the receipt of the tender and consent of at least a majority in aggregate principal amount of the 11 7/8% notes. Upon receipt of tenders and consents from a majority in aggregate principal amount of the 11 7/8% notes, the Company and the trustee for the 11 7/8% notes will enter into a supplemental indenture that eliminates all of the material restrictive covenants and events of default contained in the indenture governing the 11 7/8% senior notes, which supplemental indenture will become effective upon the consummation of the tender offer and consent solicitation for the 11 7/8% notes.

Description of IDSs

General

        This is an offering of IDSs. Each IDS represents:

  •
  one share of our class A common stock; and

  •
  a    % senior subordinated note with a $              principal amount.

        The ratio of class A common stock to principal amount of senior subordinated notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our class A common stock. Immediately following the occurrence of any such event, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of class A common stock to principal amount of senior subordinated notes as a result of such event.

        Holders of IDSs are the beneficial owners of the class A common stock and senior subordinated notes represented by such IDSs and will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing the senior subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of the class A common stock and senior subordinated notes, as applicable.

        The IDSs will be available in book-entry form only. As discussed below under "—Book-Entry Settlement and Clearance," a nominee of the book-entry clearing system will be the sole registered holder of the IDSs. That means you will not be a registered holder of IDSs or be entitled to receive a certificate evidencing your IDSs. You must rely on the procedures used by your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs that are described below. We urge you to consult with your broker or financial institution to find out what those procedures are.

Voluntary Separation

        Holders of IDSs, whether purchased in this offering or in subsequent offerings of IDSs of the same series, may, at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control under the indenture, through their broker or other financial institution, separate their IDSs into the shares of class A common stock and senior subordinated notes represented thereby. Similarly, any holder of shares of our class A common stock and senior subordinated notes may, at any time, through their broker or other financial institution, combine the applicable number of shares of class A common stock and senior subordinated notes to form IDSs. See "—Book-Entry Settlement and Clearance" below for more information on the method by which delivery and surrender of IDSs and delivery of shares of class A common stock and our senior subordinated notes will be effected.

Automatic Separation

        Upon the occurrence of any of the following, the IDSs will be automatically separated into the shares of class A common stock and senior subordinated notes represented thereby:

  •
  exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by IDSs at the time of such redemption,

  •
  the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof, or

  •
  if DTC is unwilling or unable to continue as securities depository with respect to the IDSs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depository.

Book-Entry Settlement and Clearance

        DTC will act as securities depository for the IDSs, the senior subordinated notes and shares of class A common stock represented by the IDSs, which we refer to collectively as the "securities." The senior subordinated notes and the shares of our class A common stock represented by the IDSs will be represented by one or more global senior subordinated notes and global stock certificates. The global senior subordinated notes and global stock certificates will be issued in fully-registered form in the name of DTC's partnership nominee, Cede & Co.

        Book-entry procedures.    If you intend to purchase IDSs in the manner provided by this prospectus you must do so through the DTC system or through direct and indirect participants. The participant that you purchase through will receive a credit for the applicable security on DTC's records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a "beneficial owner," is to be recorded on the participant's records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the DTC participant through which the beneficial owner entered into the transaction.

        All interests in the securities will be subject to the operations and procedures of DTC. The operations and procedures of DTC's settlement system may be changed at any time.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

        To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

        Separation and recombination.    Holders of IDSs, whether purchased in this offering or in subsequent offerings of IDSs of the same series, may, at any time after 90 days from the closing of this offering or such earlier date upon a change of control, as defined in the indenture, through their broker or other financial institution, separate their IDSs into the shares of class A common stock and senior subordinated notes represented thereby. Similarly, any holder of shares of our class A common stock and senior subordinated notes may, at any time, through their broker or other financial institution, combine the applicable number of shares of class A common stock and senior subordinated notes to form IDSs. Any such separation or recombination will be effective as of the close of business on the trading day that DTC receives such instructions from a participant.

        In addition, the IDSs will be automatically separated into the shares of class A common stock and senior subordinated notes represented thereby upon the occurrence of the following:

  •
  exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by IDSs at the time of such redemption,

  •
  the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof, or

  •
  if DTC is unwilling or unable to continue as securities depository with respect to the IDSs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depository.

        Any voluntary or automatic separation of IDSs and any subsequent combination of IDSs from senior subordinated notes and class A common stock, are to be accomplished by entries made by the DTC participants acting on behalf of beneficial owners. In any such case, the participant's account through which a separation or recombination is effected, will be credited and debited for the applicable securities on DTC's records. There may be certain transactional fees imposed upon you by brokers or other financial intermediaries in connection with separation or recombination of IDSs and you are urged to consult your broker regarding any such transactional fees.

        We have been informed by DTC that the current fee per transaction per participant account for any separation or recombination is $9.50.

        Conveyance of notices and other communications, including notices relating to separation and combination of IDSs, between DTC and direct participants, between direct participants and indirect participants, and between participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        We and the trustee will make any payments on the securities to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

        We or the trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners. We will remain responsible for any actions DTC and participants take in accordance with instructions we provide.

        DTC may discontinue providing its service as securities depository with respect to the IDSs, the shares of our class A common stock or our senior subordinated notes at any time by giving reasonable notice to us or the trustee. If DTC discontinues providing its service as securities depository with respect to the IDSs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If DTC discontinues providing its service as securities depository with respect to the shares of our class A common stock or our senior subordinated notes and we are unable to obtain a successor securities depository, we will print and deliver to you certificates for those securities and you will automatically take a position in the other component securities.

        Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various certificates of class A common stock and senior subordinated notes you may own.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, including DTC.

        Except for actions taken by DTC in accordance with our instructions, neither we nor any trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

  •
  the accuracy of the records of DTC, its nominee, or any participant, any ownership interest in the securities, or

  •
  any payments to, or the providing of notice, to participants or beneficial owners.

        Procedures relating to subsequent issuances.    The indenture governing the senior subordinated notes and the agreements with DTC will provide that, in the event there is a subsequent issuance of senior subordinated notes which are substantially identical to the senior subordinated notes initially represented by the IDSs but having a different CUSIP number, each holder of senior subordinated notes or IDSs (as the case may be) agrees that a portion of such holder's senior subordinated notes (whether held directly in book-entry form, or held as part of IDSs) will be exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, following each such subsequent issuance and exchange, each holder of senior subordinated notes or IDSs (as the case may be) will own senior subordinated notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the senior subordinated notes outstanding prior to the subsequent issuance and the senior subordinated notes issued in the subsequent issuance. Accordingly, the senior subordinated notes issued in the original offering cannot be separated from the senior subordinated notes issued in any subsequent offering. In addition, immediately following any exchange resulting from a subsequent offering, the IDSs will consist of the inseparable unit described above representing the proportionate principal amounts of each issuance of senior subordinated notes (but with the same aggregate principal amount as the senior subordinated note (or inseparable unit) represented by the IDSs immediately prior to such subsequent issuance and exchange) and the class A common stock. All accounts of DTC participants with a position in the securities will be automatically revised to reflect the new CUSIP numbers. In the event of any voluntary or automatic separation of IDSs following any such automatic exchange, holders will receive the then existing components which are the class A common stock and the inseparable senior subordinated notes unit. The automatic exchange of senior subordinated notes described above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or any of our agents, including the underwriters, with respect to the full amount of senior subordinated notes purchased by such holder. However, if such senior subordinated notes are issued with OID, holders of such senior subordinated notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the senior subordinated notes or our bankruptcy prior to the maturity of the senior subordinated notes. See "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and subject you to other adverse tax consequences." Immediately following any subsequent issuance, we will file with the SEC a Current Report on Form 8-K or any other applicable form disclosing the changes, if any, to the OID attributable to your senior subordinated notes as a result of such subsequent issuance.

Description of Capital Stock

        The following is a description of the terms of our restated certificate of incorporation and amended and restated by-laws, the forms of which have been filed with the Commission as exhibits to the registration statement of which this prospectus is part and which will become effective upon the consummation of this offering.

Authorized Capitalization

        Upon the closing of this offering, our authorized capital stock will consist of:

  •
  shares of common stock, par value $0.01 per share, of which                  shares will be designated class A common stock and                  shares will be designated class B common stock; and

  •
  100,000,000 shares of preferred stock, par value $0.01 per share.

        After this offering, there will be                        shares of our class A common stock,             shares of our class B common stock and no shares of our preferred stock outstanding.

Class A Common Stock

        All shares of class A common stock to be outstanding upon completion of this offering will be validly issued, fully paid and nonassessable.

        Dividends.    Holders of shares of our class A common stock will be entitled to receive dividends and other distributions in cash, stock or property of ours as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions.

        Upon the closing of this offering, our board of directors is expected to adopt a dividend policy pursuant to which, in the event and to the extent we have any available cash for distribution to the holders of shares of our class A common stock as of the            day of any quarter, and subject to applicable law and the terms of our new credit facility, the indenture governing our senior subordinated notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our class A common stock. The initial dividend rate on our class A common stock is expected to be equal to $            per share per annum, subject to adjustment. We will pay those dividends on or about the             day of each quarter.

        Dividends will be paid on the class A common stock and the class B common stock on a pro rata basis based on their respective dividend rates.

        Rights Upon Liquidation.    In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our class A common stock will be entitled to share equally with the holder of our class B common stock in our assets remaining after payment of all debts and other liabilities, subject to the liquidation preference of any outstanding preferred stock.

        Voting Rights.    Shares of our class A common stock carry one vote per share and shall vote as a single class with holders of our class B common stock. Except as otherwise required by law, holders of our class A common stock are not entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected shares are entitled to vote on the amendment. Holders of shares of our class A common stock will not be entitled to cumulative voting rights.

        Other Rights.    Holders of shares of our class A common stock have no preemptive rights. The holders of class A common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

        Restrictions.    Our amended and restated by-laws provide that we may not (i) issue any shares of our class A common stock or securities which, by their terms, are convertible or exchangeable for shares of class A common stock, unless, at or prior to the time of such issuance (or prior to the earliest possible time of any conversion or exchange) we issue a proportionate number of IDSs such that no holder of class A common stock will at any time have the right to hold class A common stock in the form of IDSs unless such IDSs have been issued in transactions that are registered under the Securities Act or under certain other circumstances or (ii) permit any existing holder of shares of class A common stock outstanding after this offering (other than class A common stock represented by IDSs issued in connection with this offering or any other registered offering of IDSs) to combine such shares of class A common stock with outstanding senior subordinated notes to form IDSs.

Class B Common Stock

        Exchange Rights.    The class B common stock will be exchangeable for IDSs which will be registered under the Securities Act, at the holders option, during specified periods beginning on the      anniversary of the closing date of this offering. The class B common stock will exchanged for the amounts of IDSs each holder would have received upon exchange of its class A common stock, stock options or restricted stock units for IDSs upon the closing of this offering.

        Dividends.    Holders of shares of our class B common stock will be entitled to receive dividends and other distributions in cash, stock or property of ours as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions.

        Upon closing of this offering, our board of directors is expected to adopt a dividend policy pursuant to which, in the event and to the extent we have any available cash for distribution to the holders of shares of our class B common stock as of the            day of any quarter, and subject to applicable law and the terms of our new credit facility, the indenture governing our senior subordinated notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our class B common stock. The initial dividend rate on the class B common stock is expected to be the weighted average of the coupon on the senior subordinated notes and the expected initial dividend yield on the class A common stock underlying the IDSs. We will pay those dividends on or about the            day of each quarter.

        Dividends will be paid on the class A common stock and the class B common stock on a pro rata basis based on their respective dividend rates.

        Rights Upon Liquidation.    In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our class B common stock will be entitled to share equally with the holders of our class A common stock in our assets remaining after payment of all debts and other liabilities, subject to the liquidation preference of any outstanding preferred stock.

        Voting Rights.    Shares of our class B common stock carry one vote per share and shall vote as a single class with holders of our class A common stock as if such shares had been exchanged for IDSs. Except as otherwise required by law, holders of our class B common stock are not entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected shares are entitled to vote on the amendment. Holders of shares of our class B common stock will not be entitled to cumulative voting rights.

        Transferability.    Except in certain limited circumstances, the class B common stock will not be transferable.

        Other Rights.    Holders of shares of our class B common stock have no preemptive rights. The holders of class B common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our certificate of incorporation provides that we may issue up to 100,000,000 shares of our preferred stock in one or more series as may be determined by our board of directors.

        Our board of directors has broad discretionary authority with respect to the rights of issued series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:

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  determining the number of shares to be included in each series;

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  fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock; and

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  increasing or decreasing the number of shares of any series.

        The board of directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock.

        Our preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of discouraging third party bids for our common stock or may otherwise adversely affect the market price of our common stock.

        We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without action by our common stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

        Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a stockholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempt of our company. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then best current market price.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated By-laws

        Provisions of the DGCL, our restated certificate of incorporation and amended and restated by-laws contain provisions that may have some anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Delaware Anti-Takeover Statute

        We are subject to Section 203 of the DGCL. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time the person became an interested stockholder, unless:

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  the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  at or after the time a person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the shares of the corporation's outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us.

Our Restated Certificate of Incorporation and Amended and Restated By-laws

        In addition, provisions of our restated certificate of incorporation and amended and restated by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect.

        Classified Board of Directors.    Our restated certificate of incorporation provides that our board of directors be divided into three classes of directors, as nearly equal in size as is practicable, serving staggered three-year terms.

        Quorum Requirements; Removal of Directors.    Our restated certificate of incorporation provides for a minimum quorum of one-third in voting power of the outstanding shares of our capital stock entitled to vote, except that a minimum quorum of a majority in voting power of the outstanding shares of our capital stock entitled to vote is necessary to hold a vote for any director in a contested election, the removal of a director or the filling of a vacancy on our board of directors. Directors may be removed only for cause by the affirmative vote of at least a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors.

        No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our restated certificate of incorporation does not expressly address cumulative voting.

        No Stockholder Action by Written Consent; Calling of Special Meeting of Stockholders.    Our restated certificate of incorporation generally prohibits stockholder action by written consent. It and our amended and restated by-laws also provide that special meetings of our stockholders may be called only by (1) our board of directors or the chairman of our board of directors pursuant to a resolution approved by our board of directors or (2) our board of directors upon a request by holders of at least 50% in voting power of all the outstanding shares entitled to vote at that meeting.

        Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our amended and restated by-laws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder's notice must be delivered or mailed and received at our principal executive offices not less than 90 nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated by-laws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders. Stockholder nominations for the election of directors at a special meeting must be received by our corporate secretary by the later of 10 days following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made or 90 days prior to the date that meeting is proposed to be held.

        Limitations on Liability and Indemnification of Officers and Directors.    The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors. Our restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

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  for breach of duty of loyalty;

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  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

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  under Section 174 of the DGCL (unlawful dividends or stock repurchases); or

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  for transactions from which the director derived improper personal benefit.

        Our restated certificate of incorporation and amended and restated by-laws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to, and do, carry directors' and officers' insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

        Authorized but Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Supermajority Provisions.    The DGCL provides generally that the affirmative vote of a majority in voting power of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our restated certificate of incorporation provides that the following provisions in the restated certificate of incorporation may be amended only by a vote of two-thirds or more in voting power of all the outstanding shares of our capital stock entitled to vote:

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  the prohibition on stockholder action by written consent;

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  the ability to call a special meeting of stockholders being vested solely in (1) our board of directors and the chairman of our board of directors and (2) our board of directors upon a request by holders of at least 50% in voting power of all the outstanding shares entitled to vote at that meeting;

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  the provisions relating to the classification of our board of directors;

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  the provisions relating to the size of our board of directors;

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  the provisions relating to the quorum requirements for stockholder action and the removal of directors;

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  the limitation on the liability of our directors to us and our stockholders;

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  the obligation to indemnify and advance expenses to the directors and officers to the fullest extent authorized by the DGCL

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  the provisions granting authority to our board of directors to amend or repeal our by-laws without a stockholder vote, as described in more detail in the next succeeding paragraph; and

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  the supermajority voting requirements listed above.

        In addition, our restated certificate of incorporation grants our board of directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our restated certificate of incorporation.

        Our restated certificate of incorporation provides that our amended and restated by-laws may be amended by stockholders representing no less than two-thirds of the voting power of all the outstanding shares of our capital stock entitled to vote.

Listing

        We intend to list our class A common stock on the Toronto Stock Exchange under the trading symbol "            ". Our shares of class A common stock will not be listed for separate trading on the            until a sufficient number of shares is held separately and not in the form of IDSs as may be necessary to satisfy applicable requirements for separate trading on such exchange. If more than such number of our outstanding shares of class A common stock is no longer held in the form of IDSs for a period of 30 consecutive trading days and we otherwise meet the applicable listing requirements, we will apply to list the shares of our class A common stock for separate trading on the                        .

        Our class B common stock will not be listed for separate trading.

Transfer Agent and Registrar

                                    is the transfer agent and registrar for our shares of class A common stock.

Description of Senior Subordinated Notes

        The following is a description of the material terms of the Indenture governing the senior subordinated notes, a copy of the form of which will be filed with the Securities and Exchange Commission (the "Commission") as an exhibit to the registration statement of which this prospectus is a part. The following summary of certain provisions of the Indenture is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). For purposes of this section, references to the "Company" mean FairPoint Communications, Inc., excluding its subsidiaries. Capitalized terms used in this section and not otherwise defined below have the meanings assigned to them in the Indenture.

General

        The Notes will be issued under an indenture (the "Indenture"), to be dated as of the Issue Date, between the Company, the Subsidiary Guarantors and The Bank of New York, as trustee (the "Trustee"). The Trustee will act as the initial paying agent.

        The Notes will initially be issued in an aggregate principal amount of $            million, of which $            million will be represented by IDSs offered by this prospectus and $            million will be sold separately (not in the form of IDSs). The Indenture will provide for the issuance of an unlimited aggregate principal amount of additional notes having substantially identical terms and conditions to the Notes offered hereby ("Additional Notes"), subject to compliance with the restrictive covenants contained in the Indenture. Additional Notes may not be issued if an Event of Default under the Indenture has occurred and is continuing. Any Additional Notes will be part of the same series as the Notes offered hereby and will vote on all matters with the Notes offered hereby. Any Additional Notes will be deemed to have the same accrued current period interest, deferred interest and defaults as the Notes issued in this offering and will be deemed to have used up Note Payment Blockage Periods and interest deferral periods to the same extent as the Notes issued in this offering. See "—The Notes—Additional Notes."

  Ranking

        The Notes will be unsecured senior subordinated obligations of the Company. The Notes will be subordinated in right of payment to all future and existing Senior Debt of the Company, including all Obligations in respect of Debt under the Credit Agreement, pari passu in right of payment to all existing and future Senior Subordinated Debt of the Company and senior in right of payment to all future Subordinated Debt of the Company. See "—Subordination." The Notes will be guaranteed on an unsecured senior subordinated basis by certain subsidiaries of the Company. See "—Note Guarantees."

  Maturity

        The Notes will mature on            , 2014. The Company may extend the maturity of the Notes for up to two additional successive five-year terms if the Company's Leverage Ratio for the most recent twelve-month period ended on the last day of the fiscal quarter ending at least 45 days before the end of the then-current term is less than    to 1.0, and provided that as of the scheduled maturity date:

          (i)    no Event of Default has occurred and is continuing with respect to the Notes;

          (ii)   no event of default has occurred and is continuing with respect to any Debt of the Company in an aggregate amount greater than $    million or its foreign currency equivalent, or could occur as a result of the extension; and

          (iii)  there is no interest due but unpaid on the Notes or on any other Debt of the Company, in an aggregate amount greater than $    million or its foreign currency equivalent, in each case, without giving effect to any applicable grace periods.

  Interest

        The Notes will bear interest at the rate of    % per annum from    , 2004, or from the most recent date to which interest has been paid or duly provided for, payable quarterly in arrears on            ,            ,             , and            of each year, beginning on            , 2004, to the persons who are registered holders of the Notes at the close of business on the preceding            ,            ,             , or            , respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Principal of, and premium, if any, and interest on, the Notes will be payable in immediately available funds, and the Notes will be exchangeable and transferable, at an office or agency of the Company, one of which will be maintained for such purpose in The City of New York (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the Security Register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, except for any tax or other governmental charge that may be imposed.

The Notes

  Interest Deferral

        Prior to            , 2009, the interest payments on the Notes may be deferred, at the Company's option, for not more than eight quarters in the aggregate and not beyond            , 2009 (any such interest deferral period, an "Initial Interest Deferral Period") by delivering to the Trustee a copy of a resolution of the Company's Board of Directors certified by an Officers' Certificate of the Company to the effect that, based upon a good-faith determination of the Company's Board of Directors, such deferral is reasonably necessary for bona fide cash management purposes, or to reduce the likelihood of or avoid a default on Designated Senior Debt; provided that no such deferral may be commenced, and any ongoing deferral shall cease, if (x) there has been a failure to pay interest (other than any deferral of interest payments in accordance with the Indenture), principal or premium, if any, on the Notes and such failure is continuing, or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default, or (y) there is a default under any Senior Subordinated Debt (other than the Notes) or Subordinated Debt, in an aggregate amount greater than $    million or its foreign currency equivalent, that has resulted in the acceleration of the maturity of such Debt.

        In addition, between            , 2009 and            , 2014, but not after            , 2014, interest on the Notes may be deferred, at the Company's option, on not more than two occasions for not more than three quarters per occasion (any such interest deferral period, a "Subsequent Interest Deferral Period") by delivering to the Trustee a copy of a resolution of the Company's Board of Directors certified by an Officers' Certificate of the Company to the effect that, based upon a good-faith determination of the Company's Board of Directors, such deferral is reasonably necessary for bona fide cash management purposes, or to reduce the likelihood of or avoid a default on Designated Senior Debt; provided that no such deferral may be commenced, and any ongoing deferral shall cease, if (x) there has been a failure to pay interest (other than any deferral of interest payments in accordance with the Indenture), principal or premium, if any, on the Notes and such failure is continuing, or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default, or (y) there is a default under any Senior Subordinated Debt (other than the Notes) or Subordinated Debt, in an aggregate amount greater than $    million or its foreign currency equivalent, that has resulted in the acceleration of the maturity of such Debt. After the end of the first Subsequent Interest Deferral Period, the Company may not defer interest on the Notes unless and until all deferred interest has been paid in full.

        Deferred interest on the Notes will bear interest at a rate per annum of            % until paid in full. Following the end of any interest deferral period, the Company will be obligated to resume quarterly payments of interest on the Notes, including interest on deferred interest. All interest deferred prior to            , 2009 and accrued interest thereon, must be repaid on            , 2009. All interest deferred after            , 2009 and prior to            , 2014 and accrued interest thereon must be repaid on            , 2014; provided that the Company must pay all deferred interest and accrued interest thereon in full prior to deferring interest for any second Subsequent Interest Deferral Period. The Company may prepay all or part of the deferred interest and accrued interest thereon at any time other than during any Initial Interest Deferral Period or any Subsequent Interest Deferral Period. If the Company prepays less than all of the deferred interest and accrued interest thereon, the Trustee will apply such prepayment in the order of maturity to the remaining deferred interest payments. During any Initial Interest Deferral Period or Subsequent Interest Deferral Period, or for so long as any deferred interest remains unpaid, the Company will not be permitted to pay any dividends or make any distribution to holders of the Company's common stock, or make certain other Restricted Payments. See "—Certain Covenants—Limitation on Restricted Payments."

  Additional Notes

        The Indenture will permit issuances of Additional Notes; provided that (a) no Event of Default has occurred and is continuing at the time of such issuance, (b) the Incurrence of Debt evidenced by such Additional Notes is permitted under the covenant described under "—Certain Covenants—Limitations on Debt" and (c) if such Additional Notes are issued in connection with issuances of IDSs or Class A Common Stock, the ratio of the aggregate principal amount of such Additional Notes over the number of such additional shares of Class A Common Stock shall be equal to the equivalent ratio with respect to the Notes and Class A Common Stock outstanding immediately after the Issue Date. Any Additional Notes will be part of the same series as the Notes offered hereby and will vote on all matters with the Notes offered hereby. The Additional Notes will be deemed to have the same accrued current period interest, deferred interest and defaults as the Notes issued on the Issue Date and will be deemed to have used up Note Payment Blockage Periods and interest deferral periods to the same extent as the Notes issued on the Issue Date.

        The Indenture and the agreements with The Depository Trust Company ("DTC") will provide that, in the event there is a subsequent issuance of Additional Notes with a different CUSIP number, each holder of the Notes or the IDSs (as the case may be) agrees that a portion of such holder's Notes (whether held directly in book-entry form or held as part of IDSs) will be automatically exchanged, without any action by such holder, for a portion of the Additional Notes purchased by the holders of such Additional Notes, such that following any such additional issuance and automatic exchange, each holder of the Notes or the IDSs (as the case may be) owns an indivisible unit composed of the Notes and Additional Notes of each issuance in the same proportion as each other holder (and, for any holder of IDSs, such indivisible unit composed of the Notes and Additional Notes will be included in such holder's IDSs), and the records will be revised to reflect each such automatic exchange without any further action of such holder. The aggregate stated principal amount of the Notes owned by each holder will not change as a result of such automatic exchange. Any issuance of Additional Notes by the Company may affect the tax treatment of the holders of the Notes and the IDSs. See "Certain United States Federal Tax Considerations—Senior Subordinated Notes—Additional Issuances."

        In addition, if such Notes are issued with original issue discount, holders of such Notes may not be able to recover the portion of their principal amount treated as unaccrued original issue discount in the event of an acceleration of the Notes or a bankruptcy of the Company prior to the maturity of the Notes. See "Risk Factors—Risks Relating to the IDSs, the Shares of Class A Common Stock and the Senior Subordinated Notes Represented by the IDSs—Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and subject you to other adverse consequences."

  Optional Redemption

        The Notes will be redeemable at the Company's option as provided in the Indenture.

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the applicable legal and regulatory requirements). If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption, so long as the Company has deposited with the depositary funds sufficient to pay the principal of, plus accrued and unpaid interest (including any deferred interest and accrued interest thereon) on, the Notes to be redeemed.

        A full or partial redemption of the Notes will result in an automatic separation of the IDSs. See "Description of IDSs—Automatic Separation."

  Sinking Fund

        There will be no mandatory sinking fund payments for the Notes.

Note Guarantees

        ST Enterprises, Ltd., MJD Ventures, Inc., MJD Services Corp., FairPoint Carrier Services, Inc., FairPoint Broadband, Inc., and MJD Capital Corp., each a direct wholly-owned subsidiary of the Company, and any other Restricted Subsidiary that in the future guarantees the Notes pursuant to the Indenture (collectively, the "Subsidiary Guarantors"), as primary obligors and not merely as sureties, will irrevocably, jointly and severally, fully and unconditionally guarantee on a senior subordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes (all such guarantee obligations by such Subsidiary Guarantors are referred to as the "Note Guarantees"). Any Restricted Subsidiary that guarantees indebtedness of the Company or any Subsidiary Guarantor after the Issue Date will be required to guarantee the Notes pursuant to the covenant described under "—Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries."

        Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor after giving effect to all of its other contingent and fixed liabilities (including all Senior Debt of the respective Subsidiary Guarantor) without rendering the Note Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        Each Note Guarantee is a continuing Guarantee and shall (i) remain in full force and effect until payment in full of all the Notes, (ii) be binding upon each such Subsidiary Guarantor and its successors and (iii) inure to the benefit of and be enforceable by the holders, their successors, transferees and assigns.

        The Note Guarantee of any Subsidiary Guarantor will be released:

          (1)   concurrently with any sale or disposition (by merger or otherwise) of such Subsidiary Guarantor in accordance with the terms of the Indenture (including the covenant described under "—Certain Covenants—Limitation on Asset Sales"), following which such Subsidiary Guarantor is no longer a Restricted Subsidiary;

          (2)   upon the merger or consolidation of a Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person of such merger or consolidation; or

          (3)   upon legal defeasance of the Company's and all Subsidiary Guarantors' obligations under the Indenture or satisfaction and discharge of the Indenture, in each case, in accordance with the provisions of the Indenture.

Subordination

  General

        The Notes will be unsecured senior subordinated indebtedness of the Company. The Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Obligations on all existing and future Senior Debt of the Company, including all Obligations in respect of Debt under the Credit Agreement, will rank pari passu in right of payment with all existing and future Senior Subordinated Debt and will be senior in right of payment to all future Subordinated Debt. The Notes will be structurally subordinated to all obligations of the Company's subsidiaries, including the claims of trade creditors. However, to the extent that holders are able to exercise their rights and remedies under the Note Guarantees, the holders should effectively be in the same position with respect to Debt of the Subsidiary Guarantors that they would have been in had the Notes ranked pari passu with all Guarantor Senior Subordinated Debt and senior to Guarantor Subordinated Debt.

        The Debt evidenced by each Note Guarantee will be unsecured senior subordinated indebtedness of the applicable Subsidiary Guarantor, and will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Obligations on all existing and future Senior Debt of the applicable Subsidiary Guarantor, including the guarantees of all Obligations in respect of Debt under the Credit Agreement, will rank pari passu in right of payment with all future Guarantor Senior Subordinated Debt and will be senior in right of payment to all future Guarantor Subordinated Debt. The Debt evidenced by the Note Guarantees will be structurally subordinated to all obligations of the Subsidiary Guarantors' subsidiaries, which include all of the Company's operating companies, including the claims of trade creditors.

        As of December 31, 2003, after giving pro forma effect to the Transactions, the Company and its Restricted Subsidiaries would have had $            million of consolidated total indebtedness, including $            million of Senior Debt under the Credit Agreement and no indebtedness of Non-Guarantor Restricted Subsidiaries (other than claims of trade creditors). Although the Indenture will contain limitations on the amount of additional indebtedness that the Company and the Restricted Subsidiaries may Incur, these limitations are subject to important exceptions and qualifications, and the amount of such additional indebtedness could be substantial. See "—Certain Covenants—Limitation on Debt" below.

  Subordination of the Notes

        The Notes are obligations exclusively of the Company. Since all the operations of the Company are conducted through Subsidiaries, the Company's ability to service its debt, including the Notes, is dependent upon the earnings of its Subsidiaries and the distribution of those earnings, or upon loans or other payments of funds, by those Subsidiaries to the Company. The ability of Subsidiaries of the Company to make such payments or advances to the Company may be limited by the laws of the relevant states in which such Subsidiaries are organized or located, including, in some instances, by minimum capitalization requirements imposed by state regulatory bodies that oversee the telecommunications industry in such states. In certain circumstances, the prior or subsequent approval of such payments or advances by such Subsidiaries to the Company is required from such regulatory bodies or other governmental entities.

        Under the subordination provisions of the Indenture with respect to the Notes, the Company may not make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Notes, or acquire any Notes for cash or property or otherwise (collectively, "pay the Notes"), if (i) a default in the payment of the principal of, premium, if any, or interest on any Senior Debt of the Company shall have occurred and be continuing beyond any applicable grace period, or (ii) any other default on such Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Debt has been paid in full in cash. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Senior Debt which permits the holders thereof to accelerate its maturity, the Company may not pay the Notes for a period (a "Note Payment Blockage Period") commencing upon the receipt by the Company (with a copy to the Trustee) of written notice (a "Note Blockage Notice") of such default from the Representative of such Designated Senior Debt specifying an election to effect a Note Payment Blockage Period and ending on the earliest to occur of the following events: (a) 179 days shall have elapsed since such receipt of such Note Blockage Notice, (b) such Note Payment Blockage Period is terminated by written notice to the Company (with a copy to the Trustee) from the Person or Persons who gave such Note Blockage Notice, (c) the repayment in full in cash of such Designated Senior Debt, or (d) the default giving rise to such Note Blockage Notice is no longer continuing (so long as no other event of default exists). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the third succeeding paragraph), unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt, the Company may pay the Notes after the end of such Note Payment Blockage Period. In no event may the total number of days during which any Note Payment Blockage Period is in effect extend beyond 179 days from the date of receipt by the Trustee of the relevant Note Blockage Notice, and in no event may the total number of days during which any Note Payment Blockage Period is in effect exceed 179 days during any 360 consecutive day period. For purposes of this provision, no non-payment default or non-payment event of default that existed or was continuing on the date of the commencement of any Note Payment Blockage Period with respect to the Designated Senior Debt initiating such Note Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Note Payment Blockage Period by the Representative of such Designated Senior Debt, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of delivery of such initial Note Blockage Notice, that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

        "Designated Senior Debt" means:

          (1)   any Senior Debt of the Company under the Credit Agreement; and

          (2)   after payment in full of all obligations under the Credit Agreement, any other Senior Debt of the Company, the principal amount of which is $25 million or more and that has been specifically designated by the Company as "Designated Senior Debt."

        During any period in which payments to you are blocked in the manner described above, any amounts received by you with respect to the Notes, including any amount you may receive in any legal action to enforce your right to receive payments under the Notes, would be required to be turned over to the holders of Senior Debt of the Company.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Debt of the Company will be entitled to receive payment in full in cash of all Obligations in respect of Senior Debt of the Company before the holders of Notes are entitled to receive any payment or distribution of any kind or character with respect to any Obligations, on or relating to, the Notes, and until all Obligations in respect of Senior Debt of the Company are paid in full in cash, any payment or distribution to which the holders of Notes would be entitled but for the subordination provisions of the Notes will be made to holders of such Senior Debt of the Company as their interests may appear (except that (i) holders of Notes may receive and retain Permitted Junior Securities, and (ii) holders of Notes may receive and retain payments made from the trust described under "—Defeasance" so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes in accordance with the requirements described under "Defeasance" and without violating the subordination provisions in the Notes). If a payment or distribution is made to the holders or the Trustee for the benefit of the holders, that due to the subordination provisions of the Notes should not have been made to them, the holders or the Trustee, as applicable, will be required to hold it in trust for the holders of Senior Debt of the Company and pay it over to them as their interests may appear.

        The Company must promptly notify the holders of Designated Senior Debt or the Representative of such holders if payment of the Notes is accelerated because of an Event of Default; provided that any failure to give such notice shall have no effect whatsoever on the subordination provisions described herein.

        By reason of the subordination provisions contained in the Notes, in the event of insolvency, creditors of the Company who are holders of Senior Debt of the Company (secured or unsecured) may recover more, ratably, than the holders of Notes.

  Subordination of the Note Guarantees

        Under the subordination provisions of the Indenture with respect to the Note Guarantees, no Subsidiary Guarantor may make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Notes or its Note Guarantee, or acquire any Notes for cash or property or otherwise (collectively, "pay the Note Guarantees"), if (i) a default in the payment of the principal of, premium, if any, or interest on any Senior Debt of such Subsidiary Guarantor shall have occurred and be continuing beyond any applicable grace period, or (ii) any other default on such Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Debt has been paid in full in cash. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Guarantor Senior Debt which permits the holders thereof to accelerate its maturity, no Subsidiary Guarantor may pay the Notes for a period (a "Guarantee Payment Blockage Period") commencing upon the receipt by such Subsidiary Guarantor (with a copy to the Trustee) of written notice (a "Guarantee Blockage Notice") of such default from the Representative of such Designated Guarantor Senior Debt specifying an election to effect a Guarantee Payment Blockage Period and ending on the earliest to occur of the following events: (a) 179 days shall have elapsed since such receipt of the Guarantee Blockage Notice, (b) such Guarantee Payment Blockage Period is terminated by written notice to the applicable Subsidiary Guarantor (with a copy to the Trustee) from the Person or Persons who gave such Guarantee Blockage Notice, (c) the repayment in full in cash of such Designated Guarantor Senior Debt, or (d) the default giving rise to such Guarantee Blockage Notice is no longer continuing (so long as no other event of default exists). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the second sentence of this paragraph and in the first sentence of the third succeeding paragraph), unless the holders of such Designated Guarantor Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Guarantor Senior Debt, the Subsidiary Guarantor may pay the Note Guarantees after the end of such Guarantee Payment Blockage Period. In no event may the total number of days during which any Guarantee Payment Blockage Period is in effect extend beyond 179 days from the date of receipt by the Trustee of the relevant Guarantee Blockage Notice, and in no event may the total number of days during which any Guarantee Payment Blockage Period is in effect exceed 179 days during any 360 consecutive day period. For purposes of this provision, no non-payment default or non-payment event of default that existed or was continuing on the date of the commencement of any Guarantee Payment Blockage Period with respect to the Designated Guarantor Senior Debt initiating such Guarantee Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Guarantee Payment Blockage Period by the Representative of such Designated Guarantor Senior Debt, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of delivery of such initial Guarantee Blockage Notice, that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

        "Designated Guarantor Senior Debt" means, with respect to a Subsidiary Guarantor:

          (1)   any Senior Debt of such Subsidiary Guarantor under the Credit Agreement; and

          (2)   after payment in full of all obligations under the Credit Agreement, any other Senior Debt of such Subsidiary Guarantor, the principal amount of which is $25 million or more and that has been specifically designated by the Company as "Designated Guarantor Senior Debt."

        During any period in which payments to you are blocked in the manner described above, any amounts received by you with respect to the Note Guarantees, including any amount you may receive in any legal action to enforce such Note Guarantees, would be required to be turned over to the holders of Senior Debt of the Subsidiary Guarantors.

        Upon any payment or distribution of the assets of any Subsidiary Guarantor upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Subsidiary Guarantor or its property, or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Subsidiary Guarantor or its property, the holders of Senior Debt of such Subsidiary Guarantor will be entitled to receive payment in full in cash of all Obligations in respect of Senior Debt of such Subsidiary Guarantor before the holders of Notes are entitled to receive any payment or distribution of any kind or character with respect to any Obligations, on or relating to, any Note Guarantee, and until all Obligations in respect of Senior Debt of such Subsidiary Guarantor are paid in full in cash, any payment or distribution to which the holders of Notes would be entitled but for the subordination provisions of the Note Guarantees will be made to holders of such Senior Debt of such Subsidiary Guarantor as their interests may appear (except that (i) holders of Notes may receive and retain Permitted Junior Securities, and (ii) holders of Notes may receive and retain payments made from the trust described under "—Defeasance" so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes in accordance with the requirements described under "Defeasance" and without violating the subordination provisions in the Note Guarantees). If a payment or distribution is made to the holders or the Trustee for the benefit of the holders, that due to the subordination provisions of the Note Guarantees should not have been made to them, the holders or the Trustee, as applicable, will be required to hold it in trust for the holders of Senior Debt of the Subsidiary Guarantors and pay it over to them as their interests may appear.

        By reason of the subordination provisions contained in the Note Guarantees, in the event of insolvency, creditors of the Subsidiary Guarantors who are holders of Senior Debt of the Subsidiary Guarantors may recover more, ratably, than the holders of Notes.

Repurchase at the Option of Holders upon a Change of Control

        Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Company to repurchase all or any part of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest (including any deferred interest and accrued interest thereon) to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, the Company shall (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (b) send, by first-class mail, with a copy to the Trustee, to each holder of Notes, at such holder's address appearing in the Security Register, a notice stating: (i) that a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders upon a Change of Control" and that all Notes timely tendered will be accepted for payment; (ii) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed; (iii) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and (iv) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment. In order for a holder of IDSs to exercise its right to require the Company to repurchase its Notes, such holder must voluntarily separate its IDSs representing such Notes.

        Prior to the mailing of the notice of the Change of Control Offer, but in any event within 30 days following any Change of Control, the Company shall (a) repay in full all Obligations, and terminate all commitments, under the Credit Agreement upon a Change of Control or offer to repay in full all Obligations, and terminate all commitments, under the Credit Agreement and repay the Obligations owed to (and terminate the commitments of) each lender that has accepted such offer; or (b) obtain the requisite consents under the Credit Agreement to permit the repurchase of the Notes as provided above.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

        The Change of Control repurchase feature is a result of negotiations between the Company and the underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of

Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

        The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. There is no precise established definition of this phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, assignment, lease, conveyance or other disposition of less than all the assets of the Company may be uncertain.

        The Credit Agreement prohibits the Company from voluntarily purchasing any Notes prior to their stated maturity. The Credit Agreement provides that the occurrence of any of the events that would constitute a Change of Control would constitute a change of control under the Credit Agreement, which would result in all debt thereunder becoming due and payable. Other future debt of the Company may contain prohibitions of any events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. The exercise by holders of Notes of their right to require the Company to repurchase such Notes following a Change of Control could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Furthermore, the Company's ability to pay cash to holders of Notes upon a repurchase following a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase Notes in connection with a Change of Control would result in a default under the Indenture which would, in turn, constitute a default under existing (and may constitute a default under future) debt of the Company. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified (at any time prior to the occurrence of such Change of Control) with the written consent of the holders of a majority in principal amount of the Notes. See "—Amendments and Waivers."

Certain Covenants

        Limitation on Debt.    (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt; provided, however, that the Company may Incur Debt if on the date of Incurrence, after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof, (x) the Leverage Ratio would not exceed    to 1.0, if such Debt is Incurred on or prior to            , 200    , and    to 1.0, if such Debt is Incurred thereafter, and (y) the Senior Leverage Ratio would not exceed     to 1.0, if such Debt is Incurred on or prior to            , 200    , and    to 1.0, if such Debt is Incurred thereafter.

          (b)   Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Debt:

    (i)
    Debt of the Company evidenced by the Notes issued on the Issue Date and Debt of any Subsidiary Guarantor evidenced by any Note Guarantee;

    (ii)
    Debt of the Company under any Credit Facility; provided that the aggregate principal amount of all such Debt under all Credit Facilities at any one time outstanding pursuant to this clause (ii) shall not exceed $    million, which amount shall be permanently reduced by the aggregate amount of Net Available Cash used to Repay Debt under any Credit Facility since the Issue Date pursuant to the covenant described under "—Limitation on Asset Sales";

    (iii)
    Debt of the Company or a Restricted Subsidiary in respect of Capital Lease Obligations, Purchase Money Debt and mortgage financings; provided that (A) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the

      Incurrence thereof) of the Property acquired, constructed or leased and (B) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (iii) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (iii)) shall not exceed $    million;

    (iv)
    (A) Debt of the Company owing to and held by any Restricted Subsidiary as long as any such Debt is expressly subordinated in right of payment to the Notes and (B) Debt of any Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary as long as any such Debt is made pursuant to a written instrument; provided that any subsequent issue or transfer of Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the Company or such Restricted Subsidiary, as the case may be;

    (v)
    Debt under Interest Rate Agreements entered into by the Company for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company and not for speculative purposes; provided that the obligations under such agreements are directly related to payment obligations on Debt of the Company otherwise permitted by the terms of this covenant;

    (vi)
    Debt of the Company or any Restricted Subsidiary in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, completion or performance guarantees or standby letters of credit issued for the purpose of supporting such obligations and bank overdrafts (and letters of credit in respect thereof), in each case issued, or relating to liabilities incurred, in the ordinary course of business;

    (vii)
    Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (i) through (vi) above;

    (viii)
    (A) Debt of the Company or any Subsidiary Guarantor in an aggregate principal amount outstanding at any one time not to exceed $    million and (B) Debt of any Non-Guarantor Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed $    million;

    (ix)
    (A) without limiting the covenant described under "—Limitation on Guarantees by Restricted Subsidiaries," Guarantees by any Subsidiary Guarantor of Senior Debt or Senior Subordinated Debt of the Company Incurred in compliance with paragraph (a) or (b) of this covenant, (B) without limiting the covenant described under "—Limitation on Liens," Debt of any Subsidiary Guarantor arising by reason of any Lien granted by or applicable to such Subsidiary Guarantor securing Senior Debt or Senior Subordinated Debt of the Company Incurred in compliance with paragraph (a) or (b) of this covenant, and (C) Debt of any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Restricted Subsidiary securing Senior Debt of the Company Incurred in compliance with paragraph (a) or (b) of this covenant;

    (x)
    (A) Debt of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or another Restricted Subsidiary and (B) Debt of a Person assumed by a Restricted Subsidiary in connection with the acquisition of assets from such Person if at the time such assets were owned by such other Person such Debt was either secured by such assets or Incurred in connection with the acquisition or improvement of such assets by such other Person (in each case, other than Debt Incurred as consideration in, in connection with or in anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or another Restricted Subsidiary or such assets were acquired by a Restricted Subsidiary); provided that (1) at the time such Restricted Subsidiary was acquired by the Company or another Restricted Subsidiary or such assets were acquired by a Restricted Subsidiary, as applicable, the Company could Incur at least $1.00 of additional Debt pursuant to paragraph (a) of this covenant after giving effect to the Incurrence of such Debt pursuant to this clause (x) and (2) the aggregate principal amount of all Debt of Non-Guarantor Restricted Subsidiaries Incurred and then outstanding pursuant to this clause (x) shall not exceed $    million;

    (xi)
    Debt of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of earn-outs or other purchase price adjustments Incurred in connection with the acquisition or disposition of any business, assets or Person; and

    (xii)
    Permitted Refinancing Debt of the Company Incurred in respect of Debt Incurred pursuant to paragraph (a) of this covenant and clauses (i), (iii) and (vii) above, and Permitted Refinancing Debt of any Restricted Subsidiary Incurred in respect of Debt of such Restricted Subsidiary Incurred pursuant to clauses (iii) and (x) above.

        Notwithstanding anything to the contrary contained in this covenant, the Company shall not permit any Non-Guarantor Restricted Subsidiary to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Company.

        For purposes of determining compliance with the foregoing covenant, if an item of Debt meets the criteria of more than one of the categories described in clauses (i) through (xii) of paragraph (b) of this covenant, the Company shall, in its sole discretion, classify (or from time to time may reclassify) such item of Debt in any manner that complies with this covenant and such item of Debt shall be treated as having been incurred pursuant to only one of such categories.

        Limitation on Layering.    The Company shall not Incur any Debt that is expressly subordinated in right of payment to any Senior Debt of the Company unless such Debt so Incurred ranks pari passu in right of payment with, or is expressly subordinated in right of payment to, the Notes. No Subsidiary Guarantor shall Incur any Debt that is expressly subordinated in right of payment to any Senior Debt of such Subsidiary Guarantor unless such Debt so Incurred ranks pari passu in right of payment with such Subsidiary Guarantor's Note Guarantee, or is expressly subordinated in right of payment to such Subsidiary Guarantor's Note Guarantee. Unsecured Debt is not deemed to be subordinated or junior to secured Debt merely because it is unsecured, and Debt that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Debt that is so guaranteed merely because it is not so guaranteed.

        Limitation on Restricted Payments.    The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

          (a)   a Default or Event of Default shall have occurred and be continuing or would result therefrom,

          (b)   the Company could not Incur at least $1.00 of additional Debt pursuant to paragraph (a) of the covenant described under "—Limitation on Debt" or

          (c)   the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

    (i)
    an amount (whether positive or negative) equal to the Company's Adjusted EBITDA from the first date of the fiscal quarter in which the Issue Date occurs to the end of the Company's most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment, taken as a single accounting period, less the product of    times the Company's Consolidated Interest Expense from the first date of the fiscal quarter in which the Issue Date occurs to the end of the Company's most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment, taken as a single accounting period;

    (ii)
    Capital Stock Sale Proceeds;

    (iii)
    the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company (excluding, (x) any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of its employees and (y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange);

    (iv)
    an amount equal to the sum of (A) the net reduction in Investments in any Person (other than the Company or a Restricted Subsidiary) resulting from dividends, principal payments, interest payments or other distributions or transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, and (B) the portion (proportionate to the Company's equity interest in an Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person;

    (v)
    in the case of any disposition of all or any portion of any Investment constituting a Restricted Payment (other than to a Subsidiary of the Company), an amount in the aggregate equal to the lesser of (x) the net cash proceeds and the Fair Market Value of any Property (other than cash) received by the Company or any Restricted Subsidiary with respect to such Investment and (y) the initial amount of such Investment; and

    (vi)
    $    million.

        Notwithstanding the foregoing limitation, the Company may:

          (a)   pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided that (x) at the time of such payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or result therefrom) and (y) such dividends shall be included in the calculation of the amount of Restricted Payments;

          (b)   purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Debt in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of its employees); provided that (i) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and (ii) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(ii) above;

          (c)   purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Debt Incurred after the Issue Date (i) in exchange for, or out of the proceeds of the substantially concurrent sale of, (x) Permitted Refinancing Debt or (y) Debt of the Company Incurred in compliance with paragraph (a) of the covenant described under "—Limitation on Debt", or (ii) following the occurrence of a Change of Control (or other similar event described therein as a "change of control"), but only if the Company shall have complied with the covenant described under "—Repurchase at the Option of Holders upon a Change of Control" and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby prior to purchasing or repaying such Subordinated Debt; provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded from the calculation of the amount of Restricted Payments;

          (d)   repurchase shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided that (i) the aggregate amount of such repurchases shall not exceed $    million in any fiscal year, (ii) such repurchases shall be included in the calculation of the amount of Restricted Payments and (iii) at the time of any such repurchase, no Default or Event of Default shall have occurred and be continuing (or result therefrom);

          (e)   declare and pay dividends on outstanding shares of (A) Class A Common Stock (i) represented by outstanding IDSs, (ii) outstanding after exchange of any IDSs for, or separation of any IDSs into, shares of Class A Common Stock and Notes or (iii) issued in connection with the issuance of Additional Notes or other Debt of a series different from the Notes that is permitted to be Incurred under the Indenture and (B) Class B Common Stock; provided, however, that the aggregate amount of such dividends paid in any fiscal quarter may not exceed 25% of the sum of (1) $            plus (2) an amount equal to 90% of Adjusted EBITDA for the last four full fiscal quarters preceding the date of determination for which consolidated financial statements of the Company are available in excess of $            million; provided further that (x) at the time of such payment of dividends, no Default or Event of Default shall have occurred and be continuing (or result therefrom) and (y) such dividends shall be included in the calculation of the amount of Restricted Payments;

          (f)    make cash payments to holders of Capital Stock of the Company in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company, not to exceed $            in the aggregate; provided that such payments shall be excluded from the calculation of the amount of Restricted Payments;

          (g)   so long as no Default or Event of Default shall have occurred and be continuing (or result therefrom), the declaration and payment of dividends in the form of additional shares of the same class to holders of any class of Disqualified Stock of the Company or any class of Preferred Stock of any Restricted Subsidiary, in each case which was Incurred in accordance with the covenant described under "—Limitation on Debt"; provided that such payments shall be excluded from the calculation of the amount of Restricted Payments;

          (h)   consummate the Transactions; provided that payments made in connection with the Transactions shall be excluded from the calculation of the amount of Restricted Payments; and

          (i)    acquire any shares of Class B Common Stock issued on the Issue Date in exchange for IDSs.

        Notwithstanding the foregoing, (a) the Company may not make any Restricted Payment described in clause (a), (b) or (c) of the definition of Restricted Payment, and any Restricted Payment described in clause (e) above shall be prohibited, if and so long as the Company's Interest Coverage Ratio is less than the applicable Dividend Suspension Threshold, and (b) the Company may not make any Restricted Payment described in clause (a), (b) or (c) of the definition of Restricted Payment, and any Restricted Payment described in clauses (a) through (g) above shall be prohibited, during any interest deferral period with respect to the Notes or, after the end of any interest deferral period, so long as any deferred interest and accrued interest on the Notes has not been paid in full.

        Limitation on Liens.    The Company shall not, and shall not permit or cause any Restricted Subsidiary, directly or indirectly, to Incur or permit to exist, any Lien (other than any Permitted Lien) upon any of its Property (including Capital Stock of any other Person), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, which Lien secures any Debt of the Company or any Subsidiary Guarantor that is expressly subordinated in right of payment to or ranks pari passu in right of payment with the Notes or such Subsidiary Guarantor's Note Guarantee, as the case may be (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary's Property, any Note Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Debt or Guarantor Subordinated Debt) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Note Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in any Restricted Subsidiary creating such Initial Lien.

        Limitation on Guarantees by Restricted Subsidiaries.    The Company shall not permit or cause any Restricted Subsidiary (other than any Restricted Subsidiary that is a Subsidiary Guarantor at such time), directly or indirectly, to Guarantee any Debt of the Company or any Subsidiary Guarantor ("Other Debt"), unless contemporaneously therewith such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment by such Restricted Subsidiary (as primary obligor and not merely as surety) of all obligations of the Company under the Indenture and the Notes, whereupon such Restricted Subsidiary shall become a Subsidiary Guarantor for all purposes of the Indenture; provided that this requirement shall not apply in the case of any Lien granted by or applicable to such Restricted Subsidiary Incurred pursuant to clause (ix)(C) of paragraph (b) of the covenant described under "—Limitation on Debt." If such Other Debt is Senior Debt of the Company, the Note Guarantee of such Restricted Subsidiary shall be subordinated to such Restricted Subsidiary's Guarantee of such Other Debt to the same extent as the relevant Note Guarantee is subordinated to such Other Debt under the Indenture. If such Other Debt is (i) Senior Subordinated Debt or Guarantor Senior Subordinated Debt, as the case may be, the Note Guarantee of such Restricted Subsidiary shall rank pari passu in right of payment with such Restricted Subsidiary's Guarantee of such Other Debt, or (ii) Subordinated Debt or Guarantor Subordinated Debt, the Note Guarantee of such Restricted Subsidiary shall rank senior in right of payment to such Restricted Subsidiary's Guarantee of such Other Debt (which Guarantee of such Other Debt shall provide by its terms that such Guarantee is expressly subordinated in right of payment to the Note Guarantee of such Restricted Subsidiary).

        Limitation on Asset Sales.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless (a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; (b) at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale (except for a Permitted Asset Swap) is in the form of cash or cash equivalents or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and (c) the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

        The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent that the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Debt of the Company): (a) to Repay Senior Debt of the Company (excluding any Debt owed to an Affiliate of the Company); or (b) subject to the covenant described under "—Limitation on Restricted Payments," to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary). Pending such application, and subject in all respects to the procedures set forth below, the Company may, to the extent such use would not constitute a Repayment, use such Net Available Cash to temporarily reduce Debt.

        Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of such Net Available Cash or that is not (to the extent not used to temporarily reduce Debt without reducing related loan commitments) segregated from the general funds of the Company for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 360-day period and that shall not have been completed or abandoned shall constitute "Excess Proceeds"; provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute "Excess Proceeds" at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable. When the aggregate amount of Excess Proceeds exceeds $    million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Prepayment Offer") the Notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including any deferred interest and accrued interest thereon) to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for purchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero. The term "Allocable Excess Proceeds" will mean the product of (a) the Excess Proceeds and (b) a fraction, the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer.

        Within five Business Days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed. In order for a holder of IDSs to exercise its right to require the Company to repurchase its Notes, such holder must voluntarily separate its IDSs representing such Notes.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to create or otherwise cause or permit to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary, (b) make any loans or advances to the Company or any other Restricted Subsidiary or (c) transfer any of its Property to the Company or any other Restricted Subsidiary. The foregoing limitations will not apply:

    (i)
    with respect to the foregoing clauses (a), (b) and (c), to restrictions (A) arising under the Credit Agreement or under other agreements of the Company or any Restricted Subsidiary as in effect on the Issue Date, (B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or another Restricted Subsidiary, (C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (i)(A) or (B) above or in clause (ii)(A) or (B) below; provided such restriction is no more restrictive than those under the agreement evidencing the Debt so Refinanced, (D) any restriction under applicable law, rule or regulation or required by any governmental body or regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses, or (E) pursuant to customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business; and

    (ii)
    with respect to the foregoing clause (c) only, to restrictions (A) relating to Senior Debt of the Company or any Restricted Subsidiary that is permitted to be Incurred and secured without also securing the Notes pursuant to the covenants described under "—Limitation on Debt" and "—Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt, (B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition, (C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or (D) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless:

          (a)   the terms of such Affiliate Transaction are (i) set forth in writing, (ii) in the best interest of the Company or such Restricted Subsidiary, as the case may be, and (iii) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company;

          (b)   if such Affiliate Transaction involves aggregate payments or value in excess of $    million, two Officers of the Company approve such Affiliate Transaction, and in the good faith judgment of such Officers, believe that such Affiliate Transaction complies with clauses (a) (ii) and (iii) of this paragraph as evidenced by an Officers' Certificate promptly delivered to the Trustee;

          (c)   if such Affiliate Transaction involves aggregate payments or value in excess of $    million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction, and in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a) (ii) and (iii) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee; and

          (d)   if such Affiliate Transaction involves aggregate payments or value in excess of $    million, the Company obtains a written opinion from an Independent Appraiser to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

        Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

          (a)   any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries; provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

          (b)   any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" or any Permitted Investment;

          (c)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as such payments are pursuant to a policy (i) established by the Board of Directors in good faith and (ii) evidenced by a resolution of the Board of Directors that establishes standards to ensure that the terms and amount of such compensation are fair consideration for the services to be performed;

          (d)   loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $    million in the aggregate at any one time outstanding;

          (e)   maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

          (f)    any sale or issuance of Capital Stock (other than Disqualified Stock) of the Company;

          (g)   the payment of customary legal fees and expenses to Paul, Hastings, Janofsky & Walker LLP; or

          (h)   the Transactions.

        Limitation on Sale and Leaseback Transactions.    The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless (a) the Company or such Restricted Subsidiary would be entitled to (i) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitation on Debt" and (ii) create a Lien on such Property securing such Attributable Debt without also securing the Notes pursuant to the covenant described under "—Limitation on Liens" and (b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under "—Limitation on Asset Sales."

        Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if (a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, (b) the Subsidiary to be so designated is not obligated under any Debt, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Debt of the Company or of any Restricted Subsidiary and (c) either (i) the Subsidiary to be so designated has total assets of $    or less or (ii) such designation is effective immediately upon such entity becoming a Subsidiary of the Company. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the immediately following paragraph will not be satisfied after giving pro forma effect to such classification. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to paragraph (a) of the covenant described under "—Limitation on Debt" and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

        Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate (a) certifying that such designation or redesignation complies with the foregoing provisions and (b) giving the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

        Limitation on Company's Business.    The Company shall not, and shall not permit any Restricted Subsidiary, to, directly or indirectly, engage in any business other than the Communications Business.

Merger, Consolidation and Sale of Property

        The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger or consolidation of a Restricted Subsidiary with and into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (a)   the Company shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (b)   the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

          (c)   in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

          (d)   immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

          (e)   immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Person would be able to Incur at least $1.00 of additional Debt pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Debt";

          (f)    immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Person shall have a consolidated net worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions;

          (g)   each Subsidiary Guarantor, unless they are the other party to the transactions described above, shall have by supplemental indenture or other instrument or document reasonably satisfactory to the Trustee confirmed that its Note Guarantee shall apply to the Surviving Person's obligations under the Indenture and the Notes; and

          (h)   the Company shall have delivered or caused to be delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture, if any, comply with the Indenture.

        The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor company in the case of a sale, transfer, assignment, lease, conveyance or other disposition shall not be released from its obligations under the Indenture and the Notes (except the predecessor company shall be so released in the case of the sale, transfer, assignment, conveyance or other disposition, but not the lease, of the assets as an entirety or virtually as an entirety).

        No Subsidiary Guarantor may, and the Company shall not permit any Subsidiary Guarantor to, merge, consolidate or amalgamate with or into any other Person (other than a merger or consolidation of such Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property in any one transaction or series of related transactions to another Person (other than to the Company or another Subsidiary Guarantor) unless:

          (a)   such Subsidiary Guarantor shall be the surviving Person (the "Surviving Subsidiary") or the Surviving Subsidiary (if other than such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (b)   the Surviving Subsidiary (if other than such Subsidiary Guarantor) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Subsidiary, all the obligations of such Subsidiary Guarantor under the Indenture, the Notes and its Note Guarantee;

          (c)   immediately before and after giving effect to such transaction or series of transactions (and treating any Debt that becomes, or is anticipated to become, an obligation of the Company, the Surviving Subsidiary or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by such Person at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

          (d)   the Company shall have delivered or caused to be delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture, if any, comply with the Indenture.

        The provisions of the covenant described under "—Certain Covenants—Limitation on Asset Sales," and not the provisions described in the preceding paragraph, will apply in the case of either (a) the sale or other disposition (including by merger or otherwise) of a Subsidiary Guarantor or (b) the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor, if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "—Certain Covenants—Limitation on Assets Sales" in respect of such sale or disposition.

        The Surviving Subsidiary shall succeed to, and be substituted for, and may exercise every right and power of, such Subsidiary Guarantor under the Indenture, the Notes and the applicable Note Guarantee, but the predecessor company in the case of a sale, transfer, assignment, lease, conveyance or other disposition shall not be released from its obligations under the Indenture, the Notes or the applicable Note Guarantee (except the predecessor company shall be so released in the case of the sale, transfer, assignment, conveyance or other disposition, but not the lease, of the assets as an entirety or virtually as an entirety).

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission, furnish to the Trustee, and furnish to the holders of Notes or cause the Trustee to furnish to the holders of the Notes, such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

Events of Default

        Events of Default in respect of the Notes as set forth in the Indenture include:

          (a)   failure to make the payment of any interest on the Notes or interest on any deferred interest when the same becomes due and payable, and such failure continues for a period of 30 days; provided that deferral of interest payments in accordance with the Indenture shall not constitute a Default;

          (b)   failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

          (c)   failure to pay any deferred interest or any accrued interest on any deferred interest at the end of any Initial Interest Deferral Period or any Subsequent Interest Deferral Period;

          (d)   failure to comply with the covenant described under "—Merger, Consolidation and Sale of Property";

          (e)   failure to comply with the covenant described under "—Repurchase at the Option of Holders upon a Change of Control" and such failure continues for 30 days after written notice is given to the Company as provided below (other than a failure to purchase Notes);

          (f)    failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (a), (b) (c), (d) or (e)) and such failure continues for 30 days after written notice is given to the Company as provided below;

          (g)   a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the final stated maturity of such Debt (which acceleration is not rescinded, annulled or otherwise cured within 10 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration), or failure to pay any such Debt within any applicable grace period after its final stated maturity, in an aggregate amount greater than $    million or its foreign currency equivalent at the time (the "cross acceleration provisions");

          (h)   any judgment or judgments for the payment of money in an aggregate amount in excess of $    million (or its foreign currency equivalent at the time) shall be rendered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions");

          (i)    failure of any Note Guarantee to be in full force and effect (except as contemplated by the terms of the Indenture) or the denial or disaffirmation in writing by any Subsidiary Guarantor of its obligations under the Indenture or its Note Guarantee if such Default continues for 5 days; and

          (j)    certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions").

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        A Default under clause (e) or (f) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

        The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

        If an Event of Default (other than an Event of Default specified in clause (j) above with respect to the Company) shall occur and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company, the Trustee and the Representative under the Credit Agreement (if there are amounts outstanding under the Credit Agreement), specifying the applicable Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same: (a) shall become immediately due and payable; or (b) if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement and five Business Days after the date of the delivery of such Acceleration Notice, but only if such Event of Default is then continuing.

        In case an Event of Default resulting from the bankruptcy provisions with respect to the Company shall occur, the principal of and accrued interest on all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

        No holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (a) such holder has previously given to the Trustee written notice of a continuing Event of Default, (b) the registered holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee and (c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

        Subject to certain exceptions, the Indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture that cannot be amended without the consent of each holder of an outstanding Note affected) with the consent of the registered holders of at least a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment or waiver may, among other things:

          (a)   reduce the amount of Notes whose holders must consent to an amendment or waiver;

          (b)   reduce the rate of or extend the time for payment of interest on any Note;

          (c)   reduce the principal of or extend the Stated Maturity of any Note (other than any extension of the maturity of the Notes permitted by the terms of the Indenture);

          (d)   make any Note payable in money other than that stated in the Note;

          (e)   impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

          (f)    release any security interest that may have been granted in favor of the holders of the Notes, other than as permitted by the Indenture;

          (g)   reduce the premium payable upon the redemption of any Note nor change the time at which any Note may be redeemed, as described under "—The Notes—Optional Redemption";

          (h)   reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer;

          (i)    at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto;

          (j)    make any change to the ranking or subordination provisions of the Indenture that would adversely affect any holder;

          (k)   make any change in any Subsidiary Guarantee that would adversely affect any holder or, except in accordance with the Indenture, release any Subsidiary Guarantor from its obligations under its Note Guarantee;

          (l)    make any change to the definition of "Dividend Suspension Threshold" or to clause (e) of the second paragraph of the covenant described under "—Limitation on Restricted Payments" that would have the effect of increasing the amounts permitted to be distributed in respect of the Class A Common Stock (except in connection with an offer to purchase all the Notes, in which case the consent of the registered holders of at least a majority in aggregate principal amount of the Notes will be sufficient); or

          (m)  make any change to the prohibitions on paying dividends and making certain other Restricted Payments that are set forth in the last paragraph of the covenant described under "—Limitation on Restricted Payments" (except in connection with an offer to purchase all the Notes, in which case the consent of the registered holders of at least a majority in aggregate principal amount of the Notes will be sufficient).

        Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indenture:

          (a)   to cure any ambiguity, omission, defect or inconsistency;

          (b)   to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

          (c)   to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

          (d)   to add Guarantees with respect to the Notes, including any Note Guarantees, or to release any Subsidiary Guarantor from its Note Guarantee as provided by the terms of the Indenture;

          (e)   to secure the Notes;

          (f)    to add to the covenants of the Company or any Restricted Subsidiary for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Restricted Subsidiary;

          (g)   to make any change that does not adversely affect the rights of any holder of the Notes;

          (h)   to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; or

          (i)    to make changes to the Indenture to provide for the issuance of Additional Notes.

        Notwithstanding the foregoing, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt of the Company or any Subsidiary Guarantor then outstanding unless the holders of such Senior Debt (or their Representative) consent to such change.

        The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Company is required to mail to each registered holder of the Notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

        The Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all outstanding Notes (other than lost, destroyed or stolen Notes which have been replaced) have been delivered to the Trustee for cancellation or (b) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption, and the Company has irrevocably deposited with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to the maturity date or redemption date, as the case may be; (ii) the Company has paid all other sums payable under the Indenture; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

        The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "—Repurchase at the Option of Holders upon a Change of Control" and "—Certain Covenants," the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions, described under "—Events of Default" above and the limitations contained in clauses (e) and (f) under the first paragraph of "—Merger, Consolidation and Sale of Property" above ("covenant defeasance"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clauses (f) (with respect to the covenants described under "—Certain Covenants"), (g), (h) or (j) (with respect only to Restricted Subsidiaries in the case of clauses (g) and (h)) under "—Events of Default" above or because of the failure of the Company to comply with clauses (e) and (f) under the first paragraph of "—Merger, Consolidation and Sale of Property" above.

        The legal defeasance option or the covenant defeasance option may be exercised only if:

          (a)   the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be;

          (b)   the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;

          (c)   123 days pass after the deposit is made and during the 123-day period no Default described in clause (j) under "—Events of Default" occurs with respect to the Company which is continuing at the end of the period;

          (d)   no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

          (e)   such deposit does not constitute a default under any other agreement or instrument binding on the Company (including the Credit Agreement);

          (f)    the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

          (g)   in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that (i) the Company has received from the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

          (h)   in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

          (i)    the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

Governing Law

        The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The Bank of New York is the Trustee under the Indenture. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

        "Additional Assets" means (a) any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Communications Business; or (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than an Affiliate of the Company; provided, however, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Communications Business.

        "Additional Notes" means any Notes issued pursuant to the Indenture in addition to the Notes issued on the Issue Date.

        "Adjusted EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries, (a) the sum of Consolidated Net Income for such period, plus the following to the extent deducted in computing Consolidated Net Income for such period: (i) the provision for taxes based on income or profits or utilized in computing net loss, (ii) Consolidated Interest Expense, (iii) depreciation, (iv) amortization of intangibles and (v) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period) minus (b) all non-cash items increasing Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Adjusted EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval of any governmental body or regulatory authority (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

        "Affiliate" of any specified Person means (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person who is a director or officer of (i) such specified Person, (ii) any Subsidiary of such specified Person or (iii) any Person described in clause (a) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenant described under "—Certain Covenants—Limitation on Transactions with Affiliates," "—Certain Covenants—Limitation on Asset Sales" and the definition of "Additional Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 10.0% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Asset Sale" means any sale, lease, transfer, conveyance, issuance or other disposition (or series of related sales, leases, transfers, conveyances, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares) or (b) any other Property of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of clauses (a) and (b) above, (i) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary; (ii) any disposition effected in compliance with the covenant described under "—Merger, Consolidation and Sale of Property"); and (iii) for purposes of the covenant described under "—Certain Covenants—Limitation on Asset Sales" only, (A) any disposition that constitutes a Restricted Payment permitted by the covenant described under "—Certain Covenants—Limitation on Restricted Payments" or a Permitted Investment, (B) contemporaneous exchanges by the Company or any Restricted Subsidiary of Communications Assets for other Communications Assets in the ordinary course of business as long as the applicable Communications Assets received by the Company or such Restricted Subsidiary have at least substantially equal Fair Market Value to the Company or such Restricted Subsidiary (as evidenced by a resolution of the Board of Directors of the Company), (C) any disposition or series of related dispositions for an aggregate consideration not in excess of $    million, (D) the grant of Liens not prohibited by the Indenture, (E) any disposition of obsolete, worn-out, uneconomical or surplus property or equipment in the ordinary course of business, (F) the sale or other disposition of cash or cash equivalents, (G) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, and (H) any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or controversy).

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation" and (b) in all other instances, the greater of (i) the Fair Market Value of the Property subject to such Sale and Leaseback Transaction and (ii) the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

        "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

        "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "—Certain Covenants—Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

        "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership or limited liability company interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Class A Common Stock, Class B Common Stock and Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

        "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of its employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Change of Control" means the occurrence of any of the following events:

          (a)   any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Equity Investors, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

          (b)   the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person, other than one or more of the Equity Investors, and any "person" (as defined in clause (a) above), other than one or more of the Equity Investors, is or becomes the "beneficial owner" (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be;

          (c)   during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Company (together with any new members thereof whose election by the Board of Directors or whose nomination for election by holders of Capital Stock of the Company was approved by a vote of a majority of the members of the Board of Directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

          (d)   the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

        "Class A Common Stock" means the Company's Class A common stock, par value $0.01 per share.

        "Class B Common Stock" means the Company's Class B common stock, par value $0.01 per share.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

        "Communications Assets" means any Property, including licenses and applications, bids and agreements to acquire licenses, or other authority to provide telecommunications services, previously granted, or to be granted, by the Federal Communications Commission, used or intended for use primarily in connection with a Communications Business.

        "Communications Business" means any business substantially all the revenues of which are derived from (a) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased wireline, wireless, digital subscriber line or cable television facilities, (b) the sale or provision of phone cards, "800" services, voice mail, switching, enhanced communications services, telephone directory or telephone number information services or communications network intelligence or (c) any business ancillary or directly related to the businesses referred to in clause (a) or (b); provided that the determination of what constitutes a Communications Business shall be made in good faith by the Board of Directors.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, without duplication, (a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations, (b) amortization of debt discount and debt issuance cost, including commitment fees, (c) capitalized interest, (d) non-cash interest expense, (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (f) net costs associated with Hedging Obligations (including amortization of fees), (g) Disqualified Stock Dividends, (h) Preferred Stock Dividends, (i) interest Incurred in connection with Investments in discontinued operations and (j) interest in respect of Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

          (a)   any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (i) subject to the exclusion contained in clause (c) below, there shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below and excluding any such cash dividends or other distributions made by Financing Cooperatives that are reinvested in such Financing Cooperatives) and (ii) the Company's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income to the extent of the aggregate Investment of the Company or any Restricted Subsidiary in such Person;

          (b)   any net income (but not loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that, subject to the exclusion contained in clause (c) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution, plus the amount of income accrued during such period in excess of such distributed cash to the extent such excess income could be distributed on the date of determination (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause);

          (c)   any gain (but not loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business; provided that in the event of such a sale or other disposition of all or a portion of the Capital Stock of a Financing Cooperative, any gain therefrom shall be included in Consolidated Net Income in an amount not to exceed the amount of dividends or other distributions from such Financing Cooperative previously excluded from Consolidated Net Income pursuant to the parenthetical in clause (a)(i) above;

          (d)   any extraordinary gain or loss;

          (e)   the cumulative effect of a change in accounting principles; and

          (f)    any non-cash compensation expense realized for grants of performance shares, stock options or other stock awards to officers, directors and employees of the Company or any Restricted Subsidiary.

        Notwithstanding the foregoing, for purposes of the definition of Adjusted EBITDA for purposes of paragraph (c)(i) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(iv) thereof.

        "Consolidated Net Worth" means the total of the amounts shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (a) the par or stated value of all outstanding Capital Stock of the Company plus (b) paid-in capital or capital surplus relating to such Capital Stock plus (c) any retained earnings or earned surplus less (i) any accumulated deficit and (ii) any amounts attributable to Disqualified Stock.

        "Credit Agreement" means the credit agreement, dated as of                        , 2004, among the Company, the lenders party thereto in their capacities as lenders thereunder, and Deutsche Bank Trust Company Americas, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as the same may be amended, restated, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the debt under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement), together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), entered into from time to time with banks or other institutions providing for revolving credit loans, term loans, letters of credit or other Debt, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the debt under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt" means, with respect to any Person on any date of determination (without duplication):

          (a)   the principal of (i) debt of such Person for money borrowed and (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (b)   all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

          (c)   all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (d)   all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (e)   the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (f)    all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (g)   all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

          (h)   to the extent not otherwise included in this definition, Hedging Obligations of such Person.

        The amount of Debt of any Person at any date shall be the principal amount thereof or the accreted value thereof (in the case of Debt issued with original issue discount) or otherwise shall equal the amount thereof that would appear on a balance sheet of such Person prepared in accordance with GAAP. The amount of Debt represented by a Hedging Obligation shall be equal to (i) zero if such Hedging Obligation has been Incurred pursuant to clause (v) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Debt" or (ii) the notional amount of such Hedging Obligation if not Incurred pursuant to such clause.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes.

        "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

        "Dividend Suspension Threshold" means the following applicable Interest Coverage Ratio of the Company for the last four fiscal quarters preceding the date on which such calculation is made for which consolidated financial statements of the Company are available:

Period Ended On	Dividend Suspension Threshold

        "Equity Investors" means Kelso Investment Associates V, L.P., Kelso Equity Partners V, L.P., Thomas H. Lee Equity Fund IV, LP and their respective Affiliates.

        "Event of Default" has the meaning set forth under "—Events of Default."

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Notes" means the Company's 9 1/2% senior subordinated notes due 2008, floating rate notes due 2010, 12 1/2% senior subordinated notes due 2010 and 11 7/8% senior notes due 2010.

        "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such Property has a Fair Market Value equal to or less than $    million, by any Officer of the Company or (b) if such Property has a Fair Market Value in excess of $    million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

        "Financing Cooperative" means CoBank ACB and Rural Telephone Finance Cooperative.

        "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) in the statements and pronouncements of the Financial Accounting Standards Board, (c) in such other statements by such other entity as approved by a significant segment of the accounting profession and (d) in the rules and regulations of the Commission or the Public Company Accounting Oversight Board governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (c) of the definition of Permitted Investments. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Guarantor Senior Subordinated Debt" means, with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under its Note Guarantee and any other Debt of such Subsidiary Guarantor that specifically provides that such Debt is to rank pari passu in right of payment with the obligations of such Subsidiary Guarantor under its Note Guarantee and is not expressly subordinated by its terms in right of payment to any Debt of such Subsidiary Guarantor that is not Senior Debt of such Subsidiary Guarantor.

        "Guarantor Subordinated Debt" means, with respect to a Subsidiary Guarantor, any Debt of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Note Guarantee pursuant to a written agreement to that effect (which shall include the subordination section of any document governing such Debt).

        "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

        "IDSs" means the Company's Income Deposit Securities, whether issued on the Issue Date or as may be issued from time to time.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt. Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Debt will not be deemed to be an Incurrence of Debt. Any Debt issued at a discount shall be deemed Incurred at the time of original issuance of the Debt at the initial accreted value thereof.

        "Independent Appraiser" means an investment banking firm of national standing or any third party appraiser of national standing; provided that such firm or appraiser is not an Affiliate of the Company.

        "Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) the Pro Forma Adjusted EBITDA for the last four full fiscal quarters preceding the date of such determination for which consolidated financial statements of the Company are available to (b) Consolidated Interest Expense for such four fiscal quarters.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

        "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments" and "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment," "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

        "Issue Date" means the date on which the Notes are originally issued under the Indenture.

        "Leverage Ratio" means, as of any date of determination, the ratio of (a) the outstanding Debt of the Company and the Restricted Subsidiaries, on a consolidated basis, to (b) the Pro Forma Adjusted EBITDA for the last four full fiscal quarters preceding the date of such determination for which consolidated financial statements of the Company are available.

        "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale; (b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale; (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and (d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

        "Non-Guarantor Restricted Subsidiary" means any Restricted Subsidiary other than a Subsidiary Guarantor.

        "Note Guarantee" means any Guarantee of the obligations of the Company under the Indenture and the Notes.

        "Notes" means the    % Senior Subordinated Notes due 2014 issued on the Issue Date and any Additional Notes.

        "Obligations" means all obligations for principal, premium, interest (including interest accruing after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Debt, whether or not such interest is an allowed claim in any such proceeding), penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer or any Vice President of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Permitted Asset Swap" means any transfer of property or assets by the Company or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Communications Business; provided that the aggregate Fair Market Value of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate Fair Market Value of the property or assets received by the Company or such Restricted Subsidiary in such exchange; provided, however, that in the event such aggregate Fair Market Value of the property or assets being transferred or received by the Company is (x) less than $     million, such determination shall be made in good faith by the Board of Directors of the Company and (y) greater than or equal to $    million, such determination shall be made by an Independent Appraiser.

        "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in:

          (a)   any Restricted Subsidiary, the Company or any Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided that the primary business of such Restricted Subsidiary is a Communications Business;

          (b)   any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that such Person's primary business is a Communications Business;

          (c)   Temporary Cash Investments;

          (d)   receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

          (e)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business of the Company or a Restricted Subsidiary;

          (f)    loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or a Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $    million at any one time outstanding;

          (g)   stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

          (h)   Capital Stock of a Financing Cooperative made through the reinvestment of dividends or other distributions received from such Financing Cooperative;

          (i)    any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "—Certain Covenants—Limitation on Asset Sales";

          (j)    any Investment to the extent made using Capital Stock (other than Disqualified Stock) of the Company as consideration;

          (k)   any Lien granted by or applicable to any Restricted Subsidiary Incurred pursuant to clause (ix)(c) of paragraph (b) of the covenant described under "—Limitation on Debt"; and

          (l)    other Investments that do not exceed $    million outstanding at any one time in the aggregate, when taken together with all other Investments made pursuant to this clause (l) since the Issue Date.

        "Permitted Junior Securities" shall mean debt or equity securities of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Company that are subordinated in right of payment to all then-outstanding Obligations in respect of Senior Debt of the Company at least to the same extent that the Notes are subordinated in right of payment to all Obligations in respect of Senior Debt of the Company on the Issue Date, so long as (a) to the extent that any Senior Debt of the Company outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either (x) the holders of any such Senior Debt of the Company not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment or (y) such holders receive securities which constitute Senior Debt of the Company and which have been determined by the relevant court to constitute satisfaction in full in cash of any Senior Debt of the Company not paid in full in cash, and (b) in the case of debt securities, such debt securities (1) are unsecured, (2) have no maturity, amortization, sinking fund, repayment or similar payment earlier than one year after the final maturity of all Senior Debt of the Company then outstanding (as such Senior Debt may be modified pursuant to any such reorganization or readjustment), (3) do not require the cash payment of principal, interest or other cash amounts until such time as all Senior Debt of the Company then outstanding (as such Senior Debt may be modified pursuant to any such reorganization or readjustment) has been paid in full in cash or cash equivalents acceptable to holders of such Senior Debt, (4) shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such debt securities than those in effect with respect to the Notes on the Issue Date (or the Senior Debt, after giving effect to such reorganization or readjustment), and (5) to the extent that the same are to be guaranteed, shall only be guaranteed by Subsidiaries of the Company that have guaranteed the Senior Debt of the Company (as such Senior Debt may be modified pursuant to any such reorganization or readjustment) and such guarantees shall be subordinated at least to the same extent as the Note Guarantees are subordinated to the payment of all Senior Debt of the Subsidiary Guarantors.

        "Permitted Liens" means:

          (a)   Liens to secure Debt permitted to be Incurred under clause (iii) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Debt"; provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

          (b)   Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

          (c)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

          (d)   Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

          (e)   Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

          (f)    Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

          (g)   pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

          (h)   utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

          (i)    Liens existing on the Issue Date not otherwise described in clauses (a) through (h) above;

          (j)    Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a), (e), (f) or (i) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of (i) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (a), (e), (f) or (i) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing; and

          (k)   Liens securing the Notes and the Note Guarantees.

        "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing, (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced, (c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced and (d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; provided, however, that Permitted Refinancing Debt shall not include (x) Debt of a Subsidiary that Refinances Debt of the Company or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

        "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

        "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company.

        "Pro Forma Adjusted EBITDA" means, for any period, the Adjusted EBITDA of the Company and its consolidated Restricted Subsidiaries, after giving effect to the following: if (a) since the beginning of such period, the Company or any Restricted Subsidiary shall have made any Asset Sale, Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property, (b) the transaction giving rise to the need to calculate Pro Forma Adjusted EBITDA is such an Asset Sale, Investment or acquisition or (c) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, Adjusted EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

        For purposes of this definition, notwithstanding the definition of "pro forma," Adjusted EBITDA shall be calculated on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, "Cost Savings Measures"), which cost savings the Company reasonably believes in good faith would have been achieved during the period for which such calculation is being made as a result of acquisitions of Property (regardless of whether such Cost Savings Measures could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission), provided that both (i) such cost savings and Cost Savings Measures were identified and such cost savings were quantified in an Officers' Certificate delivered to the Trustee at the time of the consummation of an acquisition of Property and such Officers' Certificate states that such officers believe in good faith that actions will be commenced or initiated within 90 days of such acquisition of Property to effect such Cost Savings Measures and (ii) with respect to each acquisition of Property completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company or any of its Restricted Subsidiaries within 90 days of such acquisition of Property to effect the Cost Savings Measures identified in such Officers' Certificate (regardless, however, of whether the corresponding cost savings have been achieved).

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

        "Purchase Money Debt" means Debt (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and (b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto; provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund or Repay, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "—Certain Covenants—Limitation on Asset Sales" and clause (b) of the covenant described under "—Certain Covenants—Limitation on Debt," Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith, without the right on the part of the Company or any of its Subsidiaries, pursuant to an agreement in effect at the time of such Repayment, to cause such commitment to be reinstated or replaced with a substantially similar commitment.

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Debt; provided that if, and for so long as, any Senior Debt lacks such a representative, then the Representative for such Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Senior Debt.

        "Restricted Payment" means:

          (a)   any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

          (b)   the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Affiliate of the Company (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

          (c)   the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Debt or Guarantor Subordinated Debt (other than (i) the purchase, repurchase, redemption, defeasance, acquisition or retirement for value of any Existing Notes, (ii) any Subordinated Debt or Guarantor Subordinated Debt in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition or retirement, or (iii) any Debt described in clause (iv) of paragraph (b) of the covenant described under "—Limitation on Debt");

          (d)   any Investment (other than Permitted Investments) in any Person; or

          (e)   the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Restricted Payment" shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Sale and Leaseback Transaction" means any arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary, within two years of such transfer, leases it from such Person.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Debt" means, with respect to the Company or any Subsidiary Guarantor, (a) all monetary obligations (including guarantees thereof) of every nature under the Credit Agreement, whether outstanding on the Issue Date or thereafter Incurred, including without limitation, obligations (including guarantees) to pay principal, premium (if any) and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, and Hedging Obligations (including guarantees thereof) in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, and (b) the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all fees and other amounts owing in respect of, all other Debt of such Person, other than, in the case of the Company, Subordinated Debt and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Debt; provided, however, that Senior Debt shall not include (A) any Debt of such Person that is by its terms expressly subordinated in right of payment to any other Debt of such Person; (B) any Debt of such Person Incurred in violation of the provisions of the Indenture (but, as to any such Debt, no such violation shall be deemed to exist for purposes of this clause (B) if the holders of such Debt or their Representative shall have received an officers' certificate signed by two Officers (at least one of which shall be the principal executive officer or principal financial officer of the Company) to the effect that such Incurrence of such Debt does not (or, in the case of revolving credit indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture); (C) accounts payable or any other liabilities to trade creditors created or assumed by such Person in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities); (D) any liability for Federal, state, foreign, local or other taxes owed or owing by such Person; (E) any obligation of such Person to any Restricted Subsidiary of such Person; or (F) any obligations with respect to any Capital Stock of such Person.

        "Senior Leverage Ratio" means, as of any date of determination, the ratio of (a) the outstanding Debt of the Company (excluding Senior Subordinated Debt and Subordinated Debt) and the outstanding Debt of the Restricted Subsidiaries of the Company, on a consolidated basis, to (b) Pro Forma Adjusted EBITDA for the last four fiscal quarters preceding the date on which such calculation is made for which consolidated financial statements of the Company are available.

        "Senior Subordinated Debt" means the Notes and any other Debt of the Company that specifically provides that such Debt is to rank pari passu in right of payment with the Notes and is not expressly subordinated by its terms in right of payment to any Debt of the Company that is not Senior Debt of the Company.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred). For purposes of the definition "Disqualified Stock," the Stated Maturity of the Notes shall be    , 2024.

        "Subordinated Debt" means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement to that effect (which shall include the subordination section of any document governing such Debt).

        "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

        "Subsidiary Guarantor" means any Restricted Subsidiary of the Company that enters into a Note Guarantee.

        "Temporary Cash Investments" means any of the following: (a) Investments in U.S. Government Obligations maturing within one year of such Investment; (b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (c) Investments in repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with a bank meeting the qualifications described in clause (b) above; (d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); and (e) direct obligations (or certificates representing an ownership interest in such obligations) of any State of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such State is pledged and which are not callable or redeemable at the issuer's option, provided that (i) the long-term debt of such State is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) and (ii) such obligations mature within 180 days of the date of acquisition thereof.

        "Transactions" means, collectively, any or all of the following:

          (a)   the entry into this Indenture, the offer and issuance of the Notes and the provision of the Note Guarantees by the Subsidiary Guarantors;

          (b)   the entry into the Credit Agreement and Incurrence of Debt thereunder on the Issue Date by one or more of the Company and its Restricted Subsidiaries;

          (c)   the consummation of any tender offer for, or redemption and/or other acquisition or retirement of, any Existing Notes;

          (d)   the repayment of amounts outstanding under any existing credit facility to which the Company is party on the Issue Date and the termination of commitments thereunder;

          (e)   the repayment on the Issue Date of outstanding Debt of Restricted Subsidiaries in an amount not to exceed $    million in the aggregate;

          (f)    the payment on the Issue Date of a transaction fee in an amount not to exceed $    million to Kelso & Company, L.P. in connection with the foregoing; and

          (g)   all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as complied and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to    ,    ,        or         , as applicable; provided, however, that if the period from the redemption date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to    ,    ,        or        , as applicable, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary and any Subsidiary of an Unrestricted Subsidiary, as permitted or required pursuant to the covenant described under "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Book-Entry Form

        The Notes initially will be issued in the form of one or more fully registered Notes in global form (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC's nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, record ownership of the Global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in limited circumstances described below. See "—Exchange of Book-Entry Notes for Certificated Notes."

Depositary Procedures

        DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants. Participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of the ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        Upon issuance of the Global Notes, DTC or its nominee will credit, on its book-entry registration and transfer system, the number of Notes represented by such Global Notes to the accounts of the Participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the Global Notes will be limited to Participants or Indirect Participants. Ownership of beneficial interests in such Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to Participants' interests) for such Global Notes, or by Participants or Indirect Participants (with respect to beneficial interests of persons other than Participants).

        Investors in the Global Notes may hold their interests therein directly through DTC if they are Participants in such system, or indirectly through organizations which are participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests.

        Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have such Global Notes, or any Notes represented thereby, registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the registered owners or holders of such Global Notes, or any Notes represented thereby.

        Any payments of principal or interest due on the Notes on any interest payment date or at maturity will be made available by the Company to the Trustee by such date and as soon as possible thereafter will be payable by the Trustee to DTC in its capacity as the registered holder of the Global Notes representing such Notes. The Trustee will treat the persons in whose names the Global Notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent thereof nor the Company has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of securities will be governed by standing constructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC or the Trustee.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Company that it will take any action permitted to be taken by a holder of the Global Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

        A Global Note is exchangeable for Notes in registered certificated form if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for any of the Global Notes or has ceased to be a clearing agency registered under the Exchange Act, and in either case the Company thereupon fails to appoint a successor depositary, (ii) the Company in its sole discretion elects to cause the issuance of the Notes in certificated form or (iii) there shall have occurred and be continuing a Default (as defined in the Indenture). In all cases, certificated securities delivered in exchange for any Global Note or beneficial interests therein will be fully registered and issued without coupons in denominations of $1,000 and integral multiples thereof.

Same-Day Settlement and Payments

        The Indenture will require that payments in respect of the Global Notes (including principal, premium and interest (if any)) be made by wire transfer of immediately available funds to the accounts specified by the nominee for DTC. With respect to certificated securities, the Company will make all payments of principal and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

        So long as DTC, or its nominee, is the registered holder of any Global Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of such Notes represented by such Global Notes for all purposes under the Indenture and the Notes. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action, and that the Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        As long as the Notes are represented by a Global Note, DTC's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. Notice of Participants or by owners of beneficial interests in a Global Note held through such Participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to Participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Notes must instruct the broker or other Participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant through which it holds an interest in a Note in order ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

Certain United States Federal Tax Considerations

        The following discussion, insofar as it relates to matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of Paul, Hastings, Janofsky & Walker LLP as to certain material United States federal income tax consequences (and certain U.S. federal estate tax consequences to Non-U.S. Holders (as defined below)) of the purchase, ownership and disposition of IDSs, senior subordinated notes and class A common stock as of the date hereof by U.S. Holders and Non-U.S. Holders (both as defined below). Except where noted, the following discussion addresses only IDSs held as capital assets by holders who acquired IDSs upon their original issuance at their initial offering price and does not deal with special situations, such as those of:

  •
  dealers in securities or currencies,

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  financial institutions,

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  regulated investment companies,

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  real estate investment trusts,

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  tax-exempt entities,

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  insurance companies,

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  persons holding IDSs, senior subordinated notes or class A common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

  •
  persons liable for alternative minimum tax,

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  investors in pass-through entities or

  •
  U.S. Holders (as defined below) of IDSs whose "functional currency" is not the U.S. dollar.

        Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

        A "U.S. Holder" of IDSs, senior subordinated notes or class A common stock means a holder that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States,

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof,

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds IDSs, senior subordinated notes or class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding IDSs, senior subordinated notes or class A common stock, you should consult your own tax advisors.

        No statutory, administrative or judicial authority directly addresses the treatment of IDSs or instruments similar to IDSs for U.S. federal income tax purposes. As a result, the Internal Revenue Service ("IRS") or the courts may not agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the IDSs, and, in the case of foreign holders, could subject such holders to U.S. federal withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the class A common stock. Payments to foreign holders would not be grossed-up for any such taxes. In addition, a different treatment could result in the loss by us of all or part of the deduction for interest paid on the senior subordinated notes. If you are considering the purchase of IDSs, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of IDSs, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Considerations for U.S. Holders

  IDSs

  Allocation of Purchase Price

        We believe that your acquisition of IDSs should be treated as an acquisition of the shares of our class A common stock and the senior subordinated notes represented by the IDSs. Accordingly, we intend to treat the acquisition of IDSs in this manner, and by purchasing IDSs, you agree to adopt such treatment. The remainder of this discussion assumes that the acquisition of IDSs will be treated as an acquisition of shares of our class A common stock and senior subordinated notes.

        The purchase price of each IDS will be allocated between the share of class A common stock and senior subordinated notes in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in each of the share of class A common stock and the senior subordinated notes. We will report the initial fair market value of each share of class A common stock as $                              and the initial fair market value of each $                              principal amount of senior subordinated notes as $                              , and by purchasing IDSs, you agree to such allocation. If this allocation is not respected, it is possible that the senior subordinated notes will be treated as having been issued with original issue discount or amortizable bond premium. You generally would have to include original issue discount in income as it accrues, in addition to stated interest on the senior subordinated notes, and you would be able to elect to amortize bond premium over the remaining term of the senior subordinated notes. The remainder of this discussion assumes that this allocation of the purchase price will be respected.

  Separation and Recombination

        As described under "Description of IDSs—Voluntary Separation and Recombination," you may, after the required non-separation period separate your IDSs into the shares of class A common stock and senior subordinated notes represented thereby or at any time combine the applicable number of shares of class A common stock and principal amount of senior subordinated notes to form IDSs. If you separate your IDSs into the shares of class A common stock and senior subordinated notes represented thereby or combine the applicable number of shares of class A common stock and principal amount of senior subordinated notes to form IDSs, you generally will not recognize gain or loss upon the separation or recombination into IDSs. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the shares of class A common stock and the senior subordinated notes, and your tax basis in the shares of class A common stock and the senior subordinated notes will not be affected by the separation or recombination.

  Senior Subordinated Notes

  Characterization of Senior Subordinated Notes

        As discussed in more detail below, we believe that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes, although this conclusion is not free from doubt. We will receive an opinion from our counsel, Paul, Hastings, Janofsky & Walker LLP, and the lead underwriters will also receive an opinion from their counsel, Debevoise & Plimpton LLP, that the senior subordinated notes should be so treated. Such opinions are based in part on facts described in this prospectus and on various other factual assumptions and on customary representations and determinations (including those described below). Any alteration of such facts could adversely affect the validity of such opinions. Such opinions are not binding on the IRS or the courts, which could disagree. No ruling has been requested from the IRS on any aspect of the IDS. The IRS may challenge our position and such challenge may be successful. We will treat and, by acquiring senior subordinated notes, directly or in the form of an IDS, each holder agrees to treat the senior subordinated notes as our indebtedness for all purposes. Assuming such treatment is respected, stated interest on the senior subordinated notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

        The determination of whether an instrument is treated as debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. There is no clear statutory definition of debt and the characterization of debt is governed by principles developed in case law, which analyzes numerous factors (with no one factor being dispositive) that are intended to identify the economic substance of the investor's interest in the corporation. Our determination that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes, and the opinions of counsel to this effect referred to above are based upon the terms of the senior subordinated notes and, in addition, rely upon certain customary representations and determinations by us, an independent appraisal firm and the lead underwriters. The representations and determinations by us and/or the independent appraisal firm will be substantially to the effect that:

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  the term, interest rate and other material provisions of the senior subordinated notes are commercially reasonable and are substantially similar to those terms to which an unrelated third party lender, bargaining at arm's length, would reasonably agree;

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  the aggregate principal amount of the senior subordinated notes in relation to the aggregate amount of our capital is commercially reasonable under the circumstances;

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  we expect to pay the principal and interest on the senior subordinated notes in accordance with their terms; and

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  the ratio of our outstanding indebtedness to the fair market value of our equity does not exceed      to 1.0 and the ratio of our EBITDA to total debt is commercially reasonable.

        In light of the determinations described above and their relevance to several of the factors analyzed in case law, and taking into account the facts and circumstances relating to the issuance of the senior subordinated notes, we and our counsel are of the view that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. However, there is no authority that directly addresses the tax treatment of securities with terms substantially similar to the senior subordinated notes or offered under circumstances such as the offering (i.e., offered as a unit consisting of senior subordinated notes and common stock). In light of this absence of direct authority, neither we nor our counsel can conclude with certainty that the senior subordinated notes will be treated as debt for U.S. federal income tax purposes.

        If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the senior subordinated notes would be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles), and interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes. In addition, as discussed below under "—Considerations for Non-U.S. Holders—Class A Common Stock," Non-U.S. Holders could be subject to withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the class A common stock. We would also be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. Our inability to deduct interest on the senior subordinated notes could materially increase our taxable income and, thus, our U.S. federal income tax liability. This would reduce our after-tax cash flow and could materially adversely affect our ability to make interest and dividend payments on the senior subordinated notes and the class A common stock.

        Additionally, there can be no assurance that the IRS will not challenge the determination that the interest rate on the senior subordinated notes represents an arm's length rate and, if successful, any excess amount over arm's length would not be deductible and could be recharacterized as a dividend payment instead of an interest payment for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). In such case, our taxable income and, thus, our U.S. federal income tax liability could be materially increased. In addition, as discussed below under "—Considerations for Non-U.S. Holders—Class A Common Stock," Non-U.S. Holders could be subject to withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the class A common stock. If the interest rate were determined to be less than the arm's length rate, the senior subordinated notes could be treated as issued with original issue discount, which you would be required to include in income over the term of the senior subordinated notes.

        The consequences to U.S. Holders and Non-U.S. Holders described below assume the senior subordinated notes will be respected as debt. However, no ruling on this issue has been requested from the IRS and, thus, there can be no assurance that such a position would not be challenged by the IRS or ultimately sustained.

  Sale, Exchange or Retirement of Senior Subordinated Notes

        Upon the sale, exchange, retirement or other disposition of an IDS, you will be treated as having sold, exchanged, retired or disposed of the senior subordinated notes underlying the IDS. Upon the sale, exchange, retirement or other disposition of senior subordinated notes, you will recognize gain or loss equal to the difference between the portion of the proceeds allocable to your senior subordinated notes (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the senior subordinated notes. As described above under "—Considerations for U.S. Holders—IDSs—Allocation of Purchase Price," your tax basis in senior subordinated notes generally will be the portion of the purchase price of your IDSs allocable to the senior subordinated notes. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Deferral of Interest

        Under applicable Treasury regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount, referred to as OID. Based on our detailed financial forecasts and the fact that we have no present plan or intention to exercise our right to defer interest, we believe that the likelihood of deferral of interest payments on the senior subordinated notes is remote within the meaning of the

Treasury regulations. Based on the foregoing, we believe that although the matter is not free from doubt, the senior subordinated notes should not be considered to be issued with OID at the time of their original issuance. Accordingly, stated interest on the senior subordinated notes generally will be included in the gross income of a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

        Under the Treasury regulations, if deferral of any payment of interest were determined not to be "remote," or if the interest payment deferral actually occurred, the senior subordinated notes would be treated as issued with OID at the time of issuance or at the time of such occurrence, as the case may be. Then, all stated interest on the senior subordinated notes would thereafter be treated as OID as long as the senior subordinated notes remained outstanding. In such event:

  •
  all of a U.S. Holder's taxable interest income relating to the senior subordinated notes would constitute OID that would have to be included in income on an economic accrual basis, possibly before the receipt of the cash attributable to the interest, regardless of such U.S. Holder's method of tax accounting;

  •
  actual payments of stated interest would not be reported as taxable income;

  •
  any amount of OID included in your gross income (whether or not during a deferral period) with respect to the senior subordinated notes would increase your tax basis in such notes; and

  •
  the amount of payments in respect of such accrued OID would reduce your tax basis in such senior subordinated notes.

        Consequently, during a deferral period, a U.S. Holder would be required to include OID in gross income even though we would not make any actual cash payments on the senior subordinated notes.

        Due to the lack of guidance as to the meaning of the term "remote" as used in the Treasury regulations, it is possible that the IRS could take a position contrary to the interpretation in this prospectus.

  Additional Issuances

        Subsequently issued senior subordinated notes may be issued with OID if they are issued at a discount to their face value. The U.S. federal income tax consequences to you of the subsequent issuance of senior subordinated notes with OID upon a subsequent offering by us of IDSs or upon the issuance of senior subordinated notes following a conversion of our class B common stock into IDSs are unclear. The indenture governing the senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes with a new CUSIP number having terms that are otherwise identical (other than issuance date) in all material respects to the senior subordinated notes represented by the IDSs, each holder of senior subordinated notes or IDSs, as the case may be, agrees that a portion of such holder's notes will be exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, immediately following such subsequent issuance, each holder of subsequently issued senior subordinated notes, held either as part of IDSs or separately, and each holder of existing senior subordinated notes, held either as part of IDSs or separately, will own an inseparable unit composed of a proportionate percentage of both the old senior subordinated notes and the newly-issued senior subordinated notes. Because a subsequent issuance will affect the senior subordinated notes in the same manner, regardless of whether these senior subordinated notes are held as part of IDSs or separately, the combination of senior subordinated notes and shares of class A common stock to form IDSs, or the separation of IDSs, should not affect your tax treatment.

        The aggregate stated principal of senior subordinated notes held by each holder will not change as a result of such subsequent issuance and exchange. However, under applicable law it is possible that the holders of subsequently issued senior subordinated notes (to the extent issued with OID) will not be entitled to a claim for the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the senior subordinated notes or a bankruptcy proceeding occurring prior to the maturity of the senior subordinated notes. Whether the receipt of subsequently issued senior subordinated notes in exchange for previously issued senior subordinated notes in this automatic exchange constitutes a taxable exchange for U.S. federal income tax purposes depends on whether the subsequently issued senior subordinated notes are viewed as differing materially from the senior subordinated notes exchanged. Due to a lack of applicable guidance, it is unclear whether the subsequently issued senior subordinated notes would be viewed as differing materially from the previously issued senior subordinated notes for this purpose. Consequently, it is unclear whether an exchange of senior subordinated notes for subsequently issued senior subordinated notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

        If the IRS successfully asserted that an automatic exchange following a subsequent issuance is a taxable exchange, an exchanging holder would generally recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued senior subordinated notes received and such holder's adjusted tax basis in the senior subordinated notes exchanged. See "Senior Subordinated Notes—Sale, Exchange or Retirement of Senior Subordinated Notes." It is also possible that the IRS might successfully assert that any loss so recognized should be disallowed under the wash sale rules, in which case the holder's basis in the subsequently issued senior subordinated notes would be increased to reflect that amount of the disallowed loss. In the case of a taxable exchange, a holder's initial tax basis in the subsequently issued senior subordinated notes received in the exchange would be the fair market value of such notes on the date of exchange (adjusted to reflect any disallowed loss) and a holder's holding period in such notes would begin on the day after such exchange.

        Even if the exchange is not treated as a taxable event, such exchange may have potentially adverse U.S. federal income tax consequences to holders of senior subordinated notes or IDSs. For example, in the case of a holder that acquired senior subordinated notes at a premium (which premium may generally be amortized over the term of the notes), such exchange may result in the holder's inability to amortize the portion of such premium that is attributable to the senior subordinated notes exchanged for subsequently issued senior subordinated notes. Furthermore, such issuance may increase the OID, if any, that holders were previously accruing with respect to the senior subordinated notes. In addition, holders that acquire notes at "market discount" may, as a result of such issuance and exchange, effectively convert a portion of such market discount into OID. Generally, market discount, unlike OID, is not required to be included in income on an accrual basis, but instead results in treating a portion of the gain realized on sale, exchange or retirement of the senior subordinated notes as ordinary income. Following any subsequent issuance and exchange of senior subordinated notes with OID, we (and our agents) will report any OID on the subsequently issued senior subordinated notes ratably among all holders of senior subordinated notes and IDSs, and each holder of senior subordinated notes and IDSs will, by purchasing IDSs, agree to report OID in a manner consistent with this approach. Consequently, holders that acquire senior subordinated notes in this offering may be required to report OID as a result of a subsequent issuance (even though they purchase notes in this offering having no OID). This generally would result in such holders reporting more interest income over the term of the senior subordinated notes than they would have reported had no such subsequent issuance occurred, and any such additional interest income will be reflected as an increase in the tax basis of the senior subordinated notes, which will generally result in a capital loss (or reduced capital gain) upon a sale, exchange or retirement of the senior subordinated notes. However, the IRS may assert that any OID should be reported only by the persons that initially acquire such subsequently issued senior subordinated notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or a transferee thereof), all of the senior subordinated notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of IDSs and senior subordinated notes and could adversely affect the market for IDSs and senior subordinated notes. You would be required to include any OID in income as it accrues, in advance of the receipt of cash attributable to such income.

        It is possible that notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have "significant OID" and thus be classified as "applicable high yield discount obligations" (AHYDOs). If any such notes were so classified, a portion of the OID on such notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

        Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of senior subordinated notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

  Class A Common Stock

  Dividends

        The gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such income will be includable in your gross income as ordinary income. To the extent, if any, that the amounts of dividends paid to you exceed our current and accumulated earnings and profits, any amount in excess of our earnings and profits will be treated as a tax-free return of your tax basis in the shares of class A common stock and any amount in excess of such basis will be treated as capital gain from the sale of the shares. Pursuant to legislation enacted in 2003, if you are an individual, dividends that we pay to you through 2008 will be subject to tax at long-term capital gain rates, provided certain holding period and other requirements are satisfied.

  Taxation of Capital Gains

        Upon the sale, exchange, or other disposition of IDSs, you will be treated as having sold, exchanged or disposed of the shares of class A common stock underlying the IDSs. Upon the sale, exchange, or other disposition of shares of our class A common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of class A common stock and your tax basis in the shares of class A common stock. As described above under "—Considerations for U.S. Holders—Allocation of Purchase Price," your tax basis in the shares of class A common stock, generally will be the portion of the purchase price of your IDSs allocable to the shares of class A common stock, less any prior distributions that reduced such basis. As discussed above, capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to payments of principal, interest and dividends on our senior subordinated notes and class A common stock and to the proceeds of sale of IDSs, senior subordinated notes and class A common stock paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments at a rate of 28% if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Considerations for Non-U.S. Holders

        The following discussion applies only to Non-U.S. Holders. A "Non-U.S. Holder" is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders, such as:

  •
  U.S. expatriates,

  •
  "controlled foreign corporations,"

  •
  "passive foreign investment companies,"

  •
  "foreign personal holding companies,"

  •
  corporations that accumulate earnings to avoid U.S. federal income tax, and

  •
  investors in pass-through entities that are subject to special treatment under the Code.

        Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

  Senior Subordinated Notes

  Characterization of Senior Subordinated Notes

        As discussed above under "—Considerations for U.S. Holders—Senior Subordinated Notes—Characterization of Senior Subordinated Notes," we believe the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. However, no ruling on this issue has been requested from the IRS. Consequently, this position may not be sustained if challenged by the IRS. If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the senior subordinated notes would be treated in the same manner as shares of class A common stock as described below under "—Considerations for Non-U.S. Holders—Class A Common Stock—Dividends," and payments on the senior subordinated notes would be subject to U.S. federal withholding taxes. Payments to Non-U.S. Holders would not be grossed-up on account of any such taxes. In addition, we would be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. The remainder of this discussion assumes the characterization of the senior subordinated notes as debt for U.S. federal income tax purposes will be respected.

  U.S. Federal Withholding Tax

        Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax should be required with respect to the payment of principal or interest on senior subordinated notes owned by you under the "portfolio interest rule," provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

  •
  you are not a controlled foreign corporation that is related to us through stock ownership,

  •
  you are not a bank whose receipt of interest on the senior subordinated notes is described in section 881(c)(3)(A) of the Code, and

  •
  you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

        To satisfy the requirement referred to immediately above, you, or a financial institution holding the senior subordinated notes on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that you are not a U.S. person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the senior subordinated notes on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a senior subordinated note held in an offshore account or through certain foreign intermediaries.

        If you cannot satisfy the requirements of the "portfolio interest rule" described above, payments of interest (including payments in respect of OID) made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed:

  •
  IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or

  •
  IRS Form W-8ECI stating that interest paid on the senior subordinated notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        Alternative documentation may be applicable in certain situations such as in the case of non-U.S. governments or flow-through entities organized under non U.S. law.

  U.S. Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the senior subordinated notes is effectively connected with the conduct of such trade or business (and, where a tax treaty applies, is attributable to your U.S. permanent establishment), you, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of such amount (or lesser rate under an applicable income tax treaty), subject to adjustments.

  Sale, Exchange or Retirement of Senior Subordinated Notes

        Upon the sale, exchange, retirement or other disposition of an IDS, you will be treated as having sold, exchanged, retired or disposed of the senior subordinated notes constituting the IDS. Any gain realized upon the sale, exchange, retirement or other disposition of senior subordinated notes generally will not be subject to U.S. federal income tax unless:

  •
  such gain is effectively connected with your conduct of a trade or business in the United States, or

  •
  you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

  U.S. Federal Estate Tax

        Senior subordinated notes beneficially owned by an individual who at the time of death is a Non-U.S. Holder should not be subject to U.S. federal estate tax, provided that any payment to such individual on the senior subordinated notes would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described above under "—Considerations for Non-U.S. Holders—Senior Subordinated Notes—U.S. Federal Withholding Tax" without regard to the statement requirement described therein.

  Class A Common Stock

  Dividends

        Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty (which, in the case of Canada, would generally be 15%). However, dividends that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty (which, in the case of Canada, would be 5%).

        If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you will be required to:

  •
  complete IRS Form W-8BEN (or other applicable form) and certify, under penalties of perjury, that you are not a U.S. person, or

  •
  if the shares of our class A common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

        Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

        If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

  Gain on Disposition of Class A Common Stock

        Upon the sale, exchange, retirement or other disposition of an IDS, you will be treated as having sold, exchanged, retired or disposed of the share of class A common stock constituting the IDS. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our class A common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States, and, where a tax treaty applies, is attributable to your U.S. permanent establishment,

  •
  if you are an individual and hold shares of our class A common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

        If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty (which, in the case of Canada, would be 5%).

        We believe we are not and do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes.

  U.S. Federal Estate Tax

        Shares of our class A common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

  Information Reporting and Backup Withholding

        The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, backup withholding will be required with respect to payments made by us or any paying agent to you, unless a statement described in the fourth bullet under "Considerations for Non-U.S. Holders—Senior Subordinated Notes—U.S. Federal Withholding Tax" has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of IDSs within the United States or conducted through U.S.-related financial intermediaries unless a statement described in the fourth bullet under "Considerations for Non-U.S. Holders—Senior Subordinated Notes—U.S. Federal Withholding Tax" has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Underwriting

        We and the selling securityholders have entered into an underwriting agreement, dated                        , 2004 (the "U.S. Underwriting Agreement") with the underwriters named in the table below (the "U.S. Underwriters"). CIBC World Markets Corp., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as representatives of the U.S. Underwriters (the "U.S. Representatives"). We have also entered into an underwriting agreement, dated                        , 2004 (the "Canadian Underwriting Agreement" and, together with the U.S. Underwriting Agreement, the "Underwriting Agreements"), with CIBC World Markets Inc., Citigroup Global Markets Canada Inc., Banc of America Securities Canada Co., Credit Suisse First Boston Canada Inc., RBC Dominion Securities Inc. and UBS Securities Canada Inc. (collectively, the "Canadian IDS Underwriters" and, together with the U.S. Underwriters, the "Underwriters"). CIBC World Markets Inc. and Citigroup Global Markets Canada Inc. are acting as representatives of the Canadian IDS Underwriters (the "Canadian Representatives" and, together with the U.S. Representatives, the "Representatives"). Subject to the terms and conditions described in the Underwriting Agreements, we have agreed to sell to the IDS Underwriters (as defined below), and the selling securityholders have agreed to sell to the U.S. Underwriters (such underwriters, the "U.S. IDS Underwriters" and, together with the Canadian IDS Underwriters, the "IDS Underwriters") and the IDS Underwriters severally have agreed to purchase from us, and the U.S. IDS Underwriters severally have agreed to purchase from the selling securityholders, the number of IDSs listed opposite their names below. In addition, subject to the terms and conditions described in the U.S. Underwriting Agreement, certain U.S. Underwriters (such U.S. Underwriters, the "Note Underwriters") severally have also agreed to purchase $            million aggregate principal amount of our    % senior subordinated notes due 2014 (not in the form of IDSs). (References to Underwriters in the table below include, where applicable, in respect of the offering under the Canadian Underwriting Agreement, the respective affiliated Canadian IDS Underwriter.)

Underwriters	Number of IDSs Under U.S. Offering	Number of IDSs Under Canadian Offering	Total Number of IDSs	Senior Subordinated Notes
CIBC World Markets Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Banc of America Securities LLC
Credit Suisse First Boston LLC
RBC Capital Markets Corporation
UBS Securities LLC

Total

        The offerings in the United States and Canada are conditioned upon each other. The IDS Underwriters have agreed to purchase all of the IDSs and the Note Underwriters have agreed to purchase all of the senior subordinated notes sold separately under the respective Underwriting Agreements if any of the IDSs or senior subordinated notes sold separately thereunder, as applicable, are purchased. Under each Underwriting Agreement, if an Underwriter defaults in its commitment to purchase the IDSs or senior subordinated notes sold separately, as applicable, the commitments of non-defaulting Underwriters thereunder may be increased or the applicable Underwriting Agreement may be terminated, depending on the circumstances. Under the Underwriting Agreements, the Underwriters will purchase            IDSs and the senior subordinated notes sold separately directly from us, as applicable. The U.S. IDS Underwriters will purchase            shares of our class A common stock from holders of our series A preferred stock after such holders exchange their shares of series A preferred stock for shares of our class A common stock, and we will issue and deliver to the U.S. IDS

Underwriters    IDSs representing such shares and an appropriate amount of senior subordinated notes. These IDSs will be sold as part of the U.S. offering.

        An automatic exchange of senior subordinated notes described elsewhere in this prospectus should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or any of the Underwriters, with respect to the full amount of senior subordinated notes purchased by such holder. See "Description of IDSs—Book-Entry Settlement and Clearance—Procedures relating to subsequent issuances."

        The IDSs and senior subordinated notes sold separately should be ready for delivery on or about                        , 2004, but in any event no later than            , 2004 against payment in immediately available funds. The Underwriters are offering the IDSs and senior subordinated notes sold separately, as applicable, in their respective jurisdictions subject to various parallel conditions and may reject all or part of any order. The Underwriting Agreements provide that the obligations of the Underwriters to purchase the IDSs or senior subordinated notes sold separately, as applicable, in this offering are subject to approval of legal matters by counsel and to other conditions. The U.S. Representatives have advised us that the U.S. Underwriters and the Note Underwriters propose to offer the IDSs and the senior subordinated notes sold separately, respectively, directly to the public at the public offering price that appears on the cover page of this prospectus. The Canadian Representatives have advised us that the Canadian IDS Underwriters propose to offer IDSs directly to the public at the public offering price that appears on the cover page of the Canadian prospectus. In addition, the Representatives may offer some of the IDSs to other securities dealers at such price less a concession of $                              per IDS (or C$             per IDS, in the case of the Canadian offering). The IDS Underwriters may also allow, and such dealers may reallow, a concession not in excess of $                              per IDS (or C$            per IDS, in the case of the Canadian offering) to other dealers. In addition, the Note Underwriters may offer some of the senior subordinated notes sold separately to other securities dealers at the price that appears on the cover page of this prospectus less a concession of $    per senior subordinated note and such dealers may reallow a concession not in excess of $    per senior subordinated note. After the IDSs and the senior subordinated notes sold separately are released for sale to the public, the Representatives and the Note Underwriters, as applicable, may change the offering price and other selling terms at various times. The IDSs and senior subordinated notes sold separately are being offered in the United States in U.S. dollars and the IDSs are being offered in Canada in Canadian dollars, at the same offering price and underwriting discounts and commissions calculated based on the noon buying rate on the date of this prospectus as quoted by the Federal Reserve Bank of New York.

        Certain existing common stockholders have granted the U.S. IDS Underwriters an over-allotment option, exercisable for 30 days from the date of this prospectus, to purchase up to                        additional IDSs at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. No over-allotment option has been granted to the Canadian IDS Underwriters or to the Note Underwriters. The U.S. IDS Underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with the U.S. offering. The U.S. IDS Underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional IDSs proportionate to the U.S. IDS Underwriter's initial amount reflected in the foregoing table.

        Pursuant to both the Underwriting Agreements and the agreement between the U.S. IDS Underwriters and the Canadian IDS Underwriters relating to the two offerings, each of the U.S. IDS Underwriters has agreed that, as part of the distribution of the IDSs offered by this prospectus and subject to certain exceptions, it will not offer, sell and deliver the IDSs to investors in Canada, and each of the Canadian IDS Underwriters has agreed that it will not sell or deliver IDSs in the United States or to any U.S. persons. For such purposes, "United States" means the United States, its territories, possessions and other areas subject to its jurisdiction, and "U.S. persons" means (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the Unites States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Subject to applicable law, the IDS Underwriters may offer the IDSs outside of the United States and Canada.

        The following table shows the underwriting discounts and commissions that we and the selling securityholders will pay to the Underwriters in connection with the offerings. These amounts are shown assuming both no exercise and, in the case of the U.S. offering, full exercise of the U.S. IDS Underwriters' option to purchase additional IDSs:

	U.S. Offering					Canadian Offering
	IDS Offering			Senior Subordinated Notes Offering
	Per IDS	Total without Exercise of Over- Allotment Option	Total with Full Exercise of Over- Allotment Option	Per Senior Subordinated Note	Total	Per IDS		Total
FairPoint Communications, Inc.	$	$	$			C$		C$
Selling Securityholders	$	$	$				—		—

        We estimate that our total expenses of the offerings, excluding the underwriting discounts, will be approximately $                   million.

        We have agreed to indemnify the Underwriters against certain liabilities, including applicable securities regulatory liabilities under the Securities Act of 1933, in the case of the U.S. Underwriters, and Canadian provincial and territorial securities laws, in the case of the Canadian IDS Underwriters.

        We, our executive officers and directors and all of our significant IDS and equity holders have agreed to a 180-day "lock up" regarding the IDSs and shares of our class A common stock, including securities that are convertible into such securities and securities that are exchangeable or exercisable for such securities, subject to specified exceptions. This means that for a period of 180 days following the date of this prospectus we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the Representatives, subject to specified exceptions.

        The Representatives have informed us that they do not expect discretionary sales by the IDS Underwriters to exceed 5% of the IDSs offered by both offerings.

        There is no established trading market for the shares of our class A common stock, the senior subordinated notes or the IDSs. The offering price for the IDSs will be determined by us and the Representatives, and the offering price of the senior subordinated notes sold separately will be determined by us and the Note Underwriters based, in each case, on the following factors:

  •
  prevailing market and general economic conditions,

  •
  our financial information,

  •
  our history and prospects,

  •
  an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues, and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        We will apply to list the IDSs on the            under the trading symbol "            " and on the Toronto Stock Exchange under the trading symbol "            ". We will apply to list our shares of class A common stock on the Toronto Stock Exchange under the trading symbol "            ".

        The Note Underwriters have advised us that they intend to make a market in the senior subordinated notes as permitted by applicable law.

        Rules of the Commission may limit the ability of (i) the U.S. IDS Underwriters to bid for or purchase IDSs and (ii) the Note Underwriters to bid for or purchase the senior subordinated notes sold separately, before the distribution of the IDSs or the senior subordinated notes sold separately, as applicable, is completed. However, the U.S. IDS Underwriters or the Note Underwriters, as applicable, may engage in the following activities in accordance with the rules:

  •
  Stabilizing transactions—The Representatives and the Note Underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the IDSs or the senior subordinated notes sold separately, as applicable, so long as stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment and syndicate covering transactions—The U.S. IDS Underwriters and the Note Underwriters may sell more IDSs or senior subordinated notes, as applicable, in connection with this offering than the number of such securities that they have committed to purchase. This over-allotment creates a short position for the applicable Underwriters. This short sales position may involve, in the case of the U.S. IDS Underwriters, either "covered" short sales or "naked" short sales and, in the case of the Note Underwriters, "naked" short sales. Covered short sales are short sales made in an amount not greater than the U.S. IDS Underwriters' over-allotment option to purchase additional IDSs in this offering described above. The U.S. IDS Underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing IDSs in the open market. To determine how they will close the covered short position, the U.S. IDS Underwriters will consider, among other things, the price of IDSs available for purchase in the open market as compared to the price at which they may purchase IDSs through the over-allotment option. Naked short sales are, in the case of the U.S. IDS Underwriters, short sales in excess of the over-allotment option and, in the case of the Note Underwriters, in excess of the principal amounts of senior subordinated notes to be purchased by the Note Underwriters. The U.S. IDS Underwriters and the Note Underwriters must close out any naked short position by purchasing IDSs or senior subordinated notes, as applicable, in the open market. A naked short position is more likely to be created if such Underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the IDSs or senior subordinated notes, as applicable, that could adversely affect investors who purchase IDSs or senior subordinated notes, as applicable, in this offering.

  •
  Penalty bids—If the U.S. Representatives purchase IDSs in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the U.S. IDS Underwriters and selling group members who sold those IDSs as part of the U.S. offering. If the U.S. Representatives purchase senior subordinated notes in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the Note Underwriters and selling group members who sold those senior subordinated notes as part of the U.S. offering.

        In accordance with policy statements of the L'Agence nationale d'encadrement du secteur financier and the Ontario Securities Commission, the Canadian IDS Underwriters may not, throughout the period of distribution, bid for or purchase the IDSs. Such restriction is subject to certain exceptions, provided that the bid or purchase was not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of the IDSs, including: (1) a bid or purchase permitted under the by-laws and rules of the Toronto Stock Exchange relating to market stabilization and passive market making activities; and (2) a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of the distribution. Under the first mentioned exemption, in connection with this offering, the Canadian IDS Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the IDSs at a level other than that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

        Similar to other purchase transactions, the purchases by the U.S. IDS Underwriters or the Note Underwriters to cover their short sales or to stabilize the market price of the IDSs or the senior subordinated notes sold separately, as applicable, or the imposition of penalty bids may have the effect of raising or maintaining the market price of the IDSs or the senior subordinated notes sold separately, as applicable, or preventing or mitigating a decline in the market price of the IDSs or the senior subordinated notes sold separately, as applicable. As a result, the price of the IDSs or the senior subordinated notes sold separately, as applicable, may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the IDSs or the senior subordinated notes sold separately, as applicable, if it discourages resales of such securities.

        Neither we nor the relevant Underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the IDSs or the senior subordinated notes sold separately, as applicable. If such transactions are commenced, they may be discontinued without notice at any time. These transactions with respect to the IDSs may occur on the                         , the Toronto Stock Exchange or otherwise.

        At our request, the U.S. IDS Underwriters have reserved for sale, at the initial offering price, up to                        IDSs for our directors, employees and shareholders. The number of IDSs available for sale to the general public will be reduced to the extent our directors, employees and shareholders purchase such reserved IDSs. Any reserved IDSs which are not so purchased will be offered by the U.S. IDS Underwriters to the general public on the same basis as the other IDSs offered by this prospectus.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the U.S. Underwriters. The Representatives may agree to allocate a number of IDSs to U.S. IDS Underwriters for sale to their online brokerage account holders. The Representatives will allocate IDSs to U.S. IDS Underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an Underwriter or syndicate member is not part of this prospectus.

        An affiliate of Deutsche Bank Securities Inc. owns an aggregate of approximately    % of our outstanding series A preferred stock. Because of this relationship, Deutsche Bank Securities Inc. may be deemed to have a conflict of interest under NASD Conduct Rule 2720.

        Proceeds of this offering will be paid to affiliates of the U.S. Underwriters. If we determine that more than 10% of the net proceeds of this offering may be paid to NASD members participating in this offering, the U.S. offering will be conducted in accordance with NASD Conduct Rule 2710(h).

        NASD Conduct Rule 2720(c) and 2710(h) each require that the public offering price of a security be no higher than the price recommended by a qualified independent underwriter who has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect to that registration statement. The price of the IDSs will be no higher than that recommended by CIBC World Markets Corp., who has agreed to act as the qualified independent underwriter.

        The Underwriters have provided, and may continue to provide, from time to time, investment banking, commercial banking, advisory and other services to us for customary fees and expenses in the ordinary course of their business.

        We will use the net proceeds received by us from the sale of the IDSs to (a) repay approximately $    million of outstanding loans under our existing credit facility, (b) consummate tender offers and consent solicitations for all of our outstanding 9 1/2% notes, floating rate notes, 12 1/2% notes, and 11 7/8% notes, and (c) pay certain bank fees. As lenders under our existing credit facility, affiliates of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Banc of America Securities LLC and RBC Capital Markets Corporation will receive $    , $    , $    and $    , respectively, representing their proportionate share of bank fees and repayments in respect of loans outstanding under our existing credit facility. We anticipate repurchasing in the debt tenders $    million of 12 1/2% notes and $    million of 11 7/8% notes from an affiliate of Credit Suisse First Boston LLC. An affiliate of Deutsche Bank Securities Inc. will receive $    million from the sale to the U.S. IDS Underwriters of its class A common stock to be received, in accordance with the transactions, in exchange for shares of our series A preferred stock that it currently owns. See "The Transactions" and "Use of Proceeds." An affiliate of Banc of America Securities LLC currently owns    shares of our class C common stock and upon completion of this offering will own    IDSs.

        Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., is the administrative agent for the new credit facility. Other affiliates of the Underwriters will be lenders and/or agents under the new credit facility. See "Description of Certain Indebtedness—New Credit Facility." Citigroup Global Markets Inc. is the dealer manager for the tender offers and the solicitation agent for the consent solicitations. An affiliate of RBC Capital Markets Corporation is providing commercial banking services in connection with our new billing platform. Citigroup Global Markets Inc, Deutsche Bank Securities Inc., Banc of America Securities LLC and Credit Suisse First Boston LLC were initial purchasers in the March 2003 offering of the 11 7/8% notes.

Legal Matters

        The legality of the issuance of the IDSs, the shares of class A common stock and senior subordinated notes offered hereby, as well as the validity of the issuance of the subsidiary guarantees by the Delaware subsidiary guarantors, will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Daniel G. Bergstein, a senior partner at Paul, Hastings, Janofsky & Walker LLP, is a director and significant stockholder of our company. The legality of the issuance of the subsidiary guarantee by the Kansas subsidiary guarantor will be passed upon for us by            . The legality of the issuance of the subsidiary guarantee by the South Dakota subsidiary guarantor will be passed upon for us by                        . Debevoise & Plimpton LLP, New York, New York, is acting as counsel for the underwriters. Debevoise & Plimpton LLP has in the past provided, and continues to provide, legal services to Kelso and us.

Experts

        The consolidated financial statements of FairPoint Communications, Inc. and subsidiaries as of December 31, 2002 and 2003, and for each of the years in the three-year period ended December 31, 2003, have been included herein in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the Company's adoption of SFAS No. 142, Goodwill and Other Intangible Assets, as required for goodwill and other intangible assets effective January 1, 2002 and to the Company's adoption of SFAS No. 150 Accounting for Certain Financial Instruments with Characterizations of both Liabilities and Equity effective July 1, 2003.

        The balance sheets of Orange County—Poughkeepsie Limited Partnership as of December 31, 2003 and 2002 and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 2003, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The balance sheets of Illinois Valley Cellular RSA 2-I Partnership and Illinois Valley Cellular RSA 2-III Partnership as of December 31, 2002 and 2001, and the related statements of income, partners' capital, and cash flows for each of three years ended December 31, 2002, included in this prospectus have been audited by Kiesling Associates LLP, independent auditors, as stated in their reports appearing herein.

Where You Can Find More Information

        We have filed a Registration Statement on Form S-1 with the Commission regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. As a result of the effectiveness of the registration statement, we are subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the Commission. As required by the terms of the indentures governing our 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes, we have filed these reports with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC's public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's Internet address is www.sec.gov.

        You may also request a copy of these filings, at no cost, by writing or telephoning us at:

FairPoint Communications, Inc.
521 East Morehead Street
Suite 250
Charlotte, NC 28202
(704) 334-8150

Audited financial statements for FairPoint Communications, Inc. and subsidiaries as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003	F-2
Audited financial statements for Orange County-Poughkeepsie Limited Partnership as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001	F-56
Audited financial statement for the Illinois Valley Cellular RSA-2-I Partnership for the years ended December 31, 2002 and 2001	F-71
Unaudited financial statements for the Illinois Valley Cellular RSA 2-I Partnership for the six months ended June 30, 2003	F-85
Audited financial statements for the Illinois Valley Cellular RSA 2-III Partnership for the years ended December 31, 2002 and 2001	F-88
Unaudited financial statements for the Illinois Valley Cellular RSA 2-III Partnership for the six months ended June 30, 2003	F-103

FAIRPOINT COMMUNICATIONS, INC.

Financial Statements

As of December 31, 2002 and 2003 and
For the Years Ended December 31, 2001, 2002 and 2003

Independent Auditors' Report

         The Board of Directors
FairPoint Communications, Inc.:

        We have audited the accompanying consolidated balance sheets of FairPoint Communications, Inc. and subsidiaries (the Company) as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of FairPoint Communications, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As described in note 1 to the consolidated financial statements, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as required for goodwill and intangible assets effective January 1, 2002.

        As described in notes 1 and 7 to the consolidated financial statements, the Company adopted the provisions of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, effective July 1, 2003.

/s/ KPMG LLP

Omaha, Nebraska
March 12, 2004

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2002 and 2003

(Amounts in thousands, except per share data)

	2002	2003
Assets
Current assets:
Cash	$5,394	5,603
Accounts receivable, net	25,024	28,845
Materials and supplies	3,355	4,139
Prepaid and other	1,548	1,517
Investments available-for-sale	560	1,889
Assets of discontinued operations	806	105
Assets held for sale	16,647	—

Total current assets	53,334	42,098

Property, plant, and equipment, net	271,690	266,706

Other assets:
Goodwill, net of accumulated amortization	443,781	468,845
Investments	43,627	41,792
Debt issue costs, net of accumulated amortization	15,157	21,614
Notes receivable—related party	—	1,000
Covenants not to compete, net of accumulated amortization	806	151
Other	858	862

Total other assets	504,229	534,264

Total assets	$829,253	843,068

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$20,664	14,671
Other accrued liabilities	18,797	13,116
Accrued interest payable	10,501	16,739
Current portion of long-term debt	5,704	21,982
Accrued property taxes	2,192	1,968
Current portion of obligation for covenants not to compete	536	145
Demand notes payable	427	407
Income taxes payable	219	70
Liabilities of discontinued operations	5,065	4,461
Liabilities held for sale	639	—

Total current liabilities	64,744	73,559

Long-term liabilities:
Long-term debt, net of current portion	798,486	803,578
Preferred shares subject to mandatory redemption	—	96,699
Other liabilities	13,070	12,278
Liabilities of discontinued operations	5,265	2,571
Obligation for covenants not to compete, net of current portion	245	100
Unamortized investment tax credits	134	85

Total long-term liabilities	817,200	915,311

Minority interest	16	15
Common stock subject to put options, 239 shares at December 31, 2002 and 163 shares at December 31, 2003	3,136	2,136
Redeemable preferred stock, Series A nonvoting, nonconvertible, par value $0.01 per share. Authorized 1,000 shares; issued and outstanding 105 shares; redemption value of $104,779	90,307	—
Commitments and contingencies
Stockholders' deficit:
Common stock:
Class A voting, par value $0.01 per share. Authorized 236,200 shares; issued and outstanding 45,611 shares at December 31, 2002 and 2003	456	456
Class B nonvoting, convertible, par value $0.01 per share. Authorized 150,000 shares	—	—
Class C nonvoting, convertible, par value $0.01 per share. Authorized 13,800 shares; issued and outstanding 4,269 shares at December 31, 2002 and 2003	43	43
Additional paid-in capital	206,942	198,065
Accumulated other comprehensive income (loss)	(1,132)	1,366
Accumulated deficit	(352,459)	(347,883)

Total stockholders' deficit	(146,150)	(147,953)

Total liabilities and stockholders' deficit	$829,253	843,068

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2001, 2002, and 2003

(Dollars in thousands)

	2001	2002	2003
Revenues	$230,176	230,819	231,432

Operating expenses:
Operating expenses, excluding depreciation and amortization and stock-based compensation	115,763	110,265	111,188
Depreciation and amortization	55,081	46,310	48,089
Stock-based compensation	1,337	924	15

Total operating expenses	172,181	157,499	159,292

Income from operations	57,995	73,320	72,140

Other income (expense):
Net gain (loss) on sale of investments and other assets	(648)	34	608
Interest and dividend income	1,998	1,898	1,792
Interest expense	(76,314)	(69,520)	(90,224)
Impairment on investments	—	(12,568)	—
Equity in net earnings of investees	4,930	7,798	10,092
Realized and unrealized losses on interest rate swaps	(12,873)	(9,577)	(1,387)
Other nonoperating, net	(77)	441	(1,505)

Total other expense	(82,984)	(81,494)	(80,624)

Loss from continuing operations before income taxes	(24,989)	(8,174)	(8,484)
Income tax benefit (expense)	(431)	(518)	236
Minority interest in income of subsidiaries	(2)	(2)	(2)

Loss from continuing operations	(25,422)	(8,694)	(8,250)

Discontinued operations:
Income (loss) from discontinued operations	(90,894)	2,433	1,929
Income (loss) on disposal of assets of discontinued operations	(95,284)	19,500	7,992

Income (loss) from discontinued operations	(186,178)	21,933	9,921

Net income (loss)	(211,600)	13,239	1,671
Redeemable preferred stock dividends and accretion	—	(11,918)	(8,892)
Gain on repurchase of redeemable preferred stock	—	—	2,905

Net income (loss) attributed to common shareholders	$(211,600)	1,321	(4,316)

Weighted average shares outstanding:
Basic	50,131	50,122	50,043

Diluted	50,131	50,122	50,043

Basic and diluted loss from continuing operations per share	$(0.51)	(0.41)	(0.28)

Basic and diluted earnings (loss) from discontinued operations per share	$(3.71)	0.44	0.19

Basic and diluted earnings (loss) per share	$(4.22)	0.03	(0.09)

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity (Deficit)

Years ended December 31, 2001, 2002, and 2003

(Amounts in thousands)

	Class A Common		Class B Common		Class C Common
									Accumulated other comprehensive income (loss)		Total stockholders' equity (deficit)
							Additional paid-in capital	Unearned compensation		Accumulated deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2000	45,527	$455	—	$—	4,269	$43	227,245	(9,707)	440	(154,098)	64,378
Net loss	—	—	—	—	—	—	—	—	—	(211,600)	(211,600)
Compensation expense for stock-based awards	—	—	—	—	—	—	1,337	(1,138)	—	—	199
Forfeit of unvested stock options	—	—	—	—	—	—	(10,845)	10,845	—	—	—
Other comprehensive loss from available-for-sale securities	—	—	—	—	—	—	—	—	(118)	—	(118)
Exercise of stock options	92	1	—	—	—	—	299	—	—	—	300
Other comprehensive loss from cash flow hedges	—	—	—	—	—	—	—	—	(2,569)	—	(2,569)
Repurchase and cancellation of shares of common stock	(8)	—	—	—	—	—	(100)	—	—	—	(100)

Balance at December 31, 2001	45,611	456	—	—	4,269	43	217,936	—	(2,247)	(365,698)	(149,510)
Net income	—	—	—	—	—	—	—	—	—	13,239	13,239
Compensation expense for stock-based awards	—	—	—	—	—	—	924	—	—	—	924
Other comprehensive loss from available-for-sale securities	—	—	—	—	—	—	—	—	(322)	—	(322)
Other comprehensive income from cash flow hedges	—	—	—	—	—	—	—	—	1,437	—	1,437
Preferred stock accretion	—	—	—	—	—	—	(1,000)	—	—	—	(1,000)
Preferred stock dividends	—	—	—	—	—	—	(10,918)	—	—	—	(10,918)

Balance at December 31, 2002	45,611	456	—	—	4,269	43	206,942	—	(1,132)	(352,459)	(146,150)
Net income	—	—	—	—	—	—	—	—	—	1,671	1,671
Compensation expense for stock-based awards	—	—	—	—	—	—	15	—	—	—	15
Other comprehensive loss from available-for-sale securities	—	—	—	—	—	—	—	—	1,469	—	1,469
Other comprehensive income from cash flow hedges	—	—	—	—	—	—	—	—	1,029	—	1,029
Repurchase redeemable preferred stock	—	—	—	—	—	—	—	—	—	2,905	2,905
Preferred stock accretion	—	—	—	—	—	—	(729)	—	—	—	(729)
Preferred stock dividends	—	—	—	—	—	—	(8,163)	—	—	—	(8,163)

Balance at December 31, 2003	45,611	$456	—	$—	4,269	$43	198,065	—	1,366	(347,883)	(147,953)

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

Years ended December 31, 2001 2002, and 2003

(Dollars in thousands)

	2001		2002		2003
Net income (loss)		$(211,600)		13,239		1,671
Other comprehensive income (loss):
Available-for-sale securities:
Unrealized holding gains (losses)	$833		(8,491)		1,618
Less reclassification adjustment for gain realized in net income (loss)	(951)		(7)		(149)
Reclassification for other than temporary loss included in net income	—	(118)	8,176	(322)	—	1,469

Cash flow hedges:
Cumulative effect of a change in accounting principle	(4,664)		—		—
Reclassification adjustment	2,095	(2,569)	1,437	1,437	1,029	1,029

Other comprehensive income (loss)		(2,687)		1,115		2,498

Comprehensive income (loss)		$(214,287)		14,354		4,169

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2001, 2002, and 2003

(Dollars in thousands)

	2001	2002	2003
Cash flows from operating activities:
Net income (loss)	$(211,600)	13,239	1,671

Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:
(Income) loss from discontinued operations	186,178	(21,933)	(9,921)
Dividends and accretion on shares subject to mandatory redemption	—	—	9,049
Depreciation and amortization	55,081	46,310	48,089
Amortization of debt issue costs	4,018	3,664	4,171
Provision for uncollectible revenue	1,035	2,997	1,028
Income from equity method investments	(4,930)	(7,798)	(10,092)
Deferred patronage dividends	(394)	(253)	(233)
Minority interest in income of subsidiaries	2	2	2
Loss on early retirement of debt	—	—	1,503
Net loss (gain) on sale of investments and other assets	648	(34)	(608)
Impairment on investments	—	12,568	—
Amortization of investment tax credits	(138)	(85)	(37)
Stock-based compensation	1,337	924	15
Change in fair value of interest rate swaps and reclassification of transition adjustment recorded in comprehensive income (loss)	8,134	(698)	(6,664)
Changes in assets and liabilities arising from continuing operations, net of acquisitions:
Accounts receivable	707	2,534	(3,801)
Prepaid and other assets	(939)	1,266	(771)
Accounts payable	(175)	900	(7,185)
Accrued interest payable	233	506	7,786
Other accrued liabilities	(4,009)	1,640	418
Income taxes	306	379	(149)
Other assets/liabilities	223	(496)	(1,437)

Total adjustments	247,317	42,393	31,163

Net cash provided by operating activities of continuing operations	35,717	55,632	32,834

Cash flows from investing activities of continuing operations:
Acquisition of telephone properties, net of cash acquired	(18,862)	—	(33,114)
Acquisition of property, plant, and equipment	(43,175)	(38,803)	(33,595)
Proceeds from sale of property, plant, and equipment	131	377	377
Distributions from investments	5,013	9,018	10,775
Payment on covenants not to compete	(945)	(805)	(536)
Acquisition of investments	(652)	(493)	(17)
Proceeds from sale of investments and other assets	1,329	448	2,100

Net cash used in investing activities of continuing operations	(57,161)	(30,258)	(54,010)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of long-term debt	316,215	129,080	317,680
Repayment of long-term debt	(211,973)	(140,560)	(294,414)
Repurchase of shares of common stock subject to put options	(975)	(1,000)	(1,000)
Repurchase of redeemable preferred stock	—	—	(8,645)
Loan origination costs	(2,322)	(63)	(15,593)
Dividends paid to minority stockholders	—	(3)	(4)
Proceeds from exercise of stock options	300	—	—
Repayment of capital lease obligation	(11)	—	—

Net cash provided by (used in) financing activities of continuing operations	101,234	(12,546)	(1,976)

Net cash contributed (from) to continuing operations (to) from discontinued operations	(80,862)	(10,353)	23,361

Net increase (decrease) in cash	(1,072)	2,475	209
Cash, beginning of year	3,991	2,919	5,394

Cash, end of year	$2,919	5,394	5,603

Supplemental disclosures of cash flow information:
Interest paid	$91,807	76,611	77,351

Income taxes paid, net of refunds	$111	252	701

Supplemental disclosures of noncash financing activities:
Redeemable preferred stock issued in connection with long-term debt settlement	$—	93,861	—

Long-term debt forgiveness in connection with Carrier Services' debt settlement	$—	2,000	—

Redeemable preferred stock dividends paid in-kind	$—	10,918	8,163

Gain on repurchase of redemmable preferred stock	$—	—	2,905

Accretion of redeemable preferred stock	$—	1,000	729

Long-term debt issued in connection with Carrier Services' interest rate swap settlement	$—	3,003	—

Long-term debt issued in connection with Carrier Services' Tranche B interest payment	$—	887	1,548

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2002, and 2003

(1)   Organization and Summary of Significant Accounting Policies

  (a) Organization

        FairPoint Communications, Inc. (FairPoint) provides management services to its wholly owned subsidiaries: ST Enterprises, Ltd. (STE); MJD Ventures, Inc. (Ventures); MJD Services Corp. (Services); FairPoint Carrier Services, Inc. (Carrier Services) (formerly known as FairPoint Communications Solutions Corp.); FairPoint Broadband, Inc. (Broadband); and MJD Capital Corp. STE, Ventures, and Services also provide management services to their wholly owned subsidiaries.

        Collectively, the wholly owned subsidiaries of STE, Ventures, and Services primarily provide telephone local exchange services in various states. Operations also include resale of long distance services, internet services, cable services, equipment sales, and installation and repair services. MJD Capital Corp. leases equipment to other subsidiaries of FairPoint. Carrier Services provides wholesale long distance services. Broadband provides wireless broadband services and wholesale data products.

        STE's wholly owned subsidiaries include Sunflower Telephone Company, Inc. (Sunflower); Northland Telephone Company of Maine, Inc. and Northland Telephone Company of Vermont (Collectively, the Northland Companies); and ST Long Distance, Inc. (ST Long Distance). Ventures' wholly owned subsidiaries include Sidney Telephone Company (Sidney); C-R Communications, Inc. (C-R); Taconic Telephone Corp. (Taconic); Ellensburg Telephone Company (Ellensburg); Chouteau Telephone Company (Chouteau); Utilities, Inc. (Utilities); Chautauqua and Erie Telephone Corporation (C&E); The Columbus Grove Telephone Company (Columbus Grove); The Orwell Telephone Company (Orwell); GTC Communications, Inc. (GT Com); Peoples Mutual Telephone Company (Peoples); Fremont Telcom Co. (Fremont); Fretel Communications, LLC (Fretel); Comerco, Inc. (Comerco); Marianna and Scenery Hill Telephone Company (Marianna); Community Service Telephone Co. (CST); and Commtel Communications Inc. (Commtel). Services' wholly owned subsidiaries include Bluestem Telephone Company (Bluestem); Big Sandy Telecom, Inc. (Big Sandy); Columbine Telecom Company (Columbine); Odin Telephone Exchange, Inc. (Odin); Ravenswood Communications, Inc. (Ravenswood); and Yates City Telephone Company (Yates).

  (b) Principles of Consolidation and Basis of Presentation

        The consolidated financial statements include the accounts of FairPoint and its subsidiaries (the Company). All intercompany transactions and accounts have been eliminated in consolidation.

        On November 7, 2001, the Company announced Carrier Services' plan to sell certain of its assets and to discontinue competitive communications operations. As a result of the adoption of this plan, the financial results have been reclassified in the accompanying consolidated financial statements to present these operations as discontinued (see note 12).

        On September 30, 2003, the Company completed the sale of all of the capital stock owned by Services of Kadoka Telephone Co., Union Telephone Company of Hartford, Armour Independent Telephone Co. and WMW Cable TV Co. As a result of this sale, the financial results have been reclassified in the accompanying consolidated financial statements to present these operations as discontinued and the assets and liabilities of these operations were reclassified as held for sale at December 31, 2002 (see note 2). This divestiture is referred to herein as the South Dakota Divestiture.

        The Company's telephone subsidiaries follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation (SFAS No. 71). This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment; as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, SFAS No. 71 requires the Company's telephone subsidiaries to depreciate telephone plant over useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. The Company's telephone subsidiaries periodically review the applicability of SFAS No. 71 based on the developments in their current regulatory and competitive environments.

  (c) Use of Estimates

        The Company's management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the reported amounts of revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

  (d) Revenue Recognition

        Revenues are recognized as services are rendered and are primarily derived from the usage of the Company's networks and facilities or under revenue sharing arrangements with other communications carriers. Revenues are primarily derived from: access, pooling, long distance services, internet and data services, and other miscellaneous services. Local access charges are billed to local end users under tariffs approved by each state's Public Utilities Commission. Access revenues are derived for the intrastate jurisdiction by billing access charges to interexchange carriers and to regional Bell operating companies. These charges are billed based on toll or access tariffs approved by the local state's Public Utilities Commission. Access charges for the interstate jurisdiction are billed in accordance with tariffs filed by the National Exchange Carrier Association (NECA) or by the individual company and approved by the Federal Communications Commission.

        Revenues are determined on a bill and keep basis or a pooling basis. If on a bill and keep basis, the Company bills the charges to either the access provider or the end user and keeps the revenue. If the Company participates in a pooling environment (interstate or intrastate), the toll or access billed are contributed to a revenue pool. The revenue is then distributed to individual companies based on their company-specific revenue requirement. This distribution is based on individual state Public Utilities Commission (intrastate) or Federal Communications Commission's (interstate) approved separation rules and rates of return. Distribution from these pools can change relative to changes made to expenses, plant investment, or rate of return. Some companies participate in federal and certain state universal service programs that are pooling in nature but are regulated by rules separate from those described above. These rules vary by state.

        Long distance retail and wholesale services are usage sensitive and are billed in arrears and recognized when earned. Internet and data services revenues are substantially all recurring revenues and billed are one month in advance and deferred until earned. The majority of the Company's miscellaneous revenue is provided from billing and collection and directory services. The Company earns revenue from billing and collecting charges for toll calls on behalf of interexchange carriers. The interexchange carrier pays a certain rate per each message billed by the Company. The Company recognizes revenue from billing and collection services when the services are provided. The Company recognizes directory services revenue over the subscription period of the corresponding directory.

Billing and collection is normally billed under contract or tariff supervision. Directory services are normally billed under contract.

  (e) Accounts Receivable

        Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Receivable balances are reviewed on an aged basis and account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

        The following is activity in the Company's allowance for doubtful accounts receivable for the years ended December 31 (dollars in thousands):

	2001	2002	2003
Balance, beginning of period	$1,434	1,355	1,235
Additions due to acquisitions	4	—	202
Provision charged to expense	1,035	2,997	292
Amounts written off, net of recoveries	(1,118)	(3,117)	(701)

Balance, end of period	$1,355	1,235	1,028

  (f) Credit Risk

        Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and trade receivables. The Company places its cash with high-quality financial institutions. Concentrations of credit risk with respect to trade receivables are principally related to receivables from other interexchange carriers and are otherwise limited to the Company's large number of customers in several states.

        The Company is also exposed to credit losses in the event of nonperformance by the counterparties to its interest rate swap agreements. The Company anticipates, however, that the counter parties will be able to fully satisfy their obligations under the contracts.

  (g) Investments

        Investments consist of stock in CoBank, ACB (CoBank), Rural Telephone Bank (RTB), the Rural Telephone Finance Cooperative (RTFC), Choice One Communications Inc. (Choice One), various cellular companies and partnerships and other minority equity investments, and Non-Qualified Deferred Compensation Plan assets. The stock in CoBank, RTB, and the RTFC is nonmarketable and stated at cost. For investments in partnerships, the equity method of accounting is used.

        The investment in Choice One stock is a marketable security classified as available for sale. Non-Qualified Deferred Compensation Plan assets are classified as trading. The Company uses fair value reporting for marketable investments in debt and equity securities classified as either available-for-sale or trading. For available-for-sale securities, the unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of comprehensive income until realized. Unrealized holding gains and losses on trading securities are included in other income.

        To determine if an impairment of an investment exists, the Company monitors and evaluates the financial performance of the business in which it invests and compares the carrying value of the investee to quoted market prices (if available), or the fair values of similar investments, which in certain instances, is based on traditional valuation models utilizing multiples of cash flows. When circumstances indicate that a decline in the fair value of the investment has occurred and the decline is other than temporary, the Company records the decline in value as a realized impairment loss and a reduction in the cost of the investment.

        The Company currently receives patronage dividends from its investments in businesses organized as cooperatives for Federal income tax purposes (CoBank and RTFC stock). Patronage dividends represent cash distributions of the cooperative's earnings and notices of allocations of earnings to the Company. Deferred and uncollected patronage dividends are included as part of the basis of the investment until collected. The RTB investment pays dividends annually at the discretion of its board of directors.

  (h) Property, Plant, and Equipment

        Property, plant, and equipment are carried at cost. Repairs and maintenance are charged to expense as incurred and major renewals and improvements are capitalized. For traditional telephone companies, the original cost of depreciable property retired, together with removal cost, less any salvage realized, is charged to accumulated depreciation. For all other companies, the original cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations. Depreciation is determined using the straight-line method for financial reporting purposes.

  (i) Debt Issue Costs

        Debt issue costs are being amortized over the life of the related debt, ranging from 3 to 10 years. During 2003, $5.0 million in net book value of debt issue costs were written off in association with refinancing activity classified as other nonoperating expense in the statements of operations. Accumulated amortization of loan origination costs from continuing operations was $13.0 million and $10.3 million at December 31, 2002 and 2003, respectively.

  (j) Goodwill and Other Intangible Assets

        Goodwill consists of the difference between the purchase price incurred in acquisitions using the purchase method of accounting and the fair value of net assets acquired.

        In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which the Company adopted effective January 1, 2002, goodwill is no longer amortized, but instead is assessed for impairment at least annually. During this assessment, management relies on a number of factors, including operating results, business plans, and anticipated future cash flows. In fiscal year 2001, goodwill was amortized using the straight-line method over an estimated useful life of 40 years. Accumulated amortization of goodwill at December 31, 2003 and 2002 is $33.7 million.

  (k) Impairment of Long-lived Assets

        Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

        Goodwill and intangible assets not subject to amortization are tested annually for impairment following the adoption of SFAS No. 142. Prior to the adoption of SFAS No. 142, the Company evaluated the recoverability of goodwill pursuant to Accounting Principles Board Opinion No. 17, Intangible Assets, and used estimates of future cash flows in periodically evaluating goodwill for impairment. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's estimated fair value.

  (l) Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        FairPoint files a consolidated income tax return with its subsidiaries. FairPoint has a tax sharing agreement in which all of its subsidiaries are participants. All intercompany tax transactions and accounts have been eliminated in consolidation.

  (m) Interest Rate Swap Agreements

        The Company assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. The Company maintains risk management control systems to monitor interest rate cash flow risk attributable to both the Company's outstanding or forecasted debt obligations. The risk management control systems involve the use of analytical techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on the Company's future cash flows.

        The Company uses variable and fixed-rate debt to finance its operations, capital expenditures, and acquisitions. The variable-rate debt obligations expose the Company to variability in interest payments due to changes in interest rates. The Company believes it is prudent to limit the variability of a portion of its interest payments. To meet this objective, the Company enters into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk. These swaps change the variable-rate cash flow exposure on the debt obligations to fixed cash flows. Under the terms of the interest rate swaps, the Company receives variable interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate debt. As of December 31, 2003, the Company had two interest rate swap agreements with a combined notional amount of $50.0 million and expiration dates of May 2004.

        In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities (SFAS No. 133). In June 2000, the FASB issued

SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment to SFAS No. 133 (SFAS No. 138). SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the Company recorded a cumulative-effect-type loss adjustment (the "transition adjustment") of $(4.7) million in other comprehensive income (loss) to recognize at fair value all interest rate swap agreements. The fair value of the Company's interest rate swap agreements is determined from valuations received from financial institutions. The fair value indicates an estimated amount the Company would pay if the contracts were cancelled or transferred to other parties. At December 31, 2003, the Company expects to reclassify to nonoperating income (expense) during the next 12 months $0.1 million from the transition adjustment that was recorded in other comprehensive income (loss).

        Effective January 1, 2001, the Company discontinued hedge accounting prospectively on its existing interest rate swap agreements because the agreements do not qualify as accounting hedges under SFAS No. 133. As of December 31, 2002 and 2003, the fair value of all outstanding interest rate swap agreements used in continuing operations was $8.6 million and $0.9 million, respectively.

        On May 1, 2001, the Company entered into an interest swap with a notional amount of $25 million that was being accounted for as a cash flow hedge under the provisions of SFAS No. 133. The effective portion of the loss on this interest rate swap ($0.6 million) was being recorded in other comprehensive income (loss) through the third quarter of 2001. In association with the discontinued operations of the competitive communications business at Carrier Services and the bank negotiations in relation to Carrier Services' Credit Facility, as of December 31, 2001, the Company discontinued hedge accounting on this swap. As of December 31, 2001, the fair value of this interest rate swap was $0.6 million, and was recorded in the statements of operations as a charge to discontinued operations. In addition, the Company reclassified $0.6 million from other comprehensive income (loss) to discontinued operations from the translation adjustment recorded on January 1, 2001 for the other remaining interest rate swap (notional amount of $50 million) used by the Company for Carrier Services' Credit Facility. The fair market value of this swap was $2.6 million at December 31, 2001. At December 31, 2001, these interest rate swaps were classified as current liabilities of discontinued operations on the consolidated balance sheet at their respective fair values. These interest rate swaps were settled in May 2002 in conjunction with the restructuring of Carrier Services' Credit Facility.

        Amounts receivable or payable under interest rate swap agreements are accrued at each balance sheet date and included as adjustments to realized and unrealized gains (losses) on interest rate swaps.

        The following is a summary of amounts included in realized and unrealized gains (losses) on interest rate swaps (dollars in thousands):

	2001	2002	2003
Change in fair value of interest rate swaps	$(6,896)	2,135	7,693
Reclassification of transition adjustment included in other comprehensive income (loss)	(1,238)	(1,437)	(1,029)
Realized gains (losses)	(4,739)	(10,275)	(8,051)

Total	$(12,873)	(9,577)	(1,387)

  (n) Stock Appreciation Rights

        Stock appreciation rights have been granted to certain members of management by principal shareholders of the Company. The Company accounts for stock appreciation rights in accordance with FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. The Company measures compensation as the amount by which the market value of the shares of the Company's stock covered by the grant exceeds the option price or value specified, by reference to a market price or otherwise, subject to any appreciation limitations under the plan and a corresponding credit to additional paid-in capital. Changes, either increases or decreases, in the market value of those shares between the date of the grant and the measurement date result in a change in the measure of compensation for the right. Valuation of stock appreciation rights is typically based on traditional valuation models utilizing multiples of cash flows, unless there is a current market value for the Company's stock.

  (o) Stock Option Plans

        At December 31, 2003, the Company has three stock-based employee compensation plans. The Company accounts for its stock option plans using the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma net income disclosures as if the fair-value method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the intrinsic value-based method of accounting under APB No. 25 and has adopted the disclosure requirements of SFAS No. 123.

        The Company calculates stock-based compensation pursuant to the disclosure provisions of SFAS No. 123 using the straight-line method over the vesting period of the option. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income (loss) would have been:

	December 31, 2001	December 31, 2002	December 31, 2003
	(Dollars in thousands)
Net income (loss), as reported	$(211,600)	13,239	1,671
Stock-based compensation expense included in reported net income (loss)	2,203	1,260	15
Stock-based compensation determined under fair value based method	40	(1,387)	(658)

Pro forma net income (loss)	$(209,357)	13,112	1,028

Basic and diluted earnings per share, as reported	$(4.22)	0.03	(0.09)

Baisc and diluted earnings per share, pro forma	$(4.18)	0.02	(0.10)

        The pro forma impact on income for the year ended December 31, 2001 assumes estimated forfeitures for those employees subject to termination due to the discontinued competitive communications operations. The pro forma impact on income for the year ended December 31, 2002 assumes estimated forfeitures for an employee who retired in January 2003. The pro forma impact on income for the year ended December 31, 2003 assumes estimated forfeitures for an employee who retired in December 2003. The stock-based compensation expense does not agree to the consolidated statements of operations due to the credit adjustments related to the stock appreciation rights of $(0.9) million and $(0.3) million for the years ended December 31, 2001 and 2002, respectively. There were no adjustments to the stock appreciation rights in the year ended December 31, 2003, as the fair market value per share of the Company's common stock remained flat during the year. The pro forma effects are not representative of the effects on reported net income for future years.

  (p) Certain Financial Instruments with Characteristics of Liabilities and Equity

        The Company prospectively adopted SFAS No. 150, effective July 1, 2003. The SFAS No. 150 adoption had no impact on net income (loss) attributed to common shareholders for any of the periods presented. SFAS No. 150 requires the Company to classify as a long-term liability its Series A Preferred Stock and to reclassify dividends and accretion from the Series A Preferred Stock as interest expense. Such stock is now described as "Preferred Shares Subject to Mandatory Redemption" in the Consolidated Balance Sheet as of December 31, 2003 and dividends and accretion on these shares are now included in pre-tax income whereas previously they were presented as a reduction to equity (a dividend) and, therefore, a reduction of net income available to common shareholders.

  (q) Business Segments

        Under the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company's only separately reportable business segment is its traditional telephone operations. The Company's traditional telephone operations are conducted in rural, suburban and small urban communities in various states. The operating income of this segment is reviewed by the chief operating decision maker to assess performance and make business decisions. Due to the sale of the Company's competitive communications operations, such operations (which were previously reported as a separate segment) are classified as discontinued operations.

  (r) Earnings Per Share

        Earnings per share has been computed in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share is computed by dividing net income (loss) less dividends accrued on Series A preferred shares subject to mandatory redemption and plus discounts on the redemption of such shares by the weighted average number of common shares outstanding for the period. Except when the effect would be anti-dilutive, the diluted earnings per share calculation includes the impact of restricted stock units and shares that could be issued under outstanding stock options.

        The number of potential common shares excluded from the calculation of diluted net loss per share, prior to the application of the treasury stock method, is as follows (amounts in thousands):

	Year ended December 31,
	2001	2002	2003
Contingent stock options	4,163	4,163	4,145
Shares excluded as effect would be anti-dilutive:
Stock options	836	2,082	2,448
Restricted stock units	—	—	145

	4,999	6,245	6,738

  (s) Reclassifications

        Certain amounts previously reported have been reclassified to conform to current year presentation.

(2)   Acquisitions

        On September 4, 2001, the Company acquired 100% of the capital stock of Marianna. This acquisition is not deductible for tax purposes. On September 28, 2001, the Company acquired certain assets of Illinois Consolidated Telephone Company. This acquisition is deductible for tax purposes. The aggregate purchase price for these acquisitions was $23.5 million.

        On December 1, 2003, the Company acquired 100% of the capital stock of CST and Commtel. The purchase for this acquisition was $32.6 million. The Company believes the entire amount of goodwill will be deductible for income tax purposes.

        Acquisition costs were $0.3 million and $0.3 million in 2001 and 2003, respectively. The Company's 2001 and 2003 acquisitions have been accounted for using the purchase method and, accordingly, the results of their operations have been included in the Company's consolidated financial statements from the date of acquisition. The excess of the purchase price and acquisition costs over the fair value of the net identifiable assets acquired was $14.4 million and $25.1 million and has been recognized as goodwill in 2001 and 2003, respectively.

        The allocation of the total net purchase price for the 2001 and 2003 acquisitions are shown in the table below:

	2001	2003
	(Dollars in thousands)
Current assets	$5,659	1,027
Property, plant, and equipment	4,953	8,301
Excess cost over fair value of net assets acquired	14,358	25,064
Other assets	6	—
Current liabilities	(111)	(1,182)
Other liabilities	(1,098)	(268)

Total net purchase price	$23,767	32,942

        The following unaudited pro forma information presents the combined results of operations of the Company as though the acquisitions made in each of the following years occurred at the beginning of the preceding year. These results include certain adjustments, including increased interest expense on debt related to the acquisitions, certain preacquisition transaction costs, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations if the acquisitions had been in effect at the beginning of the period or which may be attained in the future.

	Pro forma year ended December 31,
	2001	2002	2003
	(Dollars in thousands) (Unaudited)
Revenues	$233,640	$238,466	$238,663
Loss from continuing operations	(25,182)	(8,321)	(8,190)
Net income (loss)	(211,360)	13,612	1,731
Basis and diluted loss from continuing operations per share	$(0.50)	(0.40)	(0.28)
Basis and diluted earnings (loss) per share	$(4.22)	0.03	(0.09)

(3)   Goodwill and Other Intangible Assets

        Changes in the carrying amount of goodwill were as follows (dollars in thousands):

Balance, December 31, 2001 and 2002	$454,306
Disposal of South Dakota Divestiture	(10,525)

Balance, December 31, 2002, adjusted for discontinued operations	443,781
Acquisition of CST and Commtel	25,064

Balance, December 31, 2003	$468,845

        In connection with the transitional goodwill impairment evaluation performed as of January 1, 2002, SFAS No. 142 required the Company to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. To accomplish this, the Company was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. The Company was required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit within six months of January 1, 2002. In performing the initial transitional impairment test, the Company determined that the carrying amount of its reporting unit did not exceed its estimated fair value and, therefore, the Company did not record an impairment loss upon adoption of SFAS No. 142. The Company updated its annual impairment testing of goodwill as of October 1, 2002 and 2003, and determined that no impairment loss was required to be recognized.

        As of the date of adoption of SFAS No. 142, the Company had unamortized goodwill of $443.8 million and equity method goodwill of $10.3 million. The loss from continuing operation as of

December 31, 2001. adjusted as if SFAS No. 142 had been effective as of January 1, 2001, compared to actual results for the years ended 2002 and 2003 (dollars in thousands) is as follows:

	2001	2002	2003
Reported loss from continuing operations	$(25,422)	$(8,694)	$(8,250)
Amortization of goodwill	11,680	—	—
Amortization of equity method goodwill	282	—	—

Adjusted loss from continuing operations	$(13,460)	$(8,694)	$(8,250)

Basis and diluted earnings per share:
Reported loss from continuing operations	$(0.51)	(0.41)	(0.28)
Amortization of goodwill	0.23	—	—
Amortization of equity method goodwill	.01	—	—

Adjusted loss from continuing operations	$(0.27)	(0.41)	(0.28)

        As of the date of adoption, the Company had $1.7 million in covenants not to compete that are intangible assets subject to amortization under SFAS No. 142. The covenants not to compete are being amortized over their useful lives of three to five years. Accumulated amortization of covenants not to compete was $3.9 million and $4.6 million at December 31, 2002 and 2003, respectively. The Company recorded amortization of $0.9 million, $0.9 million, and $0.7 million for the years ended December 31, 2001, 2002, and 2003, respectively. The Company will continue to amortize the covenants over their remaining estimated useful lives and will record amortization of $0.1 million during 2004.

(4)   Property, Plant, and Equipment

        A summary of property, plant, and equipment from continuing operations is shown below:

	Estimated life (in years)	2002	2003
		(Dollars in thousands)
Land	—	$3,667	$3,861
Buildings and leasehold improvements	2 - 40	34,122	36,331
Telephone equipment	3 - 50	548,152	591,621
Cable equipment	3 - 20	1,456	1,568
Furniture and equipment	3 - 34	15,448	18,184
Vehicles and equipment	3 - 20	19,200	20,712
Computer software	3 - 5	2,046	2,277

Total property, plant, and equipment		624,091	674,554
Accumulated depreciation		(352,401)	(407,848)

Net property, plant, and equipment		$271,690	$266,706

        The telephone company composite depreciation rate for property and equipment was 7.61%, 7.62%, and 7.46% in 2001, 2002, and 2003, respectively. Depreciation expense from continuing operations for the years ended December 31, 2001, 2002, and 2003 was $41.9 million, $45.3 million, and $47.1 million, respectively.

(5)   Investments

        The cost, unrealized holding gains and losses, and fair value of the Company's marketable equity investments classified as available-for-sale, at December 31, 2002 and 2003 are summarized below (dollars in thousands):

	Cost	Unrealized holding gains	Unrealized holding loss	Fair value
December 31, 2002	$560	—	—	560
December 31, 2003	420	1,469	—	1,889

        Proceeds from sales of available-for-sale securities were $1.1 million, $0.4 million, and $0.3 million in 2001, 2002, and 2003, respectively. Gross gains of $1.0 million, approximately $7,000 and $0.1 million in 2001, 2002, and 2003, respectively, were realized on those sales.

        The Company's noncurrent investments at December 31, 2002 and 2003 consist of the following:

	2002	2003
	(Dollars in thousands)
Investment in cellular companies and partnerships	$16,341	14,399
RTB stock	20,125	20,125
CoBank stock and unpaid deferred CoBank patronage	4,903	5,136
RTFC secured certificates and unpaid deferred RTFC patronage	534	478
Other nonmarketable minority equity investments and Non-Qualified Deferred Compensation Plan assets	1,724	1,654

Total investments	$43,627	41,792

        The Company records its share of the earnings or losses of the investments accounted for under the equity method on a three-month lag. The investments accounted for under the equity method and the Company's ownership percentage as of December 31, 2002 and 2003 are summarized below:

	2002	2003
Chouteau Cellular Telephone Company	33.7%	33.7%
Illinois Valley Cellular RSA 2—I Ptnrs	13.3%	—
Illinois Valley Cellular RSA 2—II Ptnrs	13.3%	—
Illinois Valley Cellular RSA 2—III Ptnrs	13.3%	—
ILLINET Communications, LLC	9.1%	9.1%
Orange County-Poughkeepsie Limited Partnership	7.5%	7.5%
ILLINET Communications of Central IL LLC	5.2%	5.2%
Syringa Networks, LLC	13.9%	13.9%

        Proceeds from sales of investments accounted for under the equity method were $0.2 million and $1.8 million in 2001 and 2003, respectively. Gross gains of approximately $43,000 and $0.5 million, respectively, were realized on those sales. There were no sales of investments accounted for under the equity method during 2002.

        Chouteau Cellular Telephone Company (a limited partnership in which the Company holds a 1.0% general partner interest and a 32.67% limited partner interest) (Chouteau) is an investment vehicle which holds a 25% member interest in Independent Cellular Telephone, LLC (ICT). ICT in turn is an investment vehicle which holds a 44.45% member interest in United States Cellular Telephone of Greater Tulsa, LLC (Tulsa, LLC). Because Tulsa, LLC is the actual operating entity within the overall investment structure, its summary financial information is presented below, rather than summary information for the Chouteau Cellular Telephone Company, which is the actual entity accounted for under the equity method on the books of the Company:

	September 30
	2002	2003
	(Dollars in thousands)
Current assets	$12,346	10,060
Property, plant, and equipment, net	65,394	90,060
Other	20,648	20,834

Total assets	$98,388	120,954

Current liabilities	$55,070	70,718
Noncurrent liabilities	2,878	1,165
Members' equity	40,440	49,071

Total liabilities and members' equity	$98,388	120,954

	Twelve months ended September 30
	2001	2002	2003
	(Dollars in thousands)
Revenues	$95,852	96,361	98,747
Operating income	7,338	12,407	12,482
Net income before cumulative effect of a change in accounting principle	4,950	10,402	13,232
Cumulative effect of a change in accounting principle	(963)	—	—
Net income	3,987	10,402	13,232

        In addition to holding the 44.45% member interest in Tulsa, LLC, ICT has long-term debt consisting of variable rate borrowings (5.50% at December 31, 2003) under a loan agreement with RTFC, due in quarterly installments of $0.7 million including interest through 2006. The note is collateralized by the assets of ICT, including its investment in Tulsa, LLC. The RTFC debt balance at December 31, 2003 was $6.0 million. The Company has issued an unsecured guarantee of the RTFC debt. As of December 31, 2003, the amount of the unsecured guarantee was $1.5 million.

        During 2003, the Company sold its ownership percentages of Illinois Valley Cellular RSA 2-I Partnership, Illinois Valley Cellular RSA 2-II Partnership and Illinois Valley Cellular RSA 2-III Partnership. Proceeds from the sales of these investments were $1.8 million and gross gains of approximately $0.4 million were realized on these sales.

        The Company continually evaluates its investment holdings for evidence of impairment. During 2002, the Company determined that the decline in market value of its Choice One common stock was

"other than temporary." As such, the Company recorded a noncash charge of $8.2 million. This charge is classified with the impairment on investments in the consolidated statements of operations.

        During 2002, the Company determined that the carrying amount exceeded the estimated fair value of some investments accounted for under the equity method, and such declines were "other than temporary." As such, the Company recorded a noncash charge of $1.7 million and $2.7 million, respectively, for the Chouteau and the Illinois Valley Cellular RSA 2—I, II, and III partnership investments. These charges are classified with the impairment on investments in the consolidated statements of operations.

(6)   Long-term Debt

        Long-term debt at December 31, 2002 and 2003 is shown below:

	2002	2003
	(Dollars in thousands)
Senior secured notes, variable rates ranging from 4.25% to 10.57% at December 31, 2003, due 2004 to 2007	$351,778	171,091
Senior subordinated notes due 2008:
Fixed Rate Notes, 9.50%	125,000	115,207
Variable Rate Notes, 5.81% at December 31, 2003	75,000	75,000
Senior subordinated notes, 12.50%, due 2010	200,000	193,000
Senior subordinated notes, 11.78% due 2010	—	225,000
Carrier Services' senior secured notes, 8.00%, due 2007	28,829	24,570
Senior notes to RTFC:
Fixed rate, 9.20%, due 2009	3,250	2,776
Variable rate, 5.50% at December 31, 2003, due 2009	4,871	4,162
Subordinated promissory notes, 7.00%, due 2005	7,000	7,000
First mortgage notes to Rural Utilities Service, fixed rates ranging from 2.00% to 10.78%, due 2003 to 2016	7,090	6,492
Senior notes to RTB, fixed rates ranging from 7.50% to 8.00%, due 2008 to 2014	1,372	1,262

Total outstanding long-term debt	804,190	825,560
Less current portion	(5,704)	(21,982)

Total long-term debt, net of current portion	$798,486	803,578

        The approximate aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2003 are as follows (dollars in thousands):

Fiscal year:
2004	$21,982
2005	32,119
2006	37,591
2007	119,619
2008	192,700
Thereafter	421,549

$825,560

  Senior Secured Notes

        On March 30, 1998, the Company closed a $315 million senior secured credit facility (the Credit Facility) which committed $75 million of term debt (tranche C) amortized over nine years, $155 million of term debt (tranche B) amortized over eight years, and $85 million of reducing revolving credit facility debt (revolving facility) with a term of 6.5 years. On March 14, 2000, an additional $165 million of reducing revolving credit facility debt (acquisition facility) with a term of 4.5 years was committed and made available to the Company under the Credit Facility. The Credit Facility requires that the Company maintain certain financial covenants.

        The Credit Facility was amended and restated as part of a refinancing completed on March 6, 2003. Our amended and restated credit facility provides for, among other things, rescheduled amortization and an excess cash flow sweep with respect to the tranche C term facility. Our amended and restated credit facility consists of term loan facilities (consisting of tranche A loans and tranche C loans) in an aggregate principal amount of $156.4 million and a revolving credit facility in an aggregate principal amount of $70.0 million. All of our obligations under our amended and restated credit facility are unconditionally and irrevocably guaranteed jointly and severally by four of our mid-tier subsidiaries. Outstanding debt under our amended and restated credit facility is secured by a first priority perfected security interest in all of the capital stock of certain of our subsidiaries.

        Our amended and restated credit facility is comprised of the following facilities:

  Revolving loan facility.    A revolving loan facility of $70 million. As of December 31, 2003, $14.7 million was outstanding under the revolving loan facility. These loans mature on March 31, 2007 and bear interest per annum at either a base rate plus 3.00% or LIBOR plus 4.00%.

  Tranche A term loan facility.    A tranche A term loan facility of $30 million. As of December 31, 2003, $30.0 million of tranche A term loans were outstanding. These loans mature on March 31, 2007 and bear interest per annum at either a base rate plus 3.00% or LIBOR plus 4.00%.

  Tranche C term loan facility.    As of December 31, 2003, approximately $126.4 million of tranche C term loans remained outstanding. These loans mature on March 31, 2007. Mandatory repayments under the tranche C term loan facility are scheduled to be $20.0 million, $20.0 million, $30.0 million and a final $56.4 million in years 2004, 2005, 2006, and on March 31, 2007, respectively. Tranche C term loans bear interest per annum at either a base rate plus 3.50% or LIBOR plus 4.50%.

        Our amended and restated credit facility contains certain customary covenants and other credit requirements of the Company and its subsidiaries and certain customary events of default. Our amended and restated credit facility limits our ability to make investments in Carrier Services and its subsidiaries.

        Net cash proceeds from asset sales are required to be applied as mandatory prepayments of principal on outstanding loans unless such proceeds are used by us to finance acquisitions permitted under our amended and restated credit facility within 180 days (270 days with respect to a Special Asset Sale, as defined in the credit facility) of our receipt of such proceeds. Change of control transactions trigger a mandatory prepayment obligation. Voluntary prepayments of loans, including interim prepayments of revolving loans with proceeds of asset sales that are not used to prepay term loans in anticipation of being subsequently applied to fund a permitted acquisition or acquisitions within 180 days (270 days in the event described above) of the asset sale, may be made at any time without premium or penalty, provided that voluntary prepayments of Eurodollar loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

        In addition, our amended and restated credit facility provides that on the date occurring 90 days after the last day of each of our fiscal years, commencing December 31, 2003, 50% of excess cash flow (as defined in our amended and restated credit facility) for the immediately preceding fiscal year shall be applied as a mandatory repayment of the then outstanding tranche C term loan facility; provided, however, that such requirement shall terminate at such time as (i) we first meet a senior secured leverage ratio (as defined in our credit facility) of less than or equal to 1.00 to 1.00 and (ii) no default or event of default exists under our amended and restated credit facility.

        On January 30, 2004, the Company amended its amended and restated credit facility to increase its revolving loan facility from $70.0 million to $85.0 million and its tranche A term loan facility from $30.0 million to $40.0 million. The Company used all of the additional borrowing under the Tranche A term loan facility and a portion of the borrowings under the revolving loan facility to repay in full all of the indebtedness under Carrier Services' Senior Secured Notes. There was no gain or loss on the extinguishment of this indebtedness.

        The Company used two interest rate swap agreements, with notional amounts of $25 million each, to effectively convert a portion of its variable interest rate exposure under the Credit Facility to fixed rates ranging from 8.07% to 10.34%. The expiration date of the swap agreements is May 2004.

        The Company's amended and restated credit facility allows the Company to request letters of credit to support obligations of the Company incurred in the ordinary course of business in an aggregate principal amount not to exceed $5.0 million and subject to limitations on the aggregate amount outstanding under the amended and restated credit facility. As of December 31, 2003, $1.0 million had been issued under this letter of credit.

Fixed Rate and Floating Rate Senior Subordinated Notes issued in 1998

        FairPoint issued $125.0 million aggregate principal amount of Senior Subordinated Notes (the 1998 Fixed Rate Notes) and $75.0 million of Floating Rate Notes (the 1998 Floating Rate Notes) in 1998. The 1998 Fixed Rate Notes bear interest at the rate of 9 1/2% per annum and the 1998 Floating Rate Notes bear interest at a rate per annum equal to LIBOR plus 418.75 basis points, in each case payable semi-annually in arrears. The LIBOR rate on the 1998 Floating Rate Notes is determined semi-annually.

        The 1998 Fixed Rate Notes and 1998 Floating Rate Notes mature on May 1, 2008. FairPoint may redeem the 1998 Fixed Rate Notes and the 1998 Floating Rate Notes at any time, in each case, at the redemption prices stated in the indenture under which those notes were issued, together with accrued and unpaid interest, if any, to the redemption date. In the event of a change of control, FairPoint must offer to repurchase the outstanding 1998 Fixed Rate Notes and 1998 Floating Rate Notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date of repurchase.

        The 1998 Fixed Rate Notes and 1998 Floating Rate Notes are general unsecured obligations of FairPoint, subordinated in right of payment to all existing and future senior indebtedness of FairPoint, including all obligations under the Company's amended and restated credit facility.

        The indenture governing the 1998 Fixed Rate Notes and 1998 Floating Rate Notes contains certain customary covenants and events of default.

        At December 31, 2003 the Company's restricted covenants do not allow the Company to make any dividend payments.

Senior Subordinated Notes issued in 2000

        FairPoint issued $200.0 million aggregate principal amount of Senior Subordinated Notes (the 2000 Notes) in 2000. The 2000 Notes bear interest at the rate of 12 1/2% per annum, payable semi-annually in arrears.

        The 2000 Notes mature on May 1, 2010. FairPoint may redeem the 2000 Notes at any time on or after May 1, 2005 at the redemption prices stated in the indenture under which the 2000 Notes were issued, together with accrued and unpaid interest, if any, to the redemption date. In the event of a change of control, FairPoint must offer to repurchase the outstanding 2000 Notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date of repurchase.

        The 2000 Notes are general unsecured obligations of FairPoint, subordinated in right of payment to all existing and future senior indebtedness of FairPoint, including all obligations under the Company's amended and restated credit facility.

        The indenture governing the 2000 Notes contains certain customary covenants and events of default.

Senior Notes issued in 2003

        FairPoint issued $225.0 million aggregate principal amount of Senior Notes in 2003 (the 2003 Notes). The 2003 Notes bear interest at the rate of 11 7/8% per annum, payable semi-annually in arrears.

        The 2003 Notes mature on March 1, 2010. FairPoint may redeem the 2003 Notes at any time on or after March 1, 2007 at the redemption prices stated in the indenture under which the 2003 Notes were issued, together with accrued and unpaid interest, if any, to the redemption date. In the event of a change of control, FairPoint must offer to repurchase the outstanding 2003 Notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date of repurchase.

        The 2003 Notes are general unsecured obligations of FairPoint, ranking pari passu in right of payment with all existing and future senior debt of FairPoint, including all obligations under the Company's amended and restated credit facility, and senior in right of payment to all existing and future subordinated indebtedness of FairPoint.

        The indenture governing the 2003 Notes contains certain customary covenants and events of default.

        The proceeds from the offering of the 2003 Notes and borrowings under the Company's amended and restated credit facility's tranche A term loan facility were used to: (i) repay the entire amount of all loans outstanding under FairPoint's then outstanding credit facility's revolving facility, acquisition facility and tranche B term loan facility; (ii) repurchase $13.3 million aggregate liquidation preference of the Company's Series A Preferred Stock (together with accrued and unpaid dividends thereon) at 65% of its liquidation preference; (iii) repurchase $9.8 million aggregate principal amount of the 1998 Fixed Rate Notes (together with accrued and unpaid interest thereon) for approximately $7.9 million; (iv) repurchase $7.0 million aggregate principal amount of the 2000 Notes (together with accrued and unpaid interest thereon) for approximately $6.1 million; (v) make a capital contribution of approximately $1.5 million to Carrier Services, which used these proceeds to retire $2.2 million of its debt; and (vi) pay transaction fees.

        As a result of the issuance of the 2003 Notes, the Company recorded $2.8 million and $0.7 million of non-operating gains on the extinguishment of the 1998 Fixed Rate Notes and 2000 Notes and the Carrier Services debt, respectively. The Company also repurchased some Series A Preferred Stock at a discount of $2.9 million. Additionally, the Company recorded a non-operating loss of $5.0 million for the write-off of debt issue costs related to this extinguishment of debt in 2003.

  Carrier Services' Senior Secured Notes

        On May 10, 2002, Carrier Services entered into an Amended and Restated Credit Agreement with its lenders to restructure the obligations of Carrier Services and its subsidiaries under Carrier Services' Credit Facility. In connection with such restructuring, (i) Carrier Services paid certain of its lenders $5.0 million to satisfy $7.0 million of the obligations under Carrier Services' Credit Facility, (ii) the lenders converted $93.9 million of the loans and obligations under Carrier Services' Credit Facility into shares of the Company's Series A Preferred Stock having a liquidation preference equal to the amount of the loans and obligations under Carrier Services' Credit Facility, and (iii) the remaining loans under Carrier Services' Credit Facility and Carrier Services' obligations under its swap arrangements were converted into $27.9 million aggregate principal amount of new term loans.

        As a result of this restructuring, in 2002, the Company recorded a gain classified within discontinued operations of $17.5 million for the extinguishment of debt and settlement of its interest rate swap agreements. The gain represents the difference between the May 10, 2002 carrying value of $128.8 million of retired debt ($125.8 million) and related swap obligations ($3.0 million) and the sum of the aggregate value of the cash paid ($5.0 million) plus principal amount of new term loans ($27.9 million) plus the estimated fair value of the Company's Series A Preferred Stock issued ($78.4 million).

        The converted loans under the new Carrier Services' Amended and Restated Credit Agreement consist of two term loan facilities: (i) Tranche A Loans in the aggregate principal amount of $8.7 million and (ii) Tranche B Loans in the aggregate principal amount of $19.2 million, each of which matures in May 2007. Interest on the new loans is payable monthly and accrues at a rate of 8% per annum; provided, however, that upon an event of default the interest rate shall increase to 10% per annum. Interest on the Tranche A Loans must be paid in cash and interest on Tranche B Loans may be paid, at the option of Carrier Services, either in cash or in kind. For the years ended December 31,

2002 and 2003, $0.9 million and $1.5 million, respectively, in additional debt was issued to satisfy the accrued in kind interest on the Tranche B loans. The principal of the Tranche A Loans is due at maturity and the principal of the Tranche B Loans is payable as follows: (a) $3,026,000 is due on September 30, 2005; (b) $5,372,000 is due on September 30, 2006; and (c) the remaining principal balance is due at maturity. On May 6, 2003, Carrier Services extinguished $2.2 million of the tranche A and tranche B loans. Carrier Services has made mandatory prepayments on the tranche B loans utilizing payments received under its tax sharing agreement with the Parent and proceeds from asset sales. As of December 31, 2003, approximately $7.9 million tranche A and $16.7 million of tranche B loans remained outstanding. On January 30, 2004, these loans were paid in full utilizing borrowings under the Company's amended and restated credit facility.

  Other

        In conjunction with the senior notes payable to the RTFC and the RTB and the first mortgage notes payable to the Rural Utilities Service, certain of the Company's subsidiaries are subject to restrictive covenants limiting the amounts of dividends that may be paid.

        The Company also has $0.4 million of unsecured demand notes payable to various individuals and entities with interest payable at 5.25% at December 31, 2003.

(7)   Redeemable Preferred Stock

        The Series A Preferred Stock was issued to the lenders in connection with the Carrier Services debt restructuring. The Series A Preferred Stock is nonvoting and is not convertible into common stock of the Company. The Series A Preferred Stock provides for the payment of dividends at a rate equal to 17.428% per annum. Dividends on the Series A Preferred Stock are payable, at the option of the Company, either in cash or in additional shares of Series A Preferred Stock. The Company has the option to redeem any outstanding Series A Preferred Stock at any time. The redemption price for such shares is payable in cash in an amount equal to $1,000 per share plus any accrued but unpaid dividends thereon (the Preference Amount). Under certain circumstances, the Company would be required to pay a premium of up to 6% of the Preference Amount in connection with the redemption of the Series A Preferred Stock. In addition, upon the occurrence of certain events, such as (i) a merger, consolidation, sale, transfer or disposition of at least 50% of the assets or business of the Company and its subsidiaries, (ii) a public offering of the Company's common stock which yields in the aggregate at least $175.0 million, or (iii) the first anniversary of the maturity of the Company's senior subordinated notes (which first anniversary will occur in May 2011), the Company would be required to redeem all outstanding shares of the Series A Preferred Stock at a price per share equal to the Preference Amount, unless prohibited by the Company's credit facility or by the indentures governing its senior subordinated notes. In connection with the March refinancing, certain holders of the Series A Preferred Stock agreed to reduce the dividend rate payable on the shares they hold from 17.428% to 15% for the period from March 6, 2003 to March 6, 2005.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 applies specifically to financial instruments that companies have historically presented within their financial statements either as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a nonpublic entity, in which this statement shall be effective for fiscal periods beginning after December 15, 2003. For purposes of SFAS No. 150, the Company meets the definition of a nonpublic entity. The Company prospectively adopted SFAS No. 150, effective July 1, 2003. The SFAS No. 150 adoption had no impact on net income (loss) attributed to common shareholders for any of the periods presented.

        SFAS No. 150 requires the Company to classify as a long-term liability its Series A Preferred Stock and to classify dividends and accretion from the Series A Preferred Stock as interest expense. Such stock is now described as "Preferred Shares Subject to Mandatory Redemption" in the Balance Sheets as of December 31, 2003 and dividends and accretion on these shares are now included in pre-tax income whereas previously they were presented as a reduction to equity (a dividend) and, therefore, a reduction of net income available to common shareholders.

        The initial carrying amount of the Series A Preferred Stock has been recorded at its fair value at the date of issuance ($78.4 million). The carrying amount is being increased by periodic accretions, using the interest method, so that the carrying amount will equal the mandatory redemption amount ($82.3 million) at the mandatory redemption date (May 2011). On March 6, 2003, in connection with the Company's issuance of the 2003 Notes, the Company used a portion of these proceeds to repurchase $13.3 million aggregate liquidation preference of its Series A Preferred Stock at a 35% discount (together with accrued and unpaid dividends thereon). For the years ended December 31, 2002 and 2003, the Series A Preferred Stock has been increased by $1.0 million and $1.4 million, respectively, to reflect the periodic accretions. The carrying amount of the Series A Preferred Stock has been further increased by $10.9 million and $16.5 million in connection with dividends paid in-kind on the outstanding shares of the Series A Preferred Stock for the years ended December 31, 2002 and 2003, respectively. Prior to the adoption of SFAS No. 150, additional paid-in capital has been decreased $11.9 million and $8.9 million for the increases in the carrying balance of the Series A Preferred Stock for the year ended December 31, 2002 and the period ended June 30, 2003, respectively. Upon the adoption of SFAS No. 150, pre-tax income has been decreased $9.0 million for the increases in the carrying balance of the Series A Preferred Stock for the period July 1, 2003 through December 31, 2003.

(8)   Employee Benefit Plans

        The Company sponsors a voluntary 401(k) savings plan (the 401(k) Plan) that covers substantially all eligible employees. Each 401(k) Plan year, the Company contributes to the 401(k) Plan an amount of matching contributions determined by the Company at its discretion. For the 401(k) Plan years ended December 31, 2001, 2002, and 2003, the Company matched 100% of each employee's contribution up to 3% of compensation and 50% of additional contributions up to 6%. The 401(k) Plan also allows for a profit sharing contribution that is made based upon management discretion. Total Company contributions to the 401(k) Plan were $1.8 million, $1.4 million, and $2.7 million for the years ended December 31, 2001, 2002, and 2003, respectively.

        In 1999, the Company began a Non-Qualified Deferred Compensation Plan (the NQDC Plan) that covers certain employees. The NQDC Plan allows highly compensated individuals to defer additional compensation beyond the limitations of the 401(k) Plan. Company matching contributions are subject to the same percentage as the 401(k) Plan. Total Company contributions to the NQDC Plan were approximately $16,000, $1,000, and $7,000 for the years ended December 31, 2001, 2002, and 2003, respectively. At December 31, 2002 and 2003, the NQDC Plan assets were $0.5 million. The related deferred compensation obligation is included in other liabilities in the accompanying consolidated balance sheets.

        C&E, Taconic, and GT Com also sponsor defined contribution 401(k) retirement savings plans for union employees. C&E, Taconic, and GT Com match contributions to these plans based upon a percentage of pay of all qualified personnel and make certain profit sharing contributions. Contributions to the plans were $0.2 million, $0.3 million, and $0.2 million for the years ended December 31, 2001, 2002, and 2003, respectively.

(9)   Income Taxes

        Income tax benefit (expense) from continuing operations for the years ended December 31, 2001, 2002, and 2003 consists of the following components:

	2001	2002	2003
	(Dollars in thousands)
Current:
Federal	$—	—	—
State	(569)	(603)	199

Total current income tax benefit (expense) from continuing operations	(569)	(603)	199

Investment tax credits	138	85	37

Deferred:
Federal	—	—	—
State	—	—	—

Total deferred income tax benefit (expense) from continuing operations	—	—	—

Total income tax benefit (expense) from continuing operations	$(431)	(518)	236

        Total income tax benefit (expense) from continuing operations was different than that computed by applying U.S. Federal income tax rates to losses from continuing operations before income taxes for the years ended December 31, 2001, 2002, and 2003. The reasons for the differences are presented below:

	2001	2002	2003
	(Dollars in thousands)
Computed "expected" tax benefit from continuing operations	$7,791	1,952	2,880
State income tax benefit (expense), net of Federal income tax expense	(376)	(398)	131
Amortization of investment tax credits	138	85	37
Goodwill amortization	(3,339)	—	—
Dividends on preferred stock	—	—	(3,077)
Dividends received deduction	—	—	94
Stock-based compensation	(749)	(428)	—
Valuation allowance	(4,067)	(1,851)	—
Disallowed expenses and other	171	122	171

Total income tax benefit (expense) from continuing operations	$(431)	(518)	236

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2002 and 2003 are presented below:

	2002	2003
	(Dollars in thousands)
Deferred tax assets:
Federal and state tax loss carryforwards	$94,223	91,527
Employee benefits	632	784
Restructure charges and exit liabilities	2,873	1,917
Allowance for doubtful accounts	451	375
Alternative minimum tax and other state credits	2,861	2,209

Total gross deferred tax assets	101,040	96,812
Valuation allowance	(71,733)	(64,392)

Net deferred tax assets	29,307	32,420

Deferred tax liabilities:
Property, plant, and equipment, principally due to depreciation differences	16,716	17,244
Goodwill, due to amortization differences	8,906	10,654
Basis in investments	3,685	4,522

Total gross deferred tax liabilities	29,307	32,420

Net deferred tax assets	$—	—

        The valuation allowance for deferred tax assets as of December 31, 2002 and 2003 was $71.7 million and $64.4 million, respectively. The change in the valuation allowance was $(4.9) million and $(7.3) million of which $1.9 million and $0.0 million was allocated to continuing operations and

$(6.8) million and $(7.3) million to discontinued operations for the years ended December 31, 2002 and 2003, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of $176.4 million prior to the expiration of the net operating loss carryforwards in 2022. Taxable income (loss) for the years ended December 31, 2002 and 2003 was $(11.2) million and $7.6 million, respectively. Based upon the level of projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 2003. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

        At December 31, 2003, federal and state net operating loss carryforwards of $250.8 million expire in 2019 to 2022. At December 31, 2003, the Company has alternative minimum tax credits of $1.7 million which may be carried forward indefinitely.

(10) Stockholders' Equity

        The following summarizes the authorized share capital of the Company:

  Class A common stock—authorized 236,200,000 voting common shares at a par value of $0.01 per share. Class A common shares carry one vote per share.

  Class B common stock—authorized 150,000,000 nonvoting, convertible common shares at a par value of $0.01 per share.

  Class C common stock—authorized 13,800,000 nonvoting, convertible common shares at a par value of $0.01 per share. The Class C common shares are automatically convertible into Class A common shares upon either the completion of an initial public offering of at least $150 million of the Company's Class A common stock or the occurrence of certain conversion events, as defined in the articles of incorporation. The conversion rate for the Class C common shares to Class A common shares is one-for-one.

  Series A preferred stock—authorized 1,000,000 nonvoting, nonconvertible, redeemable preferred shares at a par value of $0.01 per share (see note 7).

  Series D preferred stock—authorized 100,000,000 nonvoting, convertible, cumulative participating preferred shares at a par value of $0.01 per share.

        In May 2002, the Company amended and restated its certificate of incorporation to eliminate its Series D preferred stock and to designate and authorize the issuance of up to 1,000,000 shares of Series A preferred stock.

  Issuance of Common Stock Subject to Put Obligations

        In connection with the acquisition of Fremont, the Company issued 457,318 shares of Class A common stock to certain of the former owners of Fremont. Under the terms of the agreements, these shares can be put back to the Company at any time. The purchase price for such stock is the higher of the current fair market value or the fair market value of the Company's common stock on the date of the acquisition of Fremont. Such former owners of Fremont exercised their put options on 75,418 shares in December 2000 and on 66,676 shares in March 2001. The Company has recorded the common stock subject to put options as temporary equity in the accompanying consolidated balance sheets. In May 2001, the Company loaned $999,980 to such former owners of Fremont. In January 2002, these loans were paid with 76,218 shares subject to the put options. In January 2003, put options on 76,218 shares were exercised for $999,980. In July 2003, the Company loaned $999,980 to such former owners of Fremont; these loans mature on January 2, 2005. In January 2004, put options on 76,218 shares were exercised for $999,980.

(11) Stock Option Plans

  Compensation expense

        In April 2000, the Company issued stock options under the 1998 Plan to employee participants in the FairPoint Communications Corp. Stock Incentive Plan (Carrier Services' Plan) in consideration of the cancellation of all options previously granted under the Carrier Services' Plan. The Company issued 1,620,465 and 73,200 options to purchase Class A common stock of the Company at an exercise price of $3.28 per share and $13.12 per share, respectively. The Company was recognizing a compensation charge on these Carrier Services' options for the amount the market value of the Company's common stock exceeded the exercise price on the date of grant. In order to maintain the same economic benefits as previously existed under the Carrier Services' Plan, Carrier Services also intended to provide a cash bonus to its employees for each option exercised. The Company was amortizing the compensation charge related to the Carrier Services' option grant and the cash bonus over the vesting period of five years up to the settlement of these options in 2001.

        On December 31, 2001, the Company extended the exercise period on 284,200 1995 Plan stock options. The Company recognized a compensation charge of $2.2 million related to the modification of these options during 2001. On December 31, 2002, the Company extended the exercise period on 213,200 1995 Plan Stock Options. The Company recognized a compensation charge of $1.2 million related to the modification of these options during 2002.

        Certain principal shareholders of the Company granted stock appreciation rights to certain members of management. The stock appreciation rights are fully vested. The stock appreciation rights may be settled in cash or stock, at the option of the granting shareholders. In connection with the stock appreciation rights, the Company recognized a benefit of $0.9 million and $0.3 million in 2001 and 2002, respectively, as the value associated with the stock appreciation rights declined. There were no adjustments to the stock appreciation rights in the year ended December 31, 2003, as the fair market value per share of the Company's common stock remained flat during the year.

  1995 Stock Option Plan

        In February 1995, the Company adopted the 1995 Plan. The 1995 Plan covers officers, directors, and employees of the Company. The Company may issue qualified or nonqualified stock options to purchase up to 1,136,800 shares of the Company's Class A common stock to employees that will vest equally over 5 years from the date of employment of the recipient and are exercisable during years 5 through 10. In 1995, the Company granted options to purchase 852,800 shares at $0.25 per share. There were no options granted since 1995.

        The per share weighted average fair value of stock options granted during 1995 was $0.13 on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a risk-free interest rate of 6.41%, and an estimated option life of five years. Because the Company was nonpublic on the date of the grant, no assumption as to the volatility of the stock price was made.

        Stock option activity under the 1995 Plan is summarized as follows:

	2001	2002	2003
Outstanding at January 1	592,460	592,460	592,460
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—

Outstanding at December 31	592,460	592,460	592,460

Exercisable at December 31	592,460	592,460	592,460

Stock options available to grant at December 31, 2003			284,000

  MJD Communications, Inc. Stock Incentive Plan

        In August 1998, the Company adopted the 1998 Plan. The 1998 Plan provides for grants of up to 6,952,540 nonqualified stock options to executives and members of management, at the discretion of the compensation committee of the board of directors. Options vest in 25% increments on the second, third, fourth, and fifth anniversaries of an individual grant. In the event of a change in control, outstanding options will vest immediately.

        Pursuant to the terms of the grant, options granted in 1998 and 1999 become exercisable only in the event that the Company is sold, an initial public offering of the Company's common stock results in the principal shareholders holding less than 10% of their original ownership, or other changes in control, as defined, occur. The number of options that may become ultimately exercisable also depends upon the extent to which the price per share obtained in the sale of the Company would exceed a minimum selling price of $4.28 per share. All options have a term of 10 years from date of grant. For those options granted in 1998 and 1999, the Company will record compensation expense for the excess of the estimated market value of its common stock over the exercise price of the options when and if a sale of the Company, at the prices necessary to result in exercisable options under the grant, becomes imminent or likely.

        Pursuant to the terms of the grant, options granted in 2000 become exercisable immediately upon vesting. The per share weighted average fair value of stock options granted under the 1998 Plan during 2000 was $11.17 on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a risk-free interest rate of 6.52%, and an estimated option life of 10 years. Because the Company was nonpublic on the date of the grant, no assumption as to the volatility of the stock price was made.

        Stock option activity under the 1998 Plan is summarized as follows:

	Options outstanding	Weighted average exercise price
Outstanding at January 1, 2001	6,088,315	$2.22
Granted	—	—
Exercised	(91,500)	3.28
Forfeited	(1,590,525)	3.21

Outstanding at December 31, 2001	4,406,290	1.84
Granted	250,000	7.00
Exercised	—	—
Forfeited	(225,090)	3.28

Outstanding at December 31, 2002	4,431,200	2.06
Granted	—	—
Exercised	—	—
Forfeited	(17,500)	1.71

Outstanding at December 31, 2003	4,413,700	2.06

Stock options available to grant at December 31, 2003	2,538,840

Options outstanding			Options exercisable
Exercise price	Number outstanding at December 31, 2003	Remaining contractual life (years)	Number exercisable at December 31, 2003	Weighted average exercise price
$1.71	3,961,400	4.60	—	$—
2.74	184,000	5.50	—	—
3.28	18,300	6.30	13,725	3.28
7.00	250,000	8.00	—	—

	4,413,700		13,725	$3.28

        The weighted average remaining contractual life for the options outstanding at December 31, 2003 is 4.8 years.

  FairPoint Communications, Inc. 2000 Employee Stock Incentive Plan

        In May 2000, the Company adopted the 2000 Plan. The 2000 Plan provided for grants to members of management of up to 10,019,200 options to purchase Class A common stock, at the discretion of the compensation committee. During 2002, the Company amended the 2000 Plan to limit the number of shares available for grant to 2,365,510. In December 2003, the Company amended the 2000 Plan to allow for the grant to members of management of up to 10,019,200 shares of restricted stock in addition to shares available for stock options. Options granted under the 2000 Plan may be of two types: (i) incentive stock options and (ii) nonstatutory stock options. Unless the compensation committee shall otherwise specify at the time of grant, any option granted under the 2000 Plan shall be a nonstatutory stock option.

        Under the 2000 Plan, unless otherwise determined by the compensation committee at the time of grant, participating employees are granted options to purchase Class A common stock at exercise prices not less than the market value of the Company's Class A common stock at the date of grant. Options have a term of 10 years from date of grant. Options vest in increments of 10% on the first anniversary, 15% on the second anniversary, and 25% on the third, fourth, and fifth anniversaries of an individual grant. Subject to certain provisions, in the event of a change of control, the Company will cancel each option in exchange for a payment in cash of an amount equal to the excess, if any, of the highest price per share of Class A common stock offered in conjunction with any transaction resulting in a change of control over the exercise price for such option.

        On August 3, 2001, the Company made an offer to its employees to cancel their existing options issued under the 2000 Plan in exchange for new options to be granted on the date that is on or after six months and one day following the expiration date of the offer. As a result of this offer, 3,274,935 options were canceled. The remaining shares outstanding under this plan were forfeited during 2001. On March 13, 2002, 880,819 stock options were issued under this exchange offer.

        Restricted stock units vest in increments of 33% on each of the third, fourth, and fifth anniversaries of the award. In December 2003, 144,506 restricted stock units were awarded with an aggregate value of $890,000. The Company has recognized a compensation charge of $15,000 during 2003 related to these awards and will recognize the balance of compensation expense over the remaining vesting period.

        Stock option activity under the 2000 Plan is summarized as follows:

	Options outstanding	Weighted average exercise price
Outstanding at January 1, 2001	3,997,141	$13.12
Granted	—	—
Exercised	—	—
Canceled or forfeited	(3,997,141)	13.12

Outstanding at December 31, 2001	—	—
Granted	1,337,109	7.00
Exercised	—	—
Canceled or forfeited	(116,368)	7.00

Outstanding at December 31, 2002	1,220,741	7.00
Granted	478,025	7.00
Exercised	—	—
Canceled or forfeited	(111,758)	7.00

Outstanding at December 31, 2003	1,587,008	7.00

Stock options available to grant at December 31, 2003	778,502

        The remaining contractual life for the options outstanding at December 31, 2003 was 8.75 years, and 422,715 options were exercisable.

        The per share weighted average fair value of stock options granted under the 2000 Plan during 2000, 2002, and 2003 were $1.85, $2.84, and $1.59, respectively, on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a weighted average risk free interest rate of 6.49%, 5.28%, and 4.26% in 2000, 2002, and 2003 respectively, and an estimated option life of 10 years. Because the Company was nonpublic on the date of grant, no assumption as to the volatility of the stock price was made.

(12) Discontinued Operations and Restructure Charges

        Competitive Communications Business Operations.    In October and November of 2001, Carrier Services sold certain assets of its competitive communications operations to Advanced TelCom, Inc., a wholly owned subsidiary of Advance Telcom Group, Inc. and Choice One. Total proceeds from these sales of assets were $9.0 million in cash and 2,500,000 restricted shares of Choice One common stock (valued at $7.9 million). The Company recorded a net loss of $31.1 million from the sale of these assets. In April 2002, Carrier Services earned an additional 1,000,000 restricted shares of Choice One Common Stock based on the number of access lines converted to the Choice One operating platform within 120 days after closing. The value of these additional shares, $0.8 million, was recognized as a gain within discontinued operations in 2002.

        In November 2001, in connection with the sale of certain of its assets as previously discussed, the Company announced its plan to discontinue the competitive communications business operations of its wholly owned subsidiary, Carrier Services. As a result of the adoption of the plan to discontinue the competitive communications operations, these results are presented as discontinued operations. The Company recognized a total charge of $95.3 million on the disposal of its competitive communications operations, including the $31.1 million loss on the sale of assets, $36.1 million for the write-off of the remaining operating assets, including property, plant and equipment, and $28.1 million for expenses the Company estimated it would incur during the phase-out period, net of estimated revenue to be received from customers until they were transitioned to other carriers. Estimated expense for the phase-out period included interest expense. Interest expense was allocated to discontinued operations based on the interest incurred by the Company under Carrier Services' Credit Facility and the two interest rate swaps related to this facility.

        In May 2002, Carrier Services entered into an amended and restated credit facility with its lenders to restructure its obligations under its credit facility. In the restructuring, (i) Carrier Services paid certain of its lenders $5.0 million to satisfy $7.0 million of obligations under the credit facility, (ii) the lenders converted approximately $93.9 million of the loans under the credit facility into shares of FairPoint's Series A Preferred Stock having a liquidation preference equal to the amount of such loans and (iii) the remaining loans under the credit facility and certain swap obligations were converted into $27.9 million of new term loans.

        As a result of this restructuring, in 2002, the Company recorded a gain in discontinued operations of $17.5 million for the extinguishment of debt and settlement of its interest rate swap agreements. The gain represents the difference between the May 10, 2002 carrying value of $128.8 million of retired debt ($125.8 million) and related swap obligations ($3.0 million) and the sum of the aggregate value of the cash paid ($5.0 million) plus principal amount of new term loans ($27.9 million) plus the estimated fair value of the Company's Series A Preferred Stock issued ($78.4 million).

        Selected information from discontinued operations of Carrier Services for the year ended December 31, 2001 (dollars in thousands):

Revenue	$57,080

Operating loss	44,943

Loss before income taxes	93,952
Income tax benefit	985

Loss from discontinued operations	$92,967

Capital expenditures	$37,426

        Assets and liabilities of discontinued operations of Carrier Services as of December 31, 2002 and 2003 follows:

	2002	2003
	(Dollars in thousands)
Cash	$25	—
Accounts receivable	781	105

Current assets of discontinued operations	$806	105

Accounts payable	$(35)	—
Accrued liabilities	(2,743)	(1,516)
Restructuring accrual	(1,968)	(2,682)
Accrued property taxes	(319)	(263)

Current liabilities of discontinued operations	$(5,065)	(4,461)

Restructuring accrual	$(5,214)	(2,571)
Other liabilities	(51)	—

Long-term liabilities of discontinued operations	$(5,265)	(2,571)

        In connection with Carrier Services' debt restructuring, as of May 10, 2002, the converted loans of $27.9 million are classified as long-term debt as these loans will be serviced through continuing operations. Investments in marketable securities (consisting of Choice One stock) were also reclassified from discontinued operations to other current assets as these investments upon liquidation will fund the debt service requirements of Carrier Services' debt.

        The 2000 restructure charges include provisions of $3.3 million for the termination benefits for 360 employees, losses from abandoned leased facilities, equipment, and other obligations of $10.3 million, and $0.1 million of other costs associated with the plan of restructuring. Accrued liabilities of the discontinued operations of Carrier Services included $13.3 million for amounts unpaid at December 31, 2000 for this plan of restructuring.

        In the first quarter of 2001, the Company completed additional plans for the restructuring of operations at Carrier Services, which resulted in recording a charge of $33.6 million. Of the total 2001 restructuring charge, $3.4 million related to employee termination benefits and other employee termination related costs. The Company terminated 365 positions in January 2001. Certain positions were eliminated at the central operating facility in Albany, New York, and at the corporate office in

Charlotte, North Carolina. In addition, another 11 sales offices were closed and staff at the remaining sales offices were reduced.

        The restructure charge in the first quarter of 2001 included $12.2 million in contractual obligations for equipment, occupancy, and other lease terminations and other facility exit costs incurred as a direct result of the plan. The restructuring charge also included $17.9 million, net of salvage value, for the write-down of property, plant, and equipment. There were also $0.1 million of other incremental costs incurred as a direct result of the restructuring plan.

        Except for the remaining liabilities associated with equipment and lease terminations, all liabilities for employee termination benefits and other liabilities were settled or paid by December 31, 2001, for the 2000 and 2001 plans of restructuring. These remaining liabilities were re-evaluated and increased by $1.9 million in 2001. During 2002 and 2003, the Company entered into arrangements related to certain leases and revised its assumptions on certain other remaining leases. For these reasons, there was a reduction to the remaining restructure obligation of $1.2 million in 2002 and $0.2 million in 2003. These reductions have been recognized as a gain and classified within discontinued operations for the year ended December 31, 2002 and 2003, respectively.

        Selected information relating to the restructuring charge follows:

	Employee termination benefits	Equipment, occupancy, and other lease terminations	Write-down of property, plant, and equipment	Other	Total
	(Dollars in thousands)
Restructuring accrual as of December 31, 2000	$3,028	10,207	—	108	13,343
Restructure charge	3,416	12,180	17,916	95	33,607
Write-down of assets to net realizable value	—	—	(16,696)	—	(16,696)
Adjustments from initial estimated charges	(91)	1,916	(1,220)	59	664
Cash payments	(6,353)	(11,993)	—	(262)	(18,608)

Restructuring accrual as of December 31, 2001	—	12,310	—	—	12,310
Adjustments from initial estimated charges	—	(1,192)	—	—	(1,192)
Cash payments	—	(3,936)	—	—	(3,936)

Restructuring accrual as of December 31, 2002	—	7,182	—	—	7,182
Adjustments from initial estimated charges	—	(246)			(246)
Cash payments	—	(1,683)			(1,683)

Restructuring accrual as of December 31, 2003	$—	5,253	—	—	5,253

        Rural Local Exchange Carrier Operations.    On September 30, 2003, the Company completed the sale of all of the capital stock owned by Services of Union Telephone Company of Hartford, Armour Independent Telephone Co., WMW Cable TV Co. and Kadoka Telephone Co. to Golden West Telephone Properties, Inc. ("Golden West"). The sale was completed in accordance with the terms of the Purchase Agreement, dated as of May 9, 2003 (the "Purchase Agreement"), with Golden West. The Company received $24,156,000 in sales proceeds, subject to certain escrow obligations as set forth in the Purchase Agreement. The South Dakota properties were geographically isolated from other Company properties making it increasingly difficult to realize additional operating efficiencies. These properties were adjacent to Golden West's operations and offered Golden West numerous operational synergies. The proceeds from this divestiture were used to fund acquisitions completed in 2003. The operations of these companies are presented as discontinued operations. Therefore, the balances associated with these activities were reclassified as "held for sale." All prior period financial statements have been restated accordingly.

        Income from the South Dakota Divestiture operations consists of the following (dollars in thousands):

	Twelve months ended December 31,
			Nine months ended September 30, 2003
	2001	2002
Revenue	$5,037	5,299	4,028

Income from discontinued operations	$2,073	2,433	1,929

        Assets and liabilities of the South Dakota Divestiture as of December 31, 2002 follow (dollars in thousands):

Cash	$178
Accounts receivable	430
Property, plant and equipment, net	5,027
Investments	395
Goodwill, net of accumulated amortization	10,526
Other	91

Current assets held for sale	$16,647

Accounts payable	$342
Accrued liabilities	297

Current liabilities held for sale	$639

        The Company recorded a gain on disposal of the South Dakota companies of $7.7 million.

(13) Related Party Transactions

        The Company has entered into financial advisory agreements with certain equity investors, pursuant to which the equity investors provide certain consulting and advisory services related but not limited to equity financings and strategic planning. The Company paid $1.0 million for each of the years ended December 31, 2001, 2002, and 2003 in such fees to the equity investors and this expense is classified within operating expenses. The agreements also provide that the Company will reimburse the equity investors for travel relating to the Company's boards of directors meetings. The Company reimbursed the equity investors $0.1 million, $43,000, and $21,000 for the years ended December 31, 2001, 2002, and 2003, respectively, for travel and related expenses. Per the financial advisory agreements, the advisory and consulting fees to be paid to each of the principal shareholders through December 31, 2006 is $0.5 million per annum. In January 2000, the Company entered into an agreement whereby the Company must obtain consent from its two principal shareholders in order to incur debt in excess of $5.0 million.

        In 2001, a law firm in which a partner of such law firm is a director of the Company, was paid $0.8 million, of which $0.3 million was for general counsel services, $0.1 million was for services related to financings, and $0.4 million was for services related to the restructure and discontinuance of the competitive communications operations. In 2002, this same law firm was paid $0.8 million, of which $0.3 million was for general counsel services, $0.3 million was for services related to the discontinuance of the competitive communications operations, and $0.2 million was for services related to acquisitions. In 2003, this same law firm was paid $1.3 million, of which $0.4 million was for general counsel services and $0.9 million was for services related to financings. All payments made by the Company for general counsel services and unsuccessful acquisition bids are classified within operating expenses on the statements of operations. All payments made for services related to financings have been recorded as debt or equity issue costs. All payments made for services related to successful acquisition bids have been capitalized as direct costs of the acquisitions. All services related to the restructure and discontinuance of the competitive communications operations have been classified in discontinued operations.

        On July 31, 2003, the Company loaned $990,980 to two employees that are the former owners of Fremont. These loans mature on January 2, 2005.

(14) Quarterly Financial Information (Unaudited)

	First quarter	Second quarter	Third quarter	Fourth quarter
	(Dollars in thousands)
2002:
Revenue	$57,156	55,570	57,778	60,315
Income (loss) from continuing operations	4,927	(7,826)	(1,442)	(4,353)
Net income (loss)	5,501	11,083	933	(4,278)
Basic and diluted earnings (loss) from continuing operations per share	$0.10	(0.21)	(0.12)	(0.18)
Basic and diluted earnings (loss) per share	$0.11	0.17	(0.07)	(0.18)
2003:
Revenue	$55,812	57,285	58,566	59,769
Income (loss) from continuing operations	668	(1,112)	(4,209)	(3,597)
Net income (loss)	1,294	(504)	4,283	(3,402)
Basic and diluted loss from continuing operations per share	$(0.02)	(0.11)	(0.08)	(0.07)
Basic and diluted earnings (loss) per share	$(0.01)	(0.10)	0.09	(0.07)

        In the second quarter of 2002, the Company recorded a gain in discontinued operations of $17.5 million related to the extinguishment of debt and settlement of its interest rate swap agreements. In the second, third, and fourth quarters of 2002, the Company recorded a noncash charge of $5.6 million, $1.8 million and $0.8 million, respectively, related to the other than temporary decline in market value of its Choice One common stock. In the fourth quarter of 2002, the Company recorded a noncash charge of $4.4 million related to the other than temporary decline in market value of investments accounted for under the equity method. During the fourth quarter of 2002, the Company identified errors in the fair value calculations of the interest rate swaps and recorded an adjustment of $0.9 million to increase expense that related to prior periods. The effect of this entry was not material to previously reported results.

        In the first quarter of 2003, the Company recognized a $3.5 million nonoperating gain on the extinguishment of the Senior Subordinated Notes and the Carrier Services' loans, offset by a loss of $5.0 million for the write-off of debt issue costs related to this extinguishment of debt. In the third quarter of 2003, the Company recognized a gain of $7.7 million on the South Dakota Divestiture.

(15) Disclosures About the Fair Value of Financial Instruments

  Cash, Accounts Receivable, Accounts Payable, and Demand Notes Payable

        The carrying amount approximates fair value because of the short maturity of these instruments.

  Investments

        Investments classified as available for sale and trading are carried at their fair value which approximates $0.6 million and $0.5 million, respectively, at December 31, 2002 and $1.9 million and $0.5 million, respectively, at December 31, 2003 (see note 5 and note 8).

  Long-term Debt

        The fair value of the Company's publically registered long-term debt is stated at quoted market prices. The fair value of the Company's remaining long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities. At December 31, 2002 and 2003, the Company had long-term debt with a carrying value of $804.2 million and $825.6 million, respectively, and estimated fair values of $683.6 million and $870.7 million, respectively.

  Redeemable Preferred Stock

        The fair value of the Company's redeemable preferred stock is estimated utilizing a cash flow analysis at a discount rate equal to rates available for debt with terms similar to the preferred stock. At December 31, 2002 and 2003, the Company's carrying value of its redeemable preferred stock was $90.3 million and $96.7 million, respectively, and estimated fair value was $68.1 million and $97.3, respectively.

  Limitations

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(16) Revenue Concentrations

        Revenues for interstate access services are based on reimbursement of costs and an allowed rate of return. Revenues of this nature are received from NECA in the form of monthly settlements. Such revenues amounted to 26.5%, 26.3%, and 26.3% of the Company's total revenues from continuing operations for the years ended December 31, 2001, 2002, and 2003, respectively.

(17) Revenue Settlements

        Certain of the Company's telephone subsidiaries participate in revenue sharing arrangements with other telephone companies for interstate revenue sharing arrangements and for certain intrastate revenue. Such sharing arrangements are funded by toll revenue and/or access charges within state jurisdiction and by access charges in the interstate market. Revenues earned through the various sharing arrangements are initially recorded based on the Company's estimates. The Company recognized $7.2 million, $3.1 million and $3.0 million of revenue for settlements and adjustments related to prior years during 2001, 2002, and 2003, respectively.

(18) Commitments and Contingencies

  Operating Leases

        Future minimum lease payments under noncancellable operating leases as of December 31, 2003 are as follows:

	Continuing operations	Discontinued operations
	(Dollars in thousands)
Year ending December 31:
2004	$1,256	4,172
2005	593	2,424
2006	266	1,790
2007	160	1,491
2008	98	—
Thereafter	613	—

Total minimum lease payments	$2,986	9,877

Less estimated rentals to be received under subleases		(4,556)

Estimated minimum lease payments included in liabilities of discontinued operations		$5,321

        Total rent expense from continuing operations was $3.4 million, $3.1 million, and $3.1 million in 2001, 2002, and 2003, respectively.

  Legal Proceedings

        From time to time, the Company is involved in litigation and regulatory proceedings arising out of its operations. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, that management believes would have a material adverse effect on the Company's financial position or results of operations.

(19) Guarantor Subsidiaries Financial Statements

        The senior subordinated notes will be fully and unconditionally guaranteed by the Company's first tier subsidiaries. The following tables set forth the consolidating financial statements of FairPoint Communications, guarantor subsidiaries and non-guarantee subsidiaries as of December 31, 2002 and 2003 (in the case of the balance sheet) and for each of the years ended December 31, 2001, 2002, and 2003 (in the case of the Statements of Operations and comprehensive income and the Statements of Cash Flows).

	FairPoint	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Assets
Current Assets:
Cash	$77	77	5,449	—	5,603
Accounts receivable, net	34,185	5,071	55,215	(65,626)	28,845
Materials and supplies	—	623	3,516	—	4,139
Prepaid and other	729	—	788	—	1,517
Deferred tax assets	317	2	706	(1,025)	—
Investments available-for-sale	—	1,889	—	—	1,889
Assets of discontinued operations	—	105	—	—	105

Total current assets	35,308	7,767	65,674	(66,651)	42,098
Property, plant and equipment, net	2,658	1,688	262,405	(45)	266,706

Other assets:
Goodwill, net of accumulated amortization	—	—	468,845	—	468,845
Investments	724,555	339,667	16,947	(1,039,377)	41,792
Debt issue costs, net of accumulated amortization	21,614	—	—	—	21,614
Notes receivable—related party	1,000	—	—	—	1,000
Covenants not to compete, net of accumulated amortization	—	—	151	—	151
Deferred tax assets	1,545	—	4,907	(6,452)	—
Other	257	—	605	—	862

Total other assets	748,971	339,667	491,455	(1,045,829)	534,264

Total assets	$786,937	349,122	819,534	(1,112,525)	843,068

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts payable	$33,354	9,516	37,425	(65,624)	14,671
Other accrued liabilities	6,926	987	5,203	—	13,116
Accrued interest payable	16,504	116	119	—	16,739
Current portion of long-term debt	20,000	—	1,982	—	21,982
Accrued property taxes	18	8	1,942	—	1,968
Current portion of obligation for covenants not to compete	—	—	145	—	145
Demand notes payable	—	—	407	—	407
Income taxes payable	913	(1,033)	1,478	(1,288)	70
Deferred tax liabilities	130	—	26	(156)	—
Liabilities of discontinued operations	—	(10,842)	—	15,303	4,461

Total Current liabilities	77,845	(1,248)	48,727	(51,765)	73,559
Long-Term Liabilities:
Long term debt, net of current portion	766,298	24,570	12,710	—	803,578
Preferred shares subject to mandatory redemption	96,699	—	—	—	96,699
Other liabilities	9,015	—	3,263	—	12,278
Liabilities of discontinued operations	—	2,571	—	—	2,571
Obligation for covenants not to compete, net of current portion	—	—	100	—	100
Deferred tax liabilities	(13,675)	6,217	28,798	(21,340)	—
Unamortized investment tax credits	—	—	85	—	85

Total long-term liabilities	858,337	33,358	44,956	(21,340)	915,311
Minority interest	—	—	—	15	15
Common stock subject to put options	2,136	—	—	—	2,136
Redeemable preferred stock	—	—	32	(32)	—
Commitments and contingencies
Stockholders' equity (deficit):
Common stock	499	91	10,561	(10,652)	499
Additional paid-in capital	196,106	755,751	655,466	(1,409,258)	198,065
Accumulated other comprehensive loss (income)	(103)	1,469	—	—	1,366
Retained earnings (deficit)	(347,883)	(440,299)	64,550	375,749	(347,883)
Treasury Stock	—	—	(4,758)	4,758	—

Total stockholders' equity (deficit)	(151,381)	317,012	725,819	(1,039,403)	(147,953)

Total liabilities and stockholders' equity (deficit)	$786,937	349,122	819,534	(1,112,525)	843,068

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001, 2002 and 2003

Consolidating Statement of Operations, For the Year ended December 31, 2003
(dollars in thousands)

	FairPoint	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Revenues	$22,422	39,098	225,644	(55,732)	231,432
Operating expenses:
Operating expenses	11,490	38,133	116,608	(55,043)	111,188
Depreciation & Amortization	751	825	46,513	—	48,089
Stock-based compensation	15	—	—	—	15

Total operating expenses	12,256	38,958	163,121	(55,043)	159,292
Income from operations	10,166	140	62,523	(689)	72,140
Other income (expense):
Net gain on sale of investments and other assets	65	537	6	—	608
Interest and dividend income	446	401	945	—	1,792
Interest expense	(86,897)	(2,184)	(1,143)	—	(90,224)
Equity in net earnings of investees	(4)	576	9,520	—	10,092
Realized and unrealized losses on interest rate swaps	(1,387)	—	—	—	(1,387)
Other nonoperating income (expense), net	46,351	46,983	—	(94,839)	(1,505)

Total other income (expense)	(41,426)	46,313	9,328	(94,839)	(80,624)

Income (loss) from continuing operations before income taxes	(31,260)	46,453	71,851	(95,528)	(8,484)
Income tax (expense) benefit	32,931	27	(26,342)	(6,380)	236
Minority interest	—	—	—	(2)	(2)

Income (loss) from continuing operations	1,671	46,480	45,509	(101,910)	(8,250)
Discontinued operations:
Income from discontinued operations	—	—	815	1,114	1,929
Income on disposal of assets of discontinued operations	—	2,035	—	5,957	7,992

Income from discontinued operations	—	2,035	815	7,071	9,921

Net income	1,671	48,515	46,324	(94,839)	1,671
Other comprehensive income:
Available for sale securities	—	1,469	—	—	1,469
Cash flow hedges	1,029	—	—	—	1,029

Comprehensive income	$2,700	49,984	46,324	(94,839)	4,169

Consolidating Statement of Cash Flows, For the Year Ended December 31, 2003
(dollars in thousands)

	FairPoint Communications	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated Balances
Cash flows from operating activities:
Net income	$1,671	48,515	46,324	(94,839)	1,671

Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:
Income from discontinued operations	—	(2,035)	(815)	(7,071)	(9,921)
Dividends and accretion on shares subject to mandatory redemption	9,049	—	—	—	9,049
Depreciation and amortization	751	825	46,513	—	48,089
Amortization of debt issue costs	4,169	—	2	—	4,171
Provision for uncollectible revenue	—	(43)	1,071	—	1,028
Loss (income) from equity method investments	4	(576)	(9,520)	—	(10,092)
Deferred income taxes	(2,172)	945	135	1,092	—
Deferred patronage dividends	(233)	—	—	—	(233)
Minority interest in income of subsidiaries	(48,515)	(46,322)	—	94,839	2
Loss (gain) on early retirement of debt	2,162	(659)	—	—	1,503
Net gain on sale of investments and other assets	(65)	(537)	(6)	—	(608)
Amortization of investment tax credits	—	—	(37)	—	(37)
Stock based compensation	15	—	—	—	15
Change in fair value of interest rate swaps and reclassificaiton of transition adjustment recorded in comprehensive income (loss)	(6,664)	—	—	—	(6,664)
Changes in assets and liabilities arising from continuing operations, net of acquisitions:
Accounts receivable	(4,367)	(392)	2,096	(1,138)	(3,801)
Prepaid and other assets	(14)	(551)	(206)	—	(771)
Accounts payable	(3,869)	1,565	(6,019)	1,138	(7,185)
Accrued interest payable	6,340	1,464	(18)	—	7,786
Other accrued liabilities	2,330	882	(2,794)	—	418
Income taxes	(961)	(7,358)	481	7,689	(149)
Other assets/liabilities	(1,014)	(254)	(169)	—	(1,437)

Total adjustments	(43,054)	(53,046)	30,714	96,549	31,163

Net cash provided by (used in) operating activities of continuing operations	(41,383)	(4,531)	77,038	1,710	32,834

Cash flows from investing activities of continuing operations:
Acquisition of telephone properties, net of cash acquired	(180)	(32,942)	8	—	(33,114)
Acquisition of property, plant and equipment	(2,133)	(558)	(30,904)	—	(33,595)
Proceeds from sale of property, plant and equipment	—	34	343	—	377
Distributions from investments	—	472	10,303	—	10,775
Payment on covenants not to compete	—	—	(536)	—	(536)
Acquisition of investments	—	(17)	—	—	(17)
Proceeds from sale of investments	—	2,044	56	—	2,100

Net cash used in investing activities of continuing operations	(2,313)	(30,967)	(20,730)	—	(54,010)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of long-term debt	317,680	—	—	—	317,680
Repayment of long-term debt	(287,354)	(5,146)	(1,914)	—	(294,414)
Repurchase of shares of common stock subject to put options	(1,000)	—	—	—	(1,000)
Repurchase of redeemable preferred stock	(8,645)	—	—	—	(8,645)
Loan origination costs	(15,593)	—	—	—	(15,593)
Dividends paid to minority stockholders	—	—	(4)	—	(4)
Corporate restructuring	(16)	16	—	—	—
Investment in subsidiaries /from parent	—	54,197	(54,197)	—	—
Common Stock dividends paid	71,447	(71,447)	—	—	—
Capital contributed from parent	(33,181)	32,914	267	—	—

Net cash provided by (used in) financing activities of continuing operations	43,338	10,534	(55,848)	—	(1,976)

Net cash contributed to continuing operations from discontinued operations	—	24,271	800	(1,710)	23,361
Net increase (decrease) in cash	(358)	(693)	1,260	—	209
Cash, beginning of year	435	770	4,189	—	5,394

Cash, end of year	$77	77	5,449	—	5,603

Consolidating Balance Sheet, December 31, 2002
(dollars in thousands)

	FairPoint	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Assets
Current Assets:
Cash	$435	770	4,189	—	5,394
Accounts receivable, net	29,818	4,638	57,332	(66,764)	25,024
Materials and supplies	—	71	3,284	—	3,355
Prepaid and other	715	—	833	—	1,548
Investments available-for-sale	—	560	—	—	560
Assets of discontinued operations	—	806	—	—	806
Assets held for sale	—	9,515	7,132	—	16,647

Total current assets	30,968	16,360	72,770	(66,764)	53,334
Property, plant, and equipment, net	1,270	1,644	268,822	(46)	271,690
Other assets:
Goodwill, net of accumulated amortization	—	—	443,781	—	443,781
Investments	714,088	346,507	17,771	(1,034,739)	43,627
Debt issue costs, net of accumulated amortization	15,157	—	—	—	15,157
Covenants not to compete, net of accumulated amortization	—	—	806	—	806
Other	63	124	671	—	858

Total other assets	729,308	346,631	463,029	(1,034,739)	504,229

Total assets	$761,546	364,635	804,621	(1,101,549)	829,253

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)
December 31, 2001, 2002, and 2003

Consolidating Balance Sheet, (continued), December 31, 2002
(dollars in thousands)

	FairPoint	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$37,299	7,856	42,269	(66,760)	20,664
Other accrued liabilities	11,171	154	7,472	—	18,797
Accrued interest payable	10,165	199	137	—	10,501
Current portion of long-term debt	3,810	—	1,894	—	5,704
Accrued property taxes	—	9	2,183	—	2,192
Current portion of obligation for covenants not to compete	—	—	536	—	536
Demand notes payable	—	—	427	—	427
Income taxes payable	2,488	(293)	999	(2,975)	219
Liabilities of discontinued operations	—	(13,014)	—	18,079	5,065
Liabilities held for sale	—	—	639	—	639

Total current liabilities	64,933	(5,089)	56,556	(51,656)	64,744
Long-term liabilities:
Long term debt, net of current portion	754,968	28,829	14,689	—	798,486
Other liabilities	10,163	—	2,907	—	13,070
Liabilities of discontinued operations	—	5,265	—	—	5,265
Obligation for covenants not to compete, net of current portion	—	—	245	—	245
Deferred tax liabilities	(13,852)	5,269	23,065	(14,482)	—
Unamortized investment tax credits	—	—	134	—	134
Liabilities held for sale	—	—	626	(626)	—

Total long-term liabilities	751,279	39,363	41,666	(15,108)	817,200
Minority interest	—	—	—	16	16
Common stock subject to put options	3,136	—	—	—	3,136
Redeemable preferred stock	90,307	—	32	(32)	90,307
Commitments and contingencies
Stockholders' equity (deficit):
Common stock	499	91	10,931	(11,022)	499
Additional paid-in capital	204,983	747,350	630,310	(1,375,701)	206,942
Accumulated other comprehensive loss	(1,132)	—	—	—	(1,132)
Retained earnings (deficit)	(352,459)	(417,080)	69,884	347,196	(352,459)
Treasury Stock	—	—	(4,758)	4,758	—

Total stockholders' equity (deficit)	(148,109)	330,361	706,367	(1,034,769)	(146,150)

Total liabilities and stockholders' equity (deficit)	$761,546	364,635	804,621	(1,101,549)	829,253

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)
December 31, 2001, 2002, and 2003

Consolidating Statement of Operations, For the Year Ended December 31, 2002
(dollars in thousands)

	FairPoint	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Revenues	$23,105	40,142	223,258	(55,686)	230,819
Operating expenses:
Operating expenses	8,756	38,048	118,096	(54,635)	110,265
Depreciation & Amortization	747	551	45,012	—	46,310
Stock based compensation	924	—	—	—	924

Total operating expenses	10,427	38,599	163,108	(54,635)	157,499
Income from operations	12,678	1,543	60,150	(1,051)	73,320
Other income (expense):
Net gain (loss) on sale of investments and other assets	(25)	15	44	—	34
Interest and dividend income	417	486	995	—	1,898
Interest expense	(66,744)	(1,483)	(1,293)	—	(69,520)
Impairment of assets	—	(12,568)	—	—	(12,568)
Equity in net earnings of investees	2	3	7,793	—	7,798
Realized and unrealized losses on interest rate swaps	(9,577)	—	—	—	(9,577)
Other nonoperating income (expense), net	53,197	43,697	—	(96,453)	441

Total other income (expense)	(22,730)	30,150	7,539	(96,453)	(81,494)

Income (loss) from continuing operations before income taxes	(10,052)	31,693	67,689	(97,504)	(8,174)
Income tax (expense) benefit	23,291	1,563	(24,901)	(471)	(518)
Minority interest	—	—	—	(2)	(2)

Income (loss) from continuing operations	13,239	33,256	42,788	(97,977)	(8,694)
Discontinued operations:
Income from discontinued operations	—	—	909	1,524	2,433
Income on disposal of assets of discontinued operations	—	19,500	—	—	19,500

Income from discontinued operations	—	19,500	909	1,524	21,933

Net income	13,239	52,756	43,697	(96,453)	13,239
Other comprehensive income (loss):
Available for sale securities	—	(322)	—	—	(322)
Cash flow hedges	1,437	—	—	—	1,437

Comprehensive income	$14,676	52,434	43,697	(96,453)	14,354

Consolidating Statement of Cash Flows, For the Year Ended December 31, 2002
(dollars in thousands)

	FairPoint Communications	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated Balances
Cash flows from operating activities:
Net income	$13,239	52,756	43,697	(96,453)	13,239

Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:
Income from discontinued operations	—	(19,500)	(909)	(1,524)	(21,933)
Depreciation and amortization	747	551	45,012	—	46,310
Amortization of debt issue costs	3,662	—	2	—	3,664
Provision for uncollectible revenue	—	—	2,997	—	2,997
Income from equity method investments	(2)	(3)	(7,793)	—	(7,798)
Deferred income taxes	(963)	(4,349)	(721)	6,033	—
Deferred patronage dividends	(247)	—	(6)	—	(253)
Minority interest in income of subsidiaries	(52,752)	(43,696)	—	96,450	2
Transfer of investment to parent	—	(2,375)	2,375	—	—
Net loss (gain) on sale of investments and other assets	25	(15)	(44)	—	(34)
Impairment on investments	—	12,568	—	—	12,568
Amortization of investment tax credits	—	—	(85)	—	(85)
Stock based compensation	924	—	—	—	924
Change in fair value of interest rate swaps and reclassification of transition adjustment recorded in comprehensive income (loss)	(698)	—	—	—	(698)
Changes in assets and liabilities arising from continuing operations, net of acquisitions:
Accounts receivable	(8,051)	971	(7,267)	16,881	2,534
Prepaid and other assets	1,089	(24)	201	—	1,266
Accounts payable	9,729	3,669	4,762	(17,260)	900
Accrued interest payable	(552)	1,085	(27)	—	506
Other accrued liabilities	375	53	1,207	5	1,640
Income taxes	(3,428)	(765)	(20)	4,592	379
Other assets/liabilities	6	(293)	(209)	—	(496)

Total adjustments	(50,136)	(52,123)	39,475	105,177	42,393

Net cash provided by (used in) operating activities	(36,897)	633	83,172	8,724	55,632

Consolidating Statement of Cash Flows, (continued) For the Year Ended December 31, 2002
(dollars in thousands)

	FairPoint Communications	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated Balances
Cash flows from investing activities of continuing operations:
Acquisition of property, plant and equipment	84	(755)	(38,132)	—	(38,803)
Proceeds from sale of property, plant and equipment	—	120	257	—	377
Distributions from investments	—	460	8,558	—	9,018
Payment on covenants not to compete	—	—	(805)	—	(805)
Acquisition of investments	—	—	(493)	—	(493)
Proceeds from sale of investments	395	—	53	—	448

Net cash provided by (used in) investing activities of continuing operations	479	(175)	(30,562)	—	(30,258)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of long-term debt	129,080	—	—	—	129,080
Repayment of long-term debt	(133,731)	(5,000)	(1,829)	—	(140,560)
Repurchase of shares of common stock subject to put options	(1,000)	—	—	—	(1,000)
Loan origination costs	(63)	—	—	—	(63)
Corporate restructuring	76,433	(78,465)	2,032	—	—
Dividends paid to minority stockholders	—	—	(3)	—	(3)
Investment in subsidiaries/from parent	—	52,946	(52,946)	—	—
Common stock dividends paid	52,399	(52,399)	—	—	—
Capital contributed from parent	(85,569)	85,569	—	—	—

Net cash provided by (used in) financing activities of continuing operations	37,549	2,651	(52,746)	—	(12,546)

Net cash contributed (from) to continuing operations (to) from discontinued operations	—	(2,341)	712	(8,724)	(10,353)
Net increase in cash	1,131	768	576	—	2,475
Cash, beginning of year	(696)	2	3,613	—	2,919

Cash, end of year	$435	770	4,189	—	5,394

Consolidating Statement of Operations, For the Year Ended December 31, 2001
(dollars in thousands)

	FairPoint	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Revenues	$8,603	40,887	220,980	(40,294)	230,176
Operating expenses:
Operating expenses	8,825	24,185	120,549	(37,796)	115,763
Depreciation & Amortization	684	10,726	43,671	—	55,081
Stock based compensation	1,337	—	—	—	1,337

Total operating expenses	10,846	34,911	164,220	(37,796)	172,181
Income (loss) from operations	(2,243)	5,976	56,760	(2,498)	57,995
Other income (expense):
Net gain (loss) on sale of investments and other assets	1,297	(3,424)	1,479	—	(648)
Interest and dividend income	391	372	1,235	—	1,998
Interest expense	(74,265)	(15)	(2,034)	—	(76,314)
Equity in net earnings of investees	(1)	(15)	4,946	—	4,930
Realized and unrealized losses on interest rate swaps	(12,873)	—	—	—	(12,873)
Other nonoperating income (expense), net	(151,053)	40,084	(150)	111,042	(77)

Total other income (expense)	(236,504)	37,002	5,476	111,042	(82,984)

Income (loss) from continuing operations before income taxes	(238,747)	42,978	62,236	108,544	(24,989)
Income tax benefit (expense)	27,147	(4,343)	(22,887)	(348)	(431)
Minority interest	—	—	—	(2)	(2)

Income (loss) from continuing operations	(211,600)	38,635	39,349	108,194	(25,422)
Discontinued operations:
Income (loss) from discontinued operations	—	(92,967)	671	1,402	(90,894)
Income (loss) on disposal of assets of discontinued operations	—	(96,732)	—	1,448	(95,284)
Income (loss) from discontinued operations	—	(189,699)	671	2,850	(186,178)

Net income (loss)	(211,600)	(151,064)	40,020	111,044	(211,600)
Other comprehensive loss
Available for sale securities	—	(118)	—	—	(118)
Cash flow hedges	(2,569)	—	—	—	(2,569)

Comprensive income (loss)	$(214,169)	(151,182)	40,020	111,044	(214,287)

Consolidating Statement of Cash Flows, For the Year Ended December 31, 2001
(dollars in thousands)

	FairPoint Communications	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated Balances
Cash flows from operating activities:
Net income (loss)	$(211,600)	(151,064)	40,020	111,044	(211,600)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities of continuing operations:
(Income) loss from discontinued operations	—	189,699	(671)	(2,850)	186,178
Depreciation and amortization	684	10,726	43,671	—	55,081
Amortization of debt issue costs	4,009	1	8	—	4,018
Provision for uncollectible revenue	—	—	1,035	—	1,035
Income (loss) from equity method investments	1	15	(4,946)	—	(4,930)
Deferred income taxes	(14,159)	(1,326)	2,012	13,473	—
Deferred patronage dividends	(260)	(4)	(130)	—	(394)
Minority interest in income of subsidiaries	151,062	(40,017)	—	(111,043)	2
Net loss (gain) on sale of investments and other assets	(1,297)	3,424	(1,479)	—	648
Amortization of investment tax credits	—	—	(138)	—	(138)
Stock based compensation	1,337	—	—	—	1,337
Change in fair value of interest rate swaps and reclassificaiton of transition adjustment recorded in comprehensive income (loss)	8,134	—	—	—	8,134
Changes in assets and liabilities arising from continuing operations, net of acquisitions:
Accounts receivable	56,167	857	39,730	(96,047)	707
Prepaid and other assets	(1,096)	86	71	—	(939)
Accounts payable	(42,569)	229	(51,421)	93,586	(175)
Accrued interest payable	269	—	(36)	—	233
Other accrued liabilities	1,003	826	(5,838)	—	(4,009)
Income taxes	3,678	1,747	(3,081)	(2,038)	306
Other assets/liabilities	—	—	223	—	223

Total adjustments	166,963	166,263	19,010	(104,919)	247,317

Net cash provided by (used in) operating activities of continuing operations	(44,637)	15,199	59,030	6,125	35,717

Cash flows from investing activities of continuing operations:
Acquisition of telephone properties, net of cash acquired	—	(24,108)	5,246	—	(18,862)
Acquisition of property, plant and equipment	(1,220)	(559)	(41,396)	—	(43,175)
Proceeds from sale of property, plant and equipment	—	—	131	—	131
Distributions from investments	—	—	5,013	—	5,013
Payment on covenants not to compete	—	—	(945)	—	(945)
Acquisition of investments	—	—	(652)	—	(652)
Proceeds from sale of investments and other assets	1,178	1	150	—	1,329

Net cash used in investing activities of continuing operations	(42)	(24,666)	(32,453)	—	(57,161)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of long-term debt	316,215	—	—	—	316,215
Repayment of long-term debt	(209,408)	(122)	(2,443)	—	(211,973)
Purchase of shares of common stock subject to put options	(975)	—	—	—	(975)
Loan origination costs	(2,322)	—	—	—	(2,322)
Proceeds from the exercise of stock options	300	—	—	—	300
Repayment of capital lease obligation	(11)	—	—	—	(11)
Investment in subsidiaries/from parent	—	29,462	(29,462)	—	—
Common stock dividends paid	41,938	(41,938)	—	—	—
Capital contributed from parent	(99,194)	97,653	1,541	—	—

Net cash provided by (used in) financing activities of continuing operations	46,543	85,055	(30,364)	—	101,234

Net cash contributed (from) to continuing operations (to) from discontinued operations	—	(75,587)	1,885	(7,160)	(80,862)

Net increase (decrease) in cash	1,864	1	(1,902)	(1,035)	(1,072)
Cash, beginning of year	(2,557)	4	6,544	—	3,991

Cash, end of year	$(693)	5	4,642	(1,035)	2,919

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

Financial Statements

Years Ended December 31, 2003, 2002 and 2001

Orange County—
Poughkeepsie Limited
Partnership

Independent Auditors' Report

Financial Statements
Years Ended December 31, 2003, 2002 and 2001

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

TABLE OF CONTENTS

Page
INDEPENDENT AUDITORS' REPORT	F-59
Balance Sheets	F-60
December 31, 2003 and 2002
Statements of Operations	F-61
For the years ended December 31, 2003, 2002 and 2001
Statements of Changes in Partners' Capital	F-62
For the years ended December 31, 2003, 2002 and 2001
Statements of Cash Flows	F-63
For the years ended December 31, 2003, 2002 and 2001
Notes to Financial Statements	F-64–F-70

INDEPENDENT AUDITORS' REPORT

To the Partners of Orange County—Poughkeepsie Limited Partnership:

We have audited the accompanying balance sheets of Orange County—Poughkeepsie Limited Partnership (the "Partnership") as of December 31, 2003 and 2002, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/  DELOITTE & TOUCHE LLP

New York, New York
February 23, 2004

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

BALANCE SHEETS
DECEMBER 31, 2003 AND 2002
(Dollars in Thousands)

	2003	2002
ASSETS
CURRENT ASSETS:
Accounts receivable, net of allowances of $20 and $1 in 2003 and 2002, respectively	$73	$117
Unbilled revenue	866	1,125
Due from general partner	19,766	33,881
Prepaid expenses and other current assets	48	34

Total current assets	20,753	35,157
PROPERTY, PLANT AND EQUIPMENT—Net	29,622	29,473
DEFERRED CHARGES AND OTHER ASSETS—Net	1	2

TOTAL ASSETS	$50,376	$64,632

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$348	$1,235
Advance billings	310	247

Total current liabilities	658	1,482
COMMITMENTS AND CONTINGENCIES (NOTES 5 and 7)
PARTNERS' CAPITAL	49,718	63,150

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$50,376	$64,632

See notes to financial statements.

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(Dollars in Thousands)

	2003	2002	2001
OPERATING REVENUE:
Service revenue	$144,643	$114,591	$81,952
OPERATING COSTS AND EXPENSES:
Cost of service	17,248	11,652	9,691
General and administrative	2,123	2,900	2,625
Depreciation and amortization	5,179	4,225	3,583

Total operating costs and expenses	24,550	18,777	15,899

OPERATING INCOME	120,093	95,814	66,053
INTEREST AND OTHER INCOME—Net	1,475	1,555	1,167

NET INCOME	$121,568	$97,369	$67,220

See notes to financial statements.

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(Dollars in Thousands)

			Limited Partners
	General Partner
				Warwick Valley Telephone Company
	NYNEX Mobile Limited Partnership 2	Verizon Wireless of the East LP	Taconic Telephone Corporation		Total Partners' Capital
BALANCE, JANUARY 1, 2001	$41,277	$—	$3,642	$3,642	$48,561
Net income	57,138	—	5,041	5,041	67,220
Distribution to partners	(59,500)	—	(5,250)	(5,250)	(70,000)

BALANCE, DECEMBER 31, 2001	38,915	—	3,433	3,433	45,781
Net income	46,092	36,671	7,303	7,303	97,369
Distribution to partners	(25,500)	(42,500)	(6,000)	(6,000)	(80,000)
Transfer of Partnership interest	(59,507)	59,507	—	—	—

BALANCE, DECEMBER 31, 2002	—	53,678	4,736	4,736	63,150
Net income	—	103,332	9,118	9,118	121,568
Distribution to partners	—	(114,750)	(10,125)	(10,125)	(135,000)

BALANCE, DECEMBER 31, 2003	$—	$42,260	$3,729	$3,729	$49,718

See notes to financial statements.

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(Dollars in Thousands)

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$121,568	$97,369	$67,220
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts receivable, net of recoveries	30	0	(31)
Depreciation and amortization	5,179	4,225	3,583
Changes in certain assets and liabilities:
Accounts receivable	14	378	1,795
Unbilled revenue	259	420	(433)
Prepaid expenses and other current assets	(14)	104	(30)
Deferred charges and other assets	1	3	2
Accounts payable and accrued liabilities	(887)	901	(1,646)
Advance billings	63	51	24

Net cash provided by operating activities	126,213	103,451	70,484

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,328)	(7,706)	(4,887)
Proceeds from sale of property, plant and equipment	—	64	—

Net cash used in investing activities	(5,328)	(7,642)	(4,887)

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease (increase) in due from general partner, net	14,115	(15,809)	4,403
Distribution to partners	(135,000)	(80,000)	(70,000)

Net cash used in financing activities	(120,885)	(95,809)	(65,597)

INCREASE IN CASH	—	—	—
CASH, BEGINNING OF YEAR	—	—	—

CASH, END OF YEAR	$—	$—	$—

See notes to financial statements.

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
(Dollars in Thousands)

1.    ORGANIZATION AND MANAGEMENT

        Orange County—Poughkeepsie Limited Partnership—Orange County—Poughkeepsie Limited Partnership (the "Partnership") was formed in 1987. The principal activity of the Partnership is providing wholesale cellular service to resellers who operate principally in the Orange County and Poughkeepsie, New York service areas.

        The partners and their respective ownership percentages as of December 31, 2003 are as follows:

Managing and general partner:
Verizon Wireless of the East LP*	85.0%
Limited partners:
Taconic Telephone Corporation ("Taconic")	7.5%
Warwick Valley Telephone Company ("Warwick")	7.5%

*
Prior to August 15, 2002 NYNEX Mobile LP 2 was the managing and general partner of the Partnership. On August 15, 2002 NYNEX Mobile LP 2 transferred its 85% partnership interest to its affiliate, Verizon Wireless of the East LP. Verizon Wireless of the East LP is a partnership between Verizon Wireless of Georgia LLC (the General Partner) and Verizon Wireless Acquisition South LLC (the LP), which hold a controlling interest, and Price Communications which has a preferred interest. Verizon Wireless of the East LP is a partnership which is consolidated by Cellco Partnership (d/b/a Verizon Wireless) ("Cellco").

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Revenue Recognition—The Partnership earns revenue by providing access to the network (access revenue) and for usage of the network (airtime/usage revenue), which includes roaming and long distance revenue. In general, access revenue is billed one month in advance and is recognized when earned; the unearned portion is classified in advance billings. Airtime/usage revenue, roaming revenue and long distance revenue are recognized when service is rendered and included in unbilled revenue until billed. The Partnership's revenue recognition policies are in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements and Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition.

        Approximately 98%, 98%, and 96% of the Partnership's 2003, 2002 and 2001 revenue is affiliate revenue due to the fact that Cellco is the Partnership's primary reseller. The wholesale rates charged to Cellco do not necessarily reflect current market rates. The Partnership continues to re-evaluate the rates and expects these rates to be reduced in the future consistent with market trends and the terms of the limited partnership agreement (See Note 4).

        Cellular service revenues resulting from a cellsite agreement with Cellco are recognized based upon an allocation of airtime minutes (See Note 4).

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allocations, allowance for uncollectible accounts receivable, unbilled revenue, depreciation and amortization, useful life and impairment of assets, accrued expenses, taxes, and contingencies. Estimates and assumptions are periodically reviewed and the effects of any material revisions are reflected in the financial statements in the period that they are determined to be necessary.

        Operating Expenses—Operating expenses include expenses incurred directly by the Partnership, as well as an allocation of administrative and operating costs incurred by the general partner or its affiliates on behalf of the Partnership. Services performed on behalf of the Partnership are provided by employees of Cellco. These employees are not employees of the Partnership and therefore, operating expenses include direct and allocated charges of salary and employee benefit costs for the services provided to the Partnership. The Partnership believes such allocations, based on the Partnership's percentage of customers or gross adds, as applicable, are reasonable.

        Property, Plant and Equipment—Property, plant and equipment primarily represents costs incurred to construct and enhance Mobile Telephone Switching Offices ("MTSOs") and cell sites within the Partnership's network. The cost of property, plant and equipment is depreciated over its estimated useful life using the straight-line method of accounting. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease. Major improvements to existing plant and equipment are capitalized. Routine maintenance and repairs that do not extend the life of the plant and equipment are charged to expense as incurred.

        Upon the sale or retirement of property, plant and equipment, the cost and related accumulated depreciation or amortization is eliminated from the accounts and any related gain or loss is reflected in the Statements of Operations.

        Network engineering costs incurred during the construction phase of the Partnership's network and real estate properties under development are capitalized as part of property, plant and equipment and recorded as construction in progress until the projects are completed and placed into service.

        FCC Licenses—The Federal Communications Commission ("FCC") issues licenses that authorize cellular carriers to provide service in specific cellular geographic service areas. The FCC grants licenses for terms of up to ten years. In 1993 the FCC adopted specific standards to apply to cellular renewals, concluding it will reward a license renewal to a cellular licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The current term of both of the Partnership's FCC licenses expire in January 2008. Both of the Partnership's licenses are recorded on the books of Cellco. Cellco believes it will be able to meet all requirements necessary to secure renewal of the Partnership's cellular licenses.

        Valuation of Assets—Long-lived assets, including property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

        The FCC licenses recorded on the books of Cellco are evaluated for impairment, by Cellco, under the guidance set forth in Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." The FCC licenses are treated as an indefinite life intangible asset under the provisions of SFAS No. 142 and are not amortized, but rather are tested for impairment annually or between annual dates, if events or circumstances warrant. All of the licenses in Cellco's nationwide footprint are tested in the aggregate for impairment under SFAS No. 142. When testing the carrying value of the wireless licenses for impairment, Cellco determines the fair value of the aggregated wireless licenses by subtracting from enterprise discounted cash flows (net of debt) the fair value of all of the other net tangible and intangible assets of Cellco, including previously unrecognized intangible assets. If the fair value of the aggregated wireless licenses as determined above is less than the aggregated carrying amount of the licenses, an impairment will be recognized by Cellco. Any impairment loss recognized by Cellco will be allocated to its consolidated subsidiaries based upon a reasonable methodology. No impairment was recognized in 2003 and 2002. Future tests for impairment will be performed by Cellco at least annually and more often if events or circumstances warrant.

        Concentrations—To the extent the Partnership's customer receivables become delinquent, collection activities commence. The general partner accounts for 88.8% and 88.2% of the accounts receivable balance at December 31, 2003, and 2002 respectively. The Partnership maintains an allowance for losses based on the expected collectibility of accounts receivable.

        Approximately 98%, 98%, and 96% of the Partnership's 2003, 2002 and 2001 revenue is affiliate revenue.

        The general partner relies on local and long-distance telephone companies, some of whom are related parties, and other companies to provide certain communication services. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse impact on the Partnership's operating results.

        Although the general partner attempts to maintain multiple vendors for equipment, which are important components of its operations, they are currently acquired from only a few sources. Certain of these products are in turn utilized by the Partnership and are important components of the Partnership's operations. If the suppliers are unable to meet the general partner's needs as it builds out its network infrastructure and sells service and equipment, delays and increased costs in the expansion of the Partnership's network infrastructure or losses of potential customers could result, which would adversely affect operating results.

        Financial Instruments—The Partnership's trade receivables and payables are short-term in nature, and accordingly, their carrying value approximates fair value.

        Income Taxes—The Partnership is not a taxable entity for Federal and state income tax purposes. Any taxable income or loss is apportioned to the partners based on their respective partnership interests and is reported by them individually.

        Segments—The Partnership has one reportable business segment and operates domestically only. The Partnership's products and services are materially comprised of wireless telecommunications services.

        Due from General Partner—Due from General Partner principally represents the Partnership's cash position. The general partner manages all cash and financing activities of the Partnership. As such, the change in Due from General Partner is reflected as a financing activity in the Statements of Cash Flows. Additionally, administrative and operating costs incurred by the general partner on behalf of the Partnership are charged to the Partnership through this account. Interest income is based on the average monthly outstanding balance in this account and is calculated by applying Cellco's average cost of borrowing from Verizon Global Funding, a wholly owned subsidiary of Verizon Communications. The cost of borrowing was approximately 5.0%, 5.5%, and 4.6% at December 31, 2003, 2002 and 2001, respectively. Included in Other Income, Net is net interest income related to the Due from General Partner balance of $1,472, $1,553 and $1,167 for the years ended December 31, 2003, 2002 and 2001, respectively.

        Recently Issued Accounting Pronouncements—In June 2001, the Financial Accounting Standards Board, ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." This standard requires entities to recognize the fair value of any legal obligation associated with the retirement of long-lived assets and to capitalize that amount as a part of the book value of the long-lived asset. That cost is then depreciated over the remaining life of the underlying long-lived asset. The Partnership adopted the standard January 1, 2003. The adoption of SFAS No. 143 had no material effect on the Partnership's financial statements.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This standard re-addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It concludes that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The Partnership adopted the standard effective January 1, 2002. The adoption of SFAS No. 144 had no material effect on the Partnership's financial statements.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This standard nullifies Emerging Issue Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This standard requires the recognition of a liability for a cost associated with an exit or disposal activity at the time the liability is incurred, rather than at the commitment date to exit a plan as required by EITF 94-3. The Partnership adopted this standard January 1, 2003. The adoption of SFAS No. 146 had no material effect on the Partnership's financial statements.

        In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This standard establishes guidance for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial statement embodies an obligation of the issuer. Many of those instruments were previously classified as equity.

This standard was effective for financial instruments entered into or modified after May 31, 2003. For existing instruments created before the issuance date of this statement, this standard was effective July 1, 2003. The adoption of SFAS 150 had no material effect on the Partnership's financial statements.

        Reclassifications—Certain reclassifications have been made to the 2002 and 2001 year financial statements to conform to the current year presentation.

        Distributions—The Partnership is required to make distributions to its partners on a quarterly basis based upon the Partnership's operating results, cash availability and financing needs as determined by the general partner at the date of the distribution. In January 2004, the Partnership made a distribution of $22 million to its partners.

3.    PROPERTY, PLANT AND EQUIPMENT, NET

        Property, plant and equipment, net, consists of the following:

		December 31,
(Dollars in Thousands)
	Useful Lives	2003	2002
Buildings and improvements	10-40 years	$11,245	$10,521
Wireless plant equipment	3-15 years	44,525	40,502
Furniture, fixtures and equipment	2-7 years	318	318

		56,088	51,341
Less accumulated depreciation		(26,466)	(21,868)

Property, plant and equipment, net		$29,622	$29,473

        Property, plant, and equipment, net, includes the following:

        Allocated capitalized network engineering costs of $415 and $466 were recorded during the years ended December 31, 2003 and 2002 respectively.

        Construction-in-progress included in certain of the classifications shown above, principally wireless plant equipment, amounted to $852 and $2,373 at December 31, 2003 and 2002 respectively.

        Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $5,179, $4,225 and $3,582 respectively.

4.    TRANSACTIONS WITH AFFILIATES

        Significant transactions with affiliates are summarized as follows:

	Years Ended December 31,
(Dollars in Thousands)
	2003	2002	2001
Revenue:
Operating revenues (b)	$138,796	$109,232	$76,609
Cellsite allocated revenues (c)	2,963	3,037	1,981
Cost of Service:
Direct telecommunication charges (a)	274	302	335
Allocation of cost of service (a)	3,315	1,105	1,737
Allocation of switch usage cost (a)	7,256	5,077	3,760
Selling, General and Administrative:
Allocation of certain general and
administrative expenses (a)	1,797	1,399	1,497

(a)
Expenses were allocated based on the Partnership's percentage of customers, gross adds or minutes of use where applicable. The Partnership believes the allocations are reasonable.

(b)
Affiliate operating revenues primarily represent revenues generated from transactions with Cellco, the Partnership's primary reseller. The wholesale rates charged to Cellco do not necessarily reflect current market rates. The Partnership continues to re-evaluate the rates and expects these rates to be reduced in the future consistent with market trends and the terms of the limited partnership agreement.

(c)
Cellsite allocated revenues, based on the Partnership's percentage of minutes of use, result from the Partnership sharing a cell site with the Catskills RSA Limited Partnership, an affiliate entity.

5.    COMMITMENTS

        The general partner, on behalf of the Partnership, and the Partnership have entered into operating leases for facilities and equipment used in its operations. Some lease contracts include renewal options that include rent expense adjustments based on the Consumer Price Index. For the years ended December 31, 2003, 2002 and 2001, the Partnership recognized a total of $1,234, $1,100 and $934, respectively, as rent expense related to payments under these operating leases, which is included in cost of service and general and administrative expenses in the accompanying Statements of Operations.

        Future minimum rental commitments under noncancelable operating leases, excluding renewal options which the Partnership intends to exercise, for the years shown are as follows:

(Dollars in Thousands)
Years	Amount
2004	$1,248
2005	1,161
2006	1,062
2007	878
2008	764
2009 and thereafter	851

Total minimum payments	$5,964

        From time to time the general partner enters into purchase commitments, primarily for network equipment, on behalf of the Partnership.

6.    VALUATION AND QUALIFYING ACCOUNTS

(Dollars in Thousands)	Balance at Beginning of the Year	Additions Charged to Operations	Write-offs Net of Recoveries	Balance at End of the Year
Accounts Receivable Allowances:
2002	$—	$1	$—	$1
2003	1	49	(30)	20

7.    CONTINGENCIES

        Cellco is subject to lawsuits and other claims including class actions, product liability, patent infringement, intellectual property, antitrust, partnership disputes, and claims involving relations with resellers and agents. Cellco is also defending lawsuits against Cellco and other participants in the wireless industry alleging various adverse effects as a result of wireless phone usage. Various consumer class action lawsuits allege that the Cellco breached contracts with consumers, violated certain state consumer protection laws and other statutes and defrauded customers through concealed or misleading billing practices. Certain of these lawsuits and other claims may impact the Partnership. These litigation matters may involve indemnification obligations by third parties and/or affiliated parties covering all or part of any potential damage awards against Cellco and the Partnership and/or insurance coverage. Attorneys general in a number of states are investigating certain sales, marketing and advertising practices. All of the above matters are subject to many uncertainties, and outcomes are not predictable with assurance.

        The Partnership may be allocated a portion of the damages that may result upon adjudication of these matters if the claimants prevail in their actions. Consequently, the ultimate liability with respect to these matters at December 31, 2003 cannot be ascertained. The potential effect, if any, on the financial condition and results of operations of the Partnership, in the period in which these matters are resolved, may be material.

        In addition to the aforementioned matters, Cellco is subject to various other legal actions and claims in the normal course of business. While Cellco's legal counsel cannot give assurance as to the outcome of each of these matters, in management's opinion, based on the advice of such legal counsel, the ultimate liability with respect to any of these actions, or all of them combined, will not materially affect the financial position or operating results of the Partnership.

******

RSA 2-I PARTNERSHIP

Finanical Statements

INDEPENDENT AUDITORS' REPORT

To the Partners of
Illinois Valley Cellular RSA 2-I Partnership

        We have audited the accompanying balance sheets of Illinois Valley Cellular RSA 2-I Partnership (an Illinois partnership) as of December 31, 2002 and 2001, and the related statements of income, partners' capital, and cash flows for each of three years in the period ended December 31, 2002. These financial statements are the responsibility of the Operating Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illinois Valley Cellular RSA 2-I Partnership as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KIESLING ASSOCIATES LLP
Madison, Wisconsin
March 1, 2003

ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP

BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$117,870	$102,338
Accounts receivable
Due from customers
Less allowance of $116,500 and $110,000, respectively	1,079,795	1,176,246
Affiliates	233,674	115,664
Other	58,018	65,137
Prepaids	97,384	3,446

	1,586,741	1,462,831

PROPERTY AND EQUIPMENT
Plant in service	13,342,101	11,149,052
Less accumulated depreciation	(6,833,198)	(6,022,436)

	6,508,903	5,126,616
Plant under construction	5,704	5,845

	6,514,607	5,132,461

OTHER NONCURRENT ASSETS
Investments	159,144	235,647

TOTAL ASSETS	$8,260,492	$6,830,939

ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP

BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
Current portion of long-term debt	$—	$659,340
Capital lease obligation	21,287	—
Notes Payable	1,000,000	—
Accounts Payable:
Trade	204,101	24,314
Affiliates	608,248	316,154
Other	290,254	244,508
Accrued liabilities—affiliate	136,559	98,078
Accrued commissions	71,288	76,912
Advance billings	279,853	246,652
Other	168,064	122,044

	2,779,654	1,788,002

LONG-TERM OBLIGATIONS
Capital lease obligation	96,620

PARTNERS' CAPITAL	5,384,218	5,042,937

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$8,260,492	$6,830,939

The accompanying notes are an integral part of these financial statements

ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

STATEMENTS OF INCOME
Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
OPERATING REVENUES
Retail service	$6,513,308	$6,123,233	$6,095,261
Roamer service	3,131,185	4,020,995	3,184,181
Equipment sales	181,442	180,670	149,909
Miscellaneous services	1,069,743	906,974	693,533

	10,895,678	11,231,872	10,122,884

OPERATING EXPENSES
Cost of services	4,572,661	4,358,681	3,439,668
Cost of equipment sales	1,017,085	937,143	890,065
Selling, general and administrative	3,986,972	3,723,723	3,229,256
Depreciation	956,339	748,968	772,698

	10,533,257	9,768,515	8,331,687

OPERATING INCOME	362,421	1,463,357	1,791,197

OTHER INCOME (EXPENSES)
Interest expense	(43,862)	(78,081)	(154,861)
Interest during construction	9,534	—	—
Other, net	13,188	28,039	33,284

	(21,140)	(50,042)	(121,577)

NET INCOME	$341,281	$1,413,315	$1,669,620

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

STATEMENTS OF PARTNERS' CAPITAL
December 31, 2002, 2001, and 2000

Total
Balance at December 31, 1999	$2,859,792
Net income	1,669,620
Distribution	(549,994)

Balance at December 31, 2000	3,979,418
Net income	1,413,315
Distribution	(349,796)

Balance at December 31, 2001	5,042,937
Net income	341,281

Balance at December 31, 2002	$5,384,218

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

STATEMENTS OF CASH FLOWS
Years Ended December 31, 2002, 2001, and 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$341,281	$1,413,315	$1,669,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	956,539	748,968	772,698
Provision for losses on accounts receivable	(6,500)	(24,000)	(8,000)
Changes in assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(7,940)	(225,823)	(9,609)
Prepaids	(93,938)	—	—
Increase (Decrease) in:
Accounts payable	517,627	102,857	(135,409)
Other	112,078	95,298	(47,291)

Net cash provided by operating activities	1,819,147	2,110,615	2,242,009

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(2,214,901)	(995,505)	(889,583)
Proceeds from the sale of investments, net	76,503	87,431	88,012

Net cash used in investing activities	(2,138,398)	(908,074)	(801,571)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	1,000,000	—	—
Repayment of long-term borrowings	(659,340)	(801,751)	(933,040)
Payments of capital lease obligations	(5,877)	—	—
Partnership distribution	—	(349,796)	(549,994)

Net cash provided by/(used in) financing activities	334,783	(1,151,547)	(1,483,034)

Net Increase (Decrease) in Cash and Cash Equivalents	15,532	50,994	(42,596)
Cash and Cash Equivalents at Beginning of Year	102,338	51,344	93,940

Cash and Cash Equivalents at End of Year	$117,870	$102,338	$51,344

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

        The Illinois Valley Cellular RSA 2-I Partnership (Partnership) is organized pursuant to the provisions of the Illinois Uniform Partnership Act. The Partnership was formed on November 8, 1989, to fund, establish, and provide cellular service within a portion of the Illinois RSA 2 Cellular Geographic Service Area. At December 31, 2002, 2001, and 2000, the general partners and their respective ownership percentages in the Partnership were as follows:

Partner	Percentage
Verizon Wireless	40.00%
CENCOMM, Inc.	6-2/3
C-R Cellular, Inc.	6-2/3
DePue Communications, Inc.	6-2/3
Gemcell, Inc.	6-2/3
Gridley Cellular, Inc.	6-2/3
Leonore Cellular, Inc.	6-2/3
Marseilles Cellular, Inc.	6-2/3
McNabb Cellular, Inc.	6-2/3
Tonica Cellular, Inc.	6-2/3

100.00%

        Marseilles Cellular, Inc. (MC) was elected by the Partnership to serve as the operating and network partner of the Partnership.

        The partners make capital contributions, share in the operating results, and receive distributions from the Partnership in accordance with their respective ownership percentages.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accounting policies of the Partnership conform to accounting principles generally accepted in the United States of America. Management uses estimates and assumptions in preparing its financial statements. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from those estimates.

Property and Equipment

        The Partnership's property and equipment is stated at cost, including labor and overheads associated with construction and capitalized interest.

        Depreciation is computed by applying the straight-line method. The estimated service lives for depreciable plant and equipment are: 10 to 20 years for cell site towers and shelter; 7 to 10 years for radio frequency equipment, electronic mobile exchange and base site controller equipment; 7 to 10 years for furniture and fixtures; and 3 to 5 years for computer equipment.

        When depreciable properties are sold, or otherwise disposed of, any resulting gains or losses are included in the determination of income.

Long-Lived Assets

        The Partnership recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

Revenue Recognition

        The Partnership earns revenue by providing access to the cellular network (access revenue) and for usage of the cellular network (airtime and toll revenue). Access revenue is billed one month in advance and is recognized when earned. Airtime (including roaming) and toll revenues are recognized when the services are rendered. Other revenues are recognized when services are performed and include, primarily, connection revenues. Equipment sales are recognized upon delivery of the equipment to the customer.

        The Partnership generates revenue from charges to its customers when they use their cellular phones in other wireless providers' markets. Until 2002, the Partnership included this revenue on a net basis in cost of services in its statement of operations. Expense associated with this revenue, charged by third-party wireless providers, is also included in cost of services. The Partnership used this method because it has passed through to its customers most of the costs related to these revenues. However, the wireless industry and the Partnership have increasingly been using pricing plans that include flat rate pricing and larger home service areas. Under these types of plans, amounts charged to the Partnership by other wireless providers may not necessarily be passed through to its customers.

        In 2002, the Partnership adopted a policy to include these revenues as retail revenue rather than cost of services on a net basis. Roamer revenue includes only the revenue from other wireless providers' customers who use the Partnership's network. Retail revenue and cost of services of $881,197 and $985,702 for 2001 and 2000, respectively, were reclassified to conform to this presentation. This change in presentation has no impact on operating income, net income or partners' equity.

Expense Recognition

        Pursuant to the Partnership Agreement, expenses included in the Statements of Income represent expenses incurred by the Partnership, including an allocation of administrative and operations costs from the operating partner.

Income Taxes

        The Internal Revenue Code and applicable state statutes provide that income and expenses of a partnership are not separately taxable to the Partnership, but rather accrue directly to the partners. Accordingly, no provision for federal or state income taxes has been made in the financial statements.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expenses were $346,620, $294,841, and $337,750 in 2002, 2001, and 2000, respectively.

Cash Equivalents

        All highly liquid investments with a maturity of three months or less at the time of purchase are considered cash equivalents. The carrying value of cash and cash equivalents approximates its fair value due to the short maturity of the instruments.

Reclassifications

        Certain reclassifications have been made to the 2001 and 2000 financial statements to conform with the 2002 presentation.

NOTE 3. PROPERTY AND EQUIPMENT

        The components of property and equipment were as follows:

	2002	2001
Land and land improvements	$545,333	$541,618
Buildings	1,324,949	1,277,987
Electronic mobile exchange and base site controller equipment	3,955,971	3,462,373
Cell site towers and equipment	3,784,222	3,422,232
Radio frequency equipment	3,054,024	1,966,997
Other	677,602	477,845

Total property and equipment	13,342,101	11,149,052
Less accumulated depreciation	(6,833,198)	(6,022,436)

Net property and equipment	6,508,903	5,126,616
Plant under construction	5,704	5,845

Total net property and equipment	$6,514,607	$5,132,461

        Property and equipment and accumulated depreciation include $123,784 and $2,947, respectively, at December 31, 2002, for capital leases. Property and equipment acquired with capital leases in 2002 was $123,784.

NOTE 4. INVESTMENTS

        Investments include $65,934 and $146,109 at December 31, 2002 and 2001, respectively, of Rural Telephone Finance Cooperative (RTFC) subordinated capital certificates (SCC). Such SCC's were purchased from RTFC as a condition of obtaining long-term financing for the Partnership and are carried at cost. The SCC's are non-interest bearing and are returned as the related RTFC loan is repaid. The stock purchases were fully financed through the issuance of long-term debt obligations to RTFC. It is not practical to estimate the fair value for these investments due to a lack of quoted market prices.

NOTE 5. NOTES PAYABLE

        In 2002, the Partnership entered into a $1,000,000 revolving line of credit loan agreement with RTFC. While the agreement is scheduled to mature on the one year anniversary of the advance, the

Partnership may borrow, repay, and reborrow from time to time until the agreement expires on January 3, 2005. Interest is due quarterly and is based on the prevailing bank prime rate plus one and one-half percent or such lessor amount as determined by RTFC. The rate at December 31, 2002, was 5.8%. The agreement is subject to the provisions of the mortgage and security agreement described below. In addition, the aggregate amount of outstanding principal balance of all Partnership unsecured indebtedness is limited to $1,000,000 at any one time.

        The maximum amount of short-term borrowings at any month-end during 2002 was $1,000,000.

NOTE 6. LONG-TERM DEBT

        Long-term debt consists of:

2001
RTFC notes—variable rate	$513,032
RTFC notes—variable rate	146,308

Total long-term debt	659,340
Less current portion	(659,340)

$—

        The mortgage notes outstanding at December 31, 2001, are to be repaid in equal quarterly installments covering principal and interest beginning two to five years after date of issue and expiring by 2002. The interest rate on the debt is a variable rate established periodically by the RTFC. The rate at December 31, 2001, was 5.3%.

        Substantially all assets of the Partnership are pledged as security under the mortgage and security agreement with the RTFC.

        The mortgage and security and loan agreements underlying the RTFC notes contain certain restrictions on Partnership distributions, return of partner capital contributions, and investment in, or loans to others. In 2000, the Partnership received a waiver from the lender to make partnership distributions. Also included in the loan agreement is a provision which requires the partners to infuse, on an ongoing basis, the greater of sufficient amounts of equity to accommodate any cash shortfalls or certain specified amounts. Further, the Partnership is required, under the loan agreement, to achieve a debt service coverage ratio of not less than 1.25.

        Of the funds available under the RTFC approved loans, including amendments, all amounts were advanced as of December 31, 2002.

        Cash paid for interest net of amounts capitalized for 2002, 2001, and 2000, totaled $25,021, $92,928, and $158,095, respectively.

        The fair value of the partnership debt is estimated based on the discounted value of future cash flows expected to be paid using current rates of borrowing for similar types of debt. The fair value of debt approximates carrying value at December 31, 2002 and 2001.

NOTE 7. RELATED PARTY TRANSACTIONS

        MC, as operating and network partner, performed certain technical, professional, and administrative services on behalf of the Partnership. In accordance with the Partnership Agreement, MC is reimbursed by the Partnership for the Partnership's share of these costs. MC allocates these costs to the various cellular systems to which they provide service based on each entity's customer access lines. Reimbursed expenses in 2002, 2001, and 2000 were $2,224,397, $1,944,325, and $1,725,222, respectively. These reimbursed expenses are classified and presented under the Operating Expenses category to which each relates.

        In addition, $276,062, $252,406, and $223,877 were paid to an affiliate of MC for contract labor, interest, and other services in 2002, 2001, and 2000, respectively.

        Certain cellular equipment sold to subscribers by the Partnership is provided to the Partnership by a related entity at cost. Cost of goods sold is recorded by the Partnership at the time of sale.

        The Partnership has an arrangement with Illinois Valley Cellular RSA 2, Inc. (Switching Company) to provide switching services to the Partnership. The stockholders of the Switching Company own 53% of the Partnership. In 2002, switching and toll roaming services of $546,600 and $1,716,618, respectively, were provided to the Partnership. These services in 2001 were $455,250 and $1,592,348, respectively, and in 2000 were $423,525 and $1,004,834, respectively. The Switching Company received $511,669, $334,881, and $293,108 of access and billing and collecting services from the Partnership in 2002, 2001, and 2000, respectively.

NOTE 8. CONCENTRATIONS OF CREDIT RISK

        Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally of cash equivalents and accounts receivable. The Partnership grants credit to cellular customers located primarily within its portion of the Illinois RSA 2 cellular geographic service area, to other cellular carriers, and to other telecommunications carriers.

        The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. The Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

        Retail service revenues are derived from customers located primarily within the Partnership's portion of the Illinois RSA 2 cellular geographic service area. The Partnership grants credit to these customers, substantially all of whom are local residents of this geographic area.

        Roamer cellular revenues are derived under arrangements with other wireless carriers (roaming partners) whose customers use the Partnership's network to place or complete calls. Roaming revenues from Verizon Wireless accounted for 21%, 31%, and 22% of total operating revenues in 2002, 2001, and 2000, respectively.

NOTE 9. LEASE COMMITMENTS

        Future minimum rental payments under leases for facilities have initial non-cancelable lease terms at December 31, 2002 as follows:

	Capitalized Leases	Operating Leases
2003	$32,612	$154,200
2004	30,103	145,200
2005	30,104	130,400
2006	30,104	113,180
2007	20,069	65,750
Thereafter	—	—

Total minimum lease payments	$142,992	$608,730
Less amount representing interest	25,085

Present value of minimum lease payments including current maturities of $21,287	$117,907

        The cell site leases are renewable for four additional five-year periods under similar terms at the end of the initial term. Lease terms provide for certain adjustments of the payments in the renewal periods.

        The Partnership has an office building lease with an affiliate of MC for an initial term of five years. The Partnership's portion of the annual base rental, included in the future minimum rental payments above, is $68,400. A contingent rental provision allows for increases in base rent for real estate taxes and operating costs in excess of base operating costs. The agreement includes an option to extend the lease for an additional five years.

        Rental expense for all cancelable and non-cancelable operating leases totaled $199,503, $139,150, and $114,856 in 2002, 2001, and 2000, respectively.

NOTE 10. ALLOWANCE FOR UNCOLLECTIBLES

        The Company uses the reserve method to recognize uncollectible customer accounts. The following activity has been recognized under this method.

	2002	2001	2000
Balance, December 31	$110,000	$134,000	$142,000
Provision for uncollectibles	67,489	33,902	107,037
Accounts written off, net of recoveries	60,989	57,902	115,037

Balance, December 31	$116,500	$110,000	$134,000

NOTE 11. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following table presents summarized quarterly results.

	Quarter
	1st	2nd	3rd	4th
2002
Operating revenues	$2,665,525	$2,732,486	$2,784,279	$2,713,388
Operating income	$300,775	$181,779	$69,549	$(189,682)
Net income	$310,158	$175,016	$64,205	$(208,098)
2001
Operating revenues	$2,457,057	$2,897,386	$2,994,715	$2,882,714
Operating income	$238,467	$378,592	$402,836	$443,462
Net income	$222,770	$357,551	$387,483	$445,511

        Quarterly operating results are not necessarily representative of operations for a full year for various reasons, including seasonal variations in customer calling patterns and timing of promotional activities.

NOTE 12. RECENT ACCOUNTING DEVELOPMENTS

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of the liability for legal obligations associated with an asset retirement in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

        In April 2002, the FASB issued No. 145, "Rescission of FASB Statements No.4, 44, and 64, Amendment of FASB Statement No.13, and Technical Corrections." SFAS No. 145 rescinds FASB Statement No.4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No.64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers," and amends FASB Statement No. 13, "Accounting for Leases."

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures required in financial statements concerning obligations under certain guarantees. It also clarifies the requirements related to the recognition of liabilities by a guarantor at the inception of certain guarantees. The disclosure requirements of this interpretation were effective on December 31, 2002. No disclosures were required at December 31, 2002.

        The Partnership has not yet determined the impact the adoption of these Standards will have on its financial position, results of operations, and cash flows.

RSA 2-I PARTNERSHIP
Unaudited Financial Statements
For the six months ended June 30, 2003

RSA 2-I Balance Sheet (Unaudited) June 30, 2003

ASSETS
Current Assets
Cash & Cash Equivalents	$80,038
Accounts Receivable
Due from Customers
Less Allowance for Uncollectible of $164,402	1,653,482
Affiliates	431,163
Prepayments	107,379

Total Current Assets	2,272,062

Plant & Equipment
Plant In Service	13,605,649
Less Accumulated Depreciation	(7,432,892)

6,172,757
Plant Under Construction	57,033

6,229,790

Other Noncurrent Assets
Investments	94,246

TOTAL ASSETS	$8,596,098

LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
Note Payable	$1,000,000
Accounts Payable
Trade	227,579
Affiliates	567,877
Accrued Liabilities	415,807
Advanced Billings	279,853
Accrued Taxes	112,762
Capital Lease Obligation	21,287
Other	161,572

Total Current Liabilities	2,786,737

Long Term Liabilities
Capital Lease Obligation	86,123
Asset Retirement Obligation	129,136

Total Long Term Liabilities	215,259

Partner's Capital	5,594,102

TOTAL LIABILITIES & PARTNERS' CAPITAL	$8,596,098

RSA 2-I Statement of Income (Unaudited) for the Six Months Ending June 30, 2003

Operating Revenues
Retail service	$3,636,082
Roamer service	2,344,412
Equipment sales	122,749
Miscellaneous services	505,930

6,609,173

Operating Expenses
Cost of services	3,053,145
Cost of eauipment sales	554,923
Selling, general and administrative	2,120,550
Depreciation	582,000

6,310,618

Operating Income	298,555

Other Expenses
Interest expense	40,010

Net Income before cumulative effect of change in accounting principle	258,545
Cumulative effect of change in accounting principle	(48,663)

Net Income	$209,882

RSA 2-III PARTNERSHIP

Financial Statements

INDEPENDENT AUDITORS' REPORT

To the Partners of
Illinois Valley Cellular RSA 2-III Partnership

        We have audited the accompanying balance sheets of Illinois Valley Cellular RSA 2-III Partnership (an Illinois partnership) as of December 31, 2002 and 2001, and the related statements of income, partners' capital, and cash flows for each of three years in the period ended December 31, 2002. These financial statements are the responsibility of the Operating Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illinois Valley Cellular RSA 2-III Partnership as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KIESLING ASSOCIATES LLP
Madison, Wisconsin
March 1, 2003

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$81,145	$48,377
Accounts receivable:
Due from customers
Less allowance of $85,000 and $80,000, respectively	565,754	697,422
Affiliates	69,741	72,718
Other	20,554	23,620
Prepaids	104,236	3,855

	841,430	845,992

PROPERTY AND EQUIPMENT
Plant in service	7,124,486	5,816,790
Less accumulated depreciation	(3,356,524)	(2,834,086)

	3,767,962	2,982,704

OTHER NONCURRENT ASSETS
Investments	73,140	100,147
Other	1,215	1,215

	74,355	101,362

TOTAL ASSETS	$4,683,747	$3,930,058

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
Current portion of long-term debt	$—	$236,690
Capital lease obligation	11,495	—
Notes payable	1,500,000	400,000
Accounts payable:
Trade	107,184	38,031
Affiliates	401,580	429,224
Other	130,070	151,128
Accrued commissions	39,849	51,572
Advance billings	2,383	3,683
Other	154,660	123,789

	2,347,221	1,434,117

LONG-TERM OBLIGATIONS
Capital lease obligation	52,175	—

PARTNERS' CAPITAL	2,284,351	2,495,941

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$4,683,747	$3,930,058

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

STATEMENTS OF INCOME
Years Ended December 31, 2002, 2001, and 2000

	2002	2001	2000
OPERATING REVENUES
Retail service	$3,469,059	$3,227,973	$3,047,399
Roamer service	2,521,150	3,344,344	2,573,368
Equipment sales	101,694	111,163	85,863
Miscellaneous services	788,808	637,263	442,516

	6,880,771	7,320,743	6,149,146

OPERATING EXPENSES
Cost of sales	3,628,394	3,563,141	2,817,688
Cost of equipment sales	578,473	570,489	555,587
Selling, general, and administrative	2,280,964	2,080,607	1,758,277
Depreciation	580,137	493,940	489,717

	7,067,968	6,708,177	5,621,269

OPERATING INCOME	(187,257)	612,566	527,877

OTHER INCOME (EXPENSES)
Interest expense	(52,682)	(56,560)	(103,842)
Interest during construction	20,308	—	—
Other, net	8,041	14,352	13,129

	(24,333)	(42,208)	(90,713)

NET INCOME	$(211,590)	$570,358	$437,164

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

STATEMENTS OF PARTNERS' CAPITAL
December 31, 2002, 2001, and 2000

Total
Balance at December 31, 1999	$1,988,174
Net Income	437,164
Distribution	(99,994)

Balance at December 31, 2000	2,325,344
Net Income	570,358
Distribution	(399,761)

Balance at December 31, 2001	2,495,941
Net Income (Loss)	(211,590)

Balance at December 31, 2002	$2,284,351

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

STATEMENTS OF CASH FLOWS
Years Ended December 31, 2002, 2001, and 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$(211,590)	$570,358	$437,164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	580,137	493,940	489,717
Provision for losses on accounts receivable	5,000	10,000	(25,000)
Changes in assets and liabilities:
(Increase) Decrease in:
Accounts receivable	132,711	(239,549)	88,558
Prepaids	(100,381)	—	—
Increase (Decrease) in:
Accounts payable	20,451	311,892	(390,032)
Other	17,852	(11,548)	26,737

Net cash provided by operating activities	444,180	1,135,093	627,144

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(1,298,556)	(484,229)	(129,498)
Proceeds from the sale of investments, net	27,007	46,302	128,861

Net cash used in investing activities	(1,271,549)	(437,927)	(637)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	1,100,000	—	—
Repayment of long-term borrowings	(236,690)	(293,659)	(493,234)
Payments of capital lease obligations	(3,173)	—	—
Partnership distribution	—	(399,761)	(99,994)

Net cash provided by/(used in) financial activities	860,137	(693,420)	(593,228)

Net Increase in Cash and Cash Equivalents	32,768	3,746	33,279
Cash and Cash Equivalents at Beginning of Year	48,377	44,631	11,352

Cash and Cash Equivalents at End of Year	$81,145	$48,377	$44,631

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

        The Illinois Valley Cellular RSA 2-III Partnership (Partnership) is organized pursuant to the provisions of the Illinois Uniform Partnership Act. The Partnership was formed on November 6, 1989, to fund, establish, and provide cellular service within a portion of the Illinois RSA 2 Cellular Geographic Service Area. At December 31, 2002, 2001, and 2000, the general partners and their respective ownership percentages in the Partnership were as follows:

Partner	Percentage
Illinois SMSA Limited Partnership	20.00%
Chicago SMSA Limited Partnership	20.00%
CENCOMM, Inc.	6-2/3
C-R Cellular, Inc.	6-2/3
DePue Communications, Inc.	6-2/3
Gemcell, Inc.	6-2/3
Gridley Cellular, Inc.	6-2/3
Leonore Cellular, Inc.	6-2/3
Marscilles Cellular, Inc.	6-2/3
McNabb Cellular, Inc.	6-2/3
Tonica Cellular, Inc.	6-2/3

100.00%

        Marscilles Cellular, Inc. (MC) was elected by the Partnership to serve as the operating and network partner of the Partnership.

        The partners make capital contributions, share in the operating results, and receive distributions from the Partnership in accordance with their respective ownership percentages.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accounting policies of the Partnership conform to accounting principles generally accepted in the United States of America. Management uses estimates and assumptions in preparing its financial statements. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from those estimates.

Property and Equipment

        The Partnership's property and equipment is stated at cost, including labor and overheads associated with construction and capitalized interest.

        Depreciation is computed by applying the straight-line method. The estimated service lives for depreciable plant and equipment are: 15 years for buildings; 7 to 15 years for cell site towers; 7 to 10 years for electronic mobile exchange and base site controller equipment; 7 years for furniture and fixtures; and 5 years for computer equipment.

        When depreciable properties are sold, or otherwise disposed of, any resulting gains or losses are included in the determination of income.

Long-Lived Assets

        The Partnership recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

Revenue Recognition

        The Partnership earns revenue by providing access to the cellular network (access revenue) and for usage of the cellular network (airtime and toll revenue). Access revenue is billed one month in advance and is recognized when earned. Airtime (including roaming) and toll revenues are recognized when the services are rendered. Other revenues are recognized when services are performed and include, primarily, connection revenues. Equipment sales are recognized upon delivery of the equipment to the customer.

        The Partnership generates revenue from charges to its customers when they use their cellular phones in other wireless providers' markets. Until 2002, the Partnership included this revenue on a net basis in cost of services in its statement of operations. Expense associated with this revenue, charged by third-party wireless providers, is also included in cost of services. The Partnership used this method because it has passed through to its customers most of the costs related to these revenues. However, the wireless industry and the Partnership have increasingly been using pricing plans that include flat rate pricing and larger home service areas. Under these types of plans, amounts charged to the Partnership by other wireless providers may not necessarily be passed through to its customers.

        In 2002, the Partnership adopted a policy to include the revenue as retail revenue rather than cost of services on a net basis. Roamer revenue includes only the revenue from other wireless providers' customers who use the Partnership's network. Retail revenue and cost of services of $523,315 and $589,604 for 2001 and 2000, respectively, were reclassified to conform to this presentation. This change in presentation has no impact on operating income, net income, or partners' equity.

Expense Recognition

        Pursuant to the Partnership Agreement, expenses included in the Statements of Income represent expenses incurred by the Partnership, including an allocation of administrative and operations costs from the operating partner.

Income Taxes

        The Internal Revenue Code and applicable state statutes provide that income and expenses of a partnership are not separately taxable to the Partnership, but rather accrue directly to the partners. Accordingly, no provision for federal or state income taxes has been made in the financial statements

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expenses were $203,997, $162,430, and $170,659 in 2002, 2001 and 2000, respectively.

Cash Equivalents

        All highly liquid investments with a maturity of three months or less at the time of purchase are considered cash equivalents. The carrying value of cash and cash equivalents approximates its fair value due to the short maturity of the investments.

Reclassifications

        Certain reclassifications have been made to the 2001 and 2000 financial statements to conform with the 2002 presentation.

NOTE 3. PROPERTY AND EQUIPMENT

        The components of property and equipment were as follows:

	2002	2001
Land and Land improvements	$233,179	$232,978
Buildings	642,311	594,346
Electronic mobile exchange and base site controller equipment	2,479,042	2,097,221
Cell site towers and equipment	1,855,225	1,436,055
Other	1,914,729	1,456,190

Total property and equipment	7,124,486	5,816,790
Less accumulated depreciation	(3,356,524)	(2,834,086)

Total net property and equipment	$3,767,962	$2,982,704

        Property and equipment and accumulated depreciation include $66,843 and $796, respectively, at December 31, 2002, for capital leases. Property and equipment acquired with capital leases in 2002 was $66,843.

NOTE 4. INVESTMENTS

        Investments include $23,669 and $53,035 at December 31, 2002 and 2001, respectively, of Rural Telephone Finance Cooperative (RTFC) subordinated capital certificates (SCC). Such SCCs were purchased from RTFC as a condition of obtaining long-term financing for the Partnership and are carried at cost. The SCCs are non-interest bearing and are returned as the related RTFC loan is repaid. The stock purchases were fully financed through the issuance of long-term debt obligations to RTFC. It is not practical to estimate the fair value for these investments due to a lack of quoted market prices.

NOTE 5. NOTES PAYABLE

        Notes payable consist of:

	2002	2001
RTFC lines of credit	$500,000	$400,000
RTFC revolving line of credit	1,000,000	—

	$1,500,000	$400,000

        Interest on the lines of credit is at a variable rate (5.8% and 5.3% at December 31, 2002 and 2001, respectively).

        In 2002, the Partnership entered into a $1,000,000 revolving line of credit loan agreement with RTFC. While the agreement is scheduled to mature on the one year anniversary of the advance, the Partnership may borrow, repay, and reborrow from time to time until the agreement expires on January 3, 2005. Interest is due quarterly and is based on the prevailing bank prime rate plus one and one-half percent or such lessor amount as determined by RTFC. The rate at December 31, 2002 was 5.8%. The agreement is subject to the provisions of the mortgage and security agreement described below. In addition, the aggregate amount of outstanding principal balance of all Partnership unsecured indebtedness is limited to $1,000,000 at any one time.

        The maximum amount of short-term borrowings at any month-end during 2002 and 2001 were $1,500,000 and $500,000, respectively.

NOTE 6. LONG-TERM DEBT

        Long-term debt consists of:

2001
RTFC notes—variable rate	$160,160
RTFC notes—variable rate	$76,530

Total long-term debt	236,690
Less current portion	(236,690)

$—

        These mortgage notes outstanding at December 31, 2001, are to be repaid in equal quarterly installments covering principal and interest beginning two to three years after date of issue and expiring by 2002. The interest rate on the debt is a variable rate established periodically by the RTFC. The rate at December 3, 2001, was 5.3%.

        Substantially all assets of the Partnership are pledged as security under the mortgage and security agreement with the RTFC.

        The mortgage and security and loan agreements underlying the RTFC notes contain certain restrictions on Partnership distributions, return of partner capital contributions, and investment in, or loans to others. In 2000, the Partnership received a waiver from the lender to make partnership distributions. Also included in the loan agreement is a provision, which requires the partners to infuse, on an ongoing basis, the greater of sufficient amounts of equity to accommodate any cash shortfalls or certain specified amounts. Further, the Partnership is required, under the loan agreement, to achieve a debt service coverage ratio of not less than 1.25.

        Of the funds available under the RTFC approved loans, including amendments, all amounts were advanced as of December 31, 2002.

        Cash paid for interest net amounts capitalized for 2002, 2001, and 2000 totaled $24,922, $62,028, and $97,253, respectively.

        The fair value of the partnership debt is estimated based on the discounted value of future cash flows expected to be paid using current rates of borrowing for similar types of debt. The fair value of debt approximates carrying value at December 31, 2002 and 2001.

NOTE 7. RELATED PARTY TRANSACTIONS

        MC, as operating and network partner, performed certain technical, professional, and administrative services on behalf of the Partnership. In accordance with the Partnership Agreement, MC is reimbursed by the Partnership's share of these costs. MC allocates these costs to the various cellular systems to which they provide service based on each entity's customer access lines. Reimbursed expenses in 2002, 2001, and 2000 were $1,194,151; $1,040,212; and $885,246; respectively. These reimbursed expenses are classified and presented under the Operating Expenses category to which each relates.

        In addition, $107,974, $105,260, and $96,678 were paid to an affiliate of MC for contract labor, interest, and other services in 2002, 2001, and 2000, respectively.

        Certain cellular equipment sold to subscribers by the Partnership is provided to the Partnership by a related entity at cost. Cost of goods sold is recorded by the Partnership at the time of sale.

        The Partnership has an arrangement with Illinois Valley Cellular RSA 2, Inc. (Switching Company) to provide switching services to the Partnership. The stockholders of the Switching Company own 53% of the Partnership. In 2002, switching and toll roaming services of $794,832 and $1,431,105, respectively, were provided to the Partnership. These services in 2001 were $767,976 and $1,311,962, respectively and in 2000 were $719,858 and $816,461, respectively. The Switching Company received $414,548, $353,983, and $231,694 of access and billing and collecting services from the Partnership in 2002, 2001, and 2000, respectively.

NOTE 8. CONCENTRATIONS OF CREDIT RISK

        Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally cash equivalents and accounts receivable. The Partnership grants credit to cellular customers located primarily within its portion of the Illinois RSA 2 cellular geographic service area, to other cellular carriers, and to other telecommunications carriers.

        The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. The Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

        Retail cellular revenues are derived from customers located primarily within the Partnership's portion of the Illinois RSA 2 cellular geographic service area. The Partnership grants credit to these customers, substantially all of whom are local residents of this geographic area.

        Roamer cellular revenues are derived under arrangements with other wireless carriers (roaming partners) whose customers use the Partnership's network to place of complete calls. Roaming revenues from Verizon Wireless accounted for 34%, 43%, and 30% of total operating revenues in 2002, 2001, and 2000, respectively.

NOTE 9. LEASE COMMITMENTS

        Future minimum rental payments under leases for facilities have initial non-cancelable lease terms at December 31, 2002 as follows:

	Capitalized Leases	Operating Leases
2003	$17,611	$93,538
2004	15,956	71,086
2005	16,256	62,036
2006	16,256	55,436
2007	10,837	34,952
Thereafter	—	—

Total minimum lease payments	$76,916	$317,096
Less amount representing interest	13,246	—

Present value of minimum lease payments including current maturities of $11,495	$63,670	$317,096

        Cell site leases are renewable for four additional five-year periods under similar terms at the end of the initial term. Lease terms provide for certain adjustment of the payments in the renewal periods.

        The Partnership has an office building lease with an affiliate of MC for an initial term of five years. The Partnership's portion of the annual base rental, included in the future minimum rental payments above, is $36,936. A contingent rental provision allows for increases in base rent for real estate taxes and operating costs in excess of base operating costs. The agreement includes an option to extend the lease for an additional five years.

        Rental expense for all cancelable and non-cancelable operating leases totaled $122,319, $95,515, and $90,900 in 2002, 2001, and 2000, respectively.

NOTE 10. ALLOWANCE FOR UNCOLLECTIBLES

        The Company uses the reserve method to recognize uncollectible customer accounts. The following activity has been recognized under this method.

	2002	2001	2000
Balance, December 31	$80,000	$70,000	$95,000
Provision for uncollectibles	51,226	36,991	47,460
Accounts written off, net of recoveries	46,226	26,991	72,460

Balance, December 31	$85,000	$80,000	$70,000

NOTE 11. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following table presents summarized quarterly results.

	Quarter
	1st	2nd	3rd	4th
2002
Operating revenues	$1,707,412	$1,698,737	$1,745,740	$1,728,822
Operating income	$48,352	$(19,292)	$(45,733)	$(170,584)
Net income	$51,725	$(26,825)	$(52,226)	$(184,262)
2001
Operating revenues	$1,614,897	$1,872,348	$1,911,963	$1,921,535
Operating income	$114,963	$153,201	$169,279	$175,123
Net income	$107,694	$136,992	$156,622	$169,050

        Quarterly operating results are not necessarily representative of operations for a full year for various reasons, including seasonal variations in customer calling patterns and timing of promotional activities.

NOTE 12. RECENT ACCOUNTING DEVELOPMENTS

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of the liability for legal obligations associated with an asset retirement in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers," and amends FASB Statement No. 13, "Accounting for Leases."

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan.

        In November 2002, the FASB issued Interpretation No.45, "Guarantor's Accounting and Disclosure Requirements for Gaurantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures required in financial statements concerning obligations under certain guarantees. It also clarifies the requirements related to the recognition of liabilities by a guarantor at the inception of certain guarantees. The disclosure requirements of this interpretation were effective on December 31, 2002. No disclosures were required at December 31, 2002.

        The Partnership has not yet determined the impact the adoption of these Standards will have on its financial position, results of operations, and cash flows.

RSA 2-III PARTNERSHIP
Unaudited Financial Statements
For the six months ended June 30, 2003

RSA 2-III Balance Sheet (Unaudited) June 30, 2003

ASSETS
Current Assets
Cash & Cash Equivalents	$33,376
Accounts Receivable
Due from Customers
Less Allowance for Uncollectible of $118,647	936,584
Affiliates	242,373
Prepayments	136,797

Total Current Assets	1,349,130

Plant & Equipment
Plant In Service	7,325,699
Less Accumulated Depreciation	(3,741,072)

3,584,627
Plant Under Construction	7,442

3,592,069

Other Noncurrent Assets
Investments	50,439
Deferred Charges	1,215

Total Other NonCurrent Assets	51,654

TOTAL ASSETS	$4,992,853

LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
Capital Lease Obligation	$11,495
Note Payable	1,500,000
Accounts Payable
Trade	135,549
Affiliates	542,888
Accrued Liabilities	241,255
Advanced Billings	2,383
Accrued Taxes	128,880
Other	93,748

Total Current Liabilities	2,656,198

Long Term Liabilities
Capital Lease Obligation	46,506
Asset Retirement Obligation	165,789

Total Long Term Liabilities	212,295

Partner's Capital	2,124,360

TOTAL LIABILITIES & PARTNERS' CAPITAL	$4,992,853

RSA 2-III Statement of Income (Unaudited) for the Six Months Ending June 30, 2003

Operating Revenues
Retail service	$1,963,145
Roamer service	1,816,313
Equipment sales	55,035
Miscellaneous services	374,008

4,208,501

Operating Expenses
Cost of services	2,443,176
Cost of equipment sales	270,594
Selling, general and administrative	1,155,437
Depreciation	354,000

4,223,207

Operating Income	(14,706)

Other Expenses
Interest expense	47,121

Net Loss before cumulative effect of change in accounting principle	(61,827)
Cumulative effect of change in accounting principle	(98,165)

Net Loss	$(159,992)

IDSs

and

$         million     % Senior
Subordinated Notes
due 2014

PROSPECTUS

CIBC World Markets

Citigroup

Deutsche Bank Securities

Banc of America Securities LLC
Credit Suisse First Boston
RBC Capital Markets
UBS Investment Bank

, 2004

UNTIL                       , 2004, ALL DEALERS THAT BUY, SELL OR TRADE OUR IDSs OR SENIOR SUBORDINATED NOTES SOLD SEPARATELY (NOT IN THE FORM OF IDSs), WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by FairPoint Communications, Inc. in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.

SEC Registration fee		$95,025
NASD filing fee		30,500
listing fee*
Transfer agent's fee*
Trustee's fee*
Printing and engraving expenses*
Legal fees and expenses*
Accounting fees and expenses*
Miscellaneous*

Total*	$

*
To be completed by amendment.

Item 14. Indemnification of Directors and Officers

        Section 102(7) of the Delaware General Corporation Law, the DGCL, enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended articles of incorporation, the personal liability of a director for violations of the director's fiduciary duties, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

        FairPoint's Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL.

        Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation. FairPoint's certificate of incorporation and bylaws provide that FairPoint shall indemnify officers and directors and, to the extent permitted by the board of directors, employees and agents of FairPoint, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the bylaws permit the board of directors to authorize FairPoint to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of FairPoint arising out of his capacity as such.

Item 15. Recent Sales of Unregistered Securities

        In the three years prior to the filing of this registration statement, we issued and sold the following unregistered securities:

        On March 6, 2003, the Company issued and sold $225 million aggregate principal amount of its 11 7/8% senior notes due 2010 to repay a portion of its existing debt, repurchase a portion of its series A preferred stock, repay a portion of Carrier Services' debt and pay related fees and expenses. The senior notes were sold to certain underwriters pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The underwriters resold the senior notes to qualified institutional buyers pursuant to Rule 144A or Regulation S of the Securities Act. In connection with that sale, the Company agreed to complete an exchange offer for the senior notes. The Company offered to exchange $225 million aggregate principal amount of its new 11 7/8% senior notes due 2010, the issuance of which were registered under the Securities Act, for 225 million aggregate principal amount of its 11 7/8% senior notes due 2010, which were not registered under the Securities Act. The exchange offer was completed on August 28, 2003.

        In the past three years, the Company issued 2,065,134 options to purchase its class A common stock and 144,506 restricted stock units pursuant to the 1998 plan and the 2000 plan. We believe that these issuances were exempt from registration requirements of the Securities Act of 1933, or the Securities Act, under Rule 701 or Section 4(2) of the Securities Act.

Item 16. Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of , 2004, by and among FairPoint, the subsidiary guarantors a party thereto and .**
2.1	Stock Purchase Agreement, dated as of January 4, 2000, by and among FairPoint, Thomas H. Lee Equity IV, L.P., Kelso Investment Associates V, L.P., Kelso Equity Partners V, L.P., Carousel Capital Partners, L.P. and certain other signatories thereto.(1)
2.2	Stock Purchase Agreement, dated as of April 18, 2003 and as amended June 20, 2003, by and among FairPoint, Community Service Communications, Inc., Community Service Telephone Co. and Commtel Communications, Inc.(11)
2.3	Stock Purchase Agreement, dated as of May 9, 2003, by and among Golden West Telephone Properties, Inc., MJD Services Corp., Union Telephone Company of Hartford, Armour Independent Telephone Co., WMW Cable TV Co. and Kadoka Telephone Co.(10)
2.4	Agreement and Plan of Merger, dated as of June 18, 2003, by and among FairPoint, MJD Ventures, Inc., FairPoint Berkshire Corporation and Berkshire Telephone Corporation.(11)

3.1	Seventh Amended and Restated Certificate of Incorporation of FairPoint.(8)
3.2	Eighth Amended and Restated Certificate of Incorporation of FairPoint.**
3.3	By-Laws of FairPoint.(3)
3.4	Amended and Restated By-Laws of FairPoint.**
3.5	Certificate of Designation of Series A Preferred Stock of FairPoint.(8)
4.1	Indenture, dated as of May 5, 1998, between FairPoint and United States Trust Company of New York, relating to FairPoint's $125,000,000 9 1/2% Senior Subordinated Notes due 2008 and $75,000,000 Floating Rate Callable Securities due 2008.(2)
4.2	Indenture, dated as of May 24, 2000, between FairPoint and United States Trust Company of New York, relating to FairPoint's $200,000,000 12 1/2% Senior Subordinated Notes due 2010.(3)
4.3	Indenture, dated as of March 6, 2003, between FairPoint and The Bank of New York, relating to Fairpoint's $225,000,000 11 7/8% Senior Notes due 2010.(9)
4.4	Indenture, dated as of , 2004, by and among FairPoint, the guarantors thereto and , relating to FairPoint's % Senior Subordinated Notes due 20 .**
4.5	Form of Senior Subordinated Note (included in Exhibit 4.4).**
4.6	Form of stock certificate for class A common stock.**
4.7	Form of stock certificate for class B common stock.**
4.8	Form of IDS certificate.**
4.9	Amended and Restated Registration Rights Agreement, dated as of , 2004, of FairPoint.**
4.10	Amended and Restated Stockholders Agreement, dated as of , 2004, of FairPoint.**
4.11	Form of Initial Fixed Rate Security.(2)
4.12	Form of Initial Floating Rate Security.(2)
4.13	Form of Exchange Fixed Rate Security.(2)
4.14	Form of Exchange Floating Rate Security.(2)
4.15	Form of 144A Senior Subordinated Note due 2010.(3)
4.16	Form of Regulation S Senior Subordinated Note due 2010.(3)
4.17	Form of Initial Senior Note due 2010.(9)
4.18	Form of Exchange Senior Note due 2010.(9)
4.19	Form of Series A Preferred Stock Certificate of FairPoint.(8)
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality.**
8.1	Opinion of Paul Hastings, Janofsky & Walker LLP regarding tax matters.**
10.1	Credit Agreement, dated as of , 2004, among FairPoint, various lending institutions, and Deutsche Bank Trust Company Americas.**
10.2	Amended and Restated Credit Agreement, dated as of March 30, 1998 and amended and restated as of March 6, 2003, among FairPoint, various lending institutions, Bank of America, N.A., Wachovia Bank, N.A. and Deutsche Bank Trust Company Americas.(9)

10.3	First Amendment to Credit Agreement, dated as of December 17, 2003, among FairPoint, various lending institutions, Bank of America, N.A., Wachovia Bank, N.A. and Deutsche Bank Trust Company Americas.(12)
10.4	Amended and Restated Subsidiary Guaranty, dated as of March 6, 2003, by FairPoint Broadband, Inc., MJD Ventures, Inc., MJD Services Corp. and ST Enterprises Ltd.(9)
10.5	Amended and Restated Pledge Agreement, dated as of March 6, 2003, by Carrier Services, ST Enterprises, Ltd., FairPoint Broadband, Inc., MJD Services Corp., MJD Ventures, Inc., C-R Communications, Inc., Ravenswood Communications, Inc. and Utilities Inc.(9)
10.6	Amended and Restated Preferred Stock Issuance and Capital Contribution Agreement, dated as of May 10, 2002, among FairPoint, Wachovia Bank, National Association and various lending institutions.(8)
10.7	Amendment to Security Documents, dated as of May 10, 2002, by and among Carrier Services, each of the Assignors party to the Security Agreement, each of the Pledgors party to the Pledge Agreement and Wachovia Bank, National Association.(8)
10.8	Amended and Restated Subsidiary Guaranty, dated as of November 9, 2000, made by FairPoint Communications Solutions Corp. New York, FairPoint Communications Solutions Corp. Virginia and FairPoint Solutions Capital, LLC.(4)
10.9	Amended and Restated Pledge Agreement, dated as of November 9, 2000, by and among Carrier Services, the Guarantors, the Pledgors and First Union National Bank.(4)
10.10	Amended and Restated Tax Sharing Agreement, dated November 9, 2000, by and among FairPoint and its Subsidiaries.(4)
10.11	Form of A Term Note.(9)
10.12	Form of C Term Note Floating Rate.(9)
10.13	Form of C Term Note Fixed Rate.(9)
10.14	Form of RF Note.(9)
10.15	Stockholders' Agreement, dated as of January 20, 2000, of FairPoint.(1)
10.16	Registration Rights Agreement, dated as of January 20, 2000, of FairPoint.(1)
10.17	Management Services Agreement, dated as of January 20, 2000, by and between FairPoint and THL Equity Advisors IV, LLC.(1)
10.18	Amended and Restated Financial Advisory Agreement, dated as of January 20, 2000, by and between FairPoint and Kelso & Company, L.P.(1)
10.19	Non-Competition, Non-Solicitation and Non-Disclosure Agreement, dated as of January 20, 2000, by and between FairPoint and JED Communications Associates, Inc.(1)
10.20	Non-Competition, Non-Solicitation and Non-Disclosure Agreement, dated as of January 20, 2000, by and between FairPoint and Daniel G. Bergstein.(1)
10.21	Non-Competition, Non-Solicitation and Non-Disclosure Agreement, dated as of January 20, 2000, by and between FairPoint and Meyer Haberman.(1)
10.22	Employment Agreement, dated as of January 20, 2000, by and between FairPoint and John P. Duda.(1)
10.23	Letter Agreement, dated as of November 21, 2002, by and between FairPoint and John P. Duda, supplementing Employment Agreement, dated as of January 20, 2000.(9)

10.24	Employment Agreement, dated as of January 20, 2000, by and between FairPoint and Walter E. Leach, Jr.(1)
10.25	Letter Agreement, dated as of December 15, 2003, by and between FairPoint and Walter E. Leach, Jr.(12)
10.26	Letter Agreement, dated as of November 11, 2002, by and between FairPoint and Peter G. Nixon.(9)
10.27	Letter Agreement, dated as of November 13, 2002, by and between FairPoint and Shirley J. Linn.(9)
10.28	Institutional Stockholders Agreement, dated as of January 20, 2000, by and among FairPoint and the other parties thereto.(1)
10.29	FairPoint 1995 Stock Option Plan.(3)
10.30	FairPoint Amended and Restated 1998 Stock Incentive Plan.(3)
10.31	FairPoint Amended and Restated 2000 Employee Stock Incentive Plan.(12)
10.32	Employment Agreement, dated as of December 31, 2002, by and between FairPoint and Eugene B. Johnson.(9)
10.33	Succession Agreement, dated as of December 31, 2001, by and between FairPoint and Jack H. Thomas.(7)
10.34	Letter Agreement, dated as of December 15, 2003, by and between FairPoint and Jack H. Thomas.(12)
21.1	Subsidiaries of FairPoint.(12)
23.1	Consent of KPMG LLP.*
23.2	Consent of Deloitte & Touche LLP.*
23.3	Consent of Kiesling Associates LLP.*
23.4	Consent of Paul, Hastings, Janofsky & Walker LLP (included in exhibit 5.1).**
25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of as Trustee.**

*
Filed herewith.

**
To be filed by amendment.

(1)
Incorporated by reference to the annual report of FairPoint for the year ended 1999, filed on Form 10-K.

(2)
Incorporated by reference to the registration statement on Form S-4 of FairPoint, declared effective as of October 1, 1998.

(3)
Incorporated by reference to the registration statement on Form S-4 of FairPoint, declared effective as of August 9, 2000.

(4)
Incorporated by reference to the quarterly report of FairPoint for the period ended September 30, 2000, filed on Form 10-Q.

(5)
Incorporated by reference to the quarterly report of FairPoint for the period ended June 30, 2001, filed on Form 10-Q.

(6)
Incorporated by reference to the current report on Form 8-K, filed on November 18, 2001.

(7)
Incorporated by reference to the annual report of FairPoint for the year ended 2001, filed on Form 10-K.

(8)
Incorporated by reference to the quarterly report of FairPoint for the period ended March 31, 2002, filed on Form 10-Q.

(9)
Incorporated by reference to the annual report of FairPoint for the year ended 2002, filed on Form 10-K.

(10)
Incorporated by reference to the quarterly report of FairPoint for the period ended March 31, 2003, filed on Form 10-Q.

(11)
Incorporated by reference to the registration statement on Form S-4 of FairPoint, declared effective as of July 22, 2003.

(12)
Incorporated by reference to the annual report of FairPoint for the year ended 2003, filed on Form 10-K.

Item 17. Undertakings

        1.    The undersigned registrants hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        2.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        3.    The undersigned registrants hereby undertake that:

          (1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

FAIRPOINT COMMUNICATIONS, INC.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina, on the 25th day of March, 2004.

FAIRPOINT COMMUNICATIONS, INC.
By:	/s/ EUGENE B. JOHNSON Eugene B. Johnson Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WALTER E. LEACH, JR. Walter E. Leach, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 25, 2004
/s/ LISA R. HOOD Lisa R. Hood	Vice President and Controller (Principal Accounting Officer)	March 25, 2004
/s/ DANIEL G. BERGSTEIN Daniel G. Bergstein	Director	March 25, 2004
/s/ FRANK K. BYNUM, JR. Frank K. Bynum, Jr.	Director	March 25, 2004
/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	March 25, 2004
/s/ GEORGE E. MATELICH George E. Matelich	Director	March 25, 2004
/s/ KENT R. WELDON Kent R. Weldon	Director	March 25, 2004

ST ENTERPRISES, LTD.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina, on the 25th day of March, 2004.

ST ENTERPRISES, LTD.
By:	/s/ EUGENE B. JOHNSON Eugene B. Johnson Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WALTER E. LEACH, JR. Walter E. Leach, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 25, 2004
/s/ LISA R. HOOD Lisa R. Hood	Vice President and Controller (Principal Accounting Officer)	March 25, 2004
/s/ DANIEL G. BERGSTEIN Daniel G. Bergstein	Director	March 25, 2004
/s/ FRANK K. BYNUM, JR. Frank K. Bynum, Jr.	Director	March 25, 2004
/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	March 25, 2004
/s/ GEORGE E. MATELICH George E. Matelich	Director	March 25, 2004
/s/ KENT R. WELDON Kent R. Weldon	Director	March 25, 2004

MJD SERVICES CORP.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina, on the 25th day of March, 2004.

MJD SERVICES CORP.
By:	/s/ EUGENE B. JOHNSON Eugene B. Johnson Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WALTER E. LEACH, JR. Walter E. Leach, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 25, 2004
/s/ LISA R. HOOD Lisa R. Hood	Vice President and Controller (Principal Accounting Officer)	March 25, 2004
/s/ DANIEL G. BERGSTEIN Daniel G. Bergstein	Director	March 25, 2004
/s/ FRANK K. BYNUM, JR. Frank K. Bynum, Jr.	Director	March 25, 2004
/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	March 25, 2004
/s/ GEORGE E. MATELICH George E. Matelich	Director	March 25, 2004
/s/ KENT R. WELDON Kent R. Weldon	Director	March 25, 2004

MJD VENTURES, INC.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina, on the 25th day of March, 2004.

MJD VENTURES, INC.
By:	/s/ EUGENE B. JOHNSON Eugene B. Johnson Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WALTER E. LEACH, JR. Walter E. Leach, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 25, 2004
/s/ LISA R. HOOD Lisa R. Hood	Vice President and Controller (Principal Accounting Officer)	March 25, 2004
/s/ DANIEL G. BERGSTEIN Daniel G. Bergstein	Director	March 25, 2004
/s/ FRANK K. BYNUM, JR. Frank K. Bynum, Jr.	Director	March 25, 2004
/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	March 25, 2004
/s/ GEORGE E. MATELICH George E. Matelich	Director	March 25, 2004
/s/ KENT R. WELDON Kent R. Weldon	Director	March 25, 2004

FAIRPOINT CARRIER SERVICES, INC.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina, on the 25th day of March, 2004.

FAIRPOINT CARRIER SERVICES, INC.
By:	/s/ EUGENE B. JOHNSON Eugene B. Johnson Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WALTER E. LEACH, JR. Walter E. Leach, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 25, 2004
/s/ LISA R. HOOD Lisa R. Hood	Vice President and Controller (Principal Accounting Officer)	March 25, 2004
/s/ DANIEL G. BERGSTEIN Daniel G. Bergstein	Director	March 25, 2004
/s/ FRANK K. BYNUM, JR. Frank K. Bynum, Jr.	Director	March 25, 2004
/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	March 25, 2004
/s/ GEORGE E. MATELICH George E. Matelich	Director	March 25, 2004
/s/ KENT R. WELDON Kent R. Weldon	Director	March 25, 2004

FAIRPOINT BROADBAND, INC.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina, on the 25th day of March, 2004.

FAIRPOINT BROADBAND, INC.
By:	/s/ EUGENE B. JOHNSON Eugene B. Johnson Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WALTER E. LEACH, JR. Walter E. Leach, Jr.	Senior Vice President and Chief Operating Officer (Principal Financial Officer)	March 25, 2004
/s/ LISA R. HOOD Lisa R. Hood	Vice President and Controller (Principal Accounting Officer)	March 25, 2004
/s/ DANIEL G. BERGSTEIN Daniel G. Bergstein	Director	March 25, 2004
/s/ FRANK K. BYNUM, JR. Frank K. Bynum, Jr.	Director	March 25, 2004
/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	March 25, 2004
/s/ GEORGE E. MATELICH George E. Matelich	Director	March 25, 2004
/s/ KENT R. WELDON Kent R. Weldon	Director	March 25, 2004

MJD CAPITAL CORP.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina, on the 25th day of March, 2004.

MJD CAPITAL CORP.
By:	/s/ EUGENE B. JOHNSON Eugene B. Johnson Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WALTER E. LEACH, JR. Walter E. Leach, Jr.	Senior Vice President and Chief Operating Officer (Principal Financial Officer)	March 25, 2004
/s/ LISA R. HOOD Lisa R. Hood	Vice President and Controller (Principal Accounting Officer)	March 25, 2004
/s/ DANIEL G. BERGSTEIN Daniel G. Bergstein	Director	March 25, 2004
/s/ FRANK K. BYNUM, JR. Frank K. Bynum, Jr.	Director	March 25, 2004
/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	March 25, 2004
/s/ GEORGE E. MATELICH George E. Matelich	Director	March 25, 2004
/s/ KENT R. WELDON Kent R. Weldon	Director	March 25, 2004

QuickLinks

FairPoint Communications, Inc. Table of Additional Registrants
TABLE OF CONTENTS
Industry and Market Data
Prospectus Summary
Our Company
The Offering
Summary of Our Class A Common Stock
Summary of Our Senior Subordinated Notes
Risk Factors
Summary Historical and Pro Forma Financial Data
Interest and Dividend Payments to IDS Holders
Risk Factors
Forward-Looking Statements
Dividend Policies
The Transactions
Use of Proceeds
Capitalization
Dilution
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Regulation
Management
Summary Compensation Table
Certain Relationships and Related Party Transactions
Principal and Selling Securityholders
IDSs Eligible For Future Sales
Description of Certain Indebtedness
Description of IDSs
Description of Capital Stock
Description of Senior Subordinated Notes
Certain United States Federal Tax Considerations
Underwriting
Legal Matters
Experts
Where You Can Find More Information

FAIRPOINT COMMUNICATIONS, INC. Financial Statements As of December 31, 2002 and 2003 and For the Years Ended December 31, 2001, 2002 and 2003

Independent Auditors' Report
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Consolidated Balance Sheets December 31, 2002 and 2003 (Amounts in thousands, except per share data)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Consolidated Statements of Operations Years ended December 31, 2001, 2002, and 2003 (Dollars in thousands)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Consolidated Statements of Comprehensive Income (Loss) Years ended December 31, 2001 2002, and 2003 (Dollars in thousands)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2001, 2002, and 2003 (Dollars in thousands)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2001, 2002, and 2003
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2001, 2002 and 2003 Consolidating Statement of Operations, For the Year ended December 31, 2003 (dollars in thousands)
Consolidating Statement of Cash Flows, For the Year Ended December 31, 2003 (dollars in thousands)
Consolidating Balance Sheet, December 31, 2002 (dollars in thousands)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements (continued) December 31, 2001, 2002, and 2003 Consolidating Balance Sheet, (continued), December 31, 2002 (dollars in thousands)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements (continued) December 31, 2001, 2002, and 2003 Consolidating Statement of Operations, For the Year Ended December 31, 2002 (dollars in thousands)
Consolidating Statement of Cash Flows, (continued) For the Year Ended December 31, 2002 (dollars in thousands)
Consolidating Statement of Operations, For the Year Ended December 31, 2001 (dollars in thousands)
Consolidating Statement of Cash Flows, For the Year Ended December 31, 2001 (dollars in thousands)
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP Financial Statements Years Ended December 31, 2003, 2002 and 2001
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP TABLE OF CONTENTS
INDEPENDENT AUDITORS' REPORT
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP BALANCE SHEETS DECEMBER 31, 2003 AND 2002 (Dollars in Thousands)
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP STATEMENTS OF OPERATIONS YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 (Dollars in Thousands)
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP STATEMENTS OF CHANGES IN PARTNERS' CAPITAL YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 (Dollars in Thousands)
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 (Dollars in Thousands)
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP NOTES TO FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001 (Dollars in Thousands)
RSA 2-I PARTNERSHIP Finanical Statements
INDEPENDENT AUDITORS' REPORT
ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP BALANCE SHEETS December 31, 2002 and 2001
ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP BALANCE SHEETS December 31, 2002 and 2001
ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP STATEMENTS OF INCOME Years Ended December 31, 2002, 2001 and 2000
ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP STATEMENTS OF PARTNERS' CAPITAL December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP STATEMENTS OF CASH FLOWS Years Ended December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP NOTES TO FINANCIAL STATEMENTS
RSA 2-III PARTNERSHIP Financial Statements
INDEPENDENT AUDITORS' REPORT
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP BALANCE SHEETS December 31, 2002 and 2001
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP BALANCE SHEETS December 31, 2002 and 2001
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP STATEMENTS OF INCOME Years Ended December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP STATEMENTS OF PARTNERS' CAPITAL December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP STATEMENTS OF CASH FLOWS Years Ended December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP NOTES TO FINANCIAL STATEMENTS
PART II
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits
  Item 17. Undertakings
FAIRPOINT COMMUNICATIONS, INC. SIGNATURES
ST ENTERPRISES, LTD. SIGNATURES
MJD SERVICES CORP.
SIGNATURES
MJD VENTURES, INC.
SIGNATURES
FAIRPOINT CARRIER SERVICES, INC. SIGNATURES
FAIRPOINT BROADBAND, INC. SIGNATURES
MJD CAPITAL CORP. SIGNATURES